Exhibit I

Preface Highlights of financial developments at the EIB in 2015 Overview In early 2015, the EIB delivered on its commitment – enabled by the EUR 10bn capital increase – of EUR 60bn of incremental financing for viable projects over 2013-2015. The capital increase had been approved unanimously by shareholders at the end of 2012, reinforcing the EIB’s financial strength and demonstrating the importance attached to the Bank by its shareholders. In total, EUR 77.5bn of new operations1 were signed in 2015 (2014: EUR 77.0bn), as the EIB achieved additional targeted lending volumes. In 2015, the Bank’s profitability showed solidity, with incremental growth of the annual net surplus to EUR 2.76bn (EUR 2.63bn in 2014). The annual surplus is entirely retained, thus contributing to the growth of the EIB’s own funds and the Bank’s financing capacity. With own funds reaching EUR 63.3bn in 2015, the leverage2 ratio improved marginally from 779% in 2014 to 776% in 2015. The EIB’s capitalisation and leverage both remained at significantly improved levels compared to those obtaining prior to the capital injection approved in 2012. Still, the CET1 capital ratio declined from 26.0% to 23.9% at end-2015, mainly due to the BRRD3 implementation in EU jurisdictions and to new business. The quality of the EIB’s loan portfolio4 remains high, with impaired loans representing only 0.3% of the total loan portfolio, a slight increase (in overall terms) compared to the previous year (0.2% in 2014). The low ratio largely reflects the Bank’s prudent risk management policies and sound project due diligence. Payments overdue for more than 90 days amounted to just EUR 105.4m, and specific provisions on loans recorded at year-end were EUR 632.7m (end-2014: EUR 483.1m). Total treasury assets increased to EUR 78bn at year-end (2014: EUR 65.6bn). The Bank’s liquidity management remains prudent, covering 60% of total projected net cash outflows for 2016 (compared with 69% at year-end 2014). This, alongside the Bank’s access to the Eurosystem refinancing facility, provides a substantial liquidity cushion. The EIB raised EUR 62.4bn in the capital markets to finance its lending activities, similar to the amounts raised in 2014 (end-2014: EUR 61.6bn). This was achieved with the targeted maturity profile (average maturity of 6.4 years). After completion of the targeted funding programme of 1 Includes all resources, loans, equities and guarantees. 2 Leverage is computed as gross debt (long and short-term) divided by adjusted shareholders’ equity (own funds less the EIB’s participation in the EIF’s capital). 3 Bank Resolution and Recovery Directive. 4 Data on the loan portfolio provided in the Preface apply (unless otherwise stated) to what is termed the “risk portfolio” in the Financial Report, which excludes the portion of the portfolio outside the EU that benefits from a global guarantee from the EU or Member States (refer to Note U of the statutory financial statements for more details).

Preface

EUR 60bn in October, the Bank partially pre-funded 2016 requirements. The EIB retained its strong credit standing, and EFSI (European Fund for Strategic Investments) has not been a cause of material credit concerns in reports by leading analysts.

1. EIB delivers solid financial results

The Bank has recorded a surplus in its statutory accounts[5] every year since its foundation in 1958. In 2015, the net surplus after provisions increased to EUR 2.76bn as compared to the previous year, due to an increase in the lending margin and positive results on venture capital operations. The EIB generates profits from large volumes of loans financed at low margins, and has historically shown a steady improvement in results supported by increasing outstanding loan volumes. At year-end 2015, total assets stood at EUR 570.6bn (2014: EUR 542.4bn), increasing by about EUR 28.2bn. The main drivers of the asset growth were an increase in the treasury portfolios, and an increase in the net volume of loans disbursed, which grew from EUR 449.9bn in 2014 to EUR 457.7bn in 2015 (+1.7%).

[5] Prepared in accordance with EU Accounting Directives.

Evolution of the net result and total assets* (EUR million)


Total assets
Net result
3 000
2 500
2 000
1 500
1 000
500
0
800 000
700 000
600 000
500 000
400 000
300 000
200 000
100 000
0
2 292
2 740
2 515
2 626
2 757
471 848
508 127
512 203
542 372
570 617
2011
2012
2013
2014
2015

* The net result for 2012 included EUR 210m in exceptional income.

The Group results reported under IFRS are affected by the fair valuation of financial instruments and therefore include the spread fluctuations in the market and are subject to volatility. The Bank does not expect to realise these gains and losses, since the financial instruments are typically held until maturity.

1.1. High level of own funds

The Bank's consistent profitability has enabled the build-up of substantial reserves. In 2015, own funds increased, thanks to the contribution of the annual surplus, to EUR 63.3bn (EUR 60.6bn at end-2014).

Own funds composition as at 31 December 2015

Own funds in EUR'000		31/12/2015		31/12/2014
Subscribed capital				
– Subscribed	243 284 155		243 284 155	
– Uncalled	-221 585 020		-221 585 020	
		21 699 135		**21 699 135**
Reserves				
a) reserve fund	24 328 415		24 328 415	
b) additional reserve	5 286 377		2 676 782	
c) special activities reserve	5 933 881		6 030 722	
d) general loan reserve	3 318 610		3 205 513	
		38 867 283		**36 241 432**
Profit for the financial year		**2 756 914**		**2 625 851**
Total own funds		63 323 332		60 566 418

It was decided that the surplus for the year be appropriated as follows:

i) reserve fund nil
ii) additional reserve EUR 1 927.9m
iii) special activities reserve EUR 842.2m
iv) general loan reserve EUR -13.2m.

1.2. Capital adequacy ratio development

At end-December 2015 the Bank's CET1 ratio stood at 23.9% (2014: 26.0%). The ratio decreased compared to the prior year, driven by regulatory changes and the growth in the size of the Bank's portfolio, which were only partly offset by an increase in own funds (due to the contribution of the annual net surplus and the final tranche of the capital increase) and improvements in the credit quality of the loan stock. 1.9% of the decline in the ratio relates to the reflection in the capital adequacy calculation of the BRRD implementation in the EU jurisdictions.

1.3. A capital structure with a substantial callable capital buffer

The EIB's capital is owned by the 28 EU Member States. On 31 December 2012, the EIB's shareholders unanimously approved a EUR 10bn increase in paid-in capital, which has since been provided in cash, bringing paid-in capital up to EUR 21.7bn. In addition to the subscribed paid-in capital, the EIB has subscribed unpaid capital, or callable capital. A special feature of the EIB is that the Member States have a legal obligation to pay their share of the callable capital on demand at the request of the EIB's Board of Directors, as set out in the EIB's Statute[6] (an irrevocable, unconditional obligation). This legal obligation derives from an EU Treaty, which supersedes national law. The callable capital (which is not considered in the own funds or for Basel III capital adequacy purposes) amounts to EUR 221.6bn and represents a buffer equivalent to roughly half of the Bank's borrowings.

2. Lending activities

2.1. New signatures in 2015

The EIB's mission is to finance viable projects that promote the achievement of the EU's policy objectives within all EU Member States, as stipulated in Article 309 of the Treaty on the Functioning of the European Union. Projects financed address the EU's long-term needs and objectives, and are subject to strict due diligence and risk management scrutiny. In 2015, the flow of new signatures amounted to EUR 77.5bn[7] (2014: EUR 77.0bn), with EUR 69.7bn going to EU Member States (see the detailed geographical distribution below). At the same time, disbursements decreased from EUR 64.8bn in 2014 to EUR 62.4bn[8] in 2015.

[6] EIB Statute, Article 5(3): "The Board of Directors may require payment of the balance of the subscribed capital, to such extent as may be required for the Bank to meet its obligations."

[7] Includes all resources, loans, equities and guarantees.

[8] Includes all resources, loans, equities and guarantees.

Preface

Signatures per country or region	2015	% of total	2014	% of total
Spain	11 933	15%	11 898	15%
Italy	10 987	14%	10 888	14%
France	7 928	10%	8 213	11%
United Kingdom	7 768	10%	7 013	9%
Germany	6 710	9%	7 726	10%
Poland	5 545	7%	5 496	7%
Belgium	2 102	3%	1 916	3%
Netherlands	2 079	3%	2 194	3%
Austria	1 795	2%	1 496	2%
Finland	1 626	2%	1 039	1%
Sweden	1 590	2%	1 411	2%
Hungary	1 424	2%	756	1%
Portugal	1 413	2%	1 319	2%
Greece	1 348	2%	1 556	2%
Other EU Member States	5 443	7%	6 160	8%
EFTA	202	0%	62	0%
Candidate and potential candidate countries	2 522	3%	2 435	3%
Rest of world	5 106	7%	5 378	7%
	77 521		76 956	
EFSI signatures	1 244	2%	-	-

2.2. EIB begins the implementation of the Investment Plan for Europe

In November 2014 the European Commission and the EIB Group jointly announced the Investment Plan for Europe (IPE), to tackle the investment gap that is hampering economic growth and competitiveness in the European Union. Alongside economic reforms, the Member States' fiscal responsibility and the removal of barriers to complete the Single Market, EFSI is the key financial component of the IPE, aiming to address existing market failures and sub-optimal investment conditions. EFSI, based on a total of EUR 21bn in risk capital contributions from the EC (EUR 16bn) and the EIB (EUR 5bn), is expected to raise more than EUR 60bn of additional financing by the EIB Group, to crowd in other investors for a targeted additional EUR 315bn of investment activity catalysed throughout Europe by 2018. Importantly, EFSI is not a separate legal entity and all EFSI operations are EIB operations and fully comply with the Bank's general standards.

While the EFSI enabling legislation entered into force in July 2015 and EFSI's full governance structure has been in place since December 2015, the EIB Group started pre-financing eligible projects in April 2015. Until the completion of the EFSI governance structure, the European Commission – on a temporary basis – was responsible for approving individual EIB operations for inclusion in the EFSI portfolio. From 2016 the EFSI Investment Committee assumed this responsibility, as provided for in the EFSI Regulation.

At year-end 2015, the EIB Group had approved and/or signed 126 projects in 22 Member States with a combined financing volume of EUR 7.5bn, which are expected to mobilise eligible total investments of EUR 50bn. EFSI is deployed by both the EIB and the EIF through the Infrastructure and Innovation Windows (IIW) and the SME Window, respectively. As at 31 December 2015, under the IIW the EIB Board approved 42 projects with total EFSI financing of EUR 5.7bn, of which EUR 2.9bn had already been signed. Of the signed amount, EUR 1.2bn had been formally approved for inclusion by the EC, while operations totalling EUR 1.7bn were still awaiting formal approval at the end of the year. The Bank's corresponding disbursed exposure amounted to EUR 209m for operations already included in the EFSI portfolio and EUR 783m for operations awaiting formal approval at year-end.

Under the SME Window, 39 guarantee transactions were approved in 2015, benefiting from EFSI support for a total committed amount of EUR 413m as at 31 December 2015, whereas the EIF also increased investments in 45 investment funds (through the Risk Capital Resources mandate) for a total committed amount of EUR 1.4bn as at 31 December 2015.

2.3. Rigorous due dilligence and strict selection criteria Identification of a project opportunity Loan approved Project appraisal Repayment Disbursement Negotiation Physical & financial monitoring Contract signed Management Committee review/ approval Board of Directors’ approval • Financial • Economic • Social • Environmental • Technical The EIB’s due diligence process ensures high loan quality, with strict eligibility criteria applied to all projects. The project appraisal process involves a team that comprises loan officers, economists, engineers and other sector specialists, risk managers and lawyers. The viability of a project is assessed from four angles: economic, technical, environmental/social and financial. Risk policies and guidelines are applied at project selection and throughout the life of a loan. Post-signature monitoring is performed with the aim of enabling intervention early, when initial conditions may have deteriorated or contractual clauses may have been breached. Firm adherence to screening and ex ante evaluation rules, coupled with systematic ex post reviews, have over time benefited loan portfolio quality Climate action is taken into consideration throughout the assessment and monitoring of all projects. The Bank calculates and reports on the carbon footprint, in absolute and relative terms, for all directly financed projects that have material emissions. In addition, an economic price of carbon is incorporated in the accounting for environmental externalities.

Preface The total outstanding volume of signed loans as of end-2015 amounted to EUR 563.5bn9 (2014: EUR 549.1bn), of which 89% was for projects within the EU (2014: 89%). The volume of loans disbursed as of the end of the year amounted to EUR 457.7bn (end-2014: EUR 449.9bn). Austria 2.9 Czech Republic 2 France 8.9 Germany 9 Greece 3.3 Hungary 1.9 Italy 12.8 Poland 7.2 Portugal 4.2 Spain 18.1 United Kingdom 8.2 EU Benelux 4.1 EU Scandinavia 3.2 EU other 5.7 Non-EU 8.5 Transport 28.5 Global loans 23.2 Energy 14.2 Industry 7.5 Health, education 7.3 Water, sewerage 6.8 Miscellaneous infrastructure 5.7 Services 3.6 Telecommunications 2.7 Agriculture, fisheries, forestry 0.5 Geographical distribution of the stock of loans at end-2015 (%) Distribution by sector of the stock of loans at end-2015 (%) 2.4. Operations outside the EU By offering finance outside the EU, the Bank actively promotes the EU’s external policy objectives. The majority of its non-EU activities are covered by the guarantee of the EU (External Lending Mandate) or Member States (Cotonou Agreement), either in the form of a comprehensive guarantee or a political risk guarantee. In its activities in Russia and with Russian entities, the Bank applies the sanctions adopted by the European Council. The Bank’s total disbursed exposure to borrowers in the Russian Federation was limited to EUR 230.5m at 31 December 2015 (2014: EUR 234.9m), of which EUR 136.8m (2014: EUR 155.0m) is at the EIB’s own risk. The remaining EUR 93.7m relates to operations under the EU External Lending Mandate guarantee. In addition, the EIB has exposure to foreign subsidiaries of Russian groups outside the Russian Federation amounting to EUR 990.8m; EUR 395.0m of this exposure is secured by pledge of bonds or financial collateral. As far as operations in Ukraine are concerned, total disbursed exposure amounted to EUR 883.7m as at 31 December 2015 (2014: EUR 748.4m). Of this amount, EUR 818.1m (2014: EUR 716.7m) is covered by the EU External Lending Mandate guarantee and the residual EUR 65.6m is in the EIB’s risk portfolio (of which EUR 35.4m is secured by financial collateral). A further EUR 3.3bn is committed to Ukraine in signed operations not yet disbursed, of which approximately EUR 305m is expected to be at the EIB’s own risk. 2.5. A highly secured and high-quality loan portfolio The conservative lending policies that the Bank applies, coupled with the nature of the projects financed and strong collateralisation, enable a high-quality resilient loan portfolio to be maintained, even after taking into account the growth in risk-taking. The high credit quality of the loan portfolio is reflected in the EIB’s low rate of loan impairments and the historically low level of defaults. The vast majority (77.4%) of the Bank’s loan portfolio is secured through credit enhancements or recourse to EC or EU Member State guarantees. Credit enhancements are largely in the form of guarantees from EU sovereigns, the European Community budget, investment-grade banks and corporates, as well as high-quality financial collateral and assignments of rights or pledges. Unsecured loans to banks and 9 Includes loan substitutes.

corporates had a combined value of EUR 113.9bn, representing 22.6% of the overall loan portfolio at 31 December 2015 (end-2014: 20.7%); the remainder of the portfolio is subject to security or guarantees, or exposure to Member States, which benefit from preferred creditor status (PCS). — The share of the risk portfolio with an obligor with an internal rating equivalent to investment grade was stable at 79.4% as at end-2015 (same as at end-2014). — The disbursed sovereign exposures of the Bank through its lending activities over the year amounted to EUR 41.3bn (2014: EUR 38.5bn), and the sovereign guaranteed exposure was EUR 85.1bn (2014: EUR 82.1bn)10. The Bank has not recorded any impairment in respect of its holding of EU sovereign and sovereign-guaranteed exposures. For the EIB’s activities that may entail lending, the PCS and protection afforded by the Bank’s Statute are deemed to guarantee full recovery of the Bank’s sovereign assets upon maturity. — At end-2015 there were 26 impaired loan contracts (2014: 20 impaired loan contracts) for a total disbursed exposure of EUR 1 410.9m (2014: EUR 955.5m). These operations represent 0.3% of the total portfolio (2014: 0.2%), for which the Bank has recorded specific provisions for the gross exposure (disbursed exposures, accrued interest and exposures in arrears) of a total amount of EUR 632.7m (2014: EUR 483.1m). — For loans not secured by the European Union budget or Member State guarantees (known as the Bank’s “risk portfolio”, though many also benefit from various credit enhancements), arrears over 90 days amounted to EUR 105.4m as at 31 December 2015 (2014: EUR 87.3m). — The vast majority of loans outside the European Union are secured by guarantees from the European Union budget or the Member States. Arrears of over 90 days on such loans ex-EU amounted to EUR 14.7m as at 31 December 2015 (2014: EUR 10.0m). Overall, cumulative amounts called and not repaid for loans guaranteed by the European Union budget or by the Member States totalled EUR 338.5m (2014: EUR 270.9m). — Operations that carry higher risk than the EIB’s usual activities are termed “special activities”. The volume of new special activities signed in 2015 (based on the underlying risk profile) was EUR 6.4bn, of which EUR 2.5bn was at the EIB’s own risk and EUR 3.9bn was covered by portfolio credit risk mitigation. The stock of own risk special activities decreased to EUR 22.1bn (EUR 23.6bn as of end-2014), as new signatures were more than offset by redemptions and improvements in credit quality of loans described as special activities in previous years. Own risk special activities now represent approximately 4% of the total loan portfolio. The unexpected losses associated with special activities at the EIB’s own risk are allocated to a dedicated special activities reserve (SAR). This allocation stood at EUR 3.2bn at the end of 2015. In addition, EUR 3.6bn of the SAR is allocated to the equity fund activities managed by the EIF on behalf of the Bank. After inclusion of the proposed appropriation of the 2015 result, the SAR will thus amount to EUR 6.8bn. — The watchlist comprises loans deemed to require heightened monitoring, though they generally continue to perform. Loans are placed on the watchlist subject to an internal loan grading threshold or an occurrence of a significant credit event. The amount of operations on the watchlist remained on a downward trend, decreasing to EUR 7.1bn (2014: EUR 9.0bn). This represents 1.3% of the risk portfolio (2014: 1.7%). The continuous reductions in watchlisted loans are due to upgrades of the internal loan grades, caused by higher counterparty ratings. 3. Risk management activities follow best banking practice The Bank aligns its risk management with best banking practice, and adherence to that practice is monitored by the independent Audit Committee, which reports directly to the Board of Governors. The methodology used to determine operational targets and orientations takes into account the Bank’s objective of maintaining a robust credit standing, the long-term nature of its lending business and the granularity of its portfolio. The Bank has defined a set of indicators to monitor the credit, liquidity, market and operational risks inherent in its operations. These indicators include minimum capital requirements, the credit quality distribution of the Bank’s loan portfolio, risk concentration measures and liquidity measures. The EIB’s lending policies establish minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. In analysing risks, the Bank applies an internal loan grading system for loans and assigns internal ratings to counterparties. In addition, via a counterparty and sector limit system, the credit policies ensure an acceptable degree of diversification in the loan portfolio. The Bank

EIB Group Financial Report has established sector limits for its ten largest industries and monitors the aggregate exposure to additional industries. Limits are set based on the stressed capital requirements of the aggregated exposure to an industry in the event of a downturn. With respect to market risk arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is that all material financial risks are hedged. For more details on financial risk management, see Note U of the statutory financial statements. 4. Prudent treasury management Treasury activities are conducted with the primary objective of protecting the capital invested and ensuring that the Bank can meet its payment obligations on time and in full. Liquidity is consistently maintained at appropriate levels and within the set prudential ratios in order to cater for the operating environment. At year-end 2015 total treasury assets amounted to EUR 78.0bn (2014: EUR 65.6bn) and the Bank’s total liquidity ratio stood at 60.0% (compared with 69.1% in 2014), in excess of the minimum liquidity requirement of 25%11. In addition, as an eligible counterparty in the Eurosystem’s monetary policy operations, the EIB has access to the monetary policy operations of the European Central Bank. This access has been activated, albeit at low levels, in a continuous manner to ensure its permanent operational maintenance. The Bank conducts these operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirements. The ability to repo ECB-eligible collateral adds substantially to the EIB’s liquidity buffer. The treasury assets include several portfolios with different investment profiles and maturities. At year-end, the bulk of these assets (88%) were held in the Treasury Monetary Portfolio, invested in short-term instruments with a maturity of up to 365 days. For a breakdown of the credit exposure of the treasury portfolio, please refer to Note B.2 and Note S.2.4 in the Consolidated Financial Statements under IFRS. The total EU sovereign treasury exposure, excluding loan substitutes, as of 31 December 2015 was EUR 25.4bn, or 33% of total treasury assets (2014: EUR 20.8bn and 32% respectively). In terms of maturity, a slightly higher proportion of these exposures was held in short-term instruments of less than three months compared to the previous year (87% at end-2015 compared with 83% at end-2014). 11 The minimum liquidity ratio is 25% of the forecast net cash outflows for the following calendar year.

Borrowing activities in 2015 © University of Lincoln In 2015, the EIB met its funding objective of EUR 60bn and ultimately raised EUR 62.4bn, including some pre-funding. The EIB has a resilient funding strategy, raising long-term funds via bond issuance in international capital markets to support its lending operations. With the objectives of attaining sufficient volumes and in maturities needed for asset and liability management, as well as optimising the funding cost on a sustainable basis, the EIB’s funding strategy combines the issuance of large and liquid bonds (“benchmarks”) in core currencies – EUR, USD and GBP – with targeted and tailor-made issuance across a number of other currencies. In 2015, the EIB raised funding in 16 currencies (of which two in synthetic format). Maturity mix of EIB funding—The average maturity of funding was 6.4 years, lower than in 2014 (7.2 years) but in line with historical levels and meeting ALM needs.—EUR issuance continued to contribute the longest average maturity among the Bank’s core currencies, and this remained the case, although average maturity was reduced somewhat from 9.3 years in 2014 to 8.6 years in 2015, reflecting reduced needs for duration. The average maturity of USD and GBP funding was also slightly lower compared to 2014, at 5.3 years and 4.7 years respectively. Issuance in non-core currencies offered good duration at attractive costs. Currency Average maturity (years) 2015 2014 EUR 8.6 9.3 GBP 4.7 4.8 USD 5.3 5.9 Other 5.8 6.8 Total 6.4 7.2

EIB borrowing activity

Geographical highlights

- Europe represented the largest source of investor demand at 63%, which was comparable with prior years. Moreover, within the EU, the UK, Germany and France remained the EIB's strongest markets.
- The importance of the Americas continued to increase, while Asian demand marginally decreased.


100
80
60
40
20
0
3%
7%
27%
63%
2%
12%
24%
62%
2%
14%
21%
63%
2013
2014
2015
Europe
Asia
Americas
Middle East & Africa

Investor types

- Bank treasuries further cemented their position as the leading investor type, especially in EUR. The demand is stimulated by regulatory requirements to hold liquidity buffers of bonds classified as high-quality liquid assets (HQLA) for the calculation of the liquidity coverage ratio (LCR).
- The slight reduction in demand from fund managers, insurance companies and pension funds partly reflects the shorter maturities favoured by the EIB in 2015.
- Central banks retained the same share in 2015; their preferred maturities were in the short part of the curve.


100
80
60
40
20
0
5%
31%
25%
39%
8%
28%
20%
44%
6%
27%
15%
52%
2013
2014
2015
Bank treasury
Fund managers/insurance/pension
Central bank/gov't institution
Corporate/retail/other

Funding in the EIB's core currencies

The EIB's funding programme is founded on issuance in the three core currencies – EUR, USD and GBP – which together accounted for 89% of the total volumes raised in 2015, of which 60% in benchmark format.

- **EUR:** In 2015 EUR issuance was impacted by the expansion of the ECB's quantitative easing programme to include purchases of public sector securities. Investors reacted cautiously and were deterred by the resulting lower spreads and yields. This made EUR benchmark issuance challenging. The Bank adapted to these new conditions with the issuance of two new benchmark EARNs over the course of the year and a marked expansion of Ecoop issuance (from EUR 11.9bn in 2014 to EUR 15.5bn in 2015). In total, the Bank raised 35% of its funding in EUR (EUR 21.8bn), a slightly lower proportion than the previous year.
- **USD:** With USD 27.3bn issued in 2015 (USD 28.8bn in 2014), this currency represented the largest source of funding in 2015, although market conditions were somewhat more challenging in the second half of the year as markets anticipated the Federal Reserve's rate hike. The EIB issued the EUR equivalent of 23.3bn through seven new global benchmark transactions and was notably the first SSA issuer to refresh its full USD benchmark curve (3, 5, 7 and 10-year).

- **GBP:** Facing a challenging environment, the Bank nonetheless managed to raise almost GBP 6.8bn in 2015 by adopting a conservative issuance strategy. This is one of the highest EIB GBP volumes on record, and the Bank remains the leading non-gilt issuer. The EIB did not launch new fixed rate benchmark lines in GBP, opting to increase existing lines and adopt higher transaction sizes instead.

Funding programme by type and currency:


Benchmark EUR 8%
Benchmark GBP 15%
Benchmark USD 37%
Other EUR public deals (Ecoop) 25%
Other plain vanilla (all currencies) 13%
Structured 2%
2015
EUR 35%
GBP 15%
USD 39%
Other 11%
2014
EUR 40%
GBP 14%
USD 34%
Other 12%

2015		
Currency	No. of issues	Amount in EUR bn equiv.
EUR	63	21.8
GBP	18	9.3
USD	17	24.4
Other	114	6.9
Total	**212**	**62.4**

2014		
Currency	No. of issues	Amount in EUR bn equiv.
EUR	61	24.7
GBP	26	8.3
USD	20	21.2
Other	189	7.4
Total	**296**	**61.6**

EIB funding in non-core currencies

The EIB remains committed to currency diversification, and non-core issuance continues to provide attractive cost levels for the Bank. In 2015, the EIB issued in 13 non-core currencies, of which two in synthetic format (2014: 15 non-core currencies, of which three in synthetic format). Non-core currency issuance was somewhat reduced in comparison to 2014, in terms of both the volume and frequency of issuance.

- In 2015, the EIB remained the market leading sub-sovereign issuer in South African rand (ZAR) and Turkish lira (TRY), issuing TRY 4.2bn (the EUR equivalent of 1.4bn). The Bank was also the largest SSA issuer in NOK and CAD, seizing attractive market opportunities. In addition, the EIB re-entered the Hungarian forint (HUF) market on the back of demand for highly rated floating rate notes.

EIB Borrowing Activity

- Structured issuance was active, although it continues to be modest in terms of volume, representing less than 3% of total funding.
- Persistent demand for issuances in synthetic currency format in BRL enabled the Bank to issue several transactions payable in EUR and USD, while it also issued a number of bonds in synthetic IDR.

Non-core currency issuance


2015
TRY 21%
CAD 19%
NOK 15%
ZAR 14%
AUD 13%
SEK 6%
JPY 5%
HUF 3%
PLN 2%
Other 2%


2014
TRY 24%
AUD 16%
ZAR 16%
CAD 11%
CHF 10%
SEK 6%
JPY 6%
NOK 5%
NZD 4%
Other 2%

2015

Currency	No. of issues	Amount in EUR bn equiv.	Average maturity
TRY	46	1.42	4.50
CAD	2	1.32	5.00
NOK	14	1.02	5.70
ZAR	24	0.95	7.20
AUD	5	0.93	7.40
SEK	7	0.44	8.10
JPY	6	0.35	3.60
HUF	2	0.19	5.30
PLN	3	0.15	6.50
NZD	2	0.07	3.70
MXN	3	0.06	4.70
Total	**114**	**6.90**	**5.80**

Green bonds

- In 2015, the EIB issued EUR 4bn in Climate Awareness Bonds (CABs), remaining the largest issuer globally in the green bond market. In the course of the year, EUR 3.6bn of disbursements were found eligible for allocation of proceeds from CAB issuance and EUR 3.6bn of CAB proceeds were allocated to such disbursements following the EIB's allocation procedures. The balance of unallocated CAB proceeds in the treasury CAB portfolio amounted to EUR 1.1bn at the beginning of the year and to EUR 1.5bn at the end of the year.
- The EIB continues to innovate in the green bond market, and issued its inaugural green bond in CAD in 2015. The Bank also launched, together with BNP Paribas and Vigeo, a EUR 500m equity index-linked bond in CAB format – branded Tera Neva – which responded to growing investor interest in combining financial performance with impact investing. Since the EIB's pioneering CAB issue in 2007, it has issued approximately EUR 11.3bn across 11 currencies.
- In order to further develop the market, the EIB provides benchmark green bond issuance and has started to build green reference yield curves. With the issuance of the EUR 1.5bn CAB due 2023, the EIB established a third reference point on its green bond curve. Over the course of the year, the Bank also increased its CAB due 2019 to EUR 3.0bn and its CAB due 2026 to EUR 1.25bn. They represent the largest and longest green bonds outstanding in the market respectively. In addition, the GBP CAB was increased to GBP 1.3bn, providing a liquid green reference point in the sterling market.
- The EIB is also leading the market in a series of initiatives designed to increase transparency and comparability. In March 2015, it was the first issuer to publish a project-by-project impact report. The Bank was also the first SSA issuer to establish links between individual bonds and projects, which are expected to help investors to estimate the climate impact associated with investments in CABs (new lines issued from 2015 onwards).

EIB Statutory Bodies

Situation at 21 April 2016

The composition of the Bank's statutory bodies, the curricula vitae of their members and additional information on the remuneration arrangements are regularly updated and posted on the EIB's website: www.eib.org.

Board of Governors

Chairman	Hans Jörg SCHELLING	(Austria)
Belgium	Johan VAN OVERTVELDT	Minister for Finance
Bulgaria	Vladislav GORANOV	Minister of Finance
Czech Republic	Andrej BABIŠ	Deputy Prime Minister, Minister of Finance
Denmark	Troels Lund POULSEN	Minister for Business and Growth
Germany	Wolfgang SCHÄUBLE	Federal Minister for Finance
Estonia	Sven SESTER	Minister of Finance
Ireland	Michael NOONAN	Minister for Finance
Greece	Euclid TSAKALOTOS	Minister of Finance
Spain	Luis de GUINDOS	Minister for Economic Affairs and Competitiveness
France	Michel SAPIN	Minister for Finance and Public Accounts
Croatia	Zdravko MARIĆ	Minister of Finance
Italy	Pier Carlo PADOAN	Minister of Economy and Finance
Cyprus	Harris GEORGIADES	Minister for Finance
Latvia	Dana REIZNIECE-OZOLA	Minister for Finance
Lithuania	Rimantas ŠADŽIUS	Minister of Finance
Luxembourg	Pierre GRAMEGNA	Minister of Finance
Hungary	Mihály VARGA	Minister for National Economy
Malta	Edward SCICLUNA	Minister for Finance
Netherlands	Jeroen DIJSSELBLOEM	Minister for Finance
Austria	Hans Jörg SCHELLING	Federal Minister for Finance
Poland	Paweł SZAŁAMACHA	Minister of Finance
Portugal	Mário CENTENO	Minister of Finance
Romania	Anca Dana DRAGU	Minister of Public Finance
Slovenia	Dušan MRAMOR	Minister of Finance
Slovakia	Peter KAŽIMÍR	Minister of Finance
Finland	Alexander STUBB	Minister of Finance
Sweden	Magdalena ANDERSSON	Minister for Finance
United Kingdom	George OSBORNE	Chancellor of the Exchequer

Audit Committee

Chairman	Madis ÜÜRIKE	Advisor, Ministry of Finance, Tallinn
Members	Jens Henrik Myllerup LAURSEN	Deputy Director, Life-Assurance Division, Danish Financial Supervisory Authority (DFSA)
	(...)	...
	Duarte PITTA FERRAZ	Professor of Banking, University of Porto
	John SUTHERLAND	Senior Adviser, Prudential Regulation Authority, Bank of England, London
	Jacek DOMINIK	General Counselor, Ministry of Finance, Poland
Observer	Uldis CERPS	Executive Director for banking supervision of the Swedish Financial Services Authority
	Miroslav MATEJ	Director of Regional Budgets Financing Department, Ministry of Finance, Czech Republic

Management Committee

President	Werner HOYER
Vice-Presidents	Dario SCANNAPIECO
	Pim van BALLEKOM
	Jonathan TAYLOR
	László BARANYAY
	Román ESCOLANO
	Ambroise FAYOLLE
	Jan VAPAAVUORI
	Cristian POPA

Board of Directors The Board of Directors consists of 29 Directors, with one Director nominated by each Member State and one by the European Commission. There are 19 Alternates, meaning that some of these positions will be shared by groupings of states. Furthermore, in order to broaden the Board of Directors’ professional expertise in certain fields, the Board is able to co-opt a maximum of six experts (three Directors and three Alternates), who participate in the Board meetings in an advisory capacity, without voting rights. Directors Marc DESCHEEMAECKER Chairman of the Board, De Lijn, Mechelen Karina KARAIVANOVA Deputy Minister of Finance, Ministry of Finance, Sofia Jan GREGOR Deputy Minister of Finance, Ministry of Finance, Prague Julie SONNE Head of Division, Growth Capital, Ministry for Business and Growth, Copenhagen Thomas WESTPHAL Director General – European Policy, Federal Ministry of Finance, Berlin Martin PÕDER Head of the Finance Section, Estonia’s Permanent Representation to the EU, Brussels John A. MORAN Member of the Board of Directors of the EIB, Dublin Konstantin J. Member of the Board of Directors of the EIB, Athens ANDREOPOULOS José María FERNÁNDEZ Director General, Treasury, Ministry for Economic Affairs and Competitiveness, Madrid RODRÍGUEZ Emmanuel MASSÉ Assistant Secretary, Macroeconomic Policies and European Affairs Department, Directorate-General of the Treasury, Paris Vladimira IVANDIĆ Head of Sector for European Union Relations, Ministry of Finance, Zagreb Filippo GIANSANTE Director, International Financial Relations, Department of the Treasury, Ministry of Economy and Finance, Rome Kyriacos KAKOURIS Senior Economic Officer, Ministry of Finance, Nicosia Armands EBERHARDS Deputy State Secretary, Ministry of Finance, Riga Miglė TUSKIENĖ Financial counsellor, Permanent Representation of Lithuania to the EU, Brussels Arsène JACOBY Head of International Financial Institutions Department, Ministry of Finance, Luxembourg Zoltán URBÁN CEO, Hungarian Export-Import Bank Plc., Hungarian Export Credit Insurance Plc., Budapest (…) … Irene JANSEN Head of the International Economics and Financial Institutions Division, Foreign Financial Relations Directorate, Ministry of Finance, The Hague Wolfgang NITSCHE Deputy Head of the Division for Coordination of European Integration Matters and Trade Policy, Federal Ministry of Finance, Vienna Piotr NOWAK Undersecretary of State, Ministry of Finance, Warsaw Elsa RONCON SANTOS Director General for Treasury and Finance, Ministry of Finance, Lisbon Enache JIRU Secretary of State, Ministry of Public Finance, Bucharest Anton ROP Honorary Vice-President of the European Investment Bank, Ljubljana (…) … Kristina SARJO Financial Counsellor, Director of Unit for International Affairs, Financial Markets Department, Ministry of Finance, Helsinki Mattias HECTOR Senior Advisor, Swedish Central Bank, Stockholm Jonathan BLACK Director Europe, H.M. Treasury, London Gerassimos THOMAS Deputy Director-General, Directorate-General for Energy (ENER), European Commission, Luxembourg Experts Dr Timothy STONE Independent non-executive director, former Senior Advisor to the Secretary of State for Energy and Climate Change, former Chairman of KPMG, Global Infrastructure & Projects, Essex Dr Ingrid HENGSTER Member of the Executive Board, KfW Bankengruppe, Frankfurt Mr Angelos PANGRATIS Advisor “Hors Classe” for Economic Diplomacy, European External Action Service, Brussels

Alternates Pieter-Jan VAN STEENKISTE Alternate Member of the Board of Directors of the EIB, Brussels (…) … Martin HEIPERTZ Head of Division “European Policy”, Federal Ministry of Finance, Berlin Rudolf LEPERS Head of Division, Federal Ministry of Economic Affairs and Technology, Berlin Nico PETRIS Treasury Specialist, National Treasury Management Agency, Department of Finance, Dublin Achilleas TZIMAS Economist – Financial Expert, Direcorate General for Economic Policy, Ministry of Finance, Athens Carla DÍAZ ÁLVAREZ DE Head of EU Economic and Financial Affairs Department at the Spanish Treasury, Ministry for TOLEDO Economic Affairs and Competitiveness, Madrid Alice TERRACOL Head of Bilateral Affairs and European Financial Instruments Office, Europe Department, Treasury Directorate General, Ministry for Economy and Finance, Paris Anne PAUGAM Chief Executive Officer of Agence Française de Développement, Paris Riina LAIGO Adviser in the European Union and International Affairs Department, Ministry of Finance, Tallinn Adolfo DI CARLUCCIO Division Chief, Directorate for International Financial Relations, Department of the Treasury, Ministry of Economic Affairs and Finance, Rome Stefano SCALERA Counsellor to the Minister of Economy and Finance, Ministry of Economic Affairs and Finance, Rome Claude CUSCHIERI Director General, Strategy and Support Services, Ministry for Finance, Valletta Karin RYSAVY Economic and Financial Counsellor, Permanent Mission of Austria to the OECD, Paris (…) … Martina KOBILICOVÁ Director General for International Relations, Ministry of Finance, Bratislava Vanessa MACDOUGALL Deputy Director, Multilateral Investment Banks, H.M. Treasury, London Sarah Jane SANYAHUMBI Head of Europe Department, Department for International Development, London Benjamin ANGEL Director, Directorate-General for Economic and Financial Affairs (ECFIN), European Commission, Luxembourg Alternate experts Philippe MILLS Chief Executive Officer, Société de Financement Local, Paris Franco PASSACANTANDO Member of the Board of Directors of the EIB, Rome José María MÉNDEZ General Manager, Confederación Española de Cajas de Ahorros (CECA) & Cecabank S.A., Madrid ÁLVAREZ-CEDRÓN

Audit and control © University of Lincoln Audit Committee – The Audit Committee is an independent statutory body, appointed by and reporting directly to the Board of Governors, in compliance with the formalities and procedures defined in the Bank’s Statute and Rules of Procedure. The role of the Audit Committee is to verify that the Bank’s operations have been conducted and its books kept in a proper manner and that the activities of the Bank conform to best banking practice. The Audit Committee has overall responsibility for the auditing of the Bank’s accounts. The Audit Committee is composed of six members, who are appointed by the Board of Governors for a non-renew- able term of six years. Members are chosen from among persons having independence, competence and integrity and who possess financial, auditing or banking supervisory expertise in the private or public sector. In addition, a maximum of three observers may be appointed to the Audit Committee on the basis of their particular qualifications, especially with regard to banking supervision. The Audit Committee provides Statements each year on whether the financial statements, as well as any other financial information contained in the financial report drawn up by the Board of Directors, give a true and fair view of the assets and liabilities, results of operations and cash flows for the year then ended of the Bank, the EIB Group, and certain Trust Funds administered by the Bank. The Audit Committee reports on the EIB’s compliance with best banking practice through its Annual Report to the Board of Governors.

Audit and Control In fulfilling its role, the Audit Committee meets with representatives of the other statutory bodies, oversees the verification procedures and practical modalities for implementing and maintaining the framework of best banking practices applicable to the Bank’s services, takes note of the work performed by the internal auditors, monitors the work of the external auditors in relation to the financial statements, safeguards the independence of the external audit function and coordinates audit work in general. Regular meetings with Bank staff and reviews of internal and external reports enable the Audit Committee to understand and monitor how Management is providing for adequate and effective internal control systems, risk management and internal administration. The Inspector General, the Chief Compliance Officer and the Financial Controller have direct access to the Audit Committee and may request private meetings if necessary. External auditors – The EIB’s external auditors, KPMG, report directly to the Audit Committee, which is empowered to delegate the day-to-day work of auditing the financial statements to them. The external auditors are not allowed to carry out any work of an advisory nature or act in any other capacity that might compromise their independence when performing their audit tasks. A summary of services provided by the external auditors and the associated fees is published each year by the Bank on its website. Financial Control – Financial Control (FC) is an independent Directorate and reports directly to the Bank’s Management Committee. FC’s main responsibilities relate to the Bank’s books and records and its various financial statements. Together with the Secretary General, the Financial Controller manages the relationship with the external auditors, the Audit Committee and the European Court of Auditors. Inspectorate General – The Inspectorate General (IG) for the EIB Group comprises four independent control functions: Internal Audit. Catering for audit needs at all levels of management of the EIB Group and acting with the guarantees of independence and of professional standards conferred upon it by its Charter, Internal Audit examines and evaluates the relevance and effectiveness of the internal control systems and the procedures involved in managing risk within the Group. Action Plans agreed with the Bank’s departments are a catalyst for improving procedures and strengthening controls. In support of the Audit Committee’s mandate on best banking practice, Internal Audit includes such assessments in all elements of its work. Internal Audit therefore reviews and tests controls in critical banking, information technology and administrative areas on a rotational basis using a risk-based approach. Operations Evaluation. Operations Evaluation (EV) independently carries out evaluations (mainly ex post) of the EIB Group’s operations. The objective is to assess EIB activities with a view to identifying aspects that could improve operational performance, accountability and transparency. EV focuses on how the institution (EIB/EIF) conducts its operations within the framework of relevant EU policies and the decisions of the EIB’s Governors. EV’s work also includes analysis of the related policies and strategies to identify those aspects that may need to be reviewed by the appropriate bodies. Evaluation reports are published in a dedicated section of the EIB’s website (www.eib.org/evaluation). Fraud Investigation. Under the anti-fraud policy approved by the Board, the Inspector General, through the Fraud Investigation Division (IG/IN), has the authority to conduct independent inquiries into allegations of possible fraud, corruption, collusion, coercion or obstruction involving EIB operations or activities. The Bank may also call upon external assistance or experts in accordance with the requirements of the inquiry, and works closely with the services of the European Anti-Fraud Office (OLAF). The scope of activities also encompasses a proactive anti-fraud approach – the Proactive Integrity Reviews (PIRs). Through PIRs the Inspectorate General supports the Bank’s efforts to monitor projects, identify red flags and search for possible indicators of fraud and/or corruption. Projects are selected for PIRs independently by IG on the basis of a risk assessment process. Moreover, IG/IN is working to implement Exclusion Procedures, which will permit the Management Committee, following an adversary procedure resulting in a recommendation from an Exclusion Committee, to exclude from future operations and activities for a certain length of time entities found to have engaged in fraud or corruption. Additionally, IG/IN coordinates with Personnel on the delivery of fraud awareness training for Bank staff and provides input into the development/review of policies and contractual clauses, drawing on lessons learned from investigations. Complaints Mechanism. The EIB Complaints Mechanism, as defined by its published Principles, Terms of Reference and Rules of Procedure, is a tool of horizontal accountability of the EIB Group vis-à-vis its stakeholders as regards the handling of complaints concerning its activities. It ensures that stakeholders have appropriate means available to voice their concerns and aims to provide the public with procedures to enable the pre-emptive settlement of disputes between the public and the EIB Group. Any member of the public has access to a two-tier sequential mechanism: an internal part – under the responsibility of the Complaints Mechanism Division (EIB-CM) – and, if a complainant is not satisfied with the outcome of the internal mechanism, an external one – the European Ombudsman. To that end, the EIB and the European Ombudsman have signed a Memorandum of Understanding.

Office of the Group Chief Compliance Officer (OCCO) – In accordance with the principles set out by the Basel Committee, OCCO’s remit is: “to identify, assess, advise on, monitor and report on the compliance risk of the EIB Group, that is, the risk of legal or regulatory sanctions, financial loss, or loss to reputation a member of the EIB Group may suffer as a result of its failure to comply with all applicable laws, regulations, staff codes of conduct and standards of good practice.” In particular, OCCO “acts as a first line detector of potential incidents of non-observance or breaches by the staff of the rules on ethics and integrity, monitors compliance therewith by the staff of the EIB Group and recommends the adoption of such protective or redressing measures as are appropriate.” OCCO is a group function headed by the Group Chief Compliance Officer (GCCO), supported by a dedicated compliance unit at the EIF. As set out in the EIB Integrity Policy and Compliance Charter, in line with best banking practice and the Basel Committee, OCCO is an independent function “reporting directly to the President of the EIB under the functional authority of a Vice-President”. In October 2012, OCCO was transformed into a Directorate. OCCO is entrusted with a control mission and acts in close cooperation with EIB operational services, the Legal Directorate and other control services such as IG/Investigations. Regular contacts are held by GCCO with peer international financial institutions (such as the World Bank, the EBRD and the IFC), EU bodies, standard-setting international organisations (e.g. FATF) as well as civil society organisations (such as NGOs) in order to enable ongoing alignment of OCCO activities with relevant international standards and best banking practice. OCCO activities are currently focused on the following main areas: 1. the assessment of money laundering, financing of terrorism and related integrity risks in EIB operations for EIB lending, borrowing and treasury activities; 2. the establishment and updating of policies and guidelines, with particular reference to (i) anti-money laundering/combating the financing of terrorism (AML-CFT); (ii) specific transparency/integrity risks (e.g. for operations linked to non-compliant jurisdictions); and (iii) primary ethics and regulatory issues (e.g. insider dealing, conflicts of interest, etc.); 3. AML-CFT ongoing monitoring of counterparties and operations, including counterparty screening and where appropriate assessment of specific patterns of transactions; 4. administration of (i) the Staff Code of Conduct and (ii) the Management Committee Code of Conduct, except for matters within the remit of the Ethics and Compliance Committee (where the GCCO delivers opinions and participates without voting rights); and 5. controls on procedures related to procurement for the Bank’s own account. The above activities are complemented by regular training and awareness-building initiatives (AML-CFT training; presentations of OCCO activities to newcomers and members of EIB governing bodies; presentations and workshops on main OCCO policies and general compliance issues), in order to ensure staff awareness and, whenever possible, involvement in OCCO control activities for the timely detection and management of compliance risks within the EIB Group. Management control – Within the Secretariat General, the Planning, Budget and Analytics Division brings together the functions responsible for management control – namely operational planning, budget/cost accounting and associated analyses. This structure ensures that the overall planning and management reporting processes are coordinated and support the achievement of the Bank-wide objectives and ultimately that the results achieved are monitored. Key tools include the Operational Plan, the budget and independent opinions and analysis on proposals affecting them, plus the associated management accounting and control systems. A suite of integrated reports facilitates ongoing evaluation of the situation in relation to strategy, institutional and operational (including financial) objectives and business plans.

EIB Statutory Financial Statements EIB Statutory Financial Statements as at 31 December 2015

Balance sheet as at 31 December 2015 (in EUR ’000) Assets 31.12.2015 31.12.2014 1. Cash in hand, balances with central banks and post office banks (Note B.1) 206,175 114,283 2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2) 48,569,206 29,704,168 3. Loans and advances to credit institutions a) repayable on demand 799,539 874,570 b) other loans and advances (Note C) 28,867,337 37,837,228 c) loans (Note D.1) 125,624,583 129,574,290 155,291,459 168,286,088 4. Loans and advances to customers a) other loans and advances (Note C) 1,638,289 0 b) loans (Note D.1) 313,227,315 303,780,317 c) value adjustments (Note D.2) -625,547 -483,074 314,240,057 303,297,243 5. Debt securities including fixed-income securities (Note B.2) a) issued by public bodies 8,459,239 8,485,826 b) issued by other borrowers 8,383,812 5,153,900 16,843,051 13,639,726 6. Shares and other variable-yield securities (Note E.1) 3,377,012 2,874,718 7. Shares in affiliated undertakings (Note E.2) 900,938 806,976 8. Intangible assets (Note F) 12,208 9,103 9. Tangible assets (Note F) 269,074 262,210 10. Other assets (Note G) 112,735 59,814 11. Subscribed capital and reserves, called but not paid (Note H.3) 129,917 576,097 12. Prepayments and accrued income (Note I) 30,665,121 22,741,562 Total assets 570,616,953 542,371,988 The accompanying notes form an integral part of these financial statements.

EIB Statutory Financial Statements Balance sheet (continued) as at 31 December 2015 (in EUR ’000) Liabilities 31.12.2015 31.12.2014 1. Amounts owed to credit institutions (Note J) a) repayable on demand 14,586,348 6,915,224 b) with agreed maturity dates or periods of notice 839,890 409,400 15,426,238 7,324,624 2. Amounts owed to customers (Note J) a) repayable on demand 1,945,329 1,988,672 b) with agreed maturity or periods of notice 148,977 270,840 2,094,306 2,259,512 3. Debts evidenced by certificates (Note K) a) debt securities in issue 453,832,332 433,995,063 b) others 15,423,054 19,457,531 469,255,386 453,452,594 4. Other liabilities (Note G) 827,349 785,550 5. Accruals and deferred income (Note I) 17,479,664 15,952,261 6. Provisions a) pension plans and health insurance scheme (Note L) 2,197,917 2,007,962 b) provision for guarantees issued in respect of loans granted by third parties 11,369 13,900 c) provision for commitment on investment funds 1,392 9,167 2,210,678 2,031,029 7. Subscribed capital (Note H) a) subscribed 243,284,155 243,284,155 b) uncalled -221,585,020 -221,585,020 21,699,135 21,699,135 8. Reserves (Note H) a) reserve fund 24,328,415 24,328,415 b) additional reserves 5,286,377 2,676,782 c) special activities reserve 5,933,881 6,030,722 d) general loan reserve 3,318,610 3,205,513 38,867,283 36,241,432 9. Profit for the financial year 2,756,914 2,625,851 Total liabilities 570,616,953 542,371,988 The accompanying notes form an integral part of these financial statements.

Off balance sheet

as at 31 December 2015 (in EUR '000)

		31.12.2015		31.12.2014
Commitments:				
- EBRD capital uncalled (Note E.1)		**712,630**		**712,630**
- EIF capital uncalled (Notes E.2, X)		**2,105,600**		**2,120,000**
- EUMPF capital uncalled (Note E.2.2)		**1,336**		**15,430**
- Undisbursed loans (Note D.1)				
- credit institutions	29,924,523		28,231,348	
- customers	76,060,873		71,194,732	
		105,985,396		**99,426,080**
- Undisbursed venture capital operations (Note E.1)		**4,089,232**		**3,003,952**
- Undisbursed investment funds (Note E.1)		**581,804**		**599,844**
- Borrowings launched but not yet settled		**283,227**		**223,950**
- Securities receivable		**80,000**		**355,000**
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		**5,530,691**		**2,371,753**
Assets held on behalf of third parties (Note Z):				
- Investment Facility - Cotonou	2,557,264		2,428,950	
- Guarantee Fund	2,353,091		2,137,753	
- NER300	2,124,266		2,133,093	
- JESSICA (Holding Funds)	1,662,292		1,761,100	
- EIF	1,528,388		1,521,210	
- InnovFin	638,393		478,402	
- RSFF (incl. RSI)	952,645		962,952	
- EU-Africa Infrastructure Trust Fund	689,354		695,761	
- Special Section	443,741		537,308	
- GF Greece	302,585		300,570	
- LGTT	238,054		234,999	
- PBI	236,269		149,121	
- ENPI	153,027		167,167	
- Funds of Funds (JESSICA II)	99,208		0	
- AECID	77,050		102,785	
- NIF Trust Fund	54,331		60,516	
- FEMIP Trust Fund	52,709		33,878	
- HIPC	35,468		36,066	
- EPTA Trust Fund	21,511		18,328	
- IPA II	15,220		0	
- Private Finance for Energy Efficiency Instrument	11,848		6,000	
- Natural Capital Financing Facility	11,750		0	
- EFSI-EIAH	3,185		0	
- RDI Advisory	2,625		4,930	
- FI compass advisory platform	0		4,596	
- JASPERS	0		1,289	
		14,264,274		**13,776,774**
Other items:				
- Nominal value of interest-rate swaps incl. commitment (Note V.1.2)		**494,366,308**		**472,520,008**
- Nominal value of currency swap contracts receivable (Note V.1.1)		**197,135,755**		**172,723,158**
- Nominal value of currency swap contracts payable		**181,735,328**		**165,232,356**
- Nominal value of short-term currency swap contracts receivable (Note V.2)		**35,282,641**		**42,902,062**
- Nominal value of short-term treasury currency swap contracts payable		**35,158,296**		**41,734,533**
- Forward rate agreements (Note V.2)		**19,900,882**		**0**
- Put option granted to EIF minority shareholders (Note E.2)		**710,825**		**609,774**
- Currency forwards (Note V.2)		**460,381**		**403,628**
- Special deposits for service of borrowings (Note S)		**2,995**		**10,376**
- Currency swaps launched but not yet settled - receivable (Note V.1.1)		**0**		**200,000**
- Currency swaps launched but not yet settled - payable		**0**		**184,241**

The accompanying notes form an integral part of these financial statements.

EIB Statutory Financial Statements Profit and loss account for the year ended 31 December 2015 (in EUR ‘000) 2015 2014 1. Interest receivable and similar income (Note N) 22,620,961 22,662,887 2. Interest payable and similar charges (Note N) -19,182,147 -19,476,277 3. Income from securities a) income from shares and other variable-yield securities 109,763 101,350 b) income from shares in affiliated undertakings 18,730 9,737 128,493 111,087 4. Commissions receivable (Note O) 187,435 136,379 5. Commissions payable (Note O) -67,102 -25,553 6. Net result on financial operations (Note P) -48,724 -67,762 7. Other operating income (Note Q) 14,357 23,068 8. General administrative expenses (Note R) a) staff costs (Note L) -522,593 -427,124 b) other administrative expenses -195,338 -161,684 -717,931 -588,808 9. Value adjustments in respect of tangible and intangible assets (Note F) a) tangible assets -27,984 -23,428 b) intangible assets -5,641 -6,672 -33,625 -30,100 10. Value adjustments in respect of loans and advances (Note D.2) and provisions for contingent liabilities -144,803 -119,070 11. Profit for the financial year 2,756,914 2,625,851 The accompanying notes form an integral part of these financial statements.

Cash flow statement for the year ended 31 December 2015 (in EUR ‘000) 2015 2014 A. Cash flows from operating activities: Profit for the financial year 2,756,914 2,625,851 Adjustments for: Change in value adjustments on loans and advances 145,354 119,893 Change in provisions on pension plans and health insurance scheme 189,955 149,124 Change in provisions for commitment on investment funds and guarantees on venture capital operations -10,306 -823 Value adjustments in respect of tangible and intangible assets 33,625 30,100 Value (re-)adjustments in respect of shares and other variable-yield securities -133,555 -37,448 Held to maturity portfolio amortisation 43,473 26,368 Sale of EIF shares -2,494 -11,935 Effect of exchange rate changes -370,892 272,615 Profit on operating activities 2,652,074 3,173,745 Disbursements of loans and advances to credit institutions and customers -60,183,237 -58,566,783 Repayments of loans and advances to credit institutions and customers 55,807,348 45,238,126 Change in deposits with central banks -92,189 -7,615 Change in treasury securities liquidity portfolios -13,618,093 -3,128,380 Change in venture capital operations included in shares and other variable-yield securities -329,808 -339,297 Change in shares and other variable-yield securities excluding venture capital operations -123,501 -12,412 Change in amounts owed to credit institutions and customers 7,936,408 2,612,331 Change in prepayments and accrued income -3,973,706 5,273,343 Change in other assets -53,041 13,672 Change in short term treasury derivative valuations -11,853 62,814 Change in accruals and deferred income 8,785,281 -2,811,809 Change in other liabilities 53,772 49,430 Net cash used from/(used in) operating activities -3,150,545 -8,442,835 B. Cash flows from investing activities: Purchase and sale of EIF and EUMPF shares -6,898 -301,453 Securities in Long Term Hedge Portfolio purchased during the year 0 -1,569,501 Securities from Long Term Hedge Portfolio matured during the year 106,000 166,882 Purchase of loan substitutes included in the debt securities portfolios -5,480,328 -5,085,395 Redemption of loan substitutes included in the debt securities portfolios 3,271,280 1,867,351 Purchase and disposal of tangible and intangible assets -43,594 -3,295 Net cash used from/(used in) investing activities -2,153,540 -4,925,411 C. Cash flows from financing activities: Issuance of debts evidenced by certificates 150,467,250 102,581,251 Redemption of debts evidenced by certificates -153,006,233 -94,263,539 Member States’ contribution 446,180 446,180 Net cash used from/(used in) financing activities -2,092,803 8,763,892 Summary statement of cash flows: Cash and cash equivalents at beginning of financial year 55,536,759 60,315,085 Net cash from: Operating activities -3,150,545 -8,442,835 Investing activities -2,153,540 -4,925,411 Financing activities -2,092,803 8,763,892 Effect of exchange rate changes on cash held 1,896,703 -173,972 Cash and cash equivalents at end of financial year 50,036,574 55,536,759 Cash and cash equivalents are composed of: Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1) 113 410 Money market securities maturing within three months of issue 24,364,058 18,162,126 Loans and advances to credit institutions and to customers: Repayable on demand 799,539 874,570 Other loans and advances (Note C) 24,872,864 36,499,653 50,036,574 55,536,759 The accompanying notes form an integral part of these financial statements.

EIB Statutory Financial Statements European Investment Bank Notes to the financial statements as at 31 December 2015 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. Note A – Significant accounting policies A.1. Accounting standards The unconsolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and Directive 2006/46/EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’). However, the Financial Statements do not include any management report. The Bank prepares an Activity Report which is presented separately from the Financial Statements and its consistency with the Financial Statements is not audited. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 10 March 2016 and authorised their submission to the Board of Governors for approval by 26 April 2016. In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgement are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The Bank also publishes consolidated financial statements as at the same date as the annual Financial Statements. A.2. Foreign currency translation The EIB uses the euro (EUR) as the unit of measurement for the capital accounts of Member States and for presenting its Financial Statements. The Bank conducts its operations in the currencies of its Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Bank’s monetary assets and liabilities denominated in currencies other than euro are translated into euro at closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account. A.3. Derivatives The Bank uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management (“ALM”) activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. All derivatives transactions are booked at nominal as off-balance sheet items at the date of the transaction. The majority of the Bank’s swaps are concluded with a view to hedging specific bond issues. The Bank enters into currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Bank will obtain the amounts needed to service the borrowing in the original currency. The Bank also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Bank also uses derivative instruments as part of its treasury operations. A.3.1. Trading portfolio derivatives As part of the Securities liquidity portfolios, trading derivatives are entered in and recorded at market value in the balance sheet as Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Market values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time value of money, yield curve and volatility of the underlying. Interest on derivative instruments is accrued pro rata temporis under Prepayments and accrued income or Accruals and deferred income. Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. The market value is recorded under Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Interest rate swaps The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. The market value is recorded under Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. A.3.2. All other derivatives Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest rate swaps The hedging interest rate swaps are not revalued. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Forward rate agreements Forward rate agreements are concluded for hedging purposes and are recorded off balance sheet on trade date. The difference between the contractual forward rates and the year-end rates are reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Currency forwards Currency forwards are entered into in order to adjust future currency positions. The forward leg is recorded off-balance sheet at the settlement amount and is not revalued. The difference between the spot amounts and the forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest on derivative instruments is accrued pro rata temporis under Prepayments and accrued income or Accruals and deferred income. A.4. Financial assets Financial assets are accounted for using the settlement date basis. A.5. Cash and cash equivalents The Bank defines cash and cash equivalents as short-term, highly liquid securities and interest-earning deposits with maturities of 90 days or less. 6. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities 6.1. Long-term hedge portfolio The long-term hedge portfolio consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: Governments of the European Union Member States, G10 countries and their agencies; Supranational public institutions, including multinational development banks. These securities are initially recorded at purchase price or more exceptionally at transfer price. Value adjustments are accounted for, if these are other than temporary. The difference between the entry price and redemption value is accounted for pro rata temporis over the life of the securities. All the securities remaining in the former Investment portfolio were transferred into the newly created long-term hedge portfolio, where they will continue to be held until final maturity.

A.6.2. Operational portfolios • Treasury Monetary Portfolio “TMP” (previously Operational money market portfolio A1) and Unitary Fund (UF) In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of 12 months, in particular Treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the Treasury Monetary Portfolio are held until their final maturity and presented in the Financial Statements at amortised cost. Value adjustments are accounted for, if these are other than temporary. In 2015, it has been decided to extend the maturity from 3 to 12 months for transactions of TMP. The UF portfolio includes securities with maturities of up to 12 months which are available for sale. Bonds are initially recorded at the acquisition cost and presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. • Securities liquidity portfolios P1 and P2 The P1 ‘fixed rate’ and P2 ‘floating rate’ portfolios comprise bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. Securities in these portfolios are initially recorded at the acquisition cost and presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. The market value of treasury portfolios is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based whenever possible on observable market data prevailing at the balance sheet date. A.6.3. Loan substitutes This portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (SPVs), trust vehicles or financial institutions. These securities are classified as held to maturity and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities. Value adjustments are accounted for, if these are other than temporary. A.7. Loans and advances to credit institutions and customers A.7.1. Loans and advances Loans and advances are included in the assets of the Bank at their net disbursed amounts. Value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as ‘Value adjustments in respect of loans and advances’ and are deducted from the appropriate asset items on the balance sheet. A.7.2. Interests on loans Interests on loans are recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in ‘Prepayments and accrued income’ under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Bank’s Management and deducted from the appropriate asset item on the balance sheet. A.7.3. Reverse repurchase operations (reverse repos) Under a tripartite reverse repo, a custodian/clearing agency arranges for custody, clearing and settlement of the transactions between the Bank and a third party. The custodians/clearing agencies operate under standardised global master purchase agreements and provide for delivery against payment systems, substitution of securities, automatic marking to market, reporting and daily transaction administration. Reverse repos are carried at the amounts of cash advanced and are entered on the balance sheet under Loans and advances to credit institutions – b) other loans and advances. Interest on reverse repos is accrued pro rata temporis. A.7.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.8. Shares, other variable-yield securities and shares in affiliated undertakings A.8.1. Shares and other variable-yield securities The Bank acquires shares and other variable-yield securities when it enters into venture capital operations, infrastructure funds or investment funds. Shares and other variable-yield securities are initially recorded at acquisition cost. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date.

Investments in venture capital enterprises, infrastructure funds and investment funds represent shares and other variable-yield securities acquired for the longer term in the normal course of the Bank’s activities. They are initially recorded at their original purchase cost. Based on the reports received from fund managers, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Bank’s percentage ownership in the underlying vehicle to the NAV reflected in the most recent report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events having occurred between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. A.8.2. Shares in affiliated undertakings Shares in affiliated undertakings represent medium and long-term investments and are accounted for at cost. Value adjustments are accounted for, if these are other than temporary. A.9. Tangible assets Tangible assets include land, Bank-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Bank’s headquarter buildings in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg and Weimershof: 30 years • Permanent equipment, fixtures and fittings: 10 years • Furniture: 5 years • Office equipment and vehicles: 3 years A.10. Intangible assets Intangible assets comprise developed computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to probability that future economic benefits will flow to the enterprise and to reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.11. Pension plans and health insurance scheme A.11.1. Pension plan for staff The Bank operates defined-benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank’s main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2015 and was updated as at 31 December 2015 with an extrapolation (roll forward method) for the last three months of 2015. The main assumptions used by the actuary are set out in Note L. Cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight-line basis. A.11.2. Health insurance scheme The Bank has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Bank and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.11.1. The latest valuation was carried out as at 30 September 2015 and was updated as at 31 December 2015 with an extrapolation (roll forward method) for the last three months of 2015.

EIB Statutory Financial Statements A.11.3. Management Committee pension plan The Management Committee pension plan is a defined-benefit pension scheme funded by contributions from the Bank only which covers all Management Committee members. All contributions of the Bank are invested in the assets of the Bank. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.11.1. A.11.4. Optional Supplementary Provident Scheme The Optional Supplementary Provident Scheme is a defined-contribution pension scheme, funded by voluntary staff contributions and employer contributions. The corresponding liability is recorded in Other liabilities. A.12. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accruals basis as Interest payable and similar charges. Accrued interest is included in Accruals and deferred income under liabilities. A.13. Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero-coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight-line basis over the life of the debt through Accruals and deferred income or Prepayments and accrued income. Interest expense on debt instruments is included in Interest payable and similar charges in the profit and loss account. A.14. Provision for guarantees issued and for commitment on investment funds A.14.1. Provision for guarantees issued This provision is intended to cover risks inherent in the Bank’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. A provision for guarantees issued is established if there is objective evidence that the Bank will have to incur a loss in respect of a given guarantee granted. A.14.2. Provision for commitment on investment funds This provision is intended to cover risks inherent in the Bank’s commitment on investment funds signed but not yet disbursed. A.15. Reserves A.15.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.15.2. Additional reserves Additional reserves contain the remaining retained earnings of the Bank. A.15.3. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is calculated monthly according to the evolution of the underlying assets. A.15.4. General loan reserve In 2009 a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantee portfolio, modelled upon the Bank’s policy guidelines. It is calculated monthly according to the evolution of the underlying assets.

A.16. Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument. A.17. Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year. A.18. Interest receivable and similar income Revenues on loans are mainly composed of interest revenue, commitment fees, front-end fees and prepayment indemnities. Prepayment indemnities are recognised in the profit and loss account when received, as the revenue is earned. A.19. Interest payable and similar charges Interest payable and similar charges includes interest on amounts owed to credit institutions and customers, interest expense on debt instruments and derivatives. A.20. Dividend income Dividends are recognised in the profit and loss account when the entity’s right to receive payment is established. A.21. Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the Treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes.

EIB Statutory Financial Statements

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR '000 206,175 at 31 December 2015 (2014: EUR '000 114,283).

The EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 206,062 as at 31 December 2015 (2014: EUR '000 113,873).

B.2. Debt securities portfolio

The debt securities portfolio is composed of the long term hedge portfolio, the Treasury Monetary Portfolio "TMP" (previously named Operational money market portfolio A1), the securities liquidity portfolios P1 and P2 and the loan substitutes portfolio.

The details of the debt security portfolios as at 31 December 2015 and 2014 are as follows:

	31.12.2015	31.12.2014
Treasury bills and other bills eligible for refinancing with central banks	48,569,206	29,704,168
Debt securities including fixed-income securities	16,843,051	13,639,726
Total debt securities(*)	**65,412,257**	**43,343,894**

(*) of which EUR '000 16,266,803 unlisted in 2015 and EUR '000 12,197,453 in 2014.

At 31.12.2015	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Long term hedge portfolio	2,126,774	2,055,612	-15,812	2,039,800	2,199,630
Treasury Monetary Portfolios (TMP)					
- Money market securities	37,273,605	37,242,207	-48,761	37,193,446	37,237,206
Securities liquidity portfolios:					
- P1: Fixed rate portfolio	3,247,050	3,205,980	-446	3,082,540	3,205,980
- P2: Floating rate portfolio	4,146,269	4,105,346	0	4,047,943	4,105,346
Loan substitutes (Note D)	22,052,085	18,803,112	-34,838	18,768,274	19,126,025
Total debt securities	**68,845,783**	**65,412,257**	**-99,857**	**65,132,003**	**65,874,187**

At 31.12.2014	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Long term hedge portfolio	2,244,710	2,200,896	-55,096	2,145,800	2,358,524
Treasury Monetary Portfolios (TMP)					
- Money market securities	18,190,025	18,162,126	-15,032	18,147,094	18,156,920
- UF: Money market securities	91,076	91,083	0	91,076	91,083
Securities liquidity portfolios:					
- P1: Fixed rate portfolio	3,138,202	3,134,803	0	3,030,077	3,134,803
- P2: Floating rate portfolio	3,246,079	3,245,035	0	3,166,959	3,245,035
Loan substitutes (Note D)	19,358,276	16,509,951	-39,506	16,470,445	17,357,978
Total debt securities	**46,268,368**	**43,343,894**	**-109,634**	**43,051,451**	**44,344,343**

Loan substitutes, which represent acquisitions of interest in pools of loans or receivables in connection with securitisation transactions, are considered as part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. No value adjustment is required and has thus been accounted for as at 31 December 2015 and 2014.

EU sovereign exposure in bond holdings

The Bank did not record value adjustments in 2014 and 2015 in respect of its held to maturity EU sovereign and sovereign guaranteed exposure as at the year end, in view of the Bank's preferred creditor status and the protection given by the Bank's Statute as well as a detailed review of any value adjustments requirements.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Bank's debt securities portfolios (including loan substitutes) as at 31 December 2015 and 2014:

At 31.12.2015	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	607,055	603,717	590,487	605,183
Belgium	1,409,169	1,397,596	1,395,500	1,398,809
Czech Republic	896,250	870,152	828,182	1,008,279
Denmark	402,729	402,410	402,005	402,172
Finland	341,462	337,612	335,500	337,810
France	6,947,046	6,928,004	6,916,260	6,942,331
Germany	4,322,114	4,304,278	4,292,358	4,369,027
Greece	32,976	31,931	35,000	31,378
Hungary	17,472	18,534	19,000	21,052
Ireland	11,505	11,312	10,000	11,312
Italy	3,998,595	3,992,475	3,976,000	4,026,805
Lithuania	26,609	26,079	25,000	26,072
Netherlands	592,525	572,835	565,300	586,298
Poland	210,699	206,854	196,000	210,792
Portugal	779,998	780,000	780,000	779,904
Slovakia	126,361	121,583	118,100	122,609
Spain	3,898,207	3,894,295	3,881,835	3,895,139
Sweden	1,533,360	1,532,649	1,531,422	1,532,200
United Kingdom	23,224	23,074	22,963	23,074
	26,177,356	**26,055,390**	**25,920,912**	**26,330,246**
Non-EU sovereign and other bonds	**42,668,427**	**39,356,867**	**39,211,091**	**39,543,941**
Total	**68,845,783**	**65,412,257**	**65,132,003**	**65,874,187**

At 31.12.2014	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	148,379	146,148	136,058	148,513
Belgium	422,258	404,646	388,500	407,710
Bulgaria	75,815	74,754	74,541	74,503
Croatia	18,215	18,015	18,000	18,000
Czech Republic	680,230	661,329	621,952	805,327
Finland	187,502	186,804	183,000	186,991
France	1,899,482	1,888,848	1,872,100	1,907,598
Germany	837,374	834,835	819,944	909,067
Greece	57,967	55,887	60,000	55,794
Hungary	17,472	18,422	19,000	20,655
Ireland	84,656	83,422	73,000	83,422
Italy	4,663,287	4,656,975	4,646,655	4,687,491
Lithuania	107,884	106,505	106,252	106,429
Netherlands	402,002	394,512	375,000	409,572
Poland	89,247	89,396	88,000	94,490
Portugal	854,645	855,223	854,953	855,418
Slovakia	136,564	134,360	128,100	135,452
Slovenia	11,093	11,057	11,000	11,053
Spain	3,008,942	2,988,786	2,977,380	2,984,402
United Kingdom	20,825	20,702	20,591	20,702
	13,723,839	**13,630,626**	**13,474,026**	**13,922,589**
Non-EU sovereign and other bonds	**32,544,529**	**29,713,268**	**29,577,425**	**30,421,754**
Total	**46,268,368**	**43,343,894**	**43,051,451**	**44,344,343**

EIB Statutory Financial Statements

Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR '000)

	31.12.2015	31.12.2014
Term deposits	13,898,992	12,239,410
Overnight deposits	174,000	182,330
Tripartite reverse repos	14,794,345	25,415,488
Total other loans and advances to credit institutions	**28,867,337**	**37,837,228**
Total other loans and advances to customers	**1,638,289**	**0**
Total other loans and advances	**30,505,626**	**37,837,228**
of which cash and cash equivalents	24,872,864	36,499,653

Note D – Summary statement of loans

D.1. Aggregate loans granted (in EUR '000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2015	Total 2014
Disbursed portion	125,620,646	313,078,655	438,699,301	433,181,262
Undisbursed loans	29,924,523	76,060,873	105,985,396	99,426,080
Aggregate loans granted	**155,545,169**	**389,139,528**	**544,684,697**	**532,607,342**
Loan instalments receivable	3,937	148,660	152,597	173,345
Loan substitutes portfolio (Note B.2)			18,803,112	16,509,951
Aggregate loans including loan substitutes portfolio (Note D.3)			**563,640,406**	**549,290,638**

In November 2014 the EIB Group and the European Commission jointly announced the Investment Plan for Europe ("IPE"), to tackle the investment gap that is hampering economic growth and competitiveness in the European Union. Next to economic reforms, fiscal responsibility of the Member States and the removal of barriers to complete the Single Market, the European Fund for Strategic Investments ("EFSI") is the key financial component of the IPE, aiming to address existing market failures and sub-optimal investment conditions. EFSI, based on a total of EUR 21 billion risk capital contributions from the EC (EUR 16 billion) and the EIB (EUR 5 billion) is expected to raise more than EUR 60 billion of additional financing by EIB Group, to crowd-in other investors for a targeted additional EUR 315 billion of investment activity catalysed throughout Europe by 2018. Importantly, EFSI is not a separate legal entity but covers a portfolio of financings on EIB Group's balance sheet which is supported by the EU budget.

While the legislation enabling EFSI entered into force in July 2015 and the full governance structure of the EFSI has been established since December 2015, the EIB Group already started pre-financing eligible projects in April 2015. Until year end 2015 the EIB Group has approved and/or signed 126 projects in 22 Member States with a combined financing volume of EUR 7.5 billion, which is expected to mobilise eligible total investments of EUR 50 billion. Notwithstanding the special eligibility rules as defined in the EFSI legislation and the innovative financing instruments facilitated by EFSI, all EFSI operations are EIB operations and fully comply with the Bank's general standards. The EFSI is deployed by both the EIB and the EIF through the Infrastructure and Innovation Windows ("IIW") and the SME Window, respectively.

As at 31 December 2015, under the IIW the EIB Board has approved 42 projects with total EFSI financing of EUR 5.7 billion, out of which EUR 2.9 billion were already signed. Until the completion of the EFSI governance structure in December, the European Commission performed the responsibility of approving the inclusion of individual EIB operations into the EFSI portfolio, on a temporary basis. Of the signed amount, EUR 1.2 billion had been formally approved for inclusion by the EC, while operations of EUR 1.7 billion were awaiting formal approval at the end of the year. As at 31 December 2015, the Bank's corresponding disbursed exposure amounted to EUR 209 million for operations already included in the EFSI portfolio and EUR 783 million for operations awaiting formal approval. From 2016, the EFSI Investment Committee has taken over the responsibility for approving inclusion of EIB operations into the guaranteed portfolio, as foreseen in the EFSI regulation.

Under the SME Window, 39 guarantee transactions were approved in 2015, benefitting from EFSI support for a total committed amount of EUR 413 million as at 31 December 2015, whereas the EIF also increased investments in 45 investment funds (through the Risk Capital Resource mandate) for a total committed amount of EUR 1.4 billion as at 31 December 2015.

D.2. Value adjustments for loans (in EUR '000)

Movements in the value adjustments are detailed below:

	2015	2014
At 1 January	483,074	361,442
Release during the year	-18,334	-43,900
Use during the year	0	0
Allowance during the year	159,187	163,793
Foreign exchange adjustment	1,620	1,739
At 31 December	**625,547[(1)]**	**483,074**

[(1)]The accumulated value adjustment of EUR '000 625,547 relates only to disbursed loans including exposures in arrears. Additionally, the Bank has recorded value adjustments in regards to accrued interests for a total amount of EUR '000 7,143 (2014: nil), which is recorded under the caption of Prepayments and accrued income.

In 2015 the Bank has retroceded EUR '000 4,500 to the European Commission regarding a contribution previously made on an operation which has been fully repaid in 2015. Such retrocession was accounted for in the profit and loss account as *Value adjustments in respect of loans and advances and provisions for contingent liabilities*. Such retrocession did not occur in 2014

D.3. Geographical breakdown of lending by country in which projects are located (in EUR '000)

D.3.1. Loans for projects within the European Union

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
Spain	769	88,780,693	82,861,913	5,918,780	15.75%	15.78%
Italy	739	67,653,144	58,503,420	9,149,724	12.01%	12.27%
France	519	54,314,688	40,814,816	13,499,872	9.64%	9.31%
Germany	433	50,478,403	41,315,991	9,162,412	8.96%	10.50%
United Kingdom	305	48,208,594	37,446,249	10,762,345	8.56%	7.40%
Poland	317	41,362,723	32,826,528	8,536,195	7.34%	6.89%
Portugal	282	20,071,961	19,139,960	932,001	3.56%	3.99%
Greece	149	17,323,222	15,301,521	2,021,701	3.07%	3.08%
Austria	201	14,808,213	13,286,009	1,522,204	2.63%	2.58%
Belgium	146	11,973,317	9,466,369	2,506,948	2.12%	2.00%
Netherlands	97	11,430,684	8,949,250	2,481,434	2.03%	1.87%
Hungary	103	10,706,045	8,729,237	1,976,808	1.90%	2.08%
Czech Republic	128	9,103,538	8,878,671	224,867	1.62%	1.83%
Sweden	73	8,856,799	6,483,826	2,372,973	1.57%	1.64%
Finland	134	7,930,722	5,842,565	2,088,157	1.41%	1.27%
Romania	91	6,520,753	4,886,344	1,634,409	1.16%	1.32%
Ireland	56	5,139,683	3,890,968	1,248,715	0.91%	0.92%
Slovenia	66	4,491,632	3,369,470	1,122,162	0.80%	0.73%
Slovakia	69	4,323,918	3,437,219	886,699	0.77%	0.65%
Croatia	52	3,845,236	2,647,111	1,198,125	0.68%	0.67%
Bulgaria	46	2,831,693	1,925,347	906,346	0.50%	0.53%
Denmark	39	2,783,370	2,408,753	374,617	0.49%	0.50%
Cyprus	38	2,608,486	1,865,364	743,122	0.46%	0.45%
Lithuania	21	1,833,971	1,658,111	175,860	0.33%	0.27%
Estonia	25	1,569,959	1,260,819	309,140	0.28%	0.29%
Latvia	20	1,082,976	672,976	410,000	0.19%	0.27%
Luxembourg	17	868,228	289,228	579,000	0.15%	0.12%
Malta	6	326,442	326,442	0	0.06%	0.06%
Sub-total	**4,941**	**501,229,093**	**418,484,477**	**82,744,616**	**88.95%**	**89.27%**

EIB Statutory Financial Statements

D.3.2. Loans for projects outside the European Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
Turkey	182	19,691,062	15,809,391	3,881,671		
Serbia	65	3,442,827	2,290,218	1,152,609		
FYROM	12	407,671	340,701	66,970		
Montenegro	37	323,689	258,063	65,626		
Albania	13	273,080	232,580	40,500		
Sub-total	**309**	**24,138,329**	**18,930,953**	**5,207,376**	**4.28%**	**4.29%**

D.3.2.2. ACP states

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
Kenya	4	240,843	137,985	102,858		
Zambia	4	227,609	19,460	208,149		
Madagascar	1	210,099	210,099	0		
Tanzania, United Republic of	3	202,832	38,710	164,122		
Regional - West Africa	4	138,565	48,565	90,000		
Uganda	2	130,000	42,300	87,700		
Lesotho	4	128,149	83,149	45,000		
Guinea	2	125,000	0	125,000		
Ivory Coast	1	117,700	0	117,700		
Mozambique	6	103,626	48,197	55,429		
Burkina Faso	4	94,769	15,769	79,000		
Mauritius	6	85,506	70,777	14,729		
Senegal	4	78,253	38,253	40,000		
Burundi	1	70,000	0	70,000		
Cameroon	2	68,582	43,809	24,773		
Benin	3	62,415	32,415	30,000		
Malawi	3	59,175	14,175	45,000		
Cape Verde	2	57,764	36,284	21,480		
Papua New Guinea	1	53,367	0	53,367		
Ghana	1	51,095	51,095	0		
Congo (Democratic Republic)	1	50,531	40,097	10,434		
Liberia	1	50,000	44,955	5,045		
Mali	1	50,000	0	50,000		
Namibia	5	45,381	45,381	0		
Ethiopia	1	40,000	0	40,000		
Seychelles	2	32,224	11,631	20,593		
Regional - Caribbean	2	28,822	28,822	0		
Dominican Republic	1	28,062	5,970	22,092		
Congo	1	25,635	22,373	3,262		
Mauritania	2	21,267	6,267	15,000		
Niger	1	21,000	0	21,000		
Swaziland	2	14,185	14,185	0		
Jamaica	2	11,353	11,353	0		
Dominica	2	8,878	7,878	1,000		
Saint Vincent and Grenadines	1	3,952	3,952	0		
Botswana	1	3,525	3,525	0		
Togo	1	3,000	2,000	1,000		
Saint Lucia	1	670	670	0		
Sub-total	**86**	**2,743,834**	**1,180,101**	**1,563,733**	**0.49%**	**0.47%**

D.3.2.3. Asia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
China	6	1,827,654	856,269	971,385		
India	9	954,216	407,406	546,810		
Viet Nam	7	552,421	217,391	335,030		
Bangladesh	3	317,000	0	317,000		
Kazakhstan	7	220,000	0	220,000		
Sri Lanka	5	196,722	196,722	0		
Nepal	3	189,746	0	189,746		
Pakistan	4	166,907	16,907	150,000		
Tajikistan	2	77,000	0	77,000		
Kyrgyzstan	1	70,000	0	70,000		
Lao People's Democratic Rep.	2	65,919	47,548	18,371		
Mongolia	2	50,000	0	50,000		
Indonesia	2	33,679	33,679	0		
Maldives	1	20,247	20,247	0		
Sub-total	**54**	**4,741,511**	**1,796,169**	**2,945,342**	**0.84%**	**0.78%**

D.3.2.4. Potential Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
Bosnia and Herzegovina	33	1,462,520	962,013	500,507		
Kosovo	4	70,643	26,643	44,000		
Sub-total	**37**	**1,533,163**	**988,656**	**544,507**	**0.27%**	**0.30%**

D.3.2.5. Latin America

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
Brazil	11	1,328,257	1,043,257	285,000		
Panama	3	501,087	501,087	0		
Ecuador	4	448,680	165,305	283,375		
Regional - Central America	4	341,139	218,639	122,500		
Nicaragua	4	309,991	51,621	258,370		
Mexico	4	251,310	141,374	109,936		
Chile	2	228,433	94,673	133,760		
Argentina	3	210,984	210,984	0		
Paraguay	2	116,598	22,963	93,635		
Colombia	2	92,528	92,528	0		
Honduras	1	81,933	0	81,933		
Bolivia	1	62,528	15,272	47,256		
Costa Rica	1	53,574	9,185	44,389		
Peru	2	39,224	39,224	0		
Uruguay	2	7,407	7,407	0		
Sub-total	**46**	**4,073,673**	**2,613,519**	**1,460,154**	**0.72%**	**0.74%**

D.3.2.6. European Free Trade Association (EFTA) Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
Norway	11	906,124	700,043	206,081		
Iceland	9	460,969	460,969	0		
Switzerland	5	83,400	62,340	21,060		
Liechtenstein	1	11,340	0	11,340		
Sub-total	**26**	**1,461,833**	**1,223,352**	**238,481**	**0.26%**	**0.15%**

EIB Statutory Financial Statements

D.3.2.7. Mediterranean Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
Morocco	57	4,328,931	2,521,610	1,807,321		
Egypt	38	4,107,058	2,180,240	1,926,818		
Tunisia	60	3,674,607	2,362,623	1,311,984		
Israel	8	985,887	762,363	223,524		
Syrian Arab Republic	12	912,499	360,498	552,001		
Lebanon	22	708,949	434,278	274,671		
Jordan	11	528,859	409,140	119,719		
Algeria	1	436,750	436,750	0		
Gaza-West Bank	6	53,212	41,527	11,685		
Sub-total	**215**	**15,736,752**	**9,509,029**	**6,227,723**	**2.79%**	**2.74%**

D.3.2.8. Overseas Countries and Territories (OCT)

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
French Polynesia	2	29,921	11,660	18,261		
New Caledonia	1	20,000	0	20,000		
Sub-total	**3**	**49,921**	**11,660**	**38,261**	**0.01%**	**0.01%**

D.3.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
Ukraine	23	3,717,043	883,684	2,833,359		
Russian Federation	12	1,233,720	320,963	912,757		
Georgia	14	653,605	334,831	318,774		
Moldova, Republic of	14	571,108	167,568	403,540		
Armenia	11	226,382	129,936	96,446		
Azerbaijan	2	76,037	8,537	67,500		
Sub-total	**76**	**6,477,895**	**1,845,519**	**4,632,376**	**1.15%**	**1.02%**

D.3.2.10. South Africa

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
South Africa	28	1,301,805	918,978	382,827		
Sub-total	**28**	**1,301,805**	**918,978**	**382,827**	**0.23%**	**0.23%**
Total loans for projects outside the Union	**880**	**62,258,716**	**39,017,936**	**23,240,780**	**11.05%**	**10.73%**
Total loans 2015[(1)]	**5,821**	**563,487,809**	**457,502,413**	**105,985,396**	**100.00%**	
Total loans 2014[(1)]	**5,820**	**549,117,293**	**449,691,213**	**99,426,080**		**100.00%**

[(1)]Including loan substitutes (Notes B.2 and D.1) and excluding loan instalments receivables (2015: EUR 153 million, 2014: EUR 173 million)

Note E – Shares and other variable-yield securities

E.1. Shares and other variable-yield securities

This balance comprises (in EUR '000):

	Venture capital operations(1)	EBRD shares(2)	Investment funds(1)	Total
Cost:				
At 1 January 2015	2,732,938	157,500	589,320	**3,479,758**
Net additions	329,808	0	38,931	**368,739**
At 31 December 2015	**3,062,746**	**157,500**	**628,251**	**3,848,497**
Value adjustments:				
At 1 January 2015	-563,383	0	-41,657	**-605,040**
Net releases/additions	128,544	0	5,011	**133,555**
At 31 December 2015	**-434,839**	**0**	**-36,646**	**-471,485**
Net book value:				
At 31 December 2015	**2,627,907**	**157,500**	**591,605**	**3,377,012**
At 31 December 2014	**2,169,555**	**157,500**	**547,663**	**2,874,718**

(1) The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:

- for venture capital operations EUR '000 4,089,232 (2014: EUR '000 3,003,952)
- for investment funds EUR '000 581,804 (2014: EUR '000 599,844)

(2) The amount of EUR '000 157,500 (2014: EUR '000 157,500) corresponds to the capital paid in by the Bank as at 31 December 2015 with respect to its subscription of EUR '000 900,440 to the capital of the EBRD (European Bank for Reconstruction and Development).

As at 31 December 2015, the Bank holds 3.04% of the subscribed capital of the EBRD. Based on the audited 2014 EBRD financial statements prepared in accordance with International Financial Reporting Standards, the share of underlying net equity of the Bank in EBRD amounted to EUR 430.1 million (2014: EUR 450.7 million).

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2013)	3.03	14,876	922	48,958
EBRD (31.12.2014)	3.04	14,149	-723	52,487

E.2. Shares in affiliated undertakings

E.2.1. The European Investment Fund

A balance of EUR '000 802,274 (2014: EUR '000 806,976) corresponds to the amount paid in by the Bank in respect of its subscription of EUR '000 2,632,000 (2014: EUR '000 2,650,000) to the capital of the European Investment Fund ('EIF'), with its registered office in Luxembourg.

The Bank holds 61.41% (2014: 63.69%) of the subscribed capital of the EIF amounting to EUR 4.28bn (2014: EUR 4.16bn).

With respect to the 1,654 EIF shares subscribed by other EIF investors, the EIB is offering to buy these shares at any time under a Replacement Share Purchase Undertaking at a price per share of EUR '000 430. This price corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the disclosed unrealised gains in venture capital operations, the profit brought forward and the profit for the year.

As a result of the General Meeting's approval of the EIF's capital increase in May 2014, the EIF's authorised capital has been increased from EUR 3.0bn to EUR 4.5bn. As a result, the subscribed capital of the EIF amounts EUR 4.28bn as at 31 December 2015, as 214 shares (2014: 339) have not yet been subscribed at year end. During 2015, the Bank sold 18 of its shares to other investors, whereas the European Commission has purchased additional 125 shares by subscribing to the authorised share capital of the EIF. As a result the Bank's holding has decreased from 2,650 shares as of 1 January 2015 to 2,632 shares as of 31 December 2015.

The nominal value of EUR '000 710,825 (2014: EUR '000 609,774) of the put option granted to EIF minority shareholders, shown off-balance sheet, has been calculated on the basis of the 2015 audited EIF statutory accounts prepared according to the International Financial Reporting Standards.

In EUR '000	% held	Total own funds	Total net result	Total assets
EIF (31.12.2014)	63.69	1,679,200	84,665	2,040,229
EIF (31.12.2015)	61.41	1,841,956	89,782	2,181,979

EIB Statutory Financial Statements

E.2.2. EU Microfinance Platform FCP FIS

The EU Microfinance Platform FCP-FIS ('EUMPF') is structured as a Luxembourg "fonds commun de placement – fonds d'investissement spécialisé" governed by the Law of 13 February 2007 relating to specialised investment funds (the "2007 Law") and launched on 22 November 2010. It is established as an umbrella fund, which may have several sub-funds. It has been launched with an unlimited duration provided that the fund will however be automatically put into liquidation upon the termination of a sub-fund if no further sub-fund is active at that time.
Currently, the only sub-fund of the EUMPF is the European Progress Microfinance Fund.

The Bank has decided to classify EUMPF in *Shares in affiliated undertakings* as of 01 January 2015.

The balance of EUR '000 98,664 (2014: EUR '000 84,570[(*)]) corresponds to the amount paid in by the Bank in respect of its subscription of EUR '000 100,000 (2014: EUR '000 100,000) to the total committed units of the EUMPF, with its registered office in Luxembourg.

The Bank holds 55.56% (2014: 55.56%) of the total committed units of the EUMPF amounting to EUR 180.0 million (2014: EUR 180.0 million).

In EUR '000	% held	Total own funds	Total net result	Total assets
EUMPF (31.12.2014)	55.56	144,465	243	145,269
EUMPF (31.12.2015)	55.56	169,677	546	170,635

[(*)] Classified under *'Shares and other variable-yield securities'* as of 31 December 2014.

Note F – Intangible and tangible assets (in EUR '000)

	Land	Luxembourg buildings	Furniture and equipment	Total tangible assets	Total intangible assets
Cost:					
At 1 January 2015	20,145	350,604	75,672	446,421	14,182
Additions	0	10,641	24,319	34,960	8,746
Disposals	0	0	-14,363	-14,363	-3,781
At 31 December 2015	**20,145**	**361,245**	**85,628**	**467,018**	**19,147**
Accumulated depreciation:					
At 1 January 2015	0	-147,701	-36,510	-184,211	-5,079
Depreciation	0	-9,792	-18,192	-27,984	-5,641
Disposals	0	0	14,251	14,251	3,781
At 31 December 2015	**0**	**-157,493**	**-40,451**	**-197,944**	**-6,939**
Net book value:					
At 31 December 2015	**20,145**	**203,752**	**45,177**	**269,074**	**12,208**
At 31 December 2014	**20,145**	**202,903**	**39,162**	**262,210**	**9,103**

Note G – Other assets and other liabilities (in EUR ‘000) Other assets 31.12.2015 31.12.2014 Receivables on sale of Venture Capital Operations 50,066 0 Guarantee calls from Member States & Guarantee fund 22,131 18,921 Guarantees disbursed (Venture Capital operations) 6,585 6,585 Staff housing loans and advances(*) 4,309 5,219 Fair value of derivatives 844 964 Commission receivable on guarantees 652 979 Advances on salaries and allowances 336 365 Other 27,812 26,781 Total 112,735 59,814 (*)The balance relates to staff housing loans disbursed previously to the employees by the Bank. Since 1999 these housing loans have been replaced by an arrangement with an external financial institution, whereby permanently employed staff members of the Bank may be granted staff housing loans in accordance with the Bank’s Staff Regulations. The same interest rates, terms and conditions are applicable to all employees concerned. Other liabilities 31.12.2015 31.12.2014 Optional Supplementary Provident Scheme (Note L) 402,350 355,650 EIF Pension Plan 94,280 77,739 Fair value of derivatives 63,780 75,753 Personnel costs payable 59,672 55,139 Guarantee fees 51,268 67,356 Accounts payable and sundry creditors 51,122 36,470 Transitory account on loans 26,103 51,495 Payable on HIPC initiative 15,160 21,411 Western Balkans Infrastructure Fund 1,133 1,566 Other 62,481 42,971 Total 827,349 785,550

EIB Statutory Financial Statements

Note H – Subscription to the capital of the Bank, own funds and appropriation of profit

H.1. Statement of Subscriptions to the Capital of the Bank

as at 31 December 2015 and 2014 (in EUR)

Member States	Subscribed capital	Uncalled capital(*)	Called up capital
Germany	39,195,022,000	35,699,118,050	3,495,903,950
France	39,195,022,000	35,699,118,050	3,495,903,950
Italy	39,195,022,000	35,699,118,050	3,495,903,950
United Kingdom	39,195,022,000	35,699,118,050	3,495,903,950
Spain	23,517,013,500	21,419,470,925	2,097,542,575
Netherlands	10,864,587,500	9,895,547,225	969,040,275
Belgium	10,864,587,500	9,895,547,225	969,040,275
Sweden	7,207,577,000	6,564,714,700	642,862,300
Denmark	5,501,052,500	5,010,399,750	490,652,750
Austria	5,393,232,000	4,912,195,875	481,036,125
Poland	5,017,144,500	4,569,652,475	447,492,025
Finland	3,098,617,500	2,822,243,850	276,373,650
Greece	2,946,995,500	2,684,145,675	262,849,825
Portugal	1,899,171,000	1,729,779,000	169,392,000
Czech Republic	1,851,369,500	1,686,240,975	165,128,525
Hungary	1,751,480,000	1,595,260,900	156,219,100
Ireland	1,375,262,000	1,252,598,750	122,663,250
Romania	1,270,021,000	1,156,744,700	113,276,300
Croatia	891,165,500	811,680,000	79,485,500
Slovakia	630,206,000	573,996,175	56,209,825
Slovenia	585,089,500	532,903,925	52,185,575
Bulgaria	427,869,500	389,706,625	38,162,875
Lithuania	367,127,000	334,381,950	32,745,050
Luxembourg	275,054,500	250,521,650	24,532,850
Cyprus	269,710,500	245,654,325	24,056,175
Latvia	224,048,000	204,064,750	19,983,250
Estonia	173,020,000	157,587,900	15,432,100
Malta	102,665,000	93,508,025	9,156,975
Total	**243,284,154,500**	**221,585,019,550**	**21,699,134,950**

(*) Can be called by decision of the Board of Directors to such extent as may be required for the Bank to meet its obligations.

H.2. Own funds and appropriation of profit

Statement of movements in own funds (in EUR '000)	**2015**	**2014**
Share capital:		
- Subscribed capital	243,284,155	243,284,155
- Uncalled capital	-221,585,020	-221,585,020
- Called capital	**21,699,135**	**21,699,135**
- Capital called but not paid	-49,678	-479,811
- Paid in capital	**21,649,457**	**21,219,324**
Reserves and profit for the year:		
Reserve fund:		
- Balance at beginning of the year	24,328,415	22,828,922
- Appropriation of prior year's profit[(1)]	0	1,499,493
- Balance at end of the year	**24,328,415**	**24,328,415**
- Reserves called but not yet paid	-80,239	-96,286
- Paid in balance at end of the year	**24,248,176**	**24,232,129**
Additional reserves:		
- Balance at beginning of the year	2,676,782	1,144,024
- Appropriation of prior year's profit[(1)]	2,609,595	1,532,758
- Balance at end of the year	**5,286,377**	**2,676,782**
Special activities reserve:		
- Balance at beginning of the year	6,030,722	6,090,520
- Appropriation of prior year's profit[(1)]	-96,841	-59,798
- Balance at end of the year	**5,933,881**	**6,030,722**
General loan reserve:		
- Balance at beginning of the year	3,205,513	3,663,165
- Appropriation of prior year's profit[(1)]	113,097	-457,652
- Balance at end of the year	**3,318,610**	**3,205,513**
Profit for the financial year	**2,756,914**	**2,625,851**
Total own funds	**63,193,415**	**59,990,321**

[(1)] On 24 April 2015, the Board of Governors decided to appropriate the profit for the year ended 31 December 2014, which amounted to EUR '000 2,625,851, to the Additional reserves, the Special activities reserve or the General loan reserve. The fact that amounts are being released from / added to the General loan reserve and the Special activities reserve is the consequence of the evolution of the risks of the underlying operations.

H.3. Subscribed capital and reserves, called but not paid

As a result of the decision by the Member States, the subscribed and called capital of the Bank increased by EUR 10 billion on 31 December 2012. The Member States were due to pay in their respective shares of this EUR 10 billion capital increase over no more than three instalments due on 31 March 2013, 31 March 2014 and 31 March 2015. All contributions due on 31 March 2013 and 31 March 2014 and 31 March 2015 were settled in full and 100% of the EUR 10 billion capital increase has been settled as at 31 December 2015.

On 1 July 2013, the subscribed capital increased from EUR 242,392,989,000 to EUR 243,284,154,500 by virtue of the contributions of Croatia, a new Member State that joined on 1 July 2013. The contributions of the new Member State to the Paid-in capital and to the Reserves amount to EUR 79.5 million and EUR 128.4 million respectively. The total amount to be paid by the new Member State has been equally spread over 8 instalments due on 30 November 2013, 30 November 2014, 30 November 2015, 31 May 2016, 30 November 2016, 31 May 2017, 30 November 2017, and 31 May 2018. The instalments up to and including 30 November 2015 were settled in full.

The amount of EUR '000 129,917 shown in the balance sheet under the caption *Subscribed capital and reserves, called but not paid* contains EUR '000 129,917 related to net receivable from the new Member State, Croatia.

Statement of movements in own funds (in EUR '000)	**31.12.2015**	**31.12.2014**
Subscribed capital receivable from Member States in respect of 2012 capital increase	0	420,197
Subscribed capital called but not paid (Croatia)	49,678	59,614
Reserves called but not paid (Croatia)	80,239	96,286
Total	**129,917**	**576,097**

EIB Statutory Financial Statements

Note I – 'Prepayments and accrued income' and 'Accruals and deferred income' (in EUR '000)

Prepayments and accrued income	31.12.2015	31.12.2014
Foreign exchange on currency swap contracts	21,757,295	13,588,828
Interest and commission receivable	8,410,434	8,616,261
Redemption premiums on swaps receivable(*)	279,148	370,827
Deferred borrowing charges	148,311	106,372
Investment Facility's commission receivable	43,045	38,348
Other	26,888	20,926
Total	**30,665,121**	**22,741,562**

Accruals and deferred income	31.12.2015	31.12.2014
Interest and commission payable	9,640,310	9,830,956
Foreign exchange on currency swap contracts	6,297,037	4,972,031
Redemption premiums on swaps payable	755,905	644,404
Deferred borrowing proceeds	515,964	294,204
Deferred income on loans	133,602	67,725
Interest subsidies received in advance	111,886	119,687
Prepaid management fees	18,812	20,320
Other	6,148	2,934
Total	**17,479,664**	**15,952,261**

(*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features.

(**) Part of the amounts received from the European Commission has been made available as a long-term advance and is entered on the liabilities side under item *Accruals and deferred income* and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the European Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and
- interest subsidies, concerning certain lending operations put in place within the EU from the Bank's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992.

Note J – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR '000)

J.1. Amounts owed to credit institutions

	31.12.2015	31.12.2014
Repayable on demand	14,586,348	6,915,224
Short term deposits	117,331	51,110
Repo with banks	323,000	0
Cash deposited on swaps payable	399,559	358,290
Total	**15,426,238**	**7,324,624**

J.2. Amounts owed to customers

	31.12.2015	31.12.2014
Overnight deposits	10,316	112,844
European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	364,068	356,979
- Deposit accounts	1,570,945	1,518,849
Short-term deposits	148,977	270,840
Total	**2,094,306**	**2,259,512**

Note K – Debts evidenced by certificates

In its financing activity, one of the Bank's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption *'Debts evidenced by certificates'* includes *'Debt securities in issue'* (securities offered to the general investing public) and *'Others'* (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2015 and 2014, together with the average rates and due dates.

	Debts evidenced by certificates (in EUR '000)				
Payable in	**Outstanding at 31.12.2015**	**Average rate 2015(*)**	**Due dates**	**Outstanding at 31.12.2014**	**Average rate 2014(*)**
EUR	215,671,351	2.50	2016/2057	217,808,831	2.66
USD	142,227,743	1.77	2016/2058	123,841,355	1.87
GBP	61,582,809	2.99	2016/2054	61,258,232	3.16
AUD	11,940,499	4.83	2016/2042	12,585,459	5.23
CHF	8,624,153	2.09	2016/2036	8,225,216	2.11
JPY	6,721,225	1.18	2016/2053	6,792,441	1.48
SEK	5,089,398	3.29	2016/2039	5,087,086	3.33
NOK	4,749,990	3.06	2016/2033	4,546,943	3.62
TRY	4,332,385	7.62	2016/2024	3,989,104	7.85
CAD	3,214,857	2.11	2018/2045	4,269,018	1.93
ZAR	2,742,881	7.40	2016/2026	2,483,029	7.34
NZD	824,829	3.85	2016/2021	595,505	4.41
CZK	397,346	2.17	2017/2034	457,313	2.90
RUB	368,770	7.38	2016/2025	551,032	7.89
PLN	234,413	3.89	2017/2022	91,153	4.73
HUF	210,542	1.84	2016/2021	197,525	6.47
DKK	123,838	3.46	2024/2026	550,683	2.55
CNY	63,247	4.10	2016/2016	0	0
MXN	52,869	4.00	2020/2020	43,026	3.97
RON	52,608	7.99	2016/2019	53,092	8.25
HKD	29,633	5.27	2017/2019	26,551	5.27
Total	**469,255,386**			**453,452,594**	

(*) Weighted average interest rates at the balance sheet date

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 500 million in 2015 nil in 2014). All borrowings are fully hedged through structured swap operations.

The table below provides the movements in 2015 and 2014 for debts evidenced by certificates (including short-term commercial papers):

(In EUR million)	2015	2014
Balance at 1 January	453,453	426,358
Issuance during the year	150,467	102,581
Contractual redemptions	-149,034	-89,235
Early redemptions and buy-backs	-3,972	-5,029
Exchange adjustments	18,341	18,778
Balance at 31 December	**469,255**	**453,453**

EIB Statutory Financial Statements

Note L – Provisions – pension plans and health insurance scheme (in EUR '000)

The Bank's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank covering all employees. All contributions of the Bank and its staff are invested in the assets of the Bank.

The pension plans and health insurance scheme provisions are as follows (in EUR '000):

	2015	2014
Staff pension plan:		
Provision at 1 January	**1,778,841**	**1,645,284**
Payments made during the year	-68,834	-66,470
Recognition of actuarial losses	62,428	11,287
Annual contributions and interest	169,555	188,740
Sub-total pension plan	**1,941,990**	**1,778,841**
Management Committee Pension Plan		
Management Committee Pension Plan	34,836	35,819
Recognition of actuarial losses	1,252	35
Sub-total Management Committee Pension Plan	**36,088**	**35,854**
Health insurance scheme:		
Provision at 1 January	**193,267**	**177,765**
Payments made during the year	-12,260	-15,593
Recognition of actuarial losses	10,455	1,852
Annual contributions and interest	28,377	29,243
Sub-total health insurance scheme	**219,839**	**193,267**
Total provisions at 31 December	**2,197,917**	**2,007,962**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined contribution pension scheme). The corresponding amount of EUR 402 million (2014: EUR 356 million) is classified under '*Other liabilities*' (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 30 September 2015 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2015 with an extrapolation ('roll forward' method) for the last three months of 2015, using the prevailing market rates of 31 December 2015 and the following assumptions (for the staff pension and medical plans):

- a discount rate of 3.91% (2014: 3.14%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 20.14 year duration (2014: 19.80 year duration);
- in the light of past experience, the Bank estimates that the overall expected remuneration of post-employment reserves is set at a rate of 1.5% (2014: 1.5%) above the discount rate mentioned above;
- progressive retirement between the age of 55 and 65 (same as 2014);
- a combined average impact of the increase in the cost of living and career progression of 4.5% (same as 2014);
- a variation in the probable resignation rate between 30% and 0%, decreasing with age (same as 2014);
- a rate of adjustment of pensions of 2% per annum (same as 2014);
- use of the ISCLT longevity table 2013 (same as 2014);
- a medical cost inflation rate of 4.0% per annum (2014: 4%); and
- a medical cost profile per age updated in 2015.

The provisions for these schemes are adjusted when needed (Note A.11.1) according to the actuarial valuation, as per the tables above. Cumulative prior year actuarial deficits or surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the participants on a straight-line basis.

In 2014, the actuarial valuation of the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 1,416,153. EUR '000 1,073,741 was reported in excess of the 10% corridor, and recognised over the expected average remaining service lives of the participants on a straight-line basis from 1 January 2015. Thus, the net loss recognised in 2015 is EUR '000 74,134.

In 2015, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 813,340. EUR '000 512,214 was reported in excess of the 10% corridor, and the net loss which will be recognised in 2016 will be EUR '000 34,904.

Note M – Profit for the financial year

The appropriation of the balance of the profit and loss account for the year ended 31 December 2015, amounting to EUR '000 2,756,914 will be submitted to the Board of Governors for approval by 26 April 2016.

Note N – 'Interest receivable and similar income' and 'Interest payable and similar charges'

N.1. Net interest income (in EUR '000)

	2015	2014
Interest receivable and similar income:		
Cash in hand, balance with central banks and post office banks	109	144
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities	314,637	336,710
Loans and advances to credit institutions and customers	8,281,560	8,771,629
Derivatives	14,024,655	13,554,404
Total	**22,620,961**	**22,662,887**
Interest payable and similar charges:		
Amounts owed to credit institutions and customers	5,352	-4,362
Debts evidenced by certificates	-12,468,972	-12,622,803
Derivatives	-6,585,142	-6,693,549
Other	-133,385	-155,563
Total	**-19,182,147**	**-19,476,277**
Net interest income	**3,438,814**	**3,186,610**

N.2. Geographical analysis of 'Interest receivable and similar income' (in EUR '000)

	2015	2014
EU countries		
Spain	1,263,430	1,302,867
United Kingdom	913,990	750,003
Italy	771,055	887,536
Poland	679,970	706,066
Greece	560,925	572,285
France	525,429	638,884
Germany	495,365	581,692
Portugal	382,188	391,565
Austria	261,318	258,517
Hungary	203,208	226,397
Netherlands	191,563	208,866
Belgium	188,684	193,738
Romania	125,133	143,449
Sweden	113,304	127,412
Finland	80,147	92,477
Ireland	75,210	80,260
Croatia	71,370	71,464
Czech Republic	67,166	84,239
Slovakia	66,813	68,047
Slovenia	58,706	62,613
Bulgaria	51,066	51,027
Lithuania	47,073	46,237
Denmark	20,404	19,279
Cyprus	16,479	19,664
Latvia	16,389	17,848
Estonia	15,732	17,304
Malta	11,421	11,524
Luxembourg	7,010	9,093
Total EU countries	**7,280,548**	**7,640,353**
Outside the European Union	995,316	985,855
Total	**8,275,864**	**8,626,208**
Income not analysed per country(1)	14,345,097	14,036,679
Total interest receivable and similar income	**22,620,961**	**22,662,887**

(1)Income not analysed by country:		
· Revenue from Long Term Hedge portfolio and loan substitutes portfolio	187,944	217,241
· Revenue from Securities Liquidity portfolios	135,878	81,119
· Revenue from money-market securities	-9,185	38,350
· Revenue from money-market operations	5,805	145,565
· Income from derivatives	14,024,655	13,554,404
	14,345,097	**14,036,679**

EIB Statutory Financial Statements

Note O – 'Commission receivable' and 'Commission payable' (in EUR '000)

	2015	2014
Commission receivable:		
Commission on Investment Facility - Cotonou	45,438	40,629
Commission on guarantees	32,806	5,122
Commission on Jaspers	24,984	22,772
Commission on Jessica	11,854	11,780
Commission income on loans	11,641	12,244
Commission on Yaoundé/Lomé Conventions	3,130	3,552
Commission on NER 300	2,910	2,865
Commission on other mandates	54,672	37,415
Total commission receivable	**187,435**	**136,379**
Commission payable	**-67,102**	**-25,553**

Note P – Net result on financial operations (in EUR '000)

	2015	2014
Net result on shares and other variable yield securities	76,588	-19,099
Net result on translation of balance sheet positions	1,453	-2,684
Net result on repurchase of debts evidenced by certificates	-917	-531
Net result on derivatives	-53,000	-28,568
Net result on securities liquidity portfolios (securities only)	-72,848	-16,880
Total net result on financial operations	**-48,724**	**-67,762**

Note Q – Other operating income (in EUR '000)

	2015	2014
Rental income	7,204	4,955
Reversal of previous year's unutilised accruals on general administrative expenses	3,864	2,730
Sale of EIF shares (Note E.2)	2,494	11,935
Other	795	3,448
Total	**14,357**	**23,068**

Note R – General administrative expenses (in EUR '000)

	2015	2014
Salaries and allowances(*)	-277,770	-257,035
Welfare contributions and other staff costs	-244,823	-170,089
Staff costs	**-522,593**	**-427,124**
Other general administrative expenses	-195,338	-161,684
Total general administrative expenses	**-717,931**	**-588,808**

(*)Of which the amount for members of the Management Committee is EUR '000 3,223 at 31 December 2015 and EUR '000 3,168 at 31 December 2014.

The number of persons employed by the Bank was 2,544 at 31 December 2015 (2,277 at 31 December 2014).

Note S – Off-balance sheet special deposits for servicing borrowings

This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank.

Note T – Fair value of financial instruments

At the balance sheet date, the Bank records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the SLP portfolio) representing the amount received in the event of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below:

At 31 December 2015 (in EUR million)	Accounting value	Fair value
Financial assets:		
Cash in hand, balances with central banks and post office banks	206	206
Loans and advances to credit institutions and customers, excluding loan substitutes	469,532	501,552
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	65,412	65,874
Shares and other variable yield securities (Note E)	3,377	4,832
Total financial assets	**538,527**	**572,464**
Financial liabilities:		
Amounts owed to credit institutions and customers (Note J)	17,521	17,119
Debts evidenced by certificates (Note K)	469,255	517,178
Total financial liabilities	**486,776**	**534,297**

At 31 December 2014 (in EUR million)	Accounting value	Fair value
Financial assets:		
Cash in hand, balances with central banks and post office banks	114	114
Loans and advances to credit institutions and customers, excluding loan substitutes	471,583	504,787
Treasury bills and debt securities portfolios including loan substitutes (Note B.2)	43,344	44,344
Shares and other variable yield securities (Note E)	2,875	4,057
Total financial assets	**517,916**	**553,302**
Financial liabilities:		
Amounts owed to credit institutions and customers (Note J)	9,584	9,584
Debts evidenced by certificates (Note K)	453,453	507,939
Total financial liabilities	**463,037**	**517,523**

Note U – Risk management

This note presents information about the Bank's exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are:

- Credit risk - the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms, including settlement risk;
- Interest rate risk - the risk that an investment's value will change due to a change in the absolute level of interest rates, in the shape of the yield curve or in any other interest rate relationship;
- Liquidity and funding risk - the risk that the Bank is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price;
- Foreign exchange rate risk - the risk of an investment's value changing due to changes in currency exchange rates and
- Operational risk - the potential loss resulting from inadequate or failed internal processes, people and systems or from external events.

Risk management organisation

The Bank's objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to full regulation, it aims to comply with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS).

The Risk Management Directorate (RM) independently identifies, assesses, monitors and reports credit, market, liquidity and funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties, RM is independent of the Front Offices and provides second opinion on all proposals made which have risk implications. The Director General of RM reports to the Management Committee and meets regularly with the Audit Committee to discuss topics relating to credit, market and operational risks. He is also responsible for overseeing risk reporting to the Management Committee, the Risk Policy Committee and the Board of Directors.

The management and monitoring of loans post signature is, for significant parts of the portfolio, the responsibility of Transaction Monitoring and Restructuring Directorate (TMR), a Directorate independent from RM. TMR focuses on monitoring higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All of its proposals which have credit risk implications are subject to an independent second opinion by the RM.

Two internal risk-oriented committees support the implementation of the Bank's risk policies:

The Credit Risk Assessment Group (CRAG) is a high-level forum for discussing relevant credit risk issues arising in the course of the Bank's activities and for advising the Management Committee on these. Its members are the Directors General of the Operations, Projects, RM,

EIB Statutory Financial Statements Transaction Monitoring & Restructuring (TMR), Finance and Legal Affairs Directorates. The CRAG is intended to complement, and does not replace, the existing case-by-case review of lending operations, which remains central to the loan approval process. An Asset/Liability Committee (ALCO), made up of the Directors General of the Operations, Finance, Financial Control and RM Directorates and the Chief Economist, provides a high-level forum for debating the Bank’s asset and liability management (ALM) matters and for making proposals in this field to the Management Committee. It promotes and facilitates the dialogue among the Directorates represented in it, while providing a wider perspective on, and enhancing their understanding of, the main financial risks The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, market, liquidity and funding and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity and operations. Risk measurements combine metrics of capitalisation, liquidity, exposure to market and operational risk. Detailed information on credit, ALM, liquidity and financial risks is presented and explained to the Management Committee on a monthly basis and to the Board of Directors on a quarterly basis. The Bank’s risk tolerance The Bank has defined its risk tolerance level and set high level boundaries for the risks arising from the pursuit of the Bank’s business strategy. In setting these high level boundaries, the Bank ensures that its risk profile is aligned with its business strategy and stakeholders’ expectations. As a public institution, the Bank does not aim to make profits from speculative exposures to risks.As a consequence, the Bank does not consider its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to these activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short term views on trends in interest rates. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. U.1. Credit risk Credit risk concerns mainly the Bank’s lending activities and, to a lesser extent, its derivative transactions and treasury instruments, such as debt securities, certificates of deposit and interbank term deposits. No credit risk is attached to the Bank’s venture capital operations, which are performed entirely through equity participations and are therefore only exposed to market risk. The credit risk associated with the use of derivatives is analysed in Note V. The Bank’s credit risk policies are approved by the governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank’s position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterparty and sector limit system, the credit policies ensure an acceptable degree of diversification in the Bank’s loan portfolio. The policies also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Bank may receive. Management of credit risk is based on an assessment of the level of credit risk vis-à-vis counterparties and on the level of security provided to the Bank in case of the counterparty’s insolvency.

U.1.1. Loans

In order to limit the credit risk on its loan portfolio, the Bank lends only to counterparties with high creditworthiness and sound security.

In order to measure and manage credit risk on loans, the Bank has graded its lending operations according to generally accepted criteria, based on the quality of the borrower and, where appropriate, the security.

The structure of borrowers and guarantors relating to the loan portfolio as at 31 December 2015 is analysed below, including undisbursed portions.

Loans outside the European Union (apart from those under the Facilities) are, as a the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain Bank loans are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war or civil disturbance.

Loans under the Facilities are those granted under Article 16 (previously Article 18) of the Bank's Statute and those loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Bank's own resources and at the Bank's own risk.

The table below shows (in EUR million) the loans for projects inside and outside the European Union granted under the Facilities and the risk-sharing operations:

Borrower \ Guarantor	States	Public institutions	Banks	Corporates	Not guaranteed[1]	Total 2015	Total 2014
States	0	0	0	0	49,761	**49,761**	**46,299**
Public institutions	29,358	17,445	551	1,322	75,996	**124,672**	**114,520**
Banks	37,840	27,214	31,764	27,858	26,253	**150,929**	**153,388**
Corporates	17,904	9,015	22,144	41,706	87,653	**178,422**	**180,254**
Total 2015[1][2][3][4]	**85,102**	**53,674**	**54,459**	**70,886**	**239,663**	**503,784**	
Total 2014[1][2][3][4]	**82,055**	**58,804**	**62,785**	**73,483**	**217,334**		**494,461**

[1] These amounts include loans for which no formal guarantee independent of the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.
[2] The loans in risk-sharing operations amount to EUR 6,843 million as of 31 December 2015 (2014: EUR 7,209 million).
[3] This amount does not include loan substitutes (2015: EUR 18,803 million; 2014: EUR 16,510 million).
[4] These amounts exclude loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

The Bank did not record value adjustments in 2014 and 2015 in respect of its EU sovereign and sovereign guaranteed exposure as at the year end as the Bank's preferred creditor status and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Bank's assets upon maturity.

The table below discloses information regarding the sovereign credit risk on loans granted inside and outside the European Union under the Facilities and the risk-sharing operations:

EIB Statutory Financial Statements

(in EUR million)	2015			2014		
	Acting as borrower		Acting as guarantor	Acting as borrower		Acting as guarantor
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	84	0	0	87
Belgium	0	0	131	207	0	145
Bulgaria	852	729	0	669	915	0
Croatia	356	321	2,329	319	65	2,387
Cyprus	880	449	1,175	846	411	1,090
Czech Republic	2,144	0	182	2,179	248	232
Denmark	0	0	159	0	0	190
Estonia	507	200	119	524	200	119
Finland	169	0	362	227	0	430
France	0	0	656	0	0	812
Germany	0	0	1,667	0	0	1,503
Greece	7,416	750	7,709	7,091	320	7,866
Hungary	5,263	1,407	1,179	5,419	1,258	1,255
Ireland	0	200	1,082	0	100	922
Italy	2,044	0	5,233	1,016	0	4,801
Latvia	361	200	167	365	525	177
Lithuania	1,432	0	87	1,132	0	87
Luxembourg	0	300	81	0	0	88
Malta	0	0	323	0	0	328
Netherlands	0	0	80	0	0	0
Poland	10,235	310	16,932	9,357	510	15,641
Portugal	1,113	0	5,846	1,113	450	6,032
Romania	2,028	1,096	0	1,801	1,396	320
Slovakia	1,715	750	48	1,395	120	52
Slovenia	519	500	2,455	523	0	2,425
Spain	3,199	255	28,677	3,274	255	26,231
Sweden	0	0	34	0	0	32
United Kingdom	0	0	1,158	0	0	1,553
Non EU –Countries	1,090	971	7,147	1,027	1,042	7,250
Total	**41,323**	**8,438**	**85,102**	**38,484**	**7,815**	**82,055**

The table below shows (in EUR million) the loans for projects outside the European Union (apart from the Article 16 Facility and those falling under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility):

Secured by:	31.12.2015	31.12.2014
Member States	2,794	2,641
European Union budget(1)	44,950	42,714
Total(2) (3)	**47,744**	**45,355**

(1) Of which EUR 6,843 million in risk-sharing operations as explained above (2014: EUR 7,209 million).
(2) Including loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.
(3) Financial guarantees that have been granted by the Bank for a total amount of EUR 477.6 million (2014: nil), are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above and are included in Note U.1.3.

LOANS FOR PROJECTS OUTSIDE THE EUROPEAN UNION (in EUR million)

(including loans in the new Member States before accession)

BREAKDOWN OF LOANS OUTSTANDING BY GUARANTEE

AGREEMENT	31.12.2015	31.12.2014
75% Member States global guarantee		
- ACP/OCT Group 4th Lomé Convention	6	15
- ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	146	182
Total 75% Member States global guarantee	**152**	**197**
75% Member States guarantee		
- Cotonou partnership agreement	449	472
- Cotonou partnership 2nd agreement	1,663	1,801
- Cotonou Protocol 3 - OR / ACP	510	151
- Cotonou Protocol 3 - OR / OCT	20	20
Total 75% Member States guarantee	**2,642**	**2,444**
Total Member States guarantee	**2,794**	**2,641**
100% European Union budget guarantee		
- ALA I – 750m	0	20
- ALA interim (100% guarantee) –153m	1	2
- CEEC –3bn - BG Decision 02.05.94	32	78
- Russia – 100 m - 2001-2005	44	48
- Russia – 500 m - 2004-2007	224	230
Total 100% European Union budget guarantee	**301**	**378**
75% European Union budget guarantee		
- Mediterranean Protocols	104	160
- Slovenia – 1st Protocol	2	6
Total 75% European Union budget guarantee	**106**	**166**
70% European Union budget guarantee		
- South Africa – 375m – Decision 29.01.97	40	43
- ALA II – 900m	30	35
- Bosnia–Herzegovina – 100m 99/2001	52	58
- Euromed (EIB) –2 310m – Decision 29.01.97	184	247
- FYROM (Former Yugoslav Republic of Macedonia) – 150m – 1998/2000	43	54
- CEEC–3,520m–Decision 29.01.97	556	679
Total 70% European Union budget guarantee	**905**	**1,116**
- **65% European Union budget guarantee**		
- South Africa – 825m – 7/2000-7/2007	183	255
- South Africa – Decision 2/2007–12/2013	766	829
- ALA III – 2,480m — 2/2000 – 7/2007	428	510
- ALA Decision – 2/2007–12/2013	3,499	3,609
- Euromed II – 6,520m – 2/2000 — 1/2007	3,338	3,649
- South Eastern Neighbours – 9,185m – 2/2000 – 7/2007	5,283	5,817
- Turkey special action – 450m – 2001-2006	133	157
- Turkey TERRA – 600m – 11/1999 – 11/2002	355	381
- PEV EE/CAS/RUS 1/2/2007 – 31/12/2013	3,696	3,837
- PEV MED 1/2/2007 – 31/12/2013	9,010	9,137
- Pre-Accession – 8,700m – 2007 – 2013	8,550	8,847
- Climate Change Mandate 2011 - 2013	1,910	1,927
- ELM Asia 2014-2020	476	45
- ELM Central Asia 2014-2020	140	70
- ELM East-Russia 2014-2020	2,121	1,091
- ELM Latin America 2014-2020	786	303
- ELM MED 2014-2020	1,657	390
- ELM Pre-Accession 2014-2020	1,157	200
- ELM RSA 2014-2020	150	0
Total 65% European Union budget guarantee	**43,638**	**41,054**
Total European Union budget guarantee	**44,950**	**42,714**
Total(1)	**47,744**	**45,355**

(1) Financial guarantees that have been granted by the Bank for a total amount of EUR 477.6 million (2014: nil), are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above and are disclosed in Note U.1.3.

EIB Statutory Financial Statements

Collateral on loans (in EUR million)

Among other credit mitigant instruments, the Bank uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 28,871 million (2014: EUR 33,755 million), with the following composition:

As at 31 December 2015	Loan Financial Collateral (in EUR million)[1]								
	Bonds								
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	Equities & Funds	Cash	Total
Aaa	203	22	0	1,470	8	0	0	0	**1,703**
Aa1 to Aa3	1,774	0	9	901	415	0	0	0	**3,099**
A1	707	0	0	1,208	288	0	0	0	**2,203**
Below A1	17,012	0	31	1,393	2,193	0	0	0	**20,629**
Non-Rated	0	0	0	0	0	0	358	879	**1,237**
Total	**19,696**	**22**	**40**	**4,972**	**2,904**	**0**	**358**	**879**	**28,871**

As at 31 December 2014	Loan Financial Collateral (in EUR million)[1]								
	Bonds								
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	Equities & Funds	Cash	Total
Aaa	366	105	0	7	1,556	0	0	0	**2,034**
Aa1 to Aa3	1,402	30	190	29	1,483	0	0	0	**3,134**
A1	355	0	0	764	428	0	0	0	**1,547**
Below A1	15,023	0	944	1,417	7,124	113	0	0	**24,621**
Non-Rated	0	0	0	0	0	0	358	2,061	**2,419**
Total	**17,146**	**135**	**1,134**	**2,217**	**10,591**	**113**	**358**	**2,061**	**33,755**

[1] Bonds, equities and funds are valued at their market value (including haircuts).

A breakdown of disbursed loans outstanding including loan substitutes (in EUR million) at 31 December according to the sectors in which borrowers are engaged is set out below:

	Maturity				
Sector	not more than 1 year	1 year to 5 years	more than 5 years	**Total 2015**	Total 2014
Transports	7,508	29,169	93,628	**130,305**	129,195
Global Loans[2]	14,349	57,988	33,916	**106,253**	103,910
Energy	4,625	22,484	37,646	**64,755**	60,691
Industry	7,112	20,800	6,281	**34,193**	37,308
Health, education	2,450	8,669	22,388	**33,507**	31,985
Water, sewerage	2,098	8,548	20,684	**31,330**	26,870
Miscellaneous infrastructure	1,234	5,174	19,723	**26,131**	23,635
Services	1,816	6,012	8,399	**16,227**	20,499
Telecommunications	1,997	7,091	3,220	**12,308**	13,711
Agriculture, fisheries, forestry	73	545	1,875	**2,493**	1,887
Total 2015	**43,262**	**166,480**	**247,760**	**457,502**	
Total 2014	**46,388**	**162,279**	**241,024**		**449,691**

[2] A global loan is a line of credit to an intermediary financing institution or a bank, which subsequently lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.

Arrears on loans

Amounts in arrears are identified, monitored and reported according to the procedures defined into the Bank-wide "Financial Monitoring Guidelines and Procedures". These procedures are adopted for all loans managed by the EIB.

Loans not secured by global guarantees of the European Union budget or the Member States:

As of 31 December 2015, arrears above 90 days on loans from own resources not secured by guarantees of the European Union budget or the Member States amount to EUR 105.4 million (2014: EUR 87.3 million).

The outstanding principal amount related to those arrears is EUR 403.2 million as of 31 December 2015 (2014: EUR 327.1 million). These arrears on loans are covered by a value adjustment of EUR 395 million (2014: EUR 267.8 million).

Loans secured by guarantees of the European Union budget or the Member States:

Loans for projects that are located outside the European Union and carried out on the basis of mandates are guaranteed by the European Union, the Member States or on a risk-sharing basis. For such loans, if an amount is due, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked.

As of 31 December 2015, these arrears above 90 days amount to EUR 14.7 million (2014: EUR 10.0 million).

Loans called under guarantees of the European Union budget or the Member States:

During 2015 EUR 58.6 million have been called under the European Union budget guarantee and nil under the Member States guarantee. Corresponding amounts in 2014 were EUR 58.7 million and nil respectively.

The table below gives an overview of the arrears above 90 days on loans:

(EUR'000)	31.12.2015	31.12.2014
Loans not secured by EU or Member State guarantees		
Amount in arrears	105,435	87,253
Related principal outstanding	403,185	327,081
Loans secured by EU or Member State guarantees (callable)		
Amount in arrears	14,703	9,999
Related principal outstanding	203,075	175,156
Loans called under the EU or Member State guarantees		
Amount called (during the year)	58,562	58,707
Cumulative amount called and not refunded as at year end	338,497	270,892

Loan renegotiation and forbearance

The EIB considers loans to be forborne if in response to adverse changes in the financial position of a borrower the EIB renegotiates the original terms of the contractual arrangements with that borrower, thereby directly affecting the future cash flows of the financial instrument, which may result in a loss to the Bank. However, the financial impact of restructuring activities is in general limited to value adjustment losses, if any, as financial neutrality is generally applied by the Bank and reflected in the renegotiated pricing conditions of the operations restructured.

In the normal course of business, the Loan Grading (LG) of the loans in question would have deteriorated and the loan would have been included in the Watch List before renegotiation. Once renegotiated, the EIB will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Bank will consider accounting for value adjustments in the profit and loss account. The corresponding value adjustment will be calculated based on the forecasted cash flows discounted at the original effective interest rate. The need for a value adjustment for all loans whose LG deteriorated to E- is assessed regularly; all loans with a LG of F require a value adjustment. Once the Loan Grading of a loan has improved sufficiently, the loan will be removed from the Watch List in line with the Bank's procedures.

Forbearance measures and practices undertaken by the Bank's restructuring team during the reporting period includes extension of maturity, deferral of capital only, deferral of capital and interest and capitalisation of arrears. Such forbearance measures do not lead to the derecognition of the underlying operation.

Exposures subject to changes in contractual terms that do not affect future cash flows, such as collateral or other security arrangements or the waiver of contractual rights under covenants, are not considered to be forborne and hence those events are not considered to be sufficient to indicate the requirement of a value adjustment on their own.

Operations subject to forbearance measures are considered by the Bank as forborne until their final maturity and are reported as such in the table below.

(in EUR million)	31.12.2015	31.12.2014
Number of contracts subject to forbearance practices	20	20
Carrying values (incl.amounts in arrears)	1,264	1,302
of which being subject to value adjustments	777	1,318
Value adjustments recognised	435	322
Interest income in respect of forborne contracts	8	12
Exposures written off (following the termination/sale of the operation)	0	0

EIB Statutory Financial Statements

Forbearance measures							
(in EUR million)	**31.12.2014**	Extension of maturities	Deferral of capital only	Deferral of capital and interest	Other	Contractual repayment and termination[1]	**31.12.2015**
Public	319	0	0	0	0	-54	265
Bank	25	0	0	0	0	-8	17
Corporate	958	7	0	0	65	-48	982
Total	**1,302**	**7**	**0**	**0**	**65**	**-110**	**1,264**

[1]Decreases are explained by repayments of capital occuring during the year on operations already considered to be forborne as of 31 December 2014 and by termination during the year.

U.1.2. Treasury

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed by selecting sound counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Risk Management Directorate.

The Bank enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Bank controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Bank when deemed necessary.

Tripartite reverse repo operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and
- organisation of substitute collateral provided that this meets all the contractual requirements.

The table below provides a percentage breakdown of the credit risk associated with the securities in the Treasury portfolios and the money markets products (deposits and tripartite reverse repos) in terms of the credit rating of counterparties and issuers:

Moody's or equivalent rating	**Securities portfolio %**		**Money market products %**	
	31.12.2015	31.12.2014	**31.12.2015**	31.12.2014
Aaa	**21**	12	**4**	2
Aa1 to Aa3	**37**	18	**60**	37
A1 to A3	**23**	37	**27**	44
Below A3	**19**	33	**9**	17
Total	**100**	**100**	**100**	**100**

Collateral on Treasury transactions

Collateral received

The Treasury transactions include EUR 14,794 million (2014: EUR 25,415 million) of tripartite reverse repurchase agreements. These transactions are governed by Tripartite Agreements, for which the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2015 is EUR 15,039 million (2014: EUR 26,289 million), with the following classification:

Tripartite Agreements Collateral (in EUR million)							
At 31 December 2015	Bonds						
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	**Total**
Aaa	221	116	0	4,307	50	2	**4,696**
Aa1 to Aa3	1,211	282	0	382	487	0	**2,362**
A1	122	0	0	136	349	0	**607**
Below A1	4,127	51	0	126	3,070	0	**7,374**
Total	**5,681**	**449**	**0**	**4,951**	**3,956**	**2**	**15,039**

Tripartite Agreements Collateral (in EUR million)

At 31 December 2014	Bonds						
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	**Total**
Aaa	792	355	0	6,417	851	201	**8,616**
Aa1 to Aa3	662	420	0	263	1,215	0	**2,560**
A1	527	0	0	484	1,301	0	**2,312**
Below A1	9,576	0	0	10	3,215	0	**12,801**
Total	**11,557**	**775**	**0**	**7,174**	**6,582**	**201**	**26,289**

Securities deposited

In the context of the Eurosystem's monetary policy operations, the EIB deposited securities with the Central Bank of Luxembourg with a market value of EUR 3.2 billion as at 31 December 2015 (2014: EUR 3.3 billion).

U.1.3. Guarantees granted by the Bank in respect of loans granted by third parties

The structure of beneficiaries of guarantees granted by the Bank as at 31 December 2015 and 31 December 2014 is analysed below (in EUR million):

Granted to:	2015	2014
Banks	765	841
Corporates	4,143	1,385
Public	145	146
State	478	0
Total	**5,531**	**2,372**

U.2. Interest rate risk

Interest rate risk is the volatility in the economic value of, or income derived from, the Bank's positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in the repricing and maturity characteristics of the various asset, liability and hedge instruments.

In measuring and managing interest rate risk, the Bank refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Bank is spread risk. Spread risk is the volatility in the economic value of, or income derived from, the Bank's positions due to movements in theBank's funding or lending spread.

The Bank manages its global structural interest rate position on the basis of a notional reference portfolio. The majority of the financial risk indicators and controls in use by the Bank apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, that are not transferred to it via the transfer pricing system and therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in those treasury portfolios managed predominantly for yield-enhancement purposes.

U.2.1. Value-at-Risk for the own funds of the Bank

The Bank's ALM strategy aims to maintain a balanced and sustainable revenue profile as well as limit the volatility of the economic value of the Bank. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Bank's growth. This overall objective is achieved by investing the Bank's own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years.

Apart from the duration target for own funds, the Bank's balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to keep market risk to minimum levels.

The Risk Management department quantifies the Value at Risk ('VaR') of own funds for both interest rates and foreign exchange risk factors. It is measured on the Bank's positions using a 99% confidence level and a one-day time horizon. As at 31 December 2015, the VaR of the EIB own funds amounted to EUR 451 million (2014: EUR 184 million). The evolution of the VaR of own funds since 2014 reflects the effective increase of the volatility of the risk factors and not a change in the risk profile of the Bank's positions.

The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held, the Bank considers this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data.

More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2015, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 7.42 billion (2014: EUR 7.65 billion).

Among the financial instruments in the Bank's portfolio, some deals (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity.

EIB Statutory Financial Statements

At cash flow level all such borrowings are fully hedged by swaps so that they can be regarded as synthetic floating rate notes indexed to Libor/Euribor.

Below is a summary of the features of the Bank's callable portfolio as of 31 December 2015 and 31 December 2014, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the transactions concerned) are shown by funding currency and by main risk factor involved:

By funding currency (after swaps):

31.12.2015 (in EUR million)	**EUR**	**JPY**	**USD**	**Total**
EUR Pay Notional	-2,533	-68	-1,549	-4,150
Average maturity date	15.08.2042	21.11.2022	15.06.2037	14.05.2040
Average expected maturity	22.10.2029	04.05.2020	06.04.2016	06.08.2024

31.12.2014 (in EUR million)	**EUR**	**JPY**	**USD**	**Total**
EUR Pay Notional	-2,518	-127	-3,199	-5,844
Average maturity date	16.07.2042	01.05.2028	01.01.2038	30.09.2039
Average expected maturity	04.06.2029	22.07.2017	13.05.2020	17.03.2024

By risk factor involved:

31.12.2015		**Risk factor**		
(in EUR million)	**FX level**	**IR curve level**	**IR curve shape**	**Total**
EUR Pay Notional	-879	-3,133	-138	-4,150
Average maturity date	06.05.2035	16.03.2042	16.09.2030	14.05.2040
Average expected maturity	19.06.2025	08.06.2024	15.10.2022	06.08.2024

31.12.2014		**Risk factor**		
(in EUR million)	**FX level**	**IR curve level**	**IR curve shape**	**Total**
EUR Pay Notional	-1,581	-4,074	-189	-5,844
Average maturity date	11.12.2033	26.03.2042	07.09.2034	30.09.2039
Average expected maturity	07.09.2020	21.07.2025	25.08.2024	17.03.2024

U.2.2. Interest rate risk management

The sensitivity of earnings quantifies the amount of net interest income that would change over the forthcoming 12 months if all interest rate curves rose by one percentage point or decreased by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Bank accepts within the approved limits.

With the positions in place as of 31 December 2015, the earnings would rise by EUR 68.8 million (2014: EUR 72.2 million) if interest rates increased 100 basis points and decrease by EUR 29.6 million (2014: EUR 82.1 million) if interest rates decreased by 100 basis points.

The Bank computes the sensitivity measure with dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Bank realises the new loan business forecast in the Corporate Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the the Bank 's current practice of, the model uses the hypothesis that simulated earnings are not distributed to shareholders, but are used to refinance the Bank's business. The administrative costs are projected according to the forecasts of the Corporate Operational Plan.

U.3. Liquidity risk

Liquidity risk refers to the ability of the Bank to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk.

Funding liquidity risk is connected to the risk for the Bank of being unable to refinance the asset side of its balance sheet and meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or income derived from the Bank's positions, due to potentially increasing immediate risks relating to meeting payment obligations and the consequent need to borrow on unattractive terms.

Market liquidity risk is the volatility in the economic value of, or income derived from, the Bank's positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force the early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency.

The liquidity risk of the Bank is managed in order to ensure the regular functioning of its core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients.

The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank's needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, disbursements of which typically take place at the borrowers' request.

The Bank further assures management of liquidity risk by maintaining a sufficient level of short term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank's total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the average forecast net annual cash flows for the following twelve months.

The Bank has in place a Contingency Liquidity Plan (CLP), which specifies appropriate decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the "Principles for Sound Liquidity Risk Management and Supervision" by the Basel Committee on Banking Supervision (September 2008). It is subject to ad-hoc updates and is presented to the Management Committee annually for approval.

Regular stress-testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring.

On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem's monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts these operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement.

The table hereafter analyses the assets and liabilities of the Bank by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under "Maturity undefined".

Liquidity risk (in EUR million)

Maturity at 31 December 2015	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2015
Assets:						
Cash in hand, central banks and post office banks	206	0	0	0	0	**206**
Treasury bills and other bills eligible for refinancing with central banks	17,125	11,933	11,988	7,523	0	**48,569**
Other loans and advances:						
- Current accounts	800	0	0	0	0	**800**
- Credit institutions	23,238	5,629	0	0	0	**28,867**
- Customers	1,403	235	0	0	0	**1,638**
	25,441	5,864	0	0	0	**31,305**
Loans:						
- Credit institutions	4,173	12,650	56,923	51,875	4	**125,625**
- Customers	5,023	19,314	99,413	188,703	149	**312,602**
	9,196	31,964	156,336	240,578	153	**438,227**
Debt securities including fixed-income securities	8,803	3,223	3,050	1,767	0	**16,843**
Shares and other variable-yield securities	0	0	0	0	3,377	**3,377**
Shares in affiliated undertakings	0	0	0	0	901	**901**
Other assets	5	57	264	96	30,767	**31,189**
Total assets	**60,776**	**53,041**	**171,638**	**249,964**	**35,198**	**570,617**
Liabilities:						
Amounts owed to credit institutions	15,118	147	161	0	0	**15,426**
Amounts owed to customers	2,044	50	0	0	0	**2,094**
Debts evidenced by certificates	31,471	50,768	210,971	176,045	0	**469,255**
Capital, reserves and profit	0	0	0	0	63,323	**63,323**
Other liabilities	0	7	545	204	19,763	**20,519**
Total liabilities	**48,633**	**50,972**	**211,677**	**176,249**	**83,086**	**570,617**
Off balance sheet currency swaps	**498**	**4,025**	**8,335**	**2,602**	**0**	**15,460**

EIB Statutory Financial Statements

Maturity at 31 December 2014	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2014
Assets:						
Cash in hand, central banks and post office banks	114	0	0	0	0	**114**
Treasury bills and other bills eligible for refinancing with central banks	9,520	1,961	11,503	6,720	0	**29,704**
Other loans and advances:						
- Current accounts	875	0	0	0	0	**875**
- Credit institutions	36,499	1,338	0	0	0	**37,837**
- Customers	0	0	0	0	0	**0**
	37,374	1,338	0	0	0	**38,712**
Loans:						
- Credit institutions	3,236	17,393	57,593	51,346	6	**129,574**
- Customers	5,986	18,276	98,069	180,798	168	**303,297**
	9,222	35,669	155,662	232,144	174	**432,871**
Debt securities including fixed-income securities	8,386	126	3,656	1,472	0	**13,640**
Shares and other variable-yield securities	0	0	0	0	2,875	**2,875**
Shares in affiliated undertakings	0	0	0	0	807	**807**
Other assets	420	109	239	211	22,670	**23,649**
Total assets	**65,036**	**39,203**	**171,060**	**240,547**	**26,526**	**542,372**
Liabilities:						
Amounts owed to credit institutions	6,967	0	358	0	0	**7,325**
Amounts owed to customers	2,246	14	0	0	0	**2,260**
Debts evidenced by certificates	30,430	43,004	194,620	185,399	0	**453,453**
Capital, reserves and profit	0	0	0	0	60,566	**60,566**
Other liabilities	0	7	60	577	18,124	**18,768**
Total liabilities	**39,643**	**43,025**	**195,038**	**185,976**	**78,690**	**542,372**
Off balance sheet currency swaps	**1,783**	**211**	**5,169**	**1,454**	**0**	**8,617**

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties and the Bank as well has the right to call the related bonds before maturity. If the Bank were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2016 - 2018 would amount to EUR 1.0 billion.

U.4. Foreign exchange rate risk

The FX risk is the volatility in the economic value of, or income derived from, the Bank's positions due to adverse movements of FX rates.

The Bank is exposed to FX risk whenever there is a currency mismatch between its assets and liabilities. FX risk also comprises the effect of unexpected and unfavourable changes in the value of future cash flows caused by currency movements, such as the impact of FX rate changes on the Bank's future lending intermediation revenue.

The sources of foreign exchange rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Bank's objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets.

A foreign exchange hedging programme exists in order to protect the known loan margins in USD and in GBP for the next 3 years on a rolling basis.

Foreign exchange position (in EUR million)

Currency at 31 December 2015	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2015
Assets:						
Cash in hand, balances with central banks and post office banks	206	0	0	0	0	**206**
Treasury bills and other bills eligible for refinancing with central banks	47,863	541	165	0	706	**48,569**
Other loans and advances:						
- Current accounts	492	38	17	253	308	**800**
- Credit institutions	24,387	216	125	4,139	4,480	**28,867**
- Customers	1,126	0	0	512	512	**1,638**
	26,005	254	142	4,904	5,300	**31,305**
Loans:						
- Credit institutions	101,866	4,463	12,409	6,887	23,759	**125,625**
- Customers	248,638	33,387	12,898	17,679	63,964	**312,602**
	350,504	37,850	25,307	24,566	87,723	**438,227**
Debt securities including fixed-income securities	7,621	867	1,625	6,730	9,222	**16,843**
Shares and other variable-yield securities	2,613	547	69	148	764	**3,377**
Shares in affiliated undertakings	901	0	0	0	0	**901**
Other assets	27,447	1,435	1,049	1,258	3,742	**31,189**
Total assets	**463,160**	**41,494**	**28,357**	**37,606**	**107,457**	**570,617**
Liabilities:						
Amounts owed to credit institutions	10,640	1,966	2,593	227	4,786	**15,426**
Amounts owed to customers	1,974	13	90	17	120	**2,094**
Debts evidenced by certificates:						
- Debt securities in issue	207,798	61,350	140,997	43,687	246,034	**453,832**
- Others	7,873	233	1,230	6,087	7,550	**15,423**
	215,671	61,583	142,227	49,774	253,584	**469,255**
Capital, reserves and profit	63,323	0	0	0	0	**63,323**
Other liabilities	15,721	2,106	1,205	1,487	4,798	**20,519**
Total liabilities	**307,329**	**65,668**	**146,115**	**51,505**	**263,288**	**570,617**
Off balance sheet currency swaps	**-155,852**	**24,181**	**117,759**	**13,912**	**155,852**	
Net position	**-21**	**7**	**1**	**13**	**21**

EIB Statutory Financial Statements

Foreign exchange position (in EUR million)

Currency at 31 December 2014	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2014
Assets:						
Cash in hand, balances with central banks and post office banks	114	0	0	0	0	**114**
Treasury bills and other bills eligible for refinancing with central banks	28,893	390	421	0	811	**29,704**
Other loans and advances:						
- Current accounts	523	41	16	295	352	**875**
- Credit institutions	22,092	790	2,465	12,490	15,745	**37,837**
	22,615	831	2,481	12,785	16,097	**38,712**
Loans:						
- Credit institutions	98,544	6,385	17,326	7,319	31,030	**129,574**
- Customers	248,328	25,983	11,965	17,021	54,969	**303,297**
	346,872	32,368	29,291	24,340	85,999	**432,871**
Debt securities including fixed-income securities	2,971	975	902	8,792	10,669	**13,640**
Shares and other variable-yield securities	2,288	435	37	115	587	**2,875**
Shares in affiliated undertakings	807	0	0	0	0	**807**
Other assets	19,819	1,301	1,142	1,387	3,830	**23,649**
Total assets	**424,379**	**36,300**	**34,274**	**47,419**	**117,993**	**542,372**
Liabilities:						
Amounts owed to credit institutions	2,330	108	4,582	305	4,995	**7,325**
Amounts owed to customers	2,115	50	92	3	145	**2,260**
Debts evidenced by certificates:						
- Debt securities in issue	206,394	60,834	122,879	43,888	227,601	**433,995**
- Others	11,414	425	963	6,656	8,044	**19,458**
	217,808	61,259	123,842	50,544	235,645	**453,453**
Capital, reserves and profit	60,566	0	0	0	0	**60,566**
Other liabilities	14,102	1,916	1,137	1,613	4,666	**18,768**
Total liabilities	**296,921**	**63,333**	**129,653**	**52,465**	**245,451**	**542,372**
Off balance sheet currency swaps	**-127,497**	**27,037**	**95,397**	**5,063**	**127,497**	
Net position	**-39**	**4**	**18**	**17**	**39**	

U.5. Operational risk

The management of operational risk is carried out at all levels within the organisation and is a responsibility of all the various departments of the Bank. The Risk Management Directorate is responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework as well as day-to-day operational risk management lies with the Bank's operational departments.

The Bank employs an assessment methodology that takes into account all available information including loss history, results of risk self-assessment and the business and control environment through a set of Key Risk Indicators (KRIs) organised in an Operational Risk Scorecard. A statistical model and a Value at Risk calculation engine complete the operational risk environment.

Information concerning operational risk events, losses and KRIs, and updates on the activities of the New Products Committee, are regularly forwarded to the Bank's senior management and to the Management Committee.

Note V – Derivatives

The Bank uses derivative instruments mainly as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. Derivatives are contractual financial instruments, the value of which fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices.

The majority of the Bank's swaps are concluded with a view to hedging specific bond issues, as part of its resource-raising operations (funding activity).

The Bank also enters into swaps as part of its hedging operations on loans, treasury, or for the global Assets and Liabilities Management (ALM) position (ALM hedging activity).

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements (see Note V.2.).

Future contracts (futures) are used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, negotiated on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control (see note V.2.).

Further forward rate agreements are used by the Bank to hedge the interest rate risk of its short-term treasury position (see Note V.2.).

V.1. As part of funding and ALM hedging activity

The Bank uses long term derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates, into line with those of loans granted and also to reduce funding costs.

Long-term derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure. All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The derivatives used in the context of funding and ALM hedging activities are:
- Currency swaps;
- Interest rate swaps; and
- Structured swaps.

V.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

The Bank enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Bank will obtain the amounts needed to service the borrowing in the original currency.

The following table shows the maturities of currency swaps (excluding short-term currency swaps – see Note V.2.), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Currency swaps at 31 December 2015 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2015
Notional amount (receivable)	34,157	119,989	32,970	10,020	**197,136**
Fair value (i.e. net discounted value including CVA and DVA)(*)	4,661	9,902	2,425	3,093	**20,081**

Currency swaps at 31 December 2014 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2014
Notional amount (receivable)	21,610	103,690	35,992	11,631	**172,923**
Fair value (i.e. net discounted value including CVA and DVA)(*)	1,077	7,098	2,242	2,948	**13,365**

(*) Including the fair value of macro-hedging currency swaps which stood at EUR 239 million as at 31 December 2015 (2014: EUR 308 million).

EIB Statutory Financial Statements

V.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate swaps enable the Bank to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its counterparties.

The following table shows the maturities of interest rate swaps (including synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Interest rate swaps at 31 December 2015 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2015
Notional amount	68,577	171,323	121,331	133,135	**494,366**
Fair value (i.e. net discounted value including CVA and DVA)(*)	348	3,731	9,218	1,801	**15,098**

Interest rate swaps at 31 December 2014 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2014
Notional amount	57,723	165,447	113,106	136,244	**472,520**
Fair value (i.e. net discounted value including CVA and DVA)(*)	662	4,121	8,067	5,012	**17,862**

(*)Including the fair value of macro-hedging interest rate swaps which stood at EUR -452 million as at 31 December 2015 (2014: EUR -585 million).

V.1.3. Structured swaps

The Bank does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		Stock exchange index		Special structure coupon or similar	
	2015	2014	**2015**	2014	**2015**	2014
Number of transactions	**122**	194	**1**	0	**566**	353
Notional amount (in EUR million)	**4,246**	5,844	**500**	0	**33,839**	15,660
Net discounted value (in EUR million)	**580**	807	**-18**	0	**-1,284**	-1,369

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

V.1.4. Derivatives credit risk mitigation policy

The credit risk with respect to derivatives lies in the loss that the Bank would incur if the counterparty is unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising from the use of such instruments.

- **Contractual framework:**

All of the Bank's derivative transactions are concluded in the contractual framework of ISDA Swap Agreements and Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

- **Counterparty selection:**

The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level.

- **Collateralisation:**

  - Exposures (exceeding limited thresholds) are collateralised by cash and bonds.
  - Complex and illiquid transactions could require collateralisation over and above the current market value.
  - Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release.

The market value of collateral received for swaps amounts to EUR 39,269 million as at 31 December 2015 (2014: EUR 36,051 million), with the following composition, detailed based on the nature of the collateral and based on EIB's internal rating:

Swap collateral (in EUR million)				
	Bonds			
Moody's equivalent rating	Government	Agency, supranational, covered bonds	Cash	**Total 2015**
Aaa	2,193	2,854	0	**5,047**
Aa1 to Aa3	10,910	0	0	**10,910**
A1 to A3	500	0	0	**500**
Baa1 to Baa3	7,779	0	0	**7,779**
Below Baa3	670	0	0	**670**
Non-Rated	0	0	14,363	**14,363**
Total 2015	**22,052**	**2,854**	**14,363**	**39,269**

Swap collateral (in EUR million)				
	Bonds			
Moody's equivalent rating	Government	Agency, supranational, covered bonds	Cash	**Total 2014**
Aaa	4,398	4,252	0	**8,650**
Aa1 to Aa3	5,894	609	0	**6,503**
A1 to A3	970	0	0	**970**
Baa1 to Baa3	11,705	0	0	**11,705**
Below Baa3	1,351	0	0	**1,351**
Non-Rated	0	0	6,872	**6,872**
Total 2014	**24,318**	**4,861**	**6,872**	**36,051**

- **Credit risk measurement for derivatives:**

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The Bank measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and Total (Current and Potential) Unsecured Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS.

The Bank computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty, less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2015 the Current Unsecured Exposure stood at EUR 1,163 million (EUR 3,586 million as of 31 December 2014).

In addition, the Bank computes the Total Unsecured Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Total Unsecured Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2015 the Total Unsecured Exposure stood at EUR 13,133 million (EUR 16,352 million as of 31 December 2014).

EIB Statutory Financial Statements

- **Limits:**

The limit system for banks covers both exposures, Current Unsecured Exposure and Total Unsecured Exposure.

The Current Unsecured Exposure is limited by the Threshold applicable to the counterparty as defined in the Credit Support Annex and is dependent on the rating of the counterparty. For any exposure exceeding this Threshold, the EIB receives collateral posted by the counterparty.

The Total Unsecured Exposure limit determines the maximum Total Unsecured Exposure accepted for each counterparty.

The derivatives portfolio is valued and compared against limits on a daily basis.

The following table provides a breakdown of counterparties by internal rating.

Grouped ratings	**Percentage of nominal**		**Current Unsecured Exposure** (in EUR million)		**Total Unsecured Exposure** (in EUR million)	
Moody's equivalent rating	**2015**	**2014**	**2015**	**2014**	**2015**	**2014**
Aaa	0.12%	0.26%	123	99	146	130
Aa1 to Aa3	22.90%	26.55%	537	1,700	3,637	4,806
A1 to A3	73.16%	69.89%	501	1,786	8,931	11,330
Below A3	3.82%	3.30%	2	1	419	86
Non-rated	0.00%	0.00%	0	0	0	0
Total	**100.00%**	**100.00%**	**1,163**	**3,586**	**13,133**	**16,352**

V.2. As part of liquidity management

The Bank also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps receivable stood at EUR 35,283 million at 31 December 2015 against EUR 42,902 million at 31 December 2014. The fair value of these contracts was EUR 90 million at 31 December 2015 (2014: EUR 1,141 million).

The notional amount of short-term currency forwards was EUR 460 million at 31 December 2015 (2014: EUR 404 million). The fair value of these contracts was EUR -43 million at 31 December 2015 (2014:EUR - 38 million).

Forward rate agreements are used by the Bank to hedge the interest rate risk of its short-term treasury position. The notional amount of forward rate agreements stood at EUR 19,901 million at 31 December 2015 (2014: nil) and their fair value at EUR -2 million (2014: nil).

Note W – Conversion rates The following conversion rates were used for drawing up the balance sheets at 31 December 2015 and 2014: 31.12.2015 31.12.2014 Non-euro currencies of EU member states Bulgarian lev (BGN) 1.9558 1.9558 Czech koruna (CZK) 27.0230 27.7350 Danish krone (DKK) 7.4626 7.4453 Pound sterling (GBP) 0.7340 0.7789 Hungarian forint (HUF) 315.9800 315.5400 Polish zloty (PLN) 4.2639 4.2732 Romanian leu (RON) 4.5240 4.4828 Swedish krona (SEK) 9.1895 9.3930 Non-EU currencies Australian dollar (AUD) 1.4897 1.4829 Canadian dollar (CAD) 1.5116 1.4063 Swiss franc (CHF) 1.0835 1.2024 Chinese yuan-renminbi (CNY) 7.0608 7.5358 Dominican peso (DOP) 49.0144 53.1988 Egyptian pound (EGP) 8.5183 8.6751 Hong Kong dollar (HKD) 8.4376 9.4170 Iceland króna (ISK) 189.9900 199.9700 Japanese yen (JPY) 131.0700 145.2300 Kenyan shilling (KES) 111.3000 109.8600 Moroccan dirham (MAD) 10.7559 10.9364 Mexican peso (MXN) 18.9145 17.8679 Norwegian krone (NOK) 9.6030 9.0420 New Zealand dollar (NZD) 1.5923 1.5525 Russian ruble (RUB) 80.6736 72.3370 Serbia dinars (RSD) 121.4300 121.3500 Tunisia dinars (TND) 2.2127 2.2599 Turkish lira (TRY) 3.1765 2.8320 Taiwan dollar (TWD) 35.7963 38.3633 Ukraine hryvnia (UAH) 26.0598 19.1316 United States dollar (USD) 1.0887 1.2141 CFA Franc (XOF) 655.9570 655.9570 South African rand (ZAR) 16.9530 14.0353

EIB Statutory Financial Statements

Note X – Related party transactions

X.1. Shares in affiliated undertakings

Related party transactions with the European Investment Fund ('EIF') are mainly associated with the management by the Bank of the EIF treasury, the IT, the pension fund and other services on behalf of the EIF. In addition, the EIF manages the venture capital activity of the Bank.

Related party transactions with the EU Microfinance Platform FCP-FIS ('EUMPF') mainly concern the dividends received by the Bank throughout the year ended 31 December 2015. As per the Management Regulations, the EIF serves as Management Company to the EUMPF umbrella fund. In line with the Management Regulations, EUMPF pays management fees to EIF. It is reminded that EUMPF has been classified in *Shares in affiliated undertakings* for the first time as of 01 January 2015.

The amounts included in the Financial Statements concerning the EIF and EUMPF related parties transactions with the Bank are disclosed as follows:

(in EUR' 000)	31.12.2015	31.12.2014
Assets:		
Shares in affiliated undertakings	900,938	806,976
Prepayments and accrued income	32,368	5,747
Other assets	799	688
Total assets	**934,105**	**813,411**
Liabilities:		
Other liabilities	-111,150	-86,387
Total liabilities	**-111,150**	**-86,387**
Profit and loss account:		
Income from shares in affiliated undertakings	18,730	9,737
Interest payable and similar charges	-5,959	-3,487
Commission income	2,298	2,591
Commission expenses	-23,894	-24,357
Net result on financial operations	68	0
Other operating income	7,222	5,131
Total profit and loss account	**-1,535**	**-10,385**
Off balance sheet:		
EIF capital – uncalled	2,105,600	2,120,000
EUMPF capital – uncalled	1,336	15,430
EIF treasury management	1,528,388	1,521,210
Put option granted to EIF minority shareholders	710,825	609,774
Total off balance sheet	**4,346,149**	**4,266,414**

X.2. Key Management Personnel

The Bank has identified members of the Board of Directors, the Audit Committee, the Management Committee and the Directors General heading the different EIB organisational directorates as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table:

(in EUR '000)	2015	2014
Short-term benefits[(1)]	9,181	7,881
Post employment benefits[(2)]	822	660
Termination benefits	545	600
	10,548	**9,141**

[(1)]Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

[(2)]Post employment benefits comprise pensions and expenses for post employment health insurance paid to members of the Management Committee and Directors General and other Directors.

Open balances with key management personnel as at 31 December 2015 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year end:

(in EUR '000)	31.12.2015	31.12.2014
Pension plans and health insurance (Note L)	-32,966	-29,810
Other liabilities (Note G)	-15,189	-12,181

Note Y – Post balance sheet events

There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the Financial Statements as at 31 December 2015.

Note Z – Management of third party funds Z.1. Investment Facility – Cotonou The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. Z.2. Guarantee Fund The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission (‘EC’) entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. The EIB prepares separate financial statements for the Guarantee Fund. Z.3. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative—a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. Z.4. JESSICA (Holding Funds) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. Z.5 Fund of Funds (Jessica II) The Fund of Funds (“FoF”) consists of JESSICA follow-up funds financed by the European Structural and Investment Funds (the “ESIF”) from Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding received from the Managing Authorities and invests it via Financial Intermediaries, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for the Fund of Funds. Z.6. EIF treasury The EIF treasury is managed by the Bank in accordance with the treasury management agreement signed between the two parties in December 2000. Z.7. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (SMEs) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI. Z.8. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund.

EIB Statutory Financial Statements Z.9. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP, IPA (Instrument for Pre-Accession), Turkey mandates and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. Z.10. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (R&I) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for the InnovFin. Z.11. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece. Z.12. Loan Guarantee Instrument for Ten-T Projects (’LGTT’) The LGTT has been established under the risk sharing Co-operation Agreement that entered into force on 11 January 2008 between the EC on behalf of the European Union and the EIB. The LGTT aims to facilitate greater private sector involvement in the financing of Trans-European transport networks infrastructure. The EIB prepares separate financial statements for the LGTT. Following the signature of the Delegation Agreement in respect of the Debt Instrument under the Connecting Europe Facility (‘CEF’) by the EC and the EIB in 2015 the LGTT will be merged together with the Project Bond Initiative under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. Z.13. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. Z.14. Project Bond Initiative (‘PBI’) A risk sharing Cooperation Agreement between the EC and the EIB in respect of the Project Bond Instrument: Pilot Phase was signed in November 2012. The PBI is designed to stimulate capital market financing for infrastructure delivered under ‘project finance’ structures, including Public Private Partnerships (PPPs). The initiative seeks to enhance the credit rating of bonds issued by project companies to a rating level that is attractive for investors and to lower a project’s overall financing costs. The EIB prepares separate financial statements for the PBI. Following the signature of the Delegation Agreement in respect of the Debt Instrument under the Connecting Europe Facility (‘CEF’) by the EC and the EIB in 2015 the PBI will be merged together with the LGTT under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. Z.15. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (AECID)) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the “Southern Mediterranean region”), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. Z.16. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Partnership Instrument through targeted funding aimed at strengthening infrastructure interconnections between the EU and its neighbours in the areas of Transport and Energy, at addressing common environmental concerns and supporting other relevant activities. The EIB prepares separate financial statements for the NIF Trust Fund.

Z.17. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ‘Initiative’) is an international debt relief mechanism that provides special assistance to the world’s poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. Z.18. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. Z.19. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. Z.20. Private Finance for Energy Efficiency (‘PF4EE’) Instrument The Private Finance for Energy Efficiency (PF4EE) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. Z.21. Research and Innovation Advisory (‘RDI Advisory’) The RDI Advisory was set up in partnership with the European Commission under a 7 year framework agreement signed in June 2014, as part of the InnovFin programme under Horizon 2020. It has two main lines of activity: (i) upstream project related advisory and (ii) horizontal activities destined to improve the overall framework conditions for RDI investments as well as the financing tools under Horizon 2020. The EIB prepares separate financial statements for the RDI Advisory. Z.22. Financial Instrument (‘fi’) compass advisory platform The fi-compass advisory platform provides EU Member States and their managing authorities as well as microcredit providers with advisory support and learning opportunities for developing financial instruments, within the scope of European Structural Investment Funds (ESIF) and the Programme for Employment and Social Innovation (EaSI). It is implemented by the EIB and funded by the EC under a Framework Contract for the period 2014-2020. The EIB prepares separate financial statements for Financial Instrument compass advisory platform. Z.23. JASPERS JASPERS (Joint Assistance to Support Projects in European Regions) is a technical assistance facility between the EIB, the European Commission and the EBRD. It provides support to the majority of EU and Candidate Countries to help improve the quality of the major projects to be submitted for grant financing under the Structural and Investment Funds. JASPERS assistance may cover project preparation support, from identification to submission of the request for EU grant finance; independent quality review of projects; horizontal assignments; strategic support: capacity building, including a Competence Centre; and implementation support. JASPERS’ work is organised in seven divisions (Roads; Rail, Air and Maritime; Water and Waste; Energy and Solid Waste; Smart Development; Networking and Competence Centre; and Independent Quality Review). In its first ten years of operations (2005-2015), JASPERS has assisted over 1000 projects. The investment value of the projects assisted by JASPERS and approved by the European Commission for grant financing, is over EUR 72 billion. The EIB prepares separate financial statements for JASPERS. Z.24. Natural Capital Finance Facility (NCFF) The Natural Capital Finance Facility (NCFF) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States’ objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the Facility. Z.25. SME Initiative for Spain On 26 January 2015 the Delegation Agreement between the Kingdom of Spain and European Investment Fund was signed. EIF will provide uncapped guarantees for new portfolios of debt finance to eligible SMEs and securitisation of existing debt finance to SMEs and other enterprises with less than 500 employees and/or new portfolios of debt finance to SMEs. The EU contribution to the SME Initiative for Spain, received by the

EIB Statutory Financial Statements EIF, is subject to the treasury asset management to be carried out by the EIB, which is governed by the signed Asset Management Side Letter between the European Investment Fund and the European Investment Bank. Z.26 European Fund for Strategic Investments (‘EFSI’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (the EIAH Agreement). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. Further information on approved projects and EIB’s exposure is provided in Note D.1. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH. Z.27 Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (IPA) is the means by which the EU supports reforms in the ‘enlargement countries’ with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment and climate change, etc. The successor of IPA I, IPA II, will build on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. The EIB prepares financial statements for the specific grant agreements under IPA II.

Statement of Special Section[1]

as at 31 December 2015 and 2014 (in EUR '000)

ASSETS	31.12.2015	31.12.2014
Turkey		
From resources of Member States		
Disbursed loans outstanding	2,059	3,595
Total[2]	**2,059**	**3,595**
Instrument for Pre-Accession ('IPA')		
From resources of Member States		
Disbursed loans outstanding	10,279	21,883
Total[3]	**10,279**	**21,883**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	61,054	72,725
Risk capital operations		
- amounts to be disbursed	39,972	42,732
- amounts disbursed	68,859	76,323
Total[4]	**169,885**	**191,780**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
· Yaoundé Conventions		
Loans disbursed	1,481	2,430
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total[5]	**1,900**	**2,849**
· Lomé Conventions		
Operations from risk capital resources		
- amounts to be disbursed	2,087	2,084
- amounts disbursed	257,531	315,117
Total[6]	**259,618**	**317,201**
Total	**443,741**	**537,308**

LIABILITIES	31.12.2015	31.12.2014
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	129,913	149,048
- Financial Protocols with the instrument for Pre-Accession ('IPA')	10,279	21,883
- Yaoundé Conventions	1,900	2,849
- Lomé Conventions	257,531	315,117
- Other resources under the Lomé Conventions	0	0
	399,623	488,897
Under mandate from Member States	2,059	3,595
Total funds under trust management	**401,682**	**492,492**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	39,972	42,732
On operations from risk capital resources under the Lomé Conventions	2,087	2,084
Total funds to be disbursed	**42,059**	**44,816**
Total	**443,741**	**537,308**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2015 EUR '000 346,035 (2014: EUR '000 369,925)
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2015 EUR '000 66,901 (2014: EUR '000 72,908)

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Total amount of the EU guarantee to be issued is EUR '000 4,280 as at 31 December 2015 (2014: EUR nil). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2015 (2014: EUR '000 43,200).

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal

EIB Statutory Financial Statements value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December. Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States. Initial amount: 405,899 add: exchange adjustments 20,701 less: cancellations 215 repayments 424,326 -424,541 2,059 Note (3): Initial amount of contracts signed for financing projects under the Instrument for Pre-Accession, for the account and at the risk of the European Union. Initial amount: 29,640 less: exchange adjustments 10,393 cancellations 0 repayments 8,968 -19,361 10,279 Note (4): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union. Initial amount: 840,457 less: exchange adjustments 48,708 cancellations 133,610 repayments 488,254 -670,572 169,885 Note (5): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union. Loans on special conditions 139,483 Contributions to the formation of risk capital 2,503 Initial amount: 141,986 add: capitalised interest 1,178 exchange adjustments 9,823 11,001 less: cancellations 3,310 repayments 147,777 -151,087 1,900

Note (6): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans 3,116,097 Equity participations 121,002 Initial amount: 3,237,099 add: capitalised interest 9,548 less: cancellations 726,001 repayments 2,205,760 exchange adjustments 55,268 -2,987,029 259,618 Loans from other resources: Initial amount: 16,500 add: exchange adjustments 58 less: cancellations 8,414 repayments 8,144 -16,558 0 259,618

EIB Statutory Financial Statements Independent Auditor’s Report To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG REPORT OF THE REVISEUR D’ENTREPRISES AGREE We have audited the accompanying financial statements of EUROPEAN INVESTMENT BANK, which comprise the balance sheet as at 31 December 2015, the profit and loss account and the cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information. Management’s responsibility for the financial statements The Management is responsible for the preparation and fair presentation of these financial statements in accordance with the general principles of the Directive 86/635/ EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), and for such internal control as the Management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error. Responsibility of the Réviseur d’Entreprises agréé Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the Commission de Surveillance du Secteur Financier. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the judgement of the Réviseur d’Entreprises agréé, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d’Entreprises agréé considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the financial statements give a true and fair view of the financial position of EUROPEAN INVESTMENT BANK as of 31 December 2015, and of the results of its operations and its cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 10 March 2016 KPMG Luxembourg, Société coopérative 39, Avenue John F. Kennedy L-1855 Luxembourg Société coopérative de droit luxembourgeois R.C.S. Luxembourg B 149133 Capital EUR 12 503 KPMG Luxembourg, Société coopérative Cabinet de révision agréé E. DOLLÉ

Statement by The Audit Committee The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the Bank’s un-consolidated financial statements prepared in accordance with the general principles of the EU Directives The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the Eu-ropean Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having—designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports,—noted that the opinion of KPMG on the unconsoli-dated financial statements of the European Investment Bank for the year ended 31 December 2015 prepared in accordance with the general principles of the EU Directives is unqualified,—convened on a regular basis with the Heads of Directorates and relevant services including, • the Financial Controller, • the Directors General of Risk Management and Transaction Monitoring and Restructuring,—met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties, —received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering—the financial statements for the financial year ended 31 December 2015 as drawn up by the Board of Directors at its meeting on 10 March 2016,—that the foregoing provides a reasonable basis for its statement and,—Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement:—confirms that the activities of the Bank are conducted in a proper manner, in particular with regard to risk management and monitoring;—has verified that the operations of the Bank have been conducted and its books kept in a proper manner and that, to this end, it has verified that the Bank’s operations have been carried out in compliance with the formalities and procedures laid down by the Statute and Rules of Procedure;—confirms that the financial statements, comprising the balance sheet, the profit and loss account and the cash flow statement and a summary of significant accounting policies and other explanatory information give a true and fair view of the financial position of the Bank as at 31 December 2015 in respect of its assets and liabilities, and of the results of its operations and cash flows for the year then ended, in accordance with the general principles of EU Directives. Luxembourg, 10 March 2016 The Audit Committee M. ÜÜRIKE JH. LAURSEN D. PITTA FERRAZ J. SUTHERLAND J. DOMINIK

EIB Group Consolidated Financial Statements under EU Directives EIB Group Consolidated Financial Statements under EU Directives as at 31 December 2015

EIB Group Consolidated Financial Statements under EU directives Consolidated balance sheet as at 31 December 2015 (in EUR ’000) Assets 31.12.2015 31.12.2014 1. Cash in hand, balances with central banks and post office banks (Note B.1) 206,175 114,283 2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2) 49,837,611 31,063,452 3. Loans and advances to credit institutions a) repayable on demand 1,009,018 975,444 b) other loans and advances (Note C) 28,956,237 37,890,828 c) loans (Note D.1) 125,723,124 129,574,290 155,688,379 168,440,562 4. Loans and advances to customers a) other loans and advances (Note C) 1,638,289 0 b) loans (Note D.1) 313,227,315 303,780,317 c) value adjustments (Note D.2) -625,547 -483,074 314,240,057 303,297,243 5. Debt securities including fixed-income securities (Note B.2) a) issued by public bodies 8,478,213 8,504,835 b) issued by other borrowers 8,526,278 5,220,462 17,004,491 13,725,297 6. Shares and other variable-yield securities (Note E) 3,608,419 3,089,518 7. Intangible assets (Note F) 12,208 9,103 8. Tangible assets (Note F) 271,490 264,889 9. Other assets (Note G) 130,396 72,049 10. Subscribed capital and reserves, called but not paid (Note H.2) 129,917 576,097 11. Prepayments and accrued income (Note I) 30,682,589 22,760,554 Total assets 571,811,732 543,413,047 The accompanying notes form an integral part of these consolidated financial statements.

EIB Group Consolidated Financial Statements under EU directives Consolidated balance sheet (continued) as at 31 December 2015 (in EUR ’000) Liabilities 31.12.2015 31.12.2014 1. Amounts owed to credit institutions (Note J) a) repayable on demand 14,586,348 6,915,224 b) with agreed maturity dates or periods of notice 839,890 409,400 15,426,238 7,324,624 2. Amounts owed to customers (Note J) a) repayable on demand 1,945,329 1,988,672 b) with agreed maturity or periods of notice 148,977 270,840 2,094,306 2,259,512 3. Debts evidenced by certificates (Note K) a) debt securities in issue 453,832,332 433,995,063 b) others 15,423,054 19,457,531 469,255,386 453,452,594 4. Other liabilities (Note G) 778,289 751,050 5. Accruals and deferred income (Note I) 17,479,664 15,952,261 6. Provisions a) pension plans and health insurance scheme (Note L) 2,289,215 2,077,749 b) provision for guarantees issued (Note D.4) 102,991 159,753 c) provision for commitment on investment funds 1,392 9,167 2,393,598 2,246,669 7. Subscribed capital (Note H) a) subscribed 243,284,155 243,284,155 b) uncalled -221,585,020 -221,585,020 21,699,135 21,699,135 8. Reserves (Note H) a) reserve fund 24,328,415 24,328,415 b) additional reserves 5,554,033 2,882,428 c) special activities reserve 5,933,881 6,030,722 d) general loan reserve 3,318,610 3,205,513 39,134,939 36,447,078 9. Profit for the financial year 2,801,030 2,680,244 10. Equity attributable to minority interest (Note H) 749,147 599,880 Total liabilities 571,811,732 543,413,047 The accompanying notes form an integral part of these consolidated financial statements.

EIB Group Consolidated Financial Statements under EU directives

Consolidated off-balance sheet

as at 31 December 2015 (in EUR '000)

		31.12.2015		31.12.2014
Commitments:				
- EBRD capital uncalled		712,630		712,630
- Undisbursed loans (Note D.1)				
credit institutions	29,992,525		28,231,348	
customers	76,060,873		71,194,732	
		106,053,398		99,426,080
- Undisbursed venture capital operations (Note E)		4,331,292		3,217,066
- Undisbursed investment funds (Note E)		581,804		599,844
- Borrowings launched but not yet settled		283,227		223,950
- Securities receivable		80,000		355,000
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		6,893,417		5,164,531
Assets held on behalf of third parties (Note Z):				
- Investment Facility - Cotonou	2,557,264		2,428,950	
- Guarantee Fund	2,353,091		2,137,753	
- NER300	2,124,266		2,133,093	
- JESSICA (Holding Funds)	1,662,292		1,761,100	
- RSFF (incl. RSI)	952,645		962,952	
- EU-Africa Infrastructure Trust Fund	689,354		695,761	
- InnovFin	638,393		478,402	
- Special Section	443,741		537,308	
- JEREMIE	355,052		475,583	
- GF Greece	302,585		300,570	
- LGTT	238,054		234,999	
- PBI	236,269		149,121	
- COSME LGF & EFG	164,018		70,424	
- ENPI	153,027		167,167	
- InnovFin SME Guarantee	109,418		62,400	
- SMEG 2007	107,861		151,074	
- Funds of Funds (JESSICA II)	99,208		0	
- GIF 2007	94,711		81,563	
- InnovFin Equity	79,363		0	
- AECID	77,050		102,785	
- GAGF	54,704		56,432	
- NIF Trust Fund	54,331		60,516	
- FEMIP Trust Fund	52,709		33,878	
- WB EDIF	50,451		51,772	
- TTA Turkey	44,632		50,218	
- HIPC	35,468		36,066	
- MAP Equity	32,370		36,856	
- MAP guarantee	22,862		25,966	
- EPTA Trust Fund	21,511		18,328	
- SME Guarantee Facility	16,114		60,107	
- Student Loan Guarantee Facility	15,783		0	
- IPA II	15,220		0	
- Private Finance for Energy Efficiency Instrument	11,848		6,000	
- Natural Capital Financing Facility	11,750		0	
- G43 Trust Fund	10,711		15,339	
- EaSI	9,850		0	
- ESIF	7,506		0	
- PGFF	5,851		2,443	
- BIF	5,297		3,003	
- European Technology Facility	3,321		6,779	
- EFSI-EIAH	3,185		0	
- RDI Advisory	2,625		4,930	
- Bundesministerium für Wirtschaft und Technologie	2,361		1,390	
- EPPA	1,979		1,225	
- GEEREF Technical Support Facility	1,451		1,513

EIB Group Consolidated Financial Statements under EU directives

Consolidated off-balance sheet

as at 31 December 2015 (in EUR '000)

	31.12.2015		31.12.2014	
- TTP	1,308		1,309	
- LFA-EIF Facility	521		227	
- SME initiative Spain	285		0	
- GEEREF	95		185	
- MDD	67		278	
- GGF	5		5	
- FI compass advisory platform	0		4,596	
- JASPERS	0		1,289	
		13,933,833		13,411,655
Other items:				
- Nominal value of interest-rate swaps incl. commitment (Note V.1.2)		494,366,308		472,520,008
- Nominal value of currency swap contracts receivable (Note V.1.1)		197,135,755		172,723,158
- Nominal value of currency swap contracts payable		181,735,328		165,232,356
- Nominal value of short-term currency swap contracts receivable (Note V.1)		35,282,641		42,902,062
- Nominal value of short-term treasury currency swap contracts payable		35,158,296		41,734,533
- Forward rate agreements (Note V.2)		19,900,882		0
- Put option granted to EIF minority shareholders (Note E.2)		710,825		609,774
- Currency forwards (Note V.2)		460,381		403,628
- Special deposits for servicing of borrowings (Note S)		2,995		10,376
- Currency swaps launched but not yet settled-receivable (Note V.1.1)		0		200,000
- Currency swaps launched but not yet settled-payable		0		184,241

The accompanying notes form an integral part of these consolidated financial statements.

EIB Group Consolidated Financial Statements under EU directives Consolidated profit and loss account for the year ended 31 December 2015 (in EUR ‘000) 2015 2014 1. Interest receivable and similar income (Note N) 22,646,996 22,688,595 2. Interest payable and similar charges (Note N) -19,176,696 -19,472,997 3. Income from securities 122,927 110,404 4. Commissions receivable (Note O) 281,188 204,078 5. Commissions payable -43,285 -1,196 6. Net result on financial operations (Note P) -37,804 -44,761 7. Other operating income (Note Q) 7,243 18,063 8. General administrative expenses (Note R) a) staff costs (Note L) -593,984 -475,391 b) other administrative expenses -205,397 -172,398 -799,381 -647,789 9. Value adjustments in respect of tangible and intangible assets (Note F) a) tangible assets -28,318 -23,864 b) intangible assets -5,641 -6,672 -33,959 -30,536 10. Value adjustments in respect of transferable securities held as financial fixed assets -10,050 0 11. Value adjustments in respect of loans and advances and provisions for contingent liabilities (Note D.2) -124,771 -96,628 12. Profit for the financial year 2,832,408 2,727,233 13. Profit attributable to minority interest 31,378 46,989 14. Profit attributable to equity holders of the Bank 2,801,030 2,680,244 The accompanying notes form an integral part of these consolidated financial statements.

EIB Group Consolidated Financial Statements under EU directives Consolidated cash flow statement for the year ended 31 December 2015 (in EUR ‘000) 2015 2014 A. Cash flows from operating activities: Profit for the financial year 2,832,408 2,727,233 Adjustments for: Change in value adjustments on loans and advances 145,354 119,893 Change in value adjustments in respect of transferable securities held as financial fixed assets 10,050 0 Change in provisions on pension plans and health insurance scheme 211,466 159,987 Change in provisions for commitment on investment funds and guarantees on venture capital operations -64,537 -25,134 Value adjustments in respect of tangible and intangible assets 33,959 30,536 Value (re-)adjustments in respect of shares and other variable-yield securities -164,548 -40,596 Held to maturity portfolio amortisation 43,252 26,379 Effect of exchange rate changes -377,173 273,580 Profit on operating activities 2,670,231 3,271,878 Disbursements of loans and advances to credit institutions and customers -60,181,087 -58,566,783 Repayments of loans and advances to credit institutions and customers 55,807,348 45,238,126 Change in deposits with central banks -92,189 -7,615 Change in treasury securities liquidity portfolios -13,596,762 -3,682,638 Change in venture capital operations included in shares and other variable-yield securities -315,422 -345,173 Change in shares and other variable-yield securities excluding venture capital operations -38,931 -12,412 Change in amounts owed to credit institutions and customers 7,936,408 2,612,331 Change in prepayments and accrued income -3,972,182 5,269,132 Change in other assets -58,467 10,316 Change in short term treasury derivative valuations -11,853 62,814 Change in accruals and deferred income 8,785,281 -2,811,809 Change in other liabilities 39,212 33,772 Net cash used from/(used in) operating activities -3,028,413 -8,928,061 B. Cash flows from investing activities: Securities in Long Term Hedge Portfolio purchased during the year 0 -1,569,501 Securities from Long Term Hedge Portfolio matured during the year 149,900 207,082 Purchase of loan substitutes and ABS portfolio EIF included in the debt securities portfolios -5,530,328 -5,085,395 Redemption of loan substitutes included in the debt securities portfolios 3,271,280 1,867,351 Purchase and disposal of tangible and intangible assets -43,665 -3,343 Net cash used from/(used in) investing activities -2,152,813 -4,583,806 C. Cash flows from financing activities: Issuance of debts evidenced by certificates 150,467,250 102,581,251 Redemption of debts evidenced by certificates -153,006,233 -94,263,539 Member States’ contribution 446,180 446,180 Net change in cash related to acquisitions and disposals of share in subsidiary undertakings 28,685 143,257 Dividend paid to minority interest -7,639 -5,923 Net cash used from/(used in) financing activities -2,071,757 8,901,226 Summary statement of cash flows: Cash and cash equivalents at beginning of financial year 55,691,233 60,475,846 Net cash from: Operating activities -3,028,413 -8,928,061 Investing activities -2,152,813 -4,583,806 Financing activities -2,071,757 8,901,226 Effect of exchange rate changes on cash held 1,896,703 -173,972 Cash and cash equivalents at end of financial year 50,334,953 55,691,233 Cash and cash equivalents are composed of: Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1) 113 410 Money market securities maturing within three months of issue 24,364,058 18,162,126 Loans and advances to credit institutions and to customers: Repayable on demand 1,009,018 975,444 Other loans and advances (Note C) 24,961,764 36,553,253 50,334,953 55,691,233 The accompanying notes form an integral part of these consolidated financial statements.

EIB Group Consolidated Financial Statements under EU directives European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2015 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long-term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. The Bank and its subsidiaries are defined as the ‘Group’. Subsidiaries held by the Bank are disclosed in note E.1. Note A – Significant accounting policies A.1. Accounting standards The consolidated financial statements (the ‘Financial Statements’) of the European Investment Bank have been prepared in accordance with the general principles of Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 on the annual and consolidated accounts of certain types of companies, banks and other financial institutions (the ‘Directives’). However, the Financial Statements do not include any management report. The Group prepares an Activity Report which is presented separately from the Financial Statements and its consistency with the Financial Statements is not audited. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 10 March 2016 and authorised their submission to the Board of Governors for approval by 26 April 2016. In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgment are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the resulting differences may be material to the Financial Statements. The Group also publishes consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards (IFRS), as endorsed by the European Union. A.2. Foreign currency translation The Group uses the euro (EUR) as the unit of measurement for the capital accounts of Member States and for presenting its Financial Statements. The Group conducts its operations in the currencies of the EU Member States, in euro and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction. The Group’s monetary assets and liabilities denominated in currencies other than euro are translated into euro at the closing exchange rates prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the profit and loss account. A.3. Basis of consolidation The Financial Statements comprise those of the European Investment Bank (the “Bank” or “EIB”) and those of its subsidiaries, the European Investment Fund (the “Fund” or “EIF”) and the EU Microfinance Platform FCP FIS (“EUMPF”). The financial statements of both subsidiaries are prepared for the same reporting year as the Bank, using consistent accounting policies. The Bank consolidates the financial statements of the EIF and EUMPF. EUMPF was consolidated for the first time as of 01 January 2015. After aggregation of the balance sheets and the profit and loss accounts, all intra-group balances, transactions, income and expenses resulting from intra-group transactions are eliminated. Minority interest represents the portion of profit or loss and net assets not owned, directly or indirectly, by the Bank. Assets held in an agency or fiduciary capacity are not assets of the Group and are reported in Note Z.

EIB Group Consolidated Financial Statements under EU directives A.4. Derivatives The Group uses derivative instruments, mainly currency and interest rate swaps, as part of its asset and liability management (‘ALM’) activities to manage exposures to interest rate and foreign currency risks, including exposures arising from planned transactions. All derivatives transactions are booked at nominal as off-balance sheet items at the date of the transaction. The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Group will obtain the amounts needed to service the borrowing in the original currency. The Group also enters into currency, interest rate and overnight index swaps as part of its hedging operations on loans or for the global ALM position. The corresponding interest is accounted for on a pro rata temporis basis. The Group also uses derivative instruments as part of its treasury operations. A.4.1. Trading portfolio derivatives As part of the Securities liquidity portfolios, trading derivatives are entered in and recorded at market value in the balance sheet as Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Market values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as the time value of money, yield curve and volatility of the underlying. Interest on derivative instruments is accrued pro rata temporis under Prepayments and accrued income or Accruals and deferred income. Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. The market value is recorded under Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. Interest rate swaps The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. The market value is recorded under Other assets when their market value is positive or Other liabilities when their market value is negative. Changes in the market value are included in Net result on financial operations. A.4.2. All other derivatives Currency swaps Currency swap contracts are entered into in order to adjust currency positions. The revaluation of the spot leg of a currency swap is neutralised in Accruals and deferred income or Prepayments and accrued income. The forward leg of the currency swap is recorded off-balance sheet at settlement amount and is not revalued. The premium/discount between the spot and forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest rate swaps The hedging interest rate swaps are not revalued. The interest received and paid under interest rate swaps is accrued pro rata temporis and reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Forward rate agreements Forward rate agreements are concluded for hedging purposes and are recorded off balance sheet on trade date. The difference between the contractual forward rates and the year-end rates are reported in the profit and loss account under Interest receivable and similar income or Interest payable and similar charges. Currency forwards Currency forwards are entered into in order to adjust future currency positions. The forward leg is recorded off-balance sheet at the settlement amount and is not revalued. The difference between the spot amounts and the forward settlement amounts is amortised pro rata temporis through the profit and loss account in Interest receivable and similar income or Interest payable and similar charges. Interest on derivative instruments is accrued pro rata temporis under Prepayments and accrued income or Accruals and deferred income. A.5. Financial assets Financial assets are accounted for using the settlement date basis. A.6. Cash and cash equivalents The Group defines cash and cash equivalents as short-term, highly liquid securities and interest-earning deposits with maturities of 90 days or less.

EIB Group Consolidated Financial Statements under EU directives A.7. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities A.7.1. Group Long Term Hedge Portfolio The Group Long Term Hedge Portfolio contains securities of the Bank’s Long Term Hedge Portfolio and the EIF investment portfolio, and consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: • Governments of the European Union Member States, G10 countries and their agencies; • Supranational public institutions, including multinational development banks. These securities are initially recorded at the purchase price or more exceptionally at the transfer price. Value adjustments are accounted for, if these are other than temporary. The difference between the entry price and redemption value is accounted for pro rata temporis over the life of the securities. A.7.2. Operational portfolios • Treasury Monetary Portfolio “TMP” (previously Operational money market portfolio A1) and Unitary Fund (UF) In order to maintain an adequate level of liquidity, the Bank purchases money market products with a maximum maturity of 12 months, in particular Treasury bills and negotiable debt securities issued by public bodies and credit institutions. The securities in the Treasury Monetary Portfolio are held until their final maturity and presented in the Financial Statements at amortised cost. Value adjustments are accounted for, if these are other than temporary. In 2015, it has been decided to extend the maturity from 3 to 12 months for transactions of TMP. The UF portfolio includes securities with maturities of up to 12 months that are available for sale. Bonds are initially recorded at acquisition cost and presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. • Securities liquidity portfolios P1 and P2, as well as Operational and ABS portfolios EIF The P1 ‘fixed rate’ and P2 ‘floating rate’ portfolios comprise bonds issued or guaranteed by national governments, supranational institutions, financial institutions and corporations. Securities in these portfolios are initially recorded at acquisition cost and presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. The Operational portfolio EIF comprises listed securities with a maximum residual maturity of 10 years. These securities are classified in the available for sale category and are presented in the Financial Statements at market value. Changes in market value are recorded under Net result on financial operations in the profit and loss account. The ABS Portfolio EIF consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (SPV), trust vehicles or financial institutions. These securities are classified as loans and receivables and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities. Value adjustments are accounted for, if these are other than temporary. The market value of treasury portfolios is based on published price quotations in an active market as the first source. For instruments without available published price quotations, the market values are determined by obtaining quotes from market participants and/or by using valuation techniques or models, based wherever possible on observable market data prevailing at the balance sheet date. A.7.3. Loan substitutes This portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (SPV), trust vehicles or financial institutions. These securities are classified as held to maturity and initially recorded at purchase price and valued at amortised cost. The difference between purchase price and redemption value is accounted for pro rata temporis over the life of the securities. Value adjustments are accounted for, if these are other than temporary. A.8. Loans and advances to credit institutions and customers A.8.1. Loans and advances Loans and advances are included in the assets of the Group at their net disbursed amounts. Value adjustments have been made for loans and advances outstanding at the end of the financial year and presenting risks of non-recovery of all or part of their amounts. Such value adjustments are held in the same currency as the assets to which they relate. Value adjustments are accounted for in the profit and loss account as ‘Value adjustments in respect of loans and advances’ and are deducted from the appropriate asset items on the balance sheet. A.8.2. Interests on loans Interests on loans are recorded in the profit and loss account on an accruals basis, i.e. over the life of the loans. On the balance sheet, accrued interest is included in ‘Prepayments and accrued income’ under assets. Value adjustments to interest amounts on these loans are determined on a case-by-case basis by the Group’s Management and deducted from the appropriate asset item on the balance sheet.

EIB Group Consolidated Financial Statements under EU directives A.8.3. Reverse repurchase operations (reverse repos) Under a tripartite reverse repo, a custodian/clearing agency arranges for custody, clearing and settlement of the transactions between the Bank and a third party. The custodians/clearing agencies operate under standardised global master purchase agreements and provide for delivery against payment systems, substitution of securities, automatic marking to market, reporting and daily transaction administration. Reverse repos are carried at the amounts of cash advanced and are entered on the balance sheet under Loans and advances to credit institutions – b) other loans and advances. Interest on reverse repos is accrued pro rata temporis. A.8.4. Interest subsidies Interest subsidies received in advance (see Note I) are deferred and recognised in the profit and loss account over the period from disbursement to repayment of the subsidised loan. A.9. Shares and other variable-yield securities The Group acquires shares and other variable-yield securities when it enters into venture capital operations, infrastructure funds or investment funds. Shares and other variable-yield securities are initially recorded at acquisition cost. Their carrying value is adjusted to the lower of cost or market value at subsequent measurement at the balance sheet date. Investments in venture capital enterprises, infrastructure funds and investment funds represent shares and other variable-yield securities acquired for the longer term in the normal course of the Group’s activities. They are initially recorded at their original purchase cost. Based on the reports received from fund managers, the portfolios of investments are valued on a line-by-line basis at the lower of cost or attributable net asset value (‘NAV’), thus excluding any attributable unrealised gain that may be prevailing in the portfolio. The attributable NAV is determined through applying either the Group’s percentage ownership in the underlying vehicle to the NAV reflected in the most recent report or, to the extent available, the value per share at the same date, submitted by the respective Fund Manager. The attributable NAV is adjusted for events occuring between the date of the latest available NAV and the balance sheet date to the extent that such adjustment is considered to be material. Unrealised losses due solely to administrative expenses and management fees of venture capital, infrastructure funds and investment funds in existence for less than two years at the balance sheet date are not taken into consideration in determining the attributable NAV. A.10. Tangible assets Tangible assets include land, Group-occupied properties, other machines and equipment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Group’s headquarters building in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles have been recorded in the balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg and Weimershof: 30 years • Permanent equipment, fixtures and fittings: 10 years • Furniture: 5 years • Office equipment and vehicles: 3 years A.11. Intangible assets Intangible assets comprise internally developed computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, the probability that future economic benefits will flow the enterprise and to the reliability of cost measurement. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.12. Pension plans and health insurance scheme A.12.1. Pension plans for staff The Group operates defined-benefit pension plans to provide retirement benefits to substantially its entire staff. The Bank’s main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Bank which covers all employees. All contributions of the Bank and its staff are invested in the assets of the Bank.

EIB Group Consolidated Financial Statements under EU directives Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the provision entered in the accounts is adequate. The latest valuation was carried out as at 30 September 2015 and was updated as at 31 December 2015 with an extrapolation (roll forward method) for the last three months of 2015. The main assumptions used by the actuary are set out in Note L. The main pension scheme of the EIF is a defined-benefit scheme funded by contributions from staff and from the EIF which covers all employees. The scheme entered into force in March 2003, replacing the previous defined-contribution scheme. Cumulative prior year actuarial deficits and surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the plan’s participants on a straight-line basis. A.12.2. Health insurance scheme The Group has set up its own health insurance scheme for the benefit of staff, financed by contributions from the Group and its employees. The health insurance scheme is managed and accounted for under the same principles as the pension plan for staff described in Note A.12.1. The latest valuation was carried out as at 30 September 2015 and was updated as at 31 December 2015 with an extrapolation (roll forward method) for the last three months of 2015. A.12.3. The Management Committee pension plan The Management Committee pension plan is a defined-benefit pension scheme funded by contributions from the Group only which covers all Management Committee members. All contributions of the Group are invested in the assets of the Group. The Management Committee pension plan is managed and accounted for under the same principles as the pension plan for staff described in Note A.12.1. A.12.4. Optional Supplementary provident scheme The optional supplementary provident scheme is a defined-contribution pension scheme, funded by voluntary staff and employer contributions. The corresponding liability is recorded in Other liabilities. A.13. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are presented in the financial statements at their redemption amounts. Interest on amounts owed to credit institutions and customers is recorded in the profit and loss account on an accruals basis as Interest payable and similar charges. Accrued interest is included in Accruals and deferred income under liabilities. A.14. Debts evidenced by certificates Debts evidenced by certificates are presented at their redemption amounts, except for zero coupon bonds which are presented at their amortised cost. Transaction costs and premiums/ discounts are amortised in the profit and loss account on a straight-line basis over the life of the debt through Accruals and deferred income or Prepayments and accrued income. Interest expense on debt instruments is included in Interest payable and similar charges in the consolidated profit and loss account. A.15. Provision for guarantees issued and for commitment on investment funds A.15.1. Provision for guarantees issued This provision is intended to cover risks inherent in the Group’s activity of issuing guarantees in favour of financial intermediaries or issued in respect of loans granted by third parties. A provision for guarantees issued is established if there is objective evidence that the Group will have to incur a loss in respect of a given guarantee granted. A.15.2. Provision for commitment on investment funds This provision is intended to cover risks inherent in the Group’s commitment on investment funds signed but not yet disbursed. A.16. Reserves A.16.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank.

EIB Group Consolidated Financial Statements under EU directives A.16.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. A.16.3. Special activities reserve As provided under for Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is calculated monthly according to the evolution of the underlying assets. A.16.4. General loan reserve In 2009 a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantee portfolio, modelled upon the Group’s policy guidelines. It is calculated monthly according to the evolution of the underlying assets. A.17. Prepayments and accrued income Expenditure incurred during the financial year but relating to a subsequent financial year, together with any income for which payment is not due until the expiry of the underlying instrument. A.18. Accruals and deferred income Income received before the balance sheet date but relating to a subsequent financial year, together with any charges which, though relating to the financial year in question, will be paid only in the course of a subsequent financial year. A.19. Interest receivable and similar income Revenues on loans are mainly composed of interest revenue, commitment fees, front-end fees and prepayment indemnities. Prepayment indemnities are recognised in the profit and loss account when received, as the revenue is earned. A.20. Interest payable and similar charges Interest payable and similar charges includes interest on amounts owed to credit institutions and customers, interest expense on debt instruments and derivatives. A.21. Dividend income Dividends are recognised in the profit and loss account when the entity’s right to receive payment is established. A.22. Taxation The Protocol on the Privileges and Immunities of the European Union appended to the treaty on European Union and the treaty on the functioning of the European Union, stipulates that the assets, revenues, and other property of the Institutions of the Union are exempt from all direct taxes.

EIB Group Consolidated Financial Statements under EU directives

Note B – Cash in hand, balances with central banks and post office banks and debt securities portfolio (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR '000 206,175 at 31 December 2015 (2014: EUR '000 114,283).

The EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 206,062 as at 31 December 2015 (2014: EUR '000 113,873).

B.2. Debt securities portfolio

The details of these portfolios and their classification as at 31 December 2015 and 2014 are as follows:

	31.12.2015	31.12.2014
Treasury bills and other bills eligible for refinancing with central banks	49,837,611	31,063,452
Debt securities including fixed-income securities	17,004,491	13,725,297
Total debt securities(*)	**66,842,102**	**44,788,749**

(*) of which EUR '000 16,285,777 unlisted in 2015 and EUR '000 12,217,269 in 2014.

At 31.12.2015	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Group long term hedge portfolio	2,139,422	2,068,613	-15,813	2,052,800	2,212,817
Treasury Monetary portfolios (TMP)					
- Money market securities	37,273,605	37,242,207	-48,761	37,193,446	37,237,206
Securities liquidity portfolios:					
- P1: Fixed rate portfolio	3,247,050	3,205,980	-446	3,082,540	3,205,980
- P2: Floating rate portfolio	4,146,269	4,105,346	0	4,047,943	4,105,346
Operational portfolio - EIF	1,332,201	1,366,707	-30,587	1,283,239	1,366,707
ABS portfolio - EIF	60,191	50,137	-137	60,050	50,137
Loan substitutes (Note D)	22,052,085	18,803,112	-34,838	18,768,274	19,126,025
Total debt securities	**70,250,823**	**66,842,102**	**-130,582**	**66,488,292**	**67,304,218**

A value adjustment has been recorded on the ABS portfolio - EIF for an amount of EUR 10.1 million.

At 31.12.2014	Purchase price	Book value	Premiums/ discounts to be amortised	Value at final maturity	Market value
Group long term hedge portfolio	2,301,386	2,257,713	-55,013	2,202,700	2,416,683
Treasury Monetary portfolios (TMP)					
- Money market securities	18,190,025	18,162,126	-15,032	18,147,094	18,156,920
- UF: Money market securities	91,076	91,083	0	91,076	91,083
Securities liquidity portfolios:					
- P1: Fixed rate portfolio	3,138,202	3,134,803	0	3,030,077	3,134,803
- P2: Floating rate portfolio	3,246,079	3,245,035	0	3,166,959	3,245,035
Operational portfolio - EIF	1,334,992	1,388,038	-35,813	1,291,918	1,388,038
Loan substitutes (Note D)	19,358,276	16,509,951	-39,506	16,470,445	17,357,978
Total debt securities	**47,660,036**	**44,788,749**	**-145,364**	**44,400,269**	**45,790,540**

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project-related remedies, thus offering additional recourse. No value adjustment is required and has thus been accounted for as at 31 December 2015 and 2014.

EIB Group Consolidated Financial Statements under EU directives

EU sovereign exposure in bond holdings

The Group did not record value adjustments in 2014 and 2015 in respect of its held to maturity EU sovereign and sovereign guaranteed exposure as at year-end, in view of the Bank's as well as EIF's preferred creditor status and the protection given by the Bank's Statute as well as a detailed review of any value adjustment requirements.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group's debt securities portfolios as at 31 December 2015 and 2014:

At 31.12.2015	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	671,718	670,850	650,487	672,316
Belgium	1,409,169	1,397,596	1,395,500	1,398,809
Czech Republic	907,926	881,335	838,181	1,019,461
Denmark	402,729	402,410	402,005	402,172
Finland	341,462	337,612	335,500	337,810
France	6,972,288	6,953,449	6,940,760	6,967,776
Germany	4,352,838	4,337,936	4,323,358	4,402,686
Greece	52,534	50,905	55,000	50,352
Hungary	17,472	18,535	19,000	21,052
Ireland	26,411	28,279	25,000	28,279
Italy	4,114,925	4,118,059	4,089,900	4,152,390
Lithuania	41,448	40,402	38,000	40,395
Luxembourg	15,129	17,025	15,000	17,025
Netherlands	592,525	572,835	565,300	586,298
Poland	244,473	240,329	226,000	244,266
Portugal	800,504	801,774	800,000	801,678
Slovakia	173,532	170,139	161,293	171,165
Slovenia	10,098	10,750	10,008	10,750
Spain	3,948,560	3,946,501	3,931,535	3,947,345
Sweden	1,533,360	1,532,649	1,531,422	1,532,200
United Kingdom	23,224	23,074	22,963	23,074
	26,652,325	**26,552,444**	**26,376,212**	**26,827,299**
Non-EU sovereign and other bonds	**43,598,498**	**40,289,658**	**40,112,080**	**40,476,919**
Total	**70,250,823**	**66,842,102**	**66,488,292**	**67,304,218**

At 31.12.2014	Purchase price	Book value	Value at final maturity	Market value
EU sovereigns				
Austria	158,837	157,566	146,058	159,931
Belgium	422,258	404,646	388,500	407,710
Bulgaria	75,815	74,754	74,541	74,503
Croatia	18,215	18,015	18,000	18,000
Czech Republic	691,906	672,926	631,952	816,923
Finland	187,502	186,804	183,000	186,991
France	1,899,482	1,888,848	1,872,100	1,907,598
Germany	837,374	834,835	819,944	909,067
Greece	77,525	75,702	80,000	75,610
Hungary	17,472	18,422	19,000	20,655
Ireland	99,562	100,765	88,000	100,765
Italy	4,794,907	4,798,763	4,775,555	4,829,279
Lithuania	122,723	121,229	119,251	121,153
Luxembourg	15,129	17,093	15,000	17,094
Netherlands	402,002	394,512	375,000	409,572
Poland	123,022	123,540	118,000	128,634
Portugal	875,151	877,256	874,953	877,450
Slovakia	183,734	183,515	171,293	184,607
Slovenia	21,191	21,926	21,008	21,923
Spain	3,059,294	3,041,377	3,027,080	3,036,993
United Kingdom	20,825	20,702	20,591	20,702
	14,103,926	**14,033,196**	**13,838,826**	**14,325,160**
Non-EU sovereign and other bonds	**33,556,110**	**30,755,553**	**30,561,443**	**31,465,380**
Total	**47,660,036**	**44,788,749**	**44,400,269**	**45,790,540**

EIB Group Consolidated Financial Statements under EU directives

Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR '000)

	31.12.2015	31.12.2014
Term deposits	13,987,892	12,293,010
Overnight deposits	174,000	182,330
Tripartite reverse repos	14,794,345	25,415,488
Loans and advances to credit institutions	**28,956,237**	**37,890,828**
Loans and advances to customers	**1,638,289**	**0**
Total other loans and advances	**30,594,526**	**37,890,828**
of which cash and cash equivalents	24,961,764	36,553,253

Note D – Summary statement of loans

D.1. Aggregate loans granted (in EUR '000)

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2015	Total 2014
Disbursed portion	125,719,187	313,078,655	438,797,842	433,181,262
Undisbursed loans	29,992,525	76,060,873	106,053,398	99,426,080
Aggregate loans granted	**155,711,712**	**389,139,528**	**544,851,240**	**532,607,342**
Loan instalments receivable	3,937	148,660	152,597	173,345
Loan substitutes portfolio (Note B.2)			18,803,112	16,509,951
Aggregate loans including loan substitutes portfolio (Note D.3)			**563,806,949**	**549,290,638**

In November 2014 the EIB Group and the European Commission jointly announced the Investment Plan for Europe ("IPE"), to tackle the investment gap that is hampering economic growth and competitiveness in the European Union. Next to economic reforms, fiscal responsibility of the Member States and the removal of barriers to complete the Single Market, the European Fund for Strategic Investments ("EFSI") is the key financial component of the IPE, aiming to address existing market failures and sub-optimal investment conditions. EFSI, based on a total of EUR 21 billion risk capital contributions from the EC (EUR 16 billion) and the EIB (EUR 5 billion) is expected to raise more than EUR 60 billion of additional financing by EIB Group, to crowd-in other investors for a targeted additional EUR 315 billion of investment activity catalysed throughout Europe by 2018. Importantly, EFSI is not a separate legal entity but covers a portfolio of financings on EIB Group's balance sheet which is supported by the EU budget.

While the legislation enabling EFSI entered into force in July 2015 and the full governance structure of the EFSI has been established since December 2015, the EIB Group already started pre-financing eligible projects in April 2015. Until year end 2015 the EIB Group has approved and/or signed 126 projects in 22 Member States with a combined financing volume of EUR 7.5 billion, which is expected to mobilise eligible total investments of EUR 50 billion. Notwithstanding the special eligibility rules as defined in the EFSI legislation and the innovative financing instruments facilitated by EFSI, all EFSI operations are EIB operations and fully comply with the Bank's general standards. The EFSI is deployed by both the EIB and the EIF through the Infrastructure and Innovation Windows ("IIW") and the SME Window, respectively.

As at 31 December 2015, under the IIW the EIB Board has approved 42 projects with total EFSI financing of EUR 5.7 billion, out of which EUR 2.9 billion were already signed. Until the completion of the EFSI governance structure in December, the European Commission performed the responsibility of approving the inclusion of individual EIB operations into the EFSI portfolio, on a temporary basis. Of the signed amount, EUR 1.2 billion had been formally approved for inclusion by the EC, while operations of EUR 1.7 billion were awaiting formal approval at the end of the year. As at 31 December 2015, the Bank's corresponding disbursed exposure amounted to EUR 209 million for operations already included in the EFSI portfolio and EUR 783 million for operations awaiting formal approval. From 2016, the EFSI Investment Committee has taken over the responsibility for approving inclusion of EIB operations into the guaranteed portfolio, as foreseen in the EFSI regulation.

Under the SME Window, 39 guarantee transactions were approved in 2015, benefitting from EFSI support for a total committed amount of EUR 413 million as at 31 December 2015, whereas the EIF also increased investments in 45 investment funds (through the Risk Capital Resource mandate) for a total committed amount of EUR 1.4 billion as at 31 December 2015.

EIB Group Consolidated Financial Statements under EU directives

D.2. Value adjustments for loans (in EUR '000)

Movements in the value adjustments are detailed below:

	2015	2014
At 1 January	483,074	361,442
Release during the year	-18,334	-43,900
Use during the year	0	0
Allowance during the year	159,187	163,793
Foreign exchange adjustment	1,620	1,739
At 31 December	**625,547[(1)]**	**483,074**

[(1)]The accumulated value adjustment of EUR '000 625,547 relates only to disbursed loans including exposures in arrears. Additionally, the Group has recorded value adjustments in regards to accrued interests for a total amount of EUR '000 7,143 (2014: nil), which is recorded under the caption of Prepayments and accrued income.

In 2015 the Bank has retroceded EUR '000 4,500 to the European Commission regarding a contribution previously made on an operation which has been fully repaid in 2015. Such retrocession was accounted for in the profit and loss account as *Value adjustments in respect of loans and advances and provisions for contingent liabilities*. Such retrocession did not occur in 2014.

D.3. Geographical breakdown of lending by country in which projects are located (in EUR '000)

D.3.1. Loans for projects within the European Union

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
Spain	772	88,798,668	82,879,888	5,918,780	15.75%	15.78%
Italy	747	67,671,107	58,515,283	9,155,824	12.01%	12.27%
France	522	54,320,340	40,817,968	13,502,372	9.64%	9.31%
Germany	433	50,478,403	41,315,991	9,162,412	8.96%	10.50%
United Kingdom	309	48,220,027	37,450,393	10,769,634	8.55%	7.40%
Poland	320	41,375,198	32,838,041	8,537,157	7.34%	6.89%
Portugal	284	20,084,961	19,148,460	936,501	3.56%	3.99%
Greece	149	17,323,222	15,301,521	2,021,701	3.07%	3.08%
Austria	201	14,808,213	13,286,009	1,522,204	2.63%	2.58%
Belgium	146	11,973,317	9,466,369	2,506,948	2.12%	2.00%
Netherlands	97	11,430,684	8,949,250	2,481,434	2.03%	1.87%
Hungary	104	10,707,252	8,729,768	1,977,484	1.90%	2.08%
Czech Republic	128	9,103,538	8,878,671	224,867	1.62%	1.83%
Sweden	73	8,856,799	6,483,826	2,372,973	1.57%	1.64%
Finland	134	7,930,722	5,842,565	2,088,157	1.41%	1.27%
Romania	96	6,537,411	4,903,002	1,634,409	1.16%	1.32%
Ireland	56	5,139,683	3,890,968	1,248,715	0.91%	0.92%
Slovenia	68	4,504,882	3,382,720	1,122,162	0.80%	0.73%
Slovakia	70	4,332,918	3,437,219	895,699	0.77%	0.65%
Croatia	55	3,861,211	2,651,611	1,209,600	0.69%	0.67%
Bulgaria	52	2,845,098	1,931,252	913,846	0.50%	0.53%
Denmark	39	2,783,370	2,408,753	374,617	0.49%	0.50%
Cyprus	38	2,608,486	1,865,364	743,122	0.46%	0.45%
Lithuania	23	1,840,522	1,658,662	181,860	0.33%	0.27%
Estonia	26	1,572,959	1,260,819	312,140	0.28%	0.29%
Latvia	21	1,091,976	672,976	419,000	0.19%	0.27%
Luxembourg	17	868,228	289,228	579,000	0.15%	0.12%
Malta	6	326,442	326,442	0	0.06%	0.06%
Sub-total	**4,986**	**501,395,637**	**418,583,019**	**82,812,618**	**88.95%**	**89.27%**

EIB Group Consolidated Financial Statements under EU directives

D.3.2. Loans for projects outside the European Union

D.3.2.1. Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
Turkey	182	19,691,062	15,809,391	3,881,671		
Serbia	65	3,442,827	2,290,218	1,152,609		
FYROM	12	407,671	340,701	66,970		
Montenegro	37	323,689	258,063	65,626		
Albania	13	273,080	232,580	40,500		
Sub-total	**309**	**24,138,329**	**18,930,953**	**5,207,376**	**4.28%**	**4.29%**

D.3.2.2. ACP states

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
Kenya	4	240,843	137,985	102,858		
Zambia	4	227,609	19,460	208,149		
Madagascar	1	210,099	210,099	0		
Tanzania, United Republic of	3	202,832	38,710	164,122		
Regional - West Africa	4	138,565	48,565	90,000		
Uganda	2	130,000	42,300	87,700		
Lesotho	4	128,149	83,149	45,000		
Guinea	2	125,000	0	125,000		
Ivory Coast	1	117,700	0	117,700		
Mozambique	6	103,626	48,197	55,429		
Burkina Faso	4	94,769	15,769	79,000		
Mauritius	6	85,506	70,777	14,729		
Senegal	4	78,253	38,253	40,000		
Burundi	1	70,000	0	70,000		
Cameroon	2	68,582	43,809	24,773		
Benin	3	62,415	32,415	30,000		
Malawi	3	59,175	14,175	45,000		
Cape Verde	2	57,764	36,284	21,480		
Papua New Guinea	1	53,367	0	53,367		
Ghana	1	51,095	51,095	0		
Congo (Democratic Republic)	1	50,531	40,097	10,434		
Liberia	1	50,000	44,955	5,045		
Mali	1	50,000	0	50,000		
Namibia	5	45,381	45,381	0		
Ethiopia	1	40,000	0	40,000		
Seychelles	2	32,224	11,631	20,593		
Regional - Caribbean	2	28,822	28,822	0		
Dominican Republic	1	28,062	5,970	22,092		
Congo	1	25,635	22,373	3,262		
Mauritania	2	21,267	6,267	15,000		
Niger	1	21,000	0	21,000		
Swaziland	2	14,185	14,185	0		
Jamaica	2	11,353	11,353	0		
Dominica	2	8,878	7,878	1,000		
Saint Vincent and Grenadines	1	3,952	3,952	0		
Botswana	1	3,525	3,525	0		
Togo	1	3,000	2,000	1,000		
Saint Lucia	1	670	670	0		
Sub-total	**86**	**2,743,834**	**1,180,101**	**1,563,733**	**0.49%**	**0.47%**

EIB Group Consolidated Financial Statements under EU directives

D.3.2.3. Asia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
China	6	1,827,654	856,269	971,385		
India	9	954,216	407,406	546,810		
Viet Nam	7	552,421	217,391	335,030		
Bangladesh	3	317,000	0	317,000		
Kazakhstan	7	220,000	0	220,000		
Sri Lanka	5	196,722	196,722	0		
Nepal	3	189,746	0	189,746		
Pakistan	4	166,907	16,907	150,000		
Tajikistan	2	77,000	0	77,000		
Kyrgyzstan	1	70,000	0	70,000		
Lao People's Democratic Rep.	2	65,919	47,548	18,371		
Mongolia	2	50,000	0	50,000		
Indonesia	2	33,679	33,679	0		
Maldives	1	20,247	20,247	0		
Sub-total	**54**	**4,741,511**	**1,796,169**	**2,945,342**	**0.84%**	**0.78%**

D.3.2.4. Potential Candidate Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
Bosnia and Herzegovina	33	1,462,520	962,013	500,507		
Kosovo	4	70,643	26,643	44,000		
Sub-total	**37**	**1,533,163**	**988,656**	**544,507**	**0.27%**	**0.30%**

D.3.2.5. Latin America

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
Brazil	11	1,328,257	1,043,257	285,000		
Panama	3	501,087	501,087	0		
Ecuador	4	448,680	165,305	283,375		
Regional - Central America	4	341,139	218,639	122,500		
Nicaragua	4	309,991	51,621	258,370		
Mexico	4	251,310	141,374	109,936		
Chile	2	228,433	94,673	133,760		
Argentina	3	210,984	210,984	0		
Paraguay	2	116,598	22,963	93,635		
Colombia	2	92,528	92,528	0		
Honduras	1	81,933	0	81,933		
Bolivia	1	62,528	15,272	47,256		
Costa Rica	1	53,574	9,185	44,389		
Peru	2	39,224	39,224	0		
Uruguay	2	7,407	7,407	0		
Sub-total	**46**	**4,073,673**	**2,613,519**	**1,460,154**	**0.72%**	**0.74%**

D.3.2.6. European Free Trade Association (EFTA) Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
Norway	11	906,124	700,043	206,081		
Iceland	9	460,969	460,969	0		
Switzerland	5	83,400	62,340	21,060		
Liechtenstein	1	11,340	0	11,340		
Sub-total	**26**	**1,461,833**	**1,223,352**	**238,481**	**0.26%**	**0.15%**

EIB Group Consolidated Financial Statements under EU directives

D.3.2.7. Mediterranean Countries

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
Morocco	57	4,328,931	2,521,610	1,807,321		
Egypt	38	4,107,058	2,180,240	1,926,818		
Tunisia	60	3,674,607	2,362,623	1,311,984		
Israel	8	985,887	762,363	223,524		
Syrian Arab Republic	12	912,499	360,498	552,001		
Lebanon	22	708,949	434,278	274,671		
Jordan	11	528,859	409,140	119,719		
Algeria	1	436,750	436,750	0		
GAZA-West Bank	6	53,212	41,527	11,685		
Sub-total	**215**	**15,736,752**	**9,509,029**	**6,227,723**	**2.79%**	**2.74%**

D.3.2.8. Overseas Countries and Territories (OCT)

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
French Polynesia	2	29,921	11,660	18,261		
New Caledonia	1	20,000	0	20,000		
Sub-total	**3**	**49,921**	**11,660**	**38,261**	**0.01%**	**0.01%**

D.3.2.9. Eastern Europe, Southern Caucasus, Russia

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
Ukraine	23	3,717,043	883,684	2,833,359		
Russian Federation	12	1,233,720	320,963	912,757		
Georgia	14	653,605	334,831	318,774		
Moldova, Republic of	14	571,108	167,568	403,540		
Armenia	11	226,382	129,936	96,446		
Azerbaijan	2	76,037	8,537	67,500		
Sub-total	**76**	**6,477,895**	**1,845,519**	**4,632,376**	**1.15%**	**1.02%**

D.3.2.10. South Africa

Countries and territories in which projects are located	Number of loans	Aggregate loans granted	Disbursed portion	Undisbursed portion	% of total 2015	% of total 2014
South Africa	28	1,301,805	918,978	382,827		
Sub-total	**28**	**1,301,805**	**918,978**	**382,827**	**0.23%**	**0.23%**
Total loans for projects outside the Union	**880**	**62,258,716**	**39,017,936**	**23,240,780**	**11.05%**	**10.73%**
Total loans 2015[1]	**5,866**	**563,654,353**	**457,600,955**	**106,053,398**	**100.00%**	
Total loans 2014[1]	**5,820**	**549,117,293**	**449,691,213**	**99,426,080**		**100.00%**

[1] Including loan substitutes (Notes B.2 and D.1) and excluding loan instalments receivables (2015: EUR 153 million, 2014: EUR 173 million)

D.4. Provisions in respect of guarantee operations

A provision for guarantees issued has been recognized as there is objective evidence that the Group will have to incur a loss in respect of guarantees granted. This provision amounts to EUR '000 102,991 as at 31 December 2015 (2014: EUR '000 159,753).

EIB Group Consolidated Financial Statements under EU directives Note E – Composition of the Group and Shares and other variable-yield securities E.1 Composition of the Group E.1.1 The European Investment Fund The European Investment Fund (the ‘Fund’ or ‘EIF’) was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 37 B, avenue J.F. Kennedy, L-2968 Luxembourg. The primary task of the Fund, while providing adequate return on equity, is to contribute to the pursuit of European Union objectives through: • the provision of guarantees to financial institutions that cover credits to small and medium sized entities (‘SME’); • the acquisition, holding, managing and disposal of equity participations; • the administration of special resources entrusted by third parties; and • related activities. The Bank holds 61.41% (2014: 63.69%) of the subscribed capital of the EIF. E.1.2 EU Microfinance Platform FCP FIS EU MICROFINANCE PLATFORM FCP-FIS (‘EUMPF’) is structured as a Luxembourg “fonds commun de placement – fonds d’investissement spécialisé” governed by the law of 13 February 2007 relating to specialised investment funds (the “2007 Law”) and launched on 22 November 2010. It is established as an umbrella fund, which may have several sub-funds. It has been launched with an unlimited duration provided that the fund will however be automatically put into liquidation upon the termination of a sub-fund if no further sub-fund is active at that time. Currently, the only sub-fund of the EUMPF is the European Progress Microfinance Fund (“EPMF”). The EUMPF is an unincorporated co-ownership of securities and other eligible assets and does not have legal personality. The EUMPF is therefore managed in the exclusive interests of the Unitholders by the Management Company (“EIF”) in accordance with Luxembourg laws and the Management Regulations. As per the Management Regulations, the European Investment Fund (“EIF”) serves as Management Company to the EUMPF umbrella fund and the EPMF compartment. In line with regulatory prescriptions thereon, standard investment decisions on behalf of EUMPF are taken by EIF in its capacity as Management Company and with strict adherence to the relevant Management Regulations agreed with investors. The address of its registered office is located at 37B, avenue J.F. Kennedy, L-2968 Luxembourg. The overall investment objective of the EUMPF is to invest its assets in a wide range of securities and other assets permitted to a specialised investment fund governed by the 2007 Law as amended with the purpose of spreading investment risks and affording its investors the results of the management of its portfolio. The specific investment objective of the EUMPF is to increase access to, and availability of range of financial products and services in the area of microfinance for: • Persons starting their own enterprise, including self-employment; • Enterprises, especially microenterprises; • Capacity building, professionalization and quality management of microfinance institutions and of organisation active in the area of microfinance; • Local and regional employment and economic development initiatives. The Bank holds 55.56% (2014: 55.56%) of the total committed units of EUMPF. As of 01 January 2015, the Bank has decided to consolidate EUMPF. As of 31 December 2014, EUMPF was classified in Shares and other variable-yield securities. The Bank, the EIF and the EUMPF together are defined as the ‘Group’.

EIB Group Consolidated Financial Statements under EU directives

E.2 Shares and other variable-yield securities

This balance comprises (in EUR '000):

	Venture capital operations[1]	EBRD shares[2]	Investment funds[1]	Total
Cost:				
At 1 January 2015	3,010,537	157,500	589,320	**3,757,357**
Net additions	315,422	0	38,931	**354,353**
At 31 December 2015	**3,325,959**	**157,500**	**628,251**	**4,111,710**
Value adjustments:				
At 1 January 2015	-626,182	0	-41,657	**-667,839**
Net releases/additions	159,537	0	5,011	**164,548**
At 31 December 2015	**-466,645**	**0**	**-36,646**	**-503,291**
Net book value:				
At 31 December 2015	**2,859,314**	**157,500**	**591,605**	**3,608,419**
At 31 December 2014	**2,384,355**	**157,500**	**547,663**	**3,089,518**

[1] The amounts signed but not yet disbursed disclosed off-balance sheet are respectively:
- for venture capital operations EUR '000 4,331,292 (2014: EUR '000 3,217,066)
- for investment funds EUR '000 581,804 (2014: EUR '000 615,274)

[2] The amount of EUR '000 157,500 (2014: EUR '000 157,500) corresponds to the capital paid in by the Group as at 31 December 2015 with respect to its subscription of EUR '000 900,440 to the capital of the EBRD (European Bank for Reconstruction and Development).

As at 31 December 2015, the Group holds 3.04% of the subscribed capital of the EBRD. Based on the audited 2014 EBRD financial statements prepared in accordance with International Financial Reporting Standards, the share of underlying net equity of the Group in EBRD amounted to EUR 430.1 million (2013: EUR 450.7 million).

In EUR million	% held	Total own funds	Total net result	Total assets
EBRD (31.12.2013)	3.03	14,876	922	48,958
EBRD (31.12.2014)	3.04	14,149	-723	52,487

EIB Group Consolidated Financial Statements under EU directives

Note F – Intangible and tangible assets (in EUR '000)

	Land	Luxembourg buildings	Furniture and equipment	Total tangible assets	Total intangible assets
Cost:					
At 1 January 2015	20,475	355,436	82,525	458,436	14,182
Additions	0	10,641	24,390	35,031	8,746
Disposals	0	0	-14,363	-14,363	-3,781
At 31 December 2015	**20,475**	**366,077**	**92,552**	**479,104**	**19,147**
Accumulated depreciation:					
At 1 January 2015	0	-150,481	-43,066	-193,547	-5,079
Depreciation	0	-9,953	-18,365	-28,318	-5,641
Disposals	0	0	14,251	14,251	3,781
At 31 December 2015	**0**	**-160,434**	**-47,180**	**-207,614**	**-6,939**
Net book value:					
At 31 December 2015	**20,475**	**205,643**	**45,372**	**271,490**	**12,208**
At 31 December 2014	**20,475**	**204,955**	**39,459**	**264,889**	**9,103**

Note G – Other assets and other liabilities (in EUR '000)

Other assets	**31.12.2015**	**31.12.2014**
Receivables on sale of Venture Capital Operations	52,452	0
Commission receivable on guarantees and Venture Capital Operations	30,707	14,364
Guarantee calls from Member States & Guarantee fund	22,131	18,921
Guarantees disbursed (Venture Capital operations)	6,585	6,585
Staff housing loans and advances(*)	4,309	5,219
Fair value of derivatives	844	964
Other	13,368	25,996
Total	**130,396**	**72,049**

(*)The balance relates to staff housing loans disbursed previously to employees by the Bank. Since 1999 these housing loans have been replaced by an arrangement with an external financial institution, whereby permanently employed staff members of the Group may be granted staff housing loans in accordance with the Group's Staff Regulations. The same interest rates, terms and conditions are applicable to all said employees.

Other liabilities	**31.12.2015**	**31.12.2014**
Optional Supplementary Provident Scheme (Note L)	426,539	375,164
Personnel costs payable	75,543	69,807
Fair value of derivatives	63,780	75,753
Guarantee fees	51,268	67,356
Accounts payable and sundry creditors	51,122	36,470
Transitory account on loans	26,103	51,495
Payable on HIPC initiative	15,160	21,411
Financial guarantees payable	13,955	12,903
Western Balkans infrastructure fund	1,133	1,566
Other	53,686	39,125
Total	**778,289**	**751,050**

EIB Group Consolidated Financial Statements under EU directives

Note H – Subscribed capital, Group own funds and appropriation of profit

H.1. Consolidated own funds and appropriation of profit

Statement of movements in consolidated own funds (in EUR '000)	2015	2014
Share capital:		
- Subscribed capital	243,284,155	243,284,155
- Uncalled capital	-221,585,020	-221,585,020
- Called capital	**21,699,135**	**21,699,135**
- Capital called but not paid	-49,678	-479,811
- Paid in capital	**21,649,457**	**21,219,324**
Reserves and profit for the year:		
Reserve fund:		
- Balance at beginning of the year	24,328,415	22,828,922
- Appropriation of prior year's profit(1)	0	1,499,493
- Balance at end of the year	**24,328,415**	**24,328,415**
- Receivable from Member States	-80,239	-96,286
- Paid-in balance at end of the year	**24,248,176**	**24,232,129**
Additional reserves:		
- Balance at beginning of the year	2,882,428	1,312,145
- Appropriation of prior year's profit(2)	2,663,988	1,564,381
- Changes in ownership interests (3)	7,617	5,902
- Balance at end of the year	**5,554,033**	**2,882,428**
Special activities reserve:		
- Balance at beginning of the year	6,030,722	6,090,520
- Appropriation of prior year's profit(1)	-96,841	-59,798
- Balance at end of the year	**5,933,881**	**6,030,722**
General loan reserve:		
- Balance at beginning of the year	3,205,513	3,663,165
- Appropriation of prior year's profit(1)	113,097	-457,652
- Balance at end of the year	**3,318,610**	**3,205,513**
Profit for the financial year attributable to equity holders of the Bank	**2,801,030**	**2,680,244**
Total consolidated own funds attributable to equity holders of the Bank	**63,505,187**	**60,250,360**

Equity attributable to minority interest (in EUR '000)	2015	2014
- Balance at 1 January	**599,880**	**413,571**
- Movement on reserves	125,528	145,243
- Dividend paid to minority interest	-7,639	-5,923
- Appropriation of the result of the financial year	31,378	46,989
Total equity attributable to minority interest at 31 December	**749,147**	**599,880**

(1) On 24 April 2015, the Board of Governors decided to appropriate the profit of the Bank for the year ended 31 December 2014, which amounted to EUR '000 2,625,851, to the Additional reserves, the Special activities reserve and the General loan reserve. The fact that amounts are being released from / added to the General loan reserve or the Special activities reserve is the consequence of the evolution of the risks of the underlying operations.

(2) The difference between the statutory profit of the Bank and the consolidated profit of the Group amounting to EUR '000 54,393 was allocated to the *Additional reserves attributable to the equity holders of the Bank.*

(3) This balance comprises EUR '000 7,617 (2014: EUR '000 5,902) resulting from the consolidation of EUMPF, purchases and sales of EIF shares and from the capital increase of the EIF.

H.2. Subscribed capital and reserves, called but not paid

As a result of the decision by the Member States, the subscribed and called capital of the Bank increased by EUR 10 billion on 31 December 2012. The Member States were due to pay in their respective shares of this EUR 10 billion capital increase in no more than three instalments due on 31 March 2013, 31 March 2014 and 31 March 2015. All contributions due on 31 March 2013 and 31 March 2014 and 31 March 2015 were settled in full and 100% of the 10 billion capital increase has been settled as at 31 December 2015.

On 1 July 2013, the subscribed capital increased from EUR 242,392,989,000 to EUR 243,284,154,500 by virtue of the contributions of Croatia, a new Member State that joined on 1 July 2013. The contributions of the new Member State to the Paid-in capital and to the Reserves amount to EUR 79.5 million and EUR 128.4 million respectively. The total amount to be paid by the new Member State has been equally spread over 8 instalments due on 30 November 2013, 30 November 2014, 30 November 2015, 31 May 2016, 30 November 2016, 31 May 2017, 30 November 2017, and 31 May 2018. The instalments up to and including 30 November 2015 were settled in full.

The amount of EUR '000 129,917 shown in the balance sheet under the caption Subscribed capital and reserves, called but not paid contains EUR '000 129,917 related to net receivable from the new Member State, Croatia.

Statement of movements in own funds (in EUR '000)	31.12.2015	31.12.2014
Subscribed capital receivable from Member States in respect of 2012 capital increase	0	420,197
Subscribed capital called but not paid (Croatia)	49,678	59,614
Reserves called but not paid (Croatia)	80,239	96,286
Total	**129,917**	**576,097**

EIB Group Consolidated Financial Statements under EU directives

Note I – 'Prepayments and accrued income' and 'Accruals and deferred income' (in EUR '000)

Prepayments and accrued income:	31.12.2015	31.12.2014
Foreign exchange on currency swap contracts	21,757,295	13,588,828
Interest and commission receivable	8,427,902	8,635,253
Redemption premiums on swaps receivable(*)	279,148	370,827
Deferred borrowing charges	148,311	106,372
Investment Facility's commission receivable	43,045	38,348
Other	26,888	20,926
Total	**30,682,589**	**22,760,554**

Accruals and deferred income:	31.12.2015	31.12.2014
Interest and commission payable	9,640,310	9,830,956
Foreign exchange on currency swap contracts	6,297,037	4,972,031
Redemption premiums on swaps payable(*)	755,905	644,404
Deferred borrowing proceeds	515,964	294,204
Deferred income on loans	133,602	67,725
Interest subsidies received in advance(**)	111,886	119,687
Prepaid management fees	18,812	20,320
Other	6,148	2,934
Total	**17,479,664**	**15,952,261**

(*) Redemption premiums on swaps receivable and payable represent end payments of the underlying swap agreements for those agreements which include such features.

(**) Part of the amounts received from the European Commission has been made available as a long-term advance and is entered on the liabilities side under item *Accruals and deferred income* and comprises:
- amounts in respect of interest subsidies for loans granted for projects outside the European Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and
- interest subsidies, concerning certain lending operations put in place within the EU from the Bank's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992.

Note J – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR '000)

J.1. Amounts owed to credit institutions

	31.12.2015	31.12.2014
Repayable on demand	14,586,348	6,915,224
Short-term deposits	117,331	51,110
Repo with central banks	323,000	0
Cash deposited on swaps payable	399,559	358,290
Total	**15,426,238**	**7,324,624**

J.2. Amounts owed to customers

	31.12.2015	31.12.2014
Overnight deposits	10,316	112,844
European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	364,068	356,979
- Deposit accounts	1,570,945	1,518,849
Short-term deposits	148,977	270,840
Total	**2,094,306**	**2,259,512**

EIB Group Consolidated Financial Statements under EU directives

Note K – Debts evidenced by certificates

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted, notably in terms of currencies. The caption 'Debts evidenced by certificates' includes 'Debt securities in issue' (securities offered to the general investing public) and 'Others' (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2015 and 2014, together with the average rates and due dates.

Debts evidenced by certificates (in EUR '000)					
Payable in	Outstanding at 31.12.2015	Average rate 2015(*)	Due dates	Outstanding at 31.12.2014	Average rate 2014(*)
EUR	215,671,351	2.50	2016/2057	217,808,831	2.66
USD	142,227,743	1.77	2016/2058	123,841,355	1.87
GBP	61,582,809	2.99	2016/2054	61,258,232	3.16
AUD	11,940,499	4.83	2016/2042	12,585,459	5.23
CHF	8,624,153	2.09	2016/2036	8,225,216	2.11
JPY	6,721,225	1.18	2016/2053	6,792,441	1.48
SEK	5,089,398	3.29	2016/2039	5,087,086	3.33
NOK	4,749,990	3.06	2016/2033	4,546,943	3.62
TRY	4,332,385	7.62	2016/2024	3,989,104	7.85
CAD	3,214,857	2.11	2018/2045	4,269,018	1.93
ZAR	2,742,881	7.40	2016/2026	2,483,029	7.34
NZD	824,829	3.85	2016/2021	595,505	4.41
CZK	397,346	2.17	2017/2034	457,313	2.90
RUB	368,770	7.38	2016/2025	551,032	7.89
PLN	234,413	3.89	2017/2022	91,153	4.73
HUF	210,542	1.84	2016/2021	197,525	6.47
DKK	123,838	3.46	2024/2026	550,683	2.55
CNY	63,247	4.10	2016/2016	0	0
MXN	52,869	4.00	2020/2020	43,026	3.97
RON	52,608	7.99	2016/2019	53,092	8.25
HKD	29,633	5.27	2017/2019	26,551	5.27
Total	**469,255,386**			**453,452,594**	

(*) Weighted average interest rates at the balance sheet date

The principal and interest of certain structured borrowings are index linked to stock exchange indexes (historical value: EUR 500 million in 2015 nil in 2014). All borrowings are fully hedged through structured swap operations.

The table below provides the movements in 2015 and 2014 for debts evidenced by certificates (including short-term commercial papers):

(In EUR million)	2015	2014
Balance at 1 January	453,453	426,358
Issuance during the year	150,467	102,581
Contractual redemptions	-149,034	-89,235
Early redemptions and buy-backs	-3,972	-5,029
Exchange adjustments	18,341	18,778
Balance at 31 December	**469,255**	**453,453**

EIB Group Consolidated Financial Statements under EU directives

Note L – Provisions – pension plans and health insurance scheme (in EUR '000)

The Group's main pension scheme is a defined-benefit pension scheme funded by contributions from staff and from the Group covering all employees. All contributions of the Group and its staff are invested in the assets of the Group.

The pension plans and health insurance scheme provisions are as follows (in EUR '000):

	2015	2014
Staff pension plan:		
Provision at 1 January	**1,839,351**	**1,698,094**
Payments made during the year	-68,834	-66,470
Recognition of actuarial losses	66,392	11,739
Annual contributions and interest	184,975	195,988
Sub-total staff pension plan	**2,021,884**	**1,839,351**
Management Committee pension plan:		
Management Committee pension plan	34,836	35,819
Recognition of actuarial losses	1,252	35
Sub-total Management Committee pension plan	**36,088**	**35,854**
Health insurance scheme:		
Provision at 1 January	**202,544**	**183,879**
Payments made during the year	-12,260	-15,593
Recognition of actuarial losses	11,064	1,901
Annual contributions and interest	29,895	32,357
Sub-total health insurance scheme	**231,243**	**202,544**
Total provisions at 31 December	**2,289,215**	**2,077,749**

The above figures do not include the liability towards members of staff in respect of the Optional Supplementary Provident Scheme (a defined-contribution pension scheme). The corresponding amount of EUR 427 million (2014: EUR 375 million) is classified under *'Other liabilities'* (Note G).

The provision in respect of future retirement and health insurance benefits was valued as at 30 September 2015 by an independent actuary using the projected unit credit method. The actuarial valuation was updated as at 31 December 2015 with an extrapolation ('roll forward' method) for the last 3 months of 2015, using the prevailing market rates of 31 December 2015 and the following assumptions (for the staff pension and medical plans):

- a discount rate of 3.91% (2014: 3.14%) for determining the actuarial present value of benefits accrued in the pension and health insurance schemes, corresponding to 20.14 year duration (2014: 19.80 year duration);
- in the light of past experience, the Bank estimates that the overall expected remuneration of post-employment reserves is set at a rate of 1.5% (2014: 1.5%) above the discount rate mentioned above;
- a progressive retirement between the age of 55 and 65 (same as 2014);
- a combined average impact of the increase in the cost of living and career progression of 4.5% (same as 2014);
- probable resignation rate varies between 30% and 0% and decreases with age (same as 2014);
- a rate of adjustment of pensions of 2% per annum (same as 2014);
- use of the ISCLT longevity table 2013 (same as 2014);
- a medical cost inflation rate of 4% per annum (same as 2014); and
- a medical cost profile per age updated in 2015.

The provisions for these schemes are adjusted when needed (Note A.12.1) according to the actuarial valuation, as per the tables above. Cumulative prior year actuarial deficits or surpluses in excess of 10% of the commitments for retirement benefits are recognised over the expected average remaining service lives of the participants on a straight-line basis.

In 2014, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR 1,503,683. EUR '000 1,145,589 was reported in excess of the 10% corridor, and recognised over the expected average remaining service lives of the participants on a straight-line basis from 1 January 2015. Thus, the net loss recognised in 2015 is EUR '000 78,708.

In 2015, the actuarial valuation on the pension plans and the healthcare scheme displayed an unrecognised loss of EUR '000 881,365. EUR '000 565,020 was reported in excess of the 10% corridor, and the net loss which will be recognised in 2016 will be EUR '000 38,104.

Note M – Profit for the financial year

The appropriation of the balance of the statutory profit and loss account for the year ended 31 December 2015, amounting to EUR '000 2,756,914 will be submitted to the Board of Governors for approval by 26 April 2016.

EIB Group Consolidated Financial Statements under EU directives

Note N – 'Interest receivable and similar income' and 'Interest payable and similar charges'

N.1. Net interest income (in EUR '000)

	2015	2014
Interest receivable and similar income:		
Cash in hand, balance with central banks and post office banks	109	144
Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed income securities	336,759	361,643
Loans and advances to credit institutions and customers	8,285,473	8,772,404
Derivatives	14,024,655	13,554,404
Total	**22,646,996**	**22,688,595**
Interest payable and similar charges:		
Amounts owed to credit institutions and customers	5,323	-4,362
Debts evidenced by certificates	-12,468,972	-12,622,803
Derivatives	-6,585,141	-6,693,549
Other	-127,906	-152,283
Total	**-19,176,696**	**-19,472,997**
Net interest income	**3,470,300**	**3,215,598**

N.2. Geographical analysis of 'Interest receivable and similar income' (in EUR '000)

	2015	2014
EU countries		
Spain	1,263,759	1,302,867
United Kingdom	914,112	750,003
Italy	771,419	887,536
Poland	680,569	706,066
Greece	560,925	572,285
France	525,536	638,884
Germany	495,365	581,692
Portugal	382,364	391,565
Austria	261,318	258,517
Hungary	203,218	226,397
Netherlands	191,563	208,866
Belgium	188,684	193,738
Romania	125,792	143,449
Sweden	113,304	127,412
Finland	80,147	92,477
Ireland	75,210	80,260
Croatia	71,423	71,464
Czech Republic	67,166	84,239
Slovakia	66,813	68,047
Slovenia	59,326	62,613
Bulgaria	51,283	51,027
Lithuania	47,115	46,237
Denmark	20,404	19,279
Cyprus	16,504	19,664
Latvia	16,389	17,848
Estonia	15,732	17,304
Malta	11,421	11,524
Luxembourg	7,034	9,093
Total EU countries	**7,283,895**	**7,640,353**
Outside the European Union	995,316	985,855
Total	**8,279,211**	**8,626,208**
Income not analysed per country[1]	14,367,785	14,062,387
Total interest receivable and similar income	**22,646,996**	**22,688,595**

[1]Income not analysed by country:		
· Revenue from Long Term Hedge portfolios, loan substitutes and ABS portfolio EIF	188,335	217,212
· Revenue from Securities Liquidity portfolios and Operational Portfolio - EIF	157,609	106,081
· Revenue from money-market securities	-9,185	38,350
· Revenue from money-market portfolios	6,371	146,340
· Income from derivatives	14,024,655	13,554,404
	14,367,785	**14,062,387**

EIB Group Consolidated Financial Statements under EU directives

Note O – Commission receivable (in EUR '000)

	2015	2014
Commission on guarantees	55,558	27,625
Commission on Investment Facility - Cotonou	45,438	40,629
Commission on Jaspers	24,984	22,772
Commission on Jeremie	12,234	12,249
Commission on Jessica	11,854	11,780
Commission income on loans	11,641	12,244
Commission on Yaoundé/Lomé conventions	3,130	3,552
Commission on NER 300	2,910	2,865
Commission on other mandates	113,439	70,362
Total	**281,188**	**204,078**

Note P – Net result on financial operations (in EUR '000)

	2015	2014
Net result on shares and other variable yield securities	94,722	-19,780
Net result on translation of balance sheet positions	1,678	-2,715
Net result on repurchase of debts evidenced by certificates	-917	-531
Net result on derivatives	-52,999	-28,568
Net result result on securities liquidity portfolios (securities only)	-80,288	25,067
Other	0	-18,234
Total net result on financial operations	**-37,804**	**-44,761**

Note Q – Other operating income (in EUR '000)

	2015	2014
Reversal of previous year's unutilised accruals on general administrative expenses	3,864	2,730
Sale of EIF Shares	2,494	11,935
Rental income	70	82
Other	815	3,316
Total	**7,243**	**18,063**

Note R – General administrative expenses (in EUR '000)

	2015	2014
Salaries and allowances(*)	-314,760	-289,229
Welfare contributions and other staff costs	-279,224	-186,162
Staff costs	**-593,984**	**-475,391**
Other general administrative expenses	-205,397	-172,398
Total general administrative expenses	**-799,381**	**-647,789**

(*)Of which the amount for members of the Management Committee is EUR '000 3,223 at 31 December 2015 and EUR '000 3,168 at 31 December 2014.

The number of persons employed by the Group was 2,916 at 31 December 2015 (2,557 at 31 December 2014).

Note S – Off-balance sheet special deposits for servicing borrowings

This item represents the amount of coupons and bonds due, paid by the Bank to the paying agents, but not yet presented for payment by the holders of bonds issued by the Bank.

EIB Group Consolidated Financial Statements under EU directives Note T – Fair value of financial instruments At the balance sheet date, the Group records balance sheet financial instruments on the basis of their historical cost in foreign currency (apart from the SLP portfolio) representing the amount received in the event of a liability or the amount paid to acquire an asset. The fair value of the financial instruments (mainly loans, treasury, securities and borrowings) entered under assets or liabilities compared with their accounting value is shown in the table below: Accounting At 31 December 2015 (in EUR million) Fair value value Financial assets: Cash in hand, balances with central banks and post office banks 206 206 Loans and advances to credit institutions and customers, excluding loan substitutes 469,928 501,949 Treasury bills and debt securities portfolios including loan substitutes (Note B.2) 66,842 67,304 Shares and other variable yield securities (Note E) 3,608 5,175 Total financial assets 540,584 574,634 Financial liabilities: Amounts owed to credit institutions and customers (Note J) 17,521 17,119 Debts evidenced by certificates (Note K) 469,255 517,178 Total financial liabilities 486,776 534,297 Accounting At 31 December 2014 (in EUR million) Fair value value Financial assets: Cash in hand, balances with central banks and post office banks 114 114 Loans and advances to credit institutions and customers, excluding loan substitutes 471,738 504,942 Treasury bills and debt securities portfolios including loan substitutes (Note B.2) 44,789 45,791 Shares and other variable yield securities (Note E) 3,090 4,370 Total financial assets 519,731 555,217 Financial liabilities: Amounts owed to credit institutions and customers (Note J) 9,584 9,584 Debts evidenced by certificates (Note K) 453,453 507,939 Total financial liabilities 463,037 517,523

EIB Group Consolidated Financial Statements under EU directives Note U – Risk management This note presents information about the Group’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are: • Credit risk—the risk of loss resulting from client or counterparty default and arising from credit exposure in all forms, including settlement risk; • Interest rate risk—the risk that an investment’s value will change due to a change in the absolute level of interest rates, in the shape of the yield curve or in any other interest rate relationship; • Liquidity and funding risk—the risk that the Group will be unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price; • Foreign exchange rate risk—the risk of an investment’s value changing due to changes in currency exchange rates and • Operational risk—the potential loss resulting from inadequate or failed internal processes, people and systems or from external events. U.1. Risk Management Organisation Each entity within the Group has its own management and control of risks. Risk management information presented in this note will distinguish between the Bank and the Fund. Moreover, the Bank has established a Group risk function to strengthen the risk management of the overall Group and to provide oversight of all the risks which the Group is subject to. The high-level principles of the Bank’s risk management level on a consolidated are set out in the Group Risk Management Charter, which is intended to provide a Group-wide view of the Group’s risks and an integrated approach to risk management. U.1.1. Risk Management Organisation of the Bank The Bank’s objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to full regulation, it aims to comply with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS). Within the Bank, the Risk Management Directorate (RM) independently identifies, assesses, monitors and reports credit, market, liquidity, funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties, RM is independent of the Front Offices and provides second opinion on all proposals made which have risk implications. The Director General of RM reports to the Management Committee and meets regularly with the Audit Committee to discuss topics relating to credit, market and operational risks. He is also responsible for overseeing risk reporting to the Management Committee, the Risk Policy Committee and the Board of Directors. The management and monitoring of loans post signature is, for significant parts of the portfolio, the responsibility of Transaction Monitoring and Restructuring Directorate (TMR), a Directorate independent from RM. TMR focuses on monitoring higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All of its proposals which have credit risk implications are subject to an independent second opinion by the RM. Two internal risk-oriented committees support the implementation of the Bank’s risk policies: The Credit Risk Assessment Group (CRAG) is a high-level forum for discussing relevant credit risk issues arising in the course of the Bank’s activities and for advising the Management Committee on these. Its members are the Directors General of the Operations, Projects, RM, Transaction Monitoring & Restructuring (TMR), Finance and Legal Affairs Directorates. The CRAG is intended to complement, and does not replace, the existing case-by-case review of lending operations, which remains central to the loan approval process. An Asset / Liability Committee (ALCO), made up of the Directors General of the Operations, Finance and RM Directorates, the Head of Financial Control and the Chief Economist, provides a high-level forum for debating the Bank’s asset and liability management (ALM) matters and for making proposals in this field to the Management Committee. It promotes and facilitates the dialogue among the Directorates represented in it, while providing a wider perspective on, and enhancing their understanding of, the main financial risks. The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. U.1.1.1. Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an on-going basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, market, liquidity and funding and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity and operations. Risk measurements combine metrics of capitalisation, liquidity, exposure to market and operational risk. Detailed information on credit, ALM, liquidity and financial risks is presented and explained to the Management Committee on a monthly basis and to the Board of Directors on a quarterly basis. U.1.1.2. The Bank’s risk tolerance The Bank has defined its risk tolerance level and set high level boundaries for the risks arising from the pursuit of the Bank’s business strategy. In setting these high level boundaries, the Bank ensures that its risk profile is aligned with its business strategy and stakeholders’ expectations.

EIB Group Consolidated Financial Statements under EU directives As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit-maximising centres, even though performance objectives are attached to those activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. U.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short-term views on trends in interest rates. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. U.1.2. Risk Management Organisation of the Fund (EIF) Most of the Private Equity (PE), Venture Capital and Portfolio Guarantees, Securitisation & Microfinance (GSM) operations for both entities of the Group are managed by the Fund. The mandate of the Fund is to support small and mid-size enterprise (SME) finance for start-up, growth and development within European Union objectives for SME. The Fund aligns its risk management systems to changing economic conditions and evolving regulatory standards. It therefore adapts them on an on-going basis as best market practices develop. Credit, market and operational systems are in place to control and report on the main risks inherent in its operations. Risk management is embedded in the corporate culture of EIF, based on a three-lines-of-defence model permeating all areas of EIF’s business functions and processes: (i) front office, (ii) independent risk functions and (iii) audit and assurance. Investment and Risk Committees (IRCs) chaired by the Head of Risk and Portfolio Management advise the Chief Executive and the Deputy Chief Executive on each and every transaction. IRCs also oversee risk and investment-related aspects of the EIF portfolio, inter alia: approving transaction rating/grading, impairment and provisioning actions, relevant market risk events and potential stress testing. Finally, the IRCs oversee the Enterprise Risk arising from EIF’s role as a fund manager. Risk and Portfolio Management actions form part of the assurance process presided by the EIF Audit Board. Moreover, within the EIB Group context, the Fund’s Risk and Portfolio Management Department operates in close contact with the Bank’s Risk Management Directorate, particularly with regard to the recently approved Group Risk Management Charter and to the Group risk exposure relating to guarantee and securitisation operations, the PE operations under the Bank’s Risk Capital Resources mandate (RCR), the different windows under the Bank’s EIB Group Risk Enhancement Mandate (EREM) and general EIF policy matters. The Fund’s treasury management has been outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement, which mirror closely the relevant sections of the EIB’s own treasury guidelines. U.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund-of-funds approach, taking mostly minority equity participations in business angels, venture capital, private equity and mezzanine funds managed by mostly independent teams in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in funds focussed on seed- and early-stage capital, but also investment in well-established funds targeting mid-, later-stage and mezzanine investments, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place. This tool-set is based on an internal model, the Grading-based Economic Model (GEM), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity, in particular enabling forward-looking and stress-test based decision making. U.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing and provides credit enhancement to SME securitisation transactions. By taking on these risks, it facilitates access to funding, and, in turn, it helps to finance SMEs.

EIB Group Consolidated Financial Statements under EU directives For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantees and structured finance transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly; their statuses are regularly reviewed by EIF IRCs which, depending on their performances, may review their internal ratings. A four-eye principle applies throughout the process, with actions initiated by the front office and reviewed by Risk Management. The guarantees portfolio is valued according to a mark-to -model approach. The main impact on the valuation of the transactions in the portfolio stems from the assigned rating and the possible subsequent rating changes. The EIF’s monitoring follows potential negative rating migration and provides the basis for appropriate management of transactions.The Fund’s stress testing methodology is applied at the outset of a transaction and throughout the life of the portfolio, i.e. its scenario analysis with regard to portfolio downgrades and defaults in the portfolio and related impacts on capital allocation and expected losses, as well as on the profit and loss. As is the case for PE, stress tests on the guarantee portfolio are presented regularly to the EIF Board of Directors. U.2. Credit risk Credit risk concerns mainly the Group’s lending activities and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivative transactions of the Group and the Fund’s guarantee transactions funded by own resources. No credit risk is attached to the Group’s venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk. The credit risk associated with the use of derivatives is analysed in the ‘Derivatives’ section (Note V). The Group’s credit risk policies are approved by the respective governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank’s position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterparty and sector limit system, the credit policies ensure an acceptable degree of diversification in the Group’s loan portfolio. The Group’s policies on credit risk also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and credit risk operational guidelines approved by the Fund’s Board of Directors or guidelines as set out under mandates. Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive from its shareholders. Management of credit risk is based on an assessment of the level of credit risk vis-à-vis counterparties and on the level of security provided to the Bank in case of the counterparty’s insolvency. U.2.1. Loans In order to limit the credit risk on its loan portfolio, the Group lends only to counterparties with high creditworthiness and sound security. In order to measure and manage credit risk on loans, the Group has graded its lending operations according to generally accepted criteria, based on the quality of the borrower and, where appropriate, the security. The structure of borrowers and guarantors relating to the loan portfolio as at 31 December 2015 is analysed below, including undisbursed portions. Loans outside the European Union (apart from those under the Facilities are, in the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain Group loans are secured by third-party guarantees with respect to the commercial risk, the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. Loans under the Facilities are those granted under Article 16 (previously Article 18) of the Bank’s Statute and those loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Group’s own resources and at the Group’s own risk. The table below shows (in EUR million) the loans for projects inside and outside the European Union granted under the Facilities and under the risk-sharing operations:

EIB Group Consolidated Financial Statements under EU directives

Guarantor / Borrower	States	Public institutions	Banks	Corporates	Not guaranteed[1]	Total 2015	Total 2014
States	0	0	0	0	49,761	**49,761**	**46,299**
Public institutions	29,358	17,445	551	1,322	75,996	**124,672**	**114,520**
Banks	37,846	27,214	31,764	27,858	26,337	**151,019**	**153,388**
Corporates	17,904	9,015	22,144	41,706	87,730	**178,499**	**180,254**
Total 2015[1][2][3][4]	**85,108**	**53,674**	**54,459**	**70,886**	**239,824**	**503,951**	
Total 2014[1][2][3][4]	**82,055**	**58,804**	**62,785**	**73,483**	**217,334**		**494,461**

[1] These amounts include loans for which no formal guarantee independent of the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.
[2] The loans in risk-sharing operations amount to EUR 6,843 million as of 31 December 2015 (2014: EUR 7,209 million).
[3] This amount does not include loan substitutes (2015: EUR 18,803 million; 2014: EUR 16,510 million).
[4] These amounts exclude loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

The Group did not record value adjustments in 2014 and 2015 in respect of its EU sovereign and sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Group's assets on maturity.

The table below discloses information regarding the sovereign credit risk on loans granted inside and outside the European Union granted under the Facilities and under the risk-sharing operations:

(in EUR million)	2015			2014		
	Acting as borrower		Acting as guarantor	Acting as borrower		Acting as guarantor
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	84	0	0	87
Belgium	0	0	131	207	0	145
Bulgaria	852	729	0	669	915	0
Croatia	356	321	2,329	319	65	2,387
Cyprus	880	449	1,175	846	411	1,090
Czech Republic	2,144	0	182	2,179	248	232
Denmark	0	0	159	0	0	190
Estonia	507	200	119	524	200	119
Finland	169	0	362	227	0	430
France	0	0	656	0	0	812
Germany	0	0	1,667	0	0	1,503
Greece	7,416	750	7,709	7,091	320	7,866
Hungary	5,263	1,407	1,179	5,419	1,258	1,255
Ireland	0	200	1,082	0	100	922
Italy	2,044	0	5,239	1,016	0	4,801
Latvia	361	200	167	365	525	177
Lithuania	1,432	0	87	1,132	0	87
Luxembourg	0	300	81	0	0	88
Malta	0	0	323	0	0	328
Netherlands	0	0	80	0	0	0
Poland	10,235	310	16,932	9,357	510	15,641
Portugal	1,113	0	5,846	1,113	450	6,032
Romania	2,028	1,096	0	1,801	1,396	320
Slovakia	1,715	750	48	1,395	120	52
Slovenia	519	500	2,455	523	0	2,425
Spain	3,199	255	28,677	3,274	255	26,231
Sweden	0	0	34	0	0	32
United Kingdom	0	0	1,158	0	0	1,553
Non EU –Countries	1,090	971	7,147	1,027	1,042	7,250
Total	**41,323**	**8,438**	**85,108**	**38,484**	**7,815**	**82,055**

The table below shows (in EUR million) the loans for projects outside the European Union (apart from Article 16 Facility and those falling under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility):

Secured by:	**31.12.2015**	**31.12.2014**
Member States	2,794	2,641
European Union budget[1]	44,950	42,714
Total[2][3]	**47,744**	**45,355**

[1] Of which EUR 6,843 million in risk-sharing operations as explained above (2014: EUR 7,209 million).
[2] Including loans to current European Union Member States granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.
[3] Financial guarantees that have been granted by the Bank for a total amount of EUR 477.6 million (2014: nil), are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

EIB Group Consolidated Financial Statements under EU directives

LOANS FOR PROJECTS OUTSIDE THE EUROPEAN UNION (in EUR million)
(including loans in the new Member States before accession)

BREAKDOWN OF LOANS OUTSTANDING BY GUARANTEE

AGREEMENT	31.12.2015	31.12.2014
75% Member States global guarantee		
- ACP/OCT Group 4th Lomé Convention	6	15
- ACP/OCT Group 4th Lomé Convention/2nd Financial Protocol	146	182
Total 75% Member States global guarantee	**152**	**197**
75% Member States guarantee		
- Cotonou partnership agreement	449	472
- Cotonou partnership 2nd agreement	1,663	1,801
- Cotonou Protocol 3 - OR / ACP	510	151
- Cotonou Protocol 3 - OR / OCT	20	20
Total 75% Member States guarantee	**2,642**	**2,444**
Total Member States guarantee	**2,794**	**2,641**
100% European Union budget guarantee		
- ALA I – 750m	0	20
- ALA interim (100% guarantee) –153m	1	2
- CEEC –3bn - BG Decision 02.05.94	32	78
- Russia – 100 m - 2001-2005	44	48
- Russia – 500 m - 2004-2007	224	230
Total 100% European Union budget guarantee	**301**	**378**
75% European Union budget guarantee		
- Mediterranean Protocols	104	160
- Slovenia – 1st Protocol	2	6
Total 75% European Union budget guarantee	**106**	**166**
70% European Union budget guarantee		
- South Africa – 375m – Decision 29.01.97	40	43
- ALA II – 900m	30	35
- Bosnia–Herzegovina – 100m 99/2001	52	58
- Euromed (EIB) –2 310m – Decision 29.01.97	184	247
- FYROM (Former Yugoslav Republic of Macedonia) – 150m – 1998/2000	43	54
- CEEC–3,520m–Decision 29.01.97	556	679
Total 70% European Union budget guarantee	**905**	**1,116**
- **65% European Union budget guarantee**		
- South Africa – 825m – 7/2000-7/2007	183	255
- South Africa – Decision 2/2007–12/2013	766	829
- ALA III – 2 480m — 2/2000 – 7/2007	428	510
- ALA Decision – 2/2007–12/2013	3,499	3,609
- Euromed II – 6 520m – 2/2000 — 1/2007	3,338	3,649
- South Eastern Neighbours – 9 185m – 2/2000 – 7/2007	5,283	5,817
- Turkey special action – 450m – 2001-2006	133	157
- Turkey TERRA – 600m – 11/1999 – 11/2002	355	381
- PEV EE/CAS/RUS 1/2/2007 – 31/12/2013	3,696	3,837
- PEV MED 1/2/2007 – 31/12/2013	9,010	9,137
- Pre-Accession – 8 700m – 2007 – 2013	8,550	8,847
- Climate Change Mandate 2011 - 2013	1,910	1,927
- ELM Asia 2014-2020	476	45
- ELM Central Asia 2014-2020	140	70
- ELM East-Russia. 2014-2020	2,121	1,091
- ELM Latin America 2014-2020	786	303
- ELM MED 2014-2020	1,657	390
- ELM Pre-Accession 2014-2020	1,157	200
- ELM RSA 2014-2020	150	0
Total 65% European Union budget guarantee	**43,638**	**41,054**
Total European Union budget guarantee	**44,950**	**42,714**
Total[(1)]	**47,744**	**45,355**

[(1)]Financial guarantees that have been granted by the Bank for a total amount of EUR 477.6 million (2014: nil), are secured by Member States or the EU budget. The aforementioned guarantees are not included in the analysis as provided in table above.

EIB Group Consolidated Financial Statements under EU directives

Collateral on loans (in EUR million)

Among other credit mitigant instruments, the Bank uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 28,877 million (2014: EUR 33,755 million), with the following composition:

As at 31 December 2015	Loan Financial Collateral (in EUR million)[1]								
	Bonds								
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	Equities & Funds	Cash	Total
Aaa	203	22	0	1,470	8	0	0	0	**1,703**
Aa1 to Aa3	1,774	0	9	901	415	0	0	0	**3,099**
A1	707	0	0	1,208	288	0	0	0	**2,203**
Below A1	17,018	0	31	1,393	2,193	0	0	0	**20,635**
Non-Rated	0	0	0	0	0	0	358	879	**1,237**
Total	**19,702**	**22**	**40**	**4,972**	**2,904**	**0**	**358**	**879**	**28,877**

As at 31 December 2014	Loan Financial Collateral (in EUR million)[1]								
	Bonds								
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	Equities & Funds	Cash	Total
Aaa	366	105	0	7	1,556	0	0	0	**2,034**
Aa1 to Aa3	1,402	30	190	29	1,483	0	0	0	**3,134**
A1	355	0	0	764	428	0	0	0	**1,547**
Below A1	15,023	0	944	1,417	7,124	113	0	0	**24,621**
Non-Rated	0	0	0	0	0	0	358	2,061	**2,419**
Total	**17,146**	**135**	**1,134**	**2,217**	**10,591**	**113**	**358**	**2,061**	**33,755**

[1]Bonds, equities and funds are valued at their market value (including haircuts).

A breakdown of disbursed loans outstanding including loan substitutes (in EUR million) at 31 December according to the sectors in which borrowers are engaged is set out below:

	Maturity				
Sector	not more than 1 year	1 year to 5 years	more than 5 years	**Total 2015**	Total 2014
Transports	7,508	29,169	93,628	**130,305**	129,195
Global Loans[2]	14,349	57,988	33,916	**106,253**	103,910
Energy	4,625	22,484	37,646	**64,755**	60,691
Industry	7,112	20,800	6,281	**34,193**	37,308
Health, education	2,450	8,669	22,388	**33,507**	31,985
Water, sewerage	2,098	8,548	20,684	**31,330**	26,870
Miscellaneous infrastructure	1,234	5,174	19,723	**26,131**	23,635
Services	1,816	6,111	8,399	**16,326**	20,499
Telecommunications	1,997	7,091	3,220	**12,308**	13,711
Agriculture, fisheries, forestry	73	545	1,875	**2,493**	1,887
Total 2015	**43,262**	**166,579**	**247,760**	**457,601**	
Total 2014	**46,388**	**162,279**	**241,024**		**449,691**

[2]A global loan is a line of credit to an intermediary financing institution or a bank which then on-lends the proceeds, at its own risk, to finance small and medium-sized projects being undertaken by private or public sector promoters.

Arrears on loans

Amounts in arrears are identified, monitored and reported according to the procedures defined into the Bank-wide "Financial Monitoring Guidelines and Procedures". These procedures are adopted for all loans managed by the EIB.

Loans not secured by global guarantees of the European Union budget or the Member States:

As of 31 December 2015, arrears above 90 days on loans from own resources not secured by guarantees of the European Union budget or the Member States amount to EUR 105.4 million (2014: EUR 87.3 million).

The outstanding principal amount related to those arrears is EUR 403.2 million as of 31 December 2015 (2014: EUR 327.1 million). These arrears on loans are covered by a value adjustment of EUR 395 million (2014: EUR 267.8 million).
Loans secured by guarantees of the European Union budget or the Member States:

EIB Group Consolidated Financial Statements under EU directives

Loans for projects that are located outside the European Union and carried out on the basis of mandates are guaranteed by the European Union, the Member States or on a risk-sharing basis. For such loans, if an amount is due, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked.

As of 31 December 2015, these arrears above 90 days amount to EUR 14.7 million (2014: EUR 10.0 million).

Loans called under guarantees of the European Union budget or the Member States:

During 2015 EUR 58.6 million have been called under the European Union budget guarantee and nil under the Member States guarantee. Corresponding amounts in 2014 were EUR 58.7 million and nil respectively.

The table below gives an overview of the arrears above 90 days on loans:

(EUR'000)	31.12.2015	31.12.2014
Loans not secured by EU or Member State guarantees		
Amount in arrears	105,435	87,253
Related principal outstanding	403,185	327,081
Loans secured by EU or Member State guarantees (callable)		
Amount in arrears	14,703	9,999
Related principal outstanding	203,075	175,156
Loans called under the EU or Member State guarantees		
Amount called (during the year)	58,562	58,707
Cumulative amount called and not refunded as at year end	338,497	270,892

Loan renegotiation and forbearance

The Group considers loans to be forborne if in response to adverse changes in the financial position of a borrower the Group renegotiates the original terms of the contractual arrangements with this borrower affecting directly the future cash flows of the financial instrument, which may result in a loss to the Group. However, the financial impact of restructuring activities is in general limited to value adjustment losses, if any, as financial neutrality is generally applied by the Group and reflected in the renegotiated pricing conditions of the operations restructured.

In the normal course of business, the Loan Grading (LG) of the loans in question would have deteriorated and the loan would have been included in the Watch List before renegotiation. Once renegotiated, the Group will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, the Group will consider to account for value adjustments in the profit and loss account. The corresponding value adjustment will be calculated based on the forecasted cash flows discounted at the original effective interest rate. The need for a value adjustment for all loans whose LG deteriorated to E- is assessed regularly; all loans with a LG of F require a value adjustment. Once the Loan Grading of a loan has improved sufficiently, it will be removed from the Watch List in line with the procedures of the Group.

Forbearance measures and practices undertaken by the Group's restructuring team during the reporting period includes extension of maturity, deferral of capital only, deferral of capital and interest and capitalisation of arrears. Such forbearance measures do not lead to the derecognition of the underlying operation.

Exposures subject to changes in contractual terms which do not affect future cash flows, such as collateral or other security arrangements or the waiver of contractual rights under covenants, are not considered as forborne and hence those events are not considered as sufficient to indicate the requirement of a value adjustment on their own.

Operations subject to forbearance measures are considered by the Bank as forborne until their final maturity and are reported as such in the table below.

(in EUR million)	31.12.2015	31.12.2014
Number of contracts subject to forbearance practices	20	20
Carrying values (incl.amounts in arrears)	1,264	1,302
of which being subject to value adjustments	777	1,318
Value adjustments recognised	435	323
Interest income in respect of forborne contracts	8	12
Exposures written off (following the termination/sale of the operation)	0	0

EIB Group Consolidated Financial Statements under EU directives

		Forbearance measures					
(in EUR million)	**31.12.2014**	Extension of maturities	Deferral of capital only	Deferral of capital and interest	Other	Contractual repayment and termination (1)	**31.12.2015**
Public	319	0	0	0	0	-54	**265**
Bank	25	0	0	0	0	-8	**17**
Corporate	958	7	0	0	65	-48	**982**
Total	**1,302**	**7**	**0**	**0**	**65**	**-110**	**1,264**

(1) Decreases are explained by repayments of capital occurred during the year on operations already considered as forborne as of 31 December 2014 and by termination during the year

U.2.2. Treasury

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed through selecting sound counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by the Management. These limits are reviewed regularly by the Risk Management Directorate.

The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure if the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary.

Tripartite reverse repo operations are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and
- the organisation of substitute collateral provided that this meets all the contractual requirements.

The table below provides a percentage breakdown of the credit risk associated with the securities in the Treasury portfolios and the money markets products (deposits and repos) in terms of the credit rating of counterparties and issuers:

Moody's or equivalent rating	Securities portfolio %		Treasury instruments %	
	31.12.2015	31.12.2014	**31.12.2015**	31.12.2014
Aaa	**21**	13	**4**	2
Aa1 to Aa3	**37**	18	**60**	37
A1 to A3	**23**	37	**27**	44
Below A3	**19**	32	**9**	17
Total	**100**	100	**100**	100

Collateral on Treasury transactions

Collateral received

The Treasury transactions include EUR 14,794 million (2014: EUR 25,415 million) of tripartite reverse repurchase agreements. These transactions are governed by Tripartite Agreements, for which the exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio at 31 December 2015 is EUR 15,039 million (2014: EUR 26,289 million), with the following classification:

Tripartite Agreements Collateral (in EUR million)							
At 31 December 2015	Bonds						
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	**Total**
Aaa	221	116	0	4,307	50	2	**4,696**
Aa1 to Aa3	1,211	282	0	382	487	0	**2,362**
A1	122	0	0	136	349	0	**607**
Below A1	4,127	51	0	126	3,070	0	**7,374**
Total	**5,681**	**449**	**0**	**4,951**	**3,956**	**2**	**15,039**

EIB Group Consolidated Financial Statements under EU directives

Tripartite Agreements Collateral (in EUR million)							
At 31 December 2014	Bonds						
Moody's or equivalent rating	Government	Supra-national	Agency	Secured Bonds (covered bonds)	Bank and Corporate Bonds	ABS	Total
Aaa	792	355	0	6,417	851	201	**8,616**
Aa1 to Aa3	662	420	0	263	1,215	0	**2,560**
A1	527	0	0	484	1,301	0	**2,312**
Below A1	9,576	0	0	10	3,215	0	**12,801**
Total	**11,557**	**775**	**0**	**7,174**	**6,582**	**201**	**26,289**

Securities deposited

In the context of the Eurosystem's monetary policy operations, the EIB deposited securities with the Central Bank of Luxembourg with a market value of EUR 3.2 billion as at 31 December 2015 (2014: EUR 3.3 billion).

U.2.3. Guarantees granted by the Group in respect of loans granted by third parties

Credit risk arising from the Group's guarantees and securitisations transactions funded by own resources is managed by risk management policies covered by the Statute and the Credit Risk Policy Guidelines. The Statute limits own-risk guarantees to approximately EUR 9.0 billion. The EUR 6.9 billion signed exposure at the end of 2015 (2014: EUR 5.2 billion) was well below the statutory limit of EUR 9.0 billion.

The Credit Risk Policy Guidelines ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures.

Concentration risk is limited because of the granular nature of the Group's transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups).

In the context of the Group's own risk guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable.

Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group's overall portfolio analysis.

Counterparty risk is mitigated by the quality of the Group's counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks.

U.3. Interest rate risk

Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in repricing and maturity characteristics of the different asset, liability and hedge instruments.

In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee for Banking Supervision (BCBS). The main sources of interest rate risk are: repricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Group is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to movements in the funding or lending spread of the Group.

The Group manages its global structural interest rate position on the basis of a notional reference portfolio. The majority of the financial risk indicators and controls in use by the Group apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system which therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in those treasury portfolios predominantly managed for yield-enhancement purposes.

U.3.1. Value-at-Risk for the own funds of the Group

The Group's ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Group. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Group's growth. This overall objective is achieved by investing the Group's own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years.

EIB Group Consolidated Financial Statements under EU directives

Apart from the duration target for own funds, the Group's balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels.

The Risk Management department quantifies the Value at Risk ('VaR') of own funds for both interest rates and foreign exchange risk factors. It is measured on the Group's positions using a 99% confidence level and a one-day time horizon. As at 31 December 2015, the VaR of the EIB own funds amounted to EUR 457 million (2014: EUR 185 million). The evolution of the VaR of the Group's own funds since 2014 reflects the effective increase of the volatility of the risk factors and not a change in the risk profile of the Group's positions.

The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held, the Group deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data.

More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2015, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 7.51 billion (2014: EUR 7.76 billion).

Among the financial instruments in the Group's portfolio, some deals (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity.

At cash flow level all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes indexed to Libor/Euribor.

Below is a summary of the features of the Group's callable portfolio as of 31 December 2015 and 31 December 2014, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swaps):

31.12.2015 (in EUR million)	EUR	JPY	USD	Total
EUR Pay Notional	-2,533	-68	-1,549	-4,150
Average maturity date	15.08.2042	21.11.2022	15.06.2037	14.05.2040
Average expected maturity	22.10.2029	04.05.2020	06.04.2016	06.08.2024

31.12.2014 (in EUR million)	EUR	JPY	USD	Total
EUR Pay Notional	-2,518	-127	-3,199	-5,844
Average maturity date	16.07.2042	01.05.2028	01.01.2038	30.09.2039
Average expected maturity	04.06.2029	22.07.2017	13.05.2020	17.03.2024

By risk factor involved:

31.12.2015		Risk factor		
(in EUR million)	FX level	IR curve level	IR curve shape	Total
EUR Pay Notional	-879	-3,133	-138	-4,150
Average maturity date	06.05.2035	16.03.2042	16.09.2030	14.05.2040
Average expected maturity	19.06.2025	08.06.2024	15.10.2022	06.08.2024

31.12.2014		Risk factor		
(in EUR million)	FX level	IR curve level	IR curve shape	Total
EUR Pay Notional	-1,581	-4,074	-189	-5,844
Average maturity date	11.12.2033	26.03.2042	07.09.2034	30.09.2039
Average expected maturity	07.09.2020	21.07.2025	25.08.2024	17.03.2024

U.3.2. Interest rate risk management for the Group

The sensitivity of earnings quantifies the amount of net interest income that would change during the forthcoming 12 months if all interest rate curves rose by one percentage point or decreased by one percentage point. Such exposure stems from the mismatch between interest rate repricing periods, volumes and rates of assets and liabilities that the Group accepts within the approved limits.

With the positions in place as of 31 December 2015, the earnings would increase by EUR 69.2 million (2014: EUR 73.2 million) if interest rates increased 100 basis points and decrease by EUR 30.0 million (2014: EUR 83.1 million) if interest rates decreased by 100 basis points.

The Group computes the sensitivity measure with dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accruals basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Corporate Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricing according to the interest rate scenario applied in the

EIB Group Consolidated Financial Statements under EU directives simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Group, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Group’s business. The administrative costs are projected according to the forecasts of the Corporate Operational Plan. The sensitivity of the EIF is computed by taking into consideration the coupon repricing of all the positions present in the EIF treasury portfolio managed by the Group on a deal by deal basis. Each fixed rate asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year’s date. Positions in floating rate assets are assumed to have quarterly repricing. U.4. Liquidity risk Liquidity risk refers to the ability of the Group to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Group to be unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Group’s positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. Liquidity risk management of the Bank Liquidity risk is managed in order to ensure the regular functioning of the Bank’s core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short-term liquid assets and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank’s total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the average forecast net annual cash flows for the following year. The Bank has in place a Contingency Liquidity Plan (CLP), which specifies appropriate decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval. Regular stress-testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring and drive the size of the Bank’s liquidity buffer. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement. Liquidity risk management of the Fund Liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity of the Fund to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk. Liquidity risk measurement The table hereafter analyses the assets and liabilities of the Group by maturity on the basis of the period remaining between the balance sheet date and the contractual maturity date. Assets and liabilities for which there is no contractual maturity date are classified under “Maturity undefined”.

EIB Group Consolidated Financial Statements under EU directives

Liquidity risk (in EUR million)

Maturity at 31 December 2015	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2015
Assets:						
Cash in hand, central banks and post office banks	206	0	0	0	0	**206**
Treasury bills and other bills eligible for refinancing with central banks	17,135	12,027	12,911	7,765	0	**49,838**
Other loans and advances:						
- Current accounts	1,009	0	0	0	0	**1,009**
- Credit institutions	23,327	5,629	0	0	0	**28,956**
- Customers	1,403	235	0	0	0	**1,638**
	25,739	5,864	0	0	0	**31,603**
Loans:						
- Credit institutions	4,173	12,650	57,021	51,875	4	**125,723**
- Customers	5,023	19,314	99,413	188,703	149	**312,602**
	9,196	31,964	156,434	240,578	153	**438,325**
Debt securities including fixed-income securities	8,803	3,231	3,160	1,810	0	**17,004**
Shares and other variable-yield securities	0	0	0	0	3,609	**3,609**
Other assets	5	57	264	96	30,805	**31,227**
Total assets	**61,084**	**53,143**	**172,769**	**250,249**	**34,567**	**571,812**
Liabilities:						
Amounts owed to credit institutions	15,118	147	161	0	0	**15,426**
Amounts owed to customers	2,044	50	0	0	0	**2,094**
Debts evidenced by certificates	31,471	50,768	210,971	176,045	0	**469,255**
Capital, reserves, profit and minority interest	0	0	0	0	63,635	**63,635**
Other liabilities	1	7	545	204	20,645	**21,402**
Total liabilities	**48,634**	**50,972**	**211,677**	**176,249**	**84,280**	**571,812**
Off balance sheet currency swaps	**498**	**4,025**	**8,335**	**2,602**	**0**	**15,460**

Maturity at 31 December 2014	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Total 2014
Assets:						
Cash in hand, central banks and post office banks	114	0	0	0	0	**114**
Treasury bills and other bills eligible for refinancing with central banks	9,602	2,007	12,219	7,235	0	**31,063**
Other loans and advances:						
- Current accounts	975	0	0	0	0	**975**
- Credit institutions	36,553	1,338	0	0	0	**37,891**
- Customers	0	0	0	0	0	**0**
	37,528	1,338	0	0	0	**38,866**
Loans:						
- Credit institutions	3,236	17,393	57,593	51,346	6	**129,574**
- Customers	5,986	18,276	98,069	180,798	168	**303,297**
	9,222	35,669	155,662	232,144	174	**432,871**
Debt securities including fixed-income securities	8,391	132	3,707	1,495	0	**13,725**
Shares and other variable-yield securities	0	0	0	0	3,090	**3,090**
Other assets	420	109	239	211	22,705	**23,684**
Total assets	**65,277**	**39,255**	**171,827**	**241,085**	**25,969**	**543,413**
Liabilities:						
Amounts owed to credit institutions	6,967	0	358	0	0	**7,325**
Amounts owed to customers	2,246	14	0	0	0	**2,260**
Debts evidenced by certificates	30,430	43,004	194,620	185,399	0	**453,453**
Capital, reserves, profit and minority interest	0	0	0	0	61,426	**61,426**
Other liabilities	0	7	60	577	18,305	**18,949**
Total liabilities	**39,643**	**43,025**	**195,038**	**185,976**	**79,731**	**543,413**
Off balance sheet currency swaps	**1,783**	**211**	**5,169**	**1,454**	**0**	**8,617**

Some of the borrowings and associated swaps include early termination triggers or call options granted to the investors or the hedging swap counterparties and the Bank as well has the right to call the related bonds before maturity. If the Group were to exercise all the call options on its bonds at their next contractual exercise date, cumulated early redemptions for the period 2016 - 2018 would amount to EUR 1.0 billion.

EIB Group Consolidated Financial Statements under EU directives

U.5. Foreign exchange rate risk

The FX risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements of FX rates.

The Group is exposed to FX risk whenever there is a currency mismatch between its assets and liabilities. FX risk also comprises the effect of unexpected and unfavourable changes in the value of future cash flows caused by currency movements, such as the impact of FX rate changes on the Group's future lending intermediation revenue.

The sources of foreign exchange rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Group's objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets.

A foreign exchange hedging programme exists in order to protect the known loan margins in USD and in GBP for the next 3 years on a rolling basis.

Foreign exchange position (in EUR million)

Currency at 31 December 2015	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2015
Assets:						
Cash in hand, balances with central banks and post office banks	206	0	0	0	0	**206**
Treasury bills and other bills eligible for refinancing with central banks	49,132	541	165	0	706	**49,838**
Other loans and advances:						
- Current accounts	673	49	17	270	336	**1,009**
- Credit institutions	24,476	216	125	4,139	4,480	**28,956**
- Customers	1,126	0	0	512	512	**1,638**
	26,275	265	142	4,921	5,328	**31,603**
Loans:						
- Credit institutions	101,960	4,467	12,409	6,887	23,763	**125,723**
- Customers	248,638	33,387	12,898	17,679	63,964	**312,602**
	350,598	37,854	25,307	24,566	87,727	**438,325**
Debt securities including fixed-income securities	7,782	867	1,625	6,730	9,222	**17,004**
Shares and other variable-yield securities	2,845	547	69	148	764	**3,609**
Other assets	27,473	1,446	1,049	1,259	3,754	**31,227**
Total assets	**464,311**	**41,520**	**28,357**	**37,624**	**107,501**	**571,812**
Liabilities:						
Amounts owed to credit institutions	10,640	1,966	2,593	227	4,786	**15,426**
Amounts owed to customers	1,974	13	90	17	120	**2,094**
Debts evidenced by certificates:						
- Debt securities in issue	207,798	61,350	140,997	43,687	246,034	**453,832**
- Others	7,873	233	1,230	6,087	7,550	**15,423**
	215,671	61,583	142,227	49,774	253,584	**469,255**
Capital, reserves, profit and minority interest	63,635	0	0	0	0	**63,635**
Other liabilities	16,589	2,120	1,205	1,488	4,813	**21,402**
Total liabilities	**308,509**	**65,682**	**146,115**	**51,506**	**263,303**	**571,812**
Off balance sheet currency swaps	**-155,852**	**24,181**	**117,759**	**13,912**	**155,852**	
Net position	**-50**	**19**	**1**	**30**	**50**

EIB Group Consolidated Financial Statements under EU directives

Foreign exchange position (in EUR million)

Currency at 31 December 2014	Euro	Pound Sterling	US Dollar	Other currencies	Sub-total except Euro	Total 2014
Assets:						
Cash in hand, balances with central banks and post office banks	114	0	0	0	0	**114**
Treasury bills and other bills eligible for refinancing with central banks	30,252	390	421	0	811	**31,063**
Other loans and advances:						
- Current accounts	622	42	16	295	353	**975**
- Credit institutions	22,146	790	2,465	12,490	15,745	**37,891**
	22,768	832	2,481	12,785	16,098	**38,866**
Loans:						
- Credit institutions	98,544	6,385	17,326	7,319	31,030	**129,574**
- Customers	248,328	25,983	11,965	17,021	54,969	**303,297**
	346,872	32,368	29,291	24,340	85,999	432,871
Debt securities including fixed-income securities	3,056	975	902	8,792	10,669	**13,725**
Shares and other variable-yield securities	2,502	435	37	116	588	**3,090**
Other assets	19,852	1,302	1,142	1,388	3,832	**23,684**
Total assets	**425,416**	**36,302**	**34,274**	**47,421**	**117,997**	**543,413**
Liabilities:						
Amounts owed to credit institutions	2,330	108	4,582	305	4,995	**7,325**
Amounts owed to customers	2,115	50	92	3	145	**2,260**
Debts evidenced by certificates:						
- Debt securities in issue	206,394	60,834	122,879	43,888	227,601	**433,995**
- Others	11,414	425	963	6,656	8,044	**19,458**
	217,808	61,259	123,842	50,544	235,645	453,453
Capital, reserves, profit and minority interest	61,426	0	0	0	0	**61,426**
Other liabilities	14,280	1,918	1,137	1,614	4,669	**18,949**
Total liabilities	**297,959**	**63,335**	**129,653**	**52,466**	**245,454**	**543,413**
Off balance sheet currency swaps	**-127,497**	**27,037**	**95,397**	**5,063**	**127,497**	
Net position	**-40**	**4**	**18**	**18**	**40**	

U.6. Operational risk

The management of operational risk is performed at all levels within the organisation and is a responsibility of all the various departments of the Group. The Risk Management Directorate is responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework as well as day-to-day operational risk management lies with the Group's operational departments.

The Group employs an assessment methodology that takes into account all available information including loss history, results of risk self-assessment and the business and control environment through a set of Key Risk Indicators (KRIs) organised in an Operational Risk Scorecard. A statistical model and a Value at Risk calculation engine complete the operational risk environment.

Information concerning operational risk events, losses and KRIs, and updates on the activities of the New Products Committee, are regularly forwarded to the Group's senior management and to the Management Committee.

EIB Group Consolidated Financial Statements under EU directives

Note V – Derivatives

The Group uses derivative instruments mainly as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risks, including exposures arising from forecast transactions. Derivatives are contractual financial instruments, the value of which fluctuates according to trends in the underlying assets, interest rates, exchange rates or indices.

The majority of the Group's swaps are concluded with a view to hedging specific bond issues, as part of its resource-raising operations (funding activity).

The Group also enters into swaps as part of its hedging operations on loans, treasury, or for the global Assets and Liabilities Management (ALM) position (ALM hedging activity).

The Group also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements (see Note V.2.).

Future contracts (futures) are used in the context of the treasury activities, to hedge the exposure deriving from some investments in government bonds. Futures are standardised derivatives, negotiated on regulated markets, and they do not fall within the general policy for counterparty risk measurement and control (see note V.2.).

Further forward rate agreements are used by the Bank to hedge the interest rate risk of its short-term treasury position (see Note V.2.).

V.1. As part of funding and ALM hedging activity

The Group uses long term derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates, into line with those of loans granted and also to reduce funding costs.

Long-term derivatives transactions are not used for trading, but only in connection with fund-raising and for the reduction of market risk exposure. All swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The derivatives used in the context of funding and ALM hedging activities are:
- Currency swaps;
- Interest rate swaps; and
- Structured swaps.

V.1.1. Currency swaps

Currency swaps are contracts under which it is agreed to convert funds raised in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

The Group enters into currency swaps, in which, at inception, the proceeds of a borrowing are converted into a different currency, mainly as part of its resource-raising operations, and, thereafter, the Group will obtain the amounts needed to service the borrowing in the original currency.

The following table shows the maturities of currency swaps (excluding short-term currency swaps – see Note V.2.), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Currency swaps at 31 December 2015 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2015
Notional amount (receivable)	34,157	119,989	32,970	10,020	**197,136**
Fair value (i.e. net discounted value including CVA and DVA)(*)	4,661	9,902	2,425	3,093	**20,081**

Currency swaps at 31 December 2014 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2014
Notional amount (receivable)	21,610	103,690	35,992	11,631	**172,923**
Fair value (i.e. net discounted value including CVA and DVA)(*)	1,077	7,098	2,242	2,948	**13,365**

(*) Including the fair value of macro-hedging currency swaps which stood at EUR 239 million as at 31 December 2015 (2014: EUR 308 million).

EIB Group Consolidated Financial Statements under EU directives

V.1.2. Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate swaps enable the Group to modify the interest rate structure of its borrowing portfolio and other portfolios in order to accommodate requests from its clients and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its counterparties.

The following table shows the maturities of interest rate swaps (including synthetic swaps, whereby interest computed in a foreign currency is synthetically converted to EUR), sub-divided according to their notional amount and fair value. The notional amounts are disclosed off balance sheet.

Interest rate swaps at 31 December 2015 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2015
Notional amount	68,577	171,323	121,331	133,135	**494,366**
Fair value (i.e. net discounted value including CVA and DVA)(*)	348	3,731	9,218	1,801	**15,098**

Interest rate swaps at 31 December 2014 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2014
Notional amount	57,723	165,447	113,106	136,244	**472,520**
Fair value (i.e. net discounted value including CVA and DVA)(*)	662	4,121	8,067	5,012	**17,862**

(*)Including the fair value of macro-hedging interest rate swaps which stood at EUR -452 million as at 31 December 2015 (2014: EUR −585 million).

V.1.3. Structured swaps

The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Group enters into borrowing contracts and loans encompassing notably interest rate or stock exchange index options. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk.

The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		Stock exchange index		Special structure coupon or similar	
	2015	2014	**2015**	2014	**2015**	2014
Number of transactions	**122**	194	**1**	0	**566**	353
Notional amount (in EUR million)	**4,246**	5,844	**500**	0	**33,839**	15,660
Net discounted value (in EUR million)	**580**	807	**-18**	0	**-1,284**	-1,369

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

V.1.4. Derivatives credit risk mitigation policy

The credit risk with respect to derivatives lies in the loss that the Group would incur if the counterparty is unable to honour its contractual obligations.

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Group against losses arising from the use of such instruments.

- **Contractual framework:**

All of the Group's derivative transactions are concluded in the contractual framework of ISDA Swap Agreements and Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

EIB Group Consolidated Financial Statements under EU directives

- **Counterparty selection:**

The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level.

- **Collateralisation:**

  - Exposures (exceeding limited thresholds) are collateralised by cash and bonds.
  - Complex and illiquid transactions could require collateralisation over and above the current market value.
  - Both the derivatives portfolio with individual counterparties and the collateral received are regularly monitored and valued, with a subsequent call for additional collateral or release.

The market value of collateral received for swaps amounts to EUR 39,269 million as at 31 December 2015 (2014: EUR 36,051 million), with the following composition, detailed based on the nature of the collateral and based on EIB's internal rating:

Swap collateral (in EUR million)				
	Bonds			
Moody's equivalent rating	Government	Agency, supranational, covered bonds	Cash	**Total 2015**
Aaa	2,193	2,854	0	**5,047**
Aa1 to Aa3	10,910	0	0	**10,910**
A1 to A3	500	0	0	**500**
Baa1 to Baa3	7,779	0	0	**7,779**
Below Baa3	670	0	0	**670**
Non-Rated	0	0	14,363	**14,363**
Total 2015	**22,052**	**2,854**	**14,363**	**39,269**

Swap collateral (in EUR million)				
	Bonds			
Moody's equivalent rating	Government	Agency, supranational, covered bonds	Cash	**Total 2014**
Aaa	4,398	4,252	0	**8,650**
Aa1 to Aa3	5,894	609	0	**6,503**
A1 to A3	970	0	0	**970**
Baa1 to Baa3	11,705	0	0	**11,705**
Below Baa3	1,351	0	0	**1,351**
Non-Rated	0	0	6,872	**6,872**
Total 2014	**24,318**	**4,861**	**6,872**	**36,051**

- **Credit risk measurement for derivatives:**

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The Bank measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and Total (Current and Potential) Unsecured Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS.

The Group computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty, less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions in bankruptcy as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2015 the Current Unsecured Exposure stood at EUR 1,163 million (EUR 3,586 million as of 31 December 2014).

In addition, the Group computes the Total Unsecured Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Total Unsecured Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2015 the Total Unsecured Exposure stood at EUR 13,133 million (EUR 16,352 million as of 31 December 2014).

EIB Group Consolidated Financial Statements under EU directives

- **Limits:**

The limit system for banks covers both exposures, Current Unsecured Exposure and Total Unsecured Exposure.

The Current Unsecured Exposure is limited by the Threshold applicable to the counterparty as defined in the Credit Support Annex and is dependent on the rating of the counterparty. For any exposure exceeding this Threshold, the EIB receives collateral posted by the counterparty.

The Total Unsecured Exposure limit determines the maximum Total Unsecured Exposure accepted for each counterparty.

The derivatives portfolio is valued and compared against limits on a daily basis.

The following table provides a breakdown of counterparties by internal rating.

Grouped ratings	**Percentage of nominal**		**Current Unsecured Exposure** (in EUR million)		**Total Unsecured Exposure** (in EUR million)	
Moody's equivalent rating	**2015**	**2014**	**2015**	**2014**	**2015**	**2014**
Aaa	0.12%	0.26%	123	99	146	130
Aa1 to Aa3	22.90%	26.55%	537	1,700	3,637	4,806
A1 to A3	73.16%	69.89%	501	1,786	8,931	11,330
Below A3	3.82%	3.30%	2	1	419	86
Non-rated	0.00%	0.00%	0	0	0	0
Total	**100.00%**	**100.00%**	**1,163**	**3,586**	**13,133**	**16,352**

V.2. As part of liquidity management

The Group also enters into short-term currency swap contracts in order to adjust currency positions in its operational treasury portfolios in relation to its benchmark currency, the euro, and to cater for demand for currencies in conjunction with loan disbursements.

The notional amount of short-term currency swaps receivable stood at EUR 35,283 million at 31 December 2015 against EUR 42,902 million at 31 December 2014. The fair value of these contracts was EUR 90 million at 31 December 2015 (2014: EUR 1,141 million).

The notional amount of short-term currency forwards was EUR 460 million at 31 December 2015 (2014: EUR 404 million). The fair value of these contracts was EUR -43 million at 31 December 2015 (2014:EUR - 38 million).

Forward rate agreements are used by the Bank to hedge the interest rate risk of its short-term treasury position. The notional amount of forward rate agreements stood at EUR 19,901 million at 31 December 2015 (2014: nil) and their fair value at EUR -2 million (2014: nil).

EIB Group Consolidated Financial Statements under EU directives

Note W – Conversion rates

The following conversion rates were used for drawing up the balance sheets at 31 December 2015 and 2014:

	31.12.2015	31.12.2014
Non-euro currencies of EU member states		
Bulgarian lev (BGN)	1.9558	1.9558
Czech koruna (CZK)	27.0230	27.7350
Danish krone (DKK)	7.4626	7.4453
Pound sterling (GBP)	0.7340	0.7789
Hungarian forint (HUF)	315.9800	315.5400
Polish zloty (PLN)	4.2639	4.2732
Romanian leu (RON)	4.5240	4.4828
Swedish krona (SEK)	9.1895	9.3930
Non-EU currencies		
Australian dollar (AUD)	1.4897	1.4829
Canadian dollar (CAD)	1.5116	1.4063
Swiss franc (CHF)	1.0835	1.2024
Chinese yuan-renminbi (CNY)	7.0608	7.5358
Dominican peso (DOP)	49.0144	53.1988
Egyptian pound (EGP)	8.5183	8.6751
Hong Kong dollar (HKD)	8.4376	9.4170
Iceland króna (ISK)	189.9900	199.9700
Japanese yen (JPY)	131.0700	145.2300
Kenyan shilling (KES)	111.3000	109.8600
Moroccan dirham (MAD)	10.7559	10.9364
Mexican peso (MXN)	18.9145	17.8679
Norwegian krone (NOK)	9.6030	9.0420
New Zealand dollar (NZD)	1.5923	1.5525
Russian ruble (RUB)	80.6736	72.3370
Serbia dinars (RSD)	121.4300	121.3500
Tunisia dinars (TND)	2.2127	2.2599
Turkish lira (TRY)	3.1765	2.8320
Taiwan dollar (TWD)	35.7963	38.3633
Ukraine hryvnia (UAH)	26.0598	19.1316
United States dollar (USD)	1.0887	1.2141
CFA Franc (XOF)	655.9570	655.9570
South African rand (ZAR)	16.9530	14.0353

Note X – Key Management Personnel

The Group has identified members of the Board of Directors, the Audit Committee, the Management Committee and the Directors General heading the different EIB organisational directorates as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note R), is disclosed in the following table:

(in EUR '000)	2015	2014
Short-term benefits(1)	9,181	7,881
Post employment benefits(2)	822	660
Termination benefits	545	600
	10,548	**9,141**

(1)Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

(2)Post employment benefits comprise pensions and expenses for post employment health insurance paid to members of the Management Committee and Directors General and other Directors.

Open balances with key management personnel as at 31 December 2015 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year end:

(in EUR '000)	31.12.2015	31.12.2014
Pension plans and health insurance (Note L)	-32,966	-29,810
Other liabilities (Note G)	-15,189	-12,181

EIB Group Consolidated Financial Statements under EU directives Note Y – Post balance sheet events There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the Financial Statements as at 31 December 2015. Note Z – Management of third party funds Z.1. Investment Facility – Cotonou The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. Z.2. Guarantee Fund The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission (‘EC’) entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. The EIB prepares separate financial statements for the Guarantee Fund. Z.3. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative—a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. Z.4. JESSICA (Holding Funds) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. Z.5. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (R&I) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for the InnovFin. Z.6. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (SMEs) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI. Z.7. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund.

EIB Group Consolidated Financial Statements under EU directives Z.8. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP, IPA (Instrument for Pre-Accession),Turkey mandates and the guarantee component of the European Development Finance Institutions Private Sector Development Facility. Z.9. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. The EIF prepares separate financial statements for the JEREMIE. Z.10. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece. Z.11. Loan Guarantee Instrument for Ten-T Projects (’LGTT’) The LGTT has been established under the risk sharing Co-operation Agreement that entered into force on 11 January 2008 between the EC on behalf of the European Union and the EIB. The LGTT aims to facilitate a greater private sector involvement in the financing of Trans-European transport networks infrastructure. The EIB prepares separate financial statements for the LGTT. Following the signature of the Delegation Agreement in respect of the Debt Instrument under the Connecting Europe Facility (‘CEF’) by the EC and the EIB in 2015 the LGTT will be merged together with the Project Bond Initiative under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. Z.12. Project Bond Initiative (‘PBI’) A risk sharing Cooperation Agreement between the EC and the EIB in respect of the Project Bond Instrument: Pilot Phase was signed in November 2012. The PBI is designed to stimulate capital market financing for infrastructure delivered under ‘project finance’ structures, including Public Private Partnerships (PPPs). The initiative seeks to enhance the credit rating of bonds issued by project companies to a rating level that is attractive for investors and to lower a project’s overall financing costs. The EIB prepares separate financial statements for the PBI. Following the signature of the Delegation Agreement in respect of the Debt Instrument under the Connecting Europe Facility (‘CEF’) by the EC and the EIB in 2015 the PBI will be merged together with the LGTT under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. Z.13. COSME LGF & EFG To address the difficulties in access to finance for SMEs, COSME establishes the Loan Guarantee Facility (LGF) and the Equity For Growth (EFG). The LGF and the EFG aim to improve access to finance for SMEs in the form of debt and equity respectively. The Financial Instruments also include the mechanism of the EU Contribution under the SME Initiative. The EFG has been structured in the form of an equity financial instrument supporting Union enterprises growth and Research Innovation. The LGF has been structured in the form of a direct and indirect guarantee financial instrument. The objective of LGF is to contribute to the reduction of the structural shortcoming of the SME financing market and to support the creation of a more diversified SME finance market. Through direct and indirect guarantee, LGF aims to guarantee debt financing which addresses the particular difficulties that viable SMEs face in accessing finance. Furthermore, by guaranteeing the mezzanine tranche of eligible and transparent securitisation transactions, LGF aims to provide new avenues of financing for SMEs. The EIF prepares separate financial statements for the COSME LGF & EFG. Z.14. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. Z.15. InnovFin SME Guarantee In the context of the “Access to Risk Finance Programme” of Horizon 2020 and specific programme provides for the establishment of a financial instrument for debt and a financial instrument for equity. A Risk-Sharing facility called InnovFin SME Guarantee has been structured in the form of a guarantee, using the EU’s contribution for first defaulted amount taking and the risk-taking capacity of the EIF for second-Defaulted Amount taking. The objective of the Facility is to incentivise Intermediaries to extend loans or financial leases to small and medium sized enterprises and Small Mid-caps with significant activities in Research, Development and Innovation. The EIF prepares separate financial statements for the InnovFin SME Guarantee.

EIB Group Consolidated Financial Statements under EU directives Z.16. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the SMEG 2007. Z.17. Fund of Funds (Jessica II) The Fund of Funds (“FoF”) consists of JESSICA follow-up funds financed by the European Structural and Investment Funds (the “ESIF”) from Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding received from the Managing Authorities and invests it via Financial Intermediaries, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for the Fund of Funds. Z.18. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the GIF 2007. Z.19. InnovFin Private Equity The Horizon 2020 Financial Instruments aim to ease the access to risk financing for Final Recipients in order to support eligible Research and Innovation. This covers loans, guarantees, equity and other forms of risk finance. The Horizon 2020 Financial Instruments aim also to promote early-stage investment and the development of existing and new venture capital funds; improve knowledge transfer and the market for intellectual property; attracts funds for the venture capital market; and, overall; help to catalyse the transition from the conception, development and demonstration of new products and services to their commercialisation. The Horizon 2020 debt financial instrument also includes the implementation mechanism of the EU Contribution under the SME Initiative. The InnovFin Equity facility for early-stage aims at promoting early-stage investment and the development of existing and new venture capital funds providing equity finance for innovative enterprises, in particular in the form of venture or mezzanine capital in their early stage. The EIF prepares separate financial statements for the InnovFin Private Equity. Z.20. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (AECID) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the “Southern Mediterranean region”), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. Z.21. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro-enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. The EIF prepares separate financial statements for the GAGF. Z.22. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Partnership Instrument through targeted funding aimed at strengthening infrastructure interconnections between the EU and its neighbours in the areas of Transport and Energy, at addressing common environmental concerns and supporting other relevant activities. The EIB prepares separate financial statements for the NIF Trust Fund. Z.23. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. Z.24. WB EDIF The Western Balkan Enterprise Development & Innovation Facility (“WB EDIF”) is a joint initiative signed in December 2012 by the EC (DG ELARG), EIB Group and the European Bank for Reconstruction and Development (EBRD). It aims at improving access to finance for SMEs in the Western Balkans and to foster economic development in the region through the deployment of the Instrument for Pre-Accession Assistance (IPA) funds. Within WB EDIF, EIF acts as platform coordinator, Trustee on behalf of the EC for the Enterprise Expansion Fund (ENEF), Trustee

EIB Group Consolidated Financial Statements under EU directives on behalf of the EC for the Enterprise Innovation Fund (ENIF), and manager of the Guarantee Facility. The EIF prepares separate financial statements for the WB EDIF. Z.25. TTA Turkey TTA Turkey is an initiative designed by the EIF in cooperation with the Ministry of Science, Industry and Technology (MoSIT), the Scientific and Research Council of Turkey (TUBITAK), the Delegation of the European Union to Turkey and the DG Regional Policy of the European Commission. TTA Turkey is co-financed by the EU and the Republic of Turkey under the Regional Development Component of the Instrument for Pre-Accession Assistance (IPA) funds and managed by EIF. TTA Turkey aims at achieving two objectives: setting-up a financially sustainable fund by facilitating the commercialisation of scientific research and development (R&D) confined in universities and research centres and catalysing development of the technology transfer market in Turkey, with a particular emphasis on spill-overs to the less developed/developing regions of Turkey. Z.26. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ’Initiative’) is an international debt relief mechanism that provides special assistance to the world’s poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. Z.27. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the EC. Z.28. MAP Guarantee This resource is split equally between private equity and guarantee products. The equity segment known as ESU 1998 (G&E) and ESU 2001 (MAP) covers the ETF start-up investments. The guarantees segment known as SMEG 1998 (G&E) and SMEG 2001 (MAP), provides guarantees against the beneficiary’s undertaking. The EIF prepares separate financial statements for the MAP Guarantee. Z.29. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. Z.30. SME Guarantee Facility The EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the European Union according to the Fiduciary and Management Agreement concluded with the European Union. Z.31. Student Loan Guarantee Facility (Erasmus) Under the European Structural Investment Fund (ESIF), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for the Student Loan Guarantee. Z.32. Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (IPA) is the means by which the EU supports reforms in the ‘enlargement countries’ with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment and climate change, etc. The successor of IPA I, IPA II, will build on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. The EIB prepares financial statements for the specific grant agreements under IPA II. Z.33. Private Finance for Energy Efficiency Instrument (‘PF4EE”) The Private Finance for Energy Efficiency (PF4EE) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. The EIF prepares separate financial statements for the PF4EE.

EIB Group Consolidated Financial Statements under EU directives Z.34. Natural Capital Finance Facility (NCFF) The Natural Capital Finance Facility (NCFF) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States’ objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the Facility. Z.35. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2012, the EIF is entrusted with a mandate by Central Finance Unit of Turkey (CFCU). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Turkey. The EIF prepares separate financial statements for the G43. Z.36. Employment and Social Innovation (EaSI) The EaSI Guarantee financial Instrument consists, inter alia, of the EaSI Microfinance Guarantee which is the successor to the micro-credit guarantees under the European Progress Microfinance facility (“Progress Microfinance”). It will extend the support given to microcredit providers under Progress Microfinance. In addition, the EaSI Guarantee financial Instrument consists of the EaSI Social Entrepreneurship Guarantee, which is a new product which will facilitate access to finance for social enterprises and support the development of the social investment market. The EIF prepares separate financial statements for the EaSI. Z.37. European Structural Investment Fund (ESIF) Under the European Structural Investment Fund (ESIF), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. Z.38. PGFF The Polish Growth Fund-of-Funds (“PGFF”), signed in April 2013, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on Poland. It is funded jointly by the EIB Group and the Bank Gospodarstwa Krajowego. The EIF prepares separate financial statements for the PGFF. Z.39. BIF The Baltic Innovation Fund (“BIF”), signed in September 2012, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on the Baltic region. It is funded jointly by the EIB Group and the following Baltic national agencies: Fund KredEx in Estonia, Latvijas Garantiju Agentiira in Latvia and lnvesticiju ir verslo garantijosin Lithuania. The EIF prepares separate financial statements for the BIF. Z.40. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the EC. Z.41. European Fund for Strategic Investments (‘EFSI’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (the EIAH Agreement). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. Further information on approved projects and EIB’s exposure is provided in Note D.1. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH.

EIB Group Consolidated Financial Statements under EU directives Z.42. RDI Advisory The RDI Advisory was set up in partnership with the European Commission under a 7 year framework agreement signed in June 2014, as part of the InnovFin programme under Horizon 2020. It has two main lines of activity: (i) upstream project related advisory and (ii) horizontal activities destined to improve the overall framework conditions for RDI investments as well as the financing tools under Horizon 2020. The EIB prepares separate financial statements for the RDI Advisory. Z.43. Bundesministerium für Wirtschaft und Technologie The EIF manages funds on behalf of the German Bundesministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme. Z.44. European Parliament Preparatory Action (‘EPPA’) In 2010, the EIF signed the EPPA with DG REGIO. The EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. The EIF prepares separate financial statements for the EPPA. Z.45. GEEREF (Fund and Technical Support Facility) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the EC. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The EIF also holds a technical assistance mandate for which related activities are implemented by the GEEREF front office. Z.46. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the EC and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. The EIF prepares separate financial statements for the TTP. Z.47. LfA-EIF Facility LfA-EIF Facility, signed in 2009, is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. Z.48. SME Initiative for Spain On 26 January 2015 the Delegation Agreement between the Kingdom of Spain and European Investment Fund was signed. EIF will provide uncapped guarantees for new portfolios of debt finance to eligible SMEs and securitisation of existing debt finance to SMEs and other enterprises with less than 500 employees and/or new portfolios of debt finance to SMEs. The EU contribution to the SME Initiative for Spain, received by the EIF, is subject to the treasury asset management to be carried out by the EIB, which is governed by the signed Asset Management Side Letter between the European Investment Fund and the European Investment Bank. The EIF prepares separate financial statements for the SME Initiative for Spain. Z.49. GEEREF Under the Global Energy Efficiency and Renewable Energy Fund (GEEREF), EIF has been acting since December 2007 as investment advisor. GEEREF is supported by the EC, the Federal Government of Germany and the Kingdom of Norway and its objective is to invest primarily in regional funds with assets in projects and companies involved in energy efficiency and renewable energy enhancing access to clean energy in developing countries and economies in transition. The GEEREF business development is formally delegated to the EIB under a sub-advisory agreement. Z.50. Mezzanine Dachfonds fur Deutschland (‘MDD’) The MDD in an investment programme signed in June 2013 and funded by the German Federal Ministry of Economics and Technology (BMWi) and various institutions of the Federal states to subscribe into hybrid debt and equity funds investing in German MidCaps. Z.51. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey.

EIB Group Consolidated Financial Statements under EU directives Z.52. Fi Compass Advisory Platform The fi-compass advisory platform provides EU Member States and their managing authorities as well as microcredit providers with advisory support and learning opportunities for developing financial instruments, within the scope of European Structural Investment Funds (ESIF) and the Programme for Employment and Social Innovation (EaSI). It is implemented by the EIB and funded by the EC under a Framework Contract for the period 2014-2020. The EIB prepares separate financial statements for Financial Instrument compass advisory platform. Z.53. JASPERS JASPERS (Joint Assistance to Support Projects in European Regions) is a technical assistance facility between the EIB, the European Commission and the EBRD. It provides support to the majority of EU and Candidate Countries to help improve the quality of the major projects to be submitted for grant financing under the Structural and Investment Funds. JASPERS assistance may cover project preparation support, from identification to submission of the request for EU grant finance; independent quality review of projects; horizontal assignments; strategic support: capacity building, including a Competence Centre; and implementation support. JASPERS’ work is organised in seven divisions (Roads; Rail, Air and Maritime; Water and Waste; Energy and Solid Waste; Smart Development; Networking and Competence Centre; and Independent Quality Review). In its first ten years of operations (2005-2015), JASPERS has assisted over 1000 projects. The investment value of the projects assisted by JASPERS and approved by the European Commission for grant financing is over EUR 72 billion. The EIB prepares separate financial statements for JASPERS.

EIB Group Consolidated Financial Statements under EU directives

Statement of Special Section[(1)]

as at 31 December 2015 and 2014 (in EUR '000)

ASSETS	31.12.2015	31.12.2014
Turkey		
From resources of Member States		
Disbursed loans outstanding	2,059	3,595
Total[(2)]	**2,059**	**3,595**
Instrument for Pre-Accession ('IPA')		
From resources of Member States		
Disbursed loans outstanding	10,279	21,883
Total[(3)]	**10,279**	**21,883**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	61,054	72,725
Risk capital operations		
- amounts to be disbursed	39,972	42,732
- amounts disbursed	68,859	76,323
Total[(4)]	**169,885**	**191,780**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
· Yaoundé Conventions		
Loans disbursed	1,481	2,430
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total[(5)]	**1,900**	**2,849**
· Lomé Conventions		
Operations from risk capital resources		
- amounts to be disbursed	2,087	2,084
- amounts disbursed	257,531	315,117
Total[(6)]	**259,618**	**317,201**
Total	**443,741**	**537,308**

LIABILITIES	31.12.2015	31.12.2014
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	129,913	149,048
- Financial Protocols with the instrument for Pre-Accession ('IPA')	10,279	21,883
- Yaoundé Conventions	1,900	2,849
- Lomé Conventions	257,531	315,117
- Other resources under the Lomé Conventions	0	0
	399,623	488,897
Under mandate from Member States	2,059	3,595
Total funds under trust management	**401,682**	**492,492**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	39,972	42,732
On operations from risk capital resources under the Lomé Conventions	2,087	2,084
Total funds to be disbursed	**42,059**	**44,816**
Total	**443,741**	**537,308**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2015 EUR '000 346,035 (2014: EUR '000 369,925)
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2015 EUR '000 66,901 (2014: EUR '000 72,908)

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Total amount of the EU guarantee to be issued is EUR '000 4,280 as at 31 December 2015 (2014: EUR nil). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2015 (2014: EUR '000 43,200).

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal

EIB Group Consolidated Financial Statements under EU directives value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December. Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States. Initial amount: 405,899 add: exchange adjustments 20,701 less: cancellations 215 repayments 424,326 -424,541 2,059 Note (3): Initial amount of contracts signed for financing projects under the Instrument for Pre-Accession, for the account and at the risk of the European Union. Initial amount: 29,640 less: exchange adjustments 10,393 cancellations 0 repayments 8,968 -19,361 10,279 Note (4): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union. Initial amount: 840,457 less: exchange adjustments 48,708 cancellations 133,610 repayments 488,254 -670,572 169,885 Note (5): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union. Loans on special conditions 139,483 Contributions to the formation of risk capital 2,503 Initial amount: 141,986 add: capitalised interest 1,178 exchange adjustments 9,823 11,001 less: cancellations 3,310 repayments 147,777 -151,087 1,900

EIB Group Consolidated Financial Statements under EU directives Note (6): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union: Loans from risk capital resources: Conditional and subordinated loans 3,116,097 Equity participations 121,002 Initial amount: 3,237,099 add: capitalised interest 9,548 less: cancellations 726,001 repayments 2,205,760 exchange adjustments 55,268 -2,987,029 259,618 Loans from other resources: Initial amount: 16,500 add: exchange adjustments 58 less: cancellations 8,414 repayments 8,144 -16,558 0 259,618

Independent Auditor’s Report To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG REPORT OF THE REVISEUR D’ENTREPRISES AGREE We have audited the accompanying consolidated financial statements of EUROPEAN INVESTMENT BANK, which comprise the consolidated balance sheet as at 31 December 2015, the consolidated profit and loss account and the consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information. Management’s responsibility for the consolidated financial statements The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with the general principles of the Directive 86/635/EEC of the Council of the European Communities of 8 December 1986 on the annual accounts and consolidated accounts of banks and other financial institutions, as amended by Directive 2001/65/EC of 27 September 2001, by Directive 2003/51/EC of 18 June 2003 and by Directive 2006/46/EC of 14 June 2006 (the ‘Directives’), and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Responsibility of the Réviseur d’Entreprises agréé Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the Commission de Surveillance du Secteur Financier. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasona- ble assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the judgement of the Réviseur d’Entreprises agréé, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d’Entreprises agréé considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of EUROPEAN INVESTMENT BANK as of 31 December 2015, and of the consolidated results of its operations and its consolidated cash flows for the year then ended in accordance with the general principles of the Directives. Luxembourg, 10 March 2016 KPMG Luxembourg, Société coopérative 39, Avenue John F. Kennedy L-1855 Luxembourg Société coopérative de droit luxembourgeois R.C.S. Luxembourg B 149133 Capital EUR 12 503 KPMG Luxembourg, Société coopérative Cabinet de révision agréé E. DOLLÉ

EIB Group Consolidated Financial Statements under EU Directives Statement by The Audit Committee The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the EIB’s consolidated financial statements prepared in accordance with the general principles of the EU Directives The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the Eu-ropean Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having—designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports,—noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank, prepared in accordance with the general principles of the EU Directives, for the year ended 31 December 2015 is unqualified,—convened on a regular basis with the Heads of Directorates and relevant services including, • the Financial Controller, • the Directors General of Risk Management and Transaction Monitoring and Restructuring, —met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties,—received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering—the consolidated financial statements for the financial year ended 31 December 2015 as drawn up by the Board of Directors at its meeting on 10 March 2016;—that the foregoing provides a reasonable basis for its statement and,—Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: confirms that the consolidated financial statements, comprising the consolidated balance sheet, the consolidated profit and loss account and the consolidated cash flow statement and a summary of significant accounting policies and other explanatory information give a true and fair view of the consolidated financial position of the Bank as at 31 December 2015 in respect of its assets and liabilities, and of the consolidated results of its operations and its consolidated cash flows for the year then ended, in accordance with the general principles of the EU Directives. Luxembourg, 10 March 2016 The Audit Committee M. ÜÜRIKE JH. LAURSEN D. PITTA FERRAZ J. SUTHERLAND J. DOMINIK

EIB Group Consolidated Financial Statements under IFRS EIB Group Consolidated Financial Statements under IFRS as at 31 December 2015

Consolidated balance sheet as at 31 December 2015 (in EUR ’000) Assets 31.12.2015 31.12.2014 1. Cash in hand, balances with central banks and post office banks (Note B.1) 206,175 114,283 2. Treasury bills and other bills eligible for refinancing with central banks (Note B.2) 49,988,628 31,243,131 3. Loans and advances to credit institutions a) repayable on demand 1,009,018 975,444 b) other loans and advances (Note C) 28,952,714 37,896,821 c) loans (Note D.1) 127,343,716 131,496,693 157,305,448 170,368,958 4. Loans and advances to customers a) other loans and advances (Note C) 1,637,919 0 b) loans (Note D.1) 334,123,904 325,974,853 c) impairment on loans and advances, net of reversals (Note D.2) -489,284 -416,874 335,272,539 325,557,979 5. Debt securities including fixed-income securities (Note B.2) a) issued by public bodies 8,528,533 8,521,686 b) issued by other borrowers 8,557,053 5,237,977 17,085,586 13,759,663 6. Shares and other variable-yield securities (Note B.3) 5,175,446 4,370,239 7. Derivative assets (Note Q) 64,904,139 62,408,935 8. Non-current assets held for sale (Note E.2) 2,219 0 9. Property, furniture and equipment (Note E.1) 269,271 262,509 10. Investment property (Note E.2) 0 2,380 11. Intangible assets (Note E.1) 12,208 9,103 12. Other assets (Note G.1) 129,683 71,085 13. Subscribed capital and reserves, called but not paid (Note W.1) 127,588 572,447 14. Prepayments 74,116 58,632 Total assets 630,553,046 608,799,344 The accompanying notes form an integral part of these consolidated financial statements.

EIB Group Consolidated Financial Statements under IFRS Consolidated balance sheet (continued) as at 31 December 2015 (in EUR ’000) Liabilities and equity 31.12.2015 31.12.2014 Liabilities 1. Amounts owed to credit institutions (Note H.1) a) repayable on demand 14,583,951 6,915,130 b) with agreed maturity dates or periods of notice 839,879 409,427 15,423,830 7,324,557 2. Amounts owed to customers (Note H.2) a) repayable on demand 1,945,329 1,988,672 b) with agreed maturity or periods of notice 148,967 270,840 2,094,296 2,259,512 3. Debts evidenced by certificates (Note I) a) debt securities in issue 497,117,303 483,788,294 b) others 17,503,172 21,663,707 514,620,475 505,452,001 4. Derivative liabilities (Note R) 29,679,232 30,079,493 5. Other liabilities (Note G) 1,399,306 1,233,599 6. Deferred income (Note F) 159,780 188,713 7. Provisions a) pension plans and health insurance scheme (Note J) 3,163,451 3,580,970 b) provisions for guarantees issued (Note D.4) 102,991 159,753 c) provision for commitment on investment funds 1,392 9,167 3,267,834 3,749,890 Total liabilities 566,644,753 550,287,765 Equity 8. Capital (Note W) a) subscribed 243,284,155 243,284,155 b) uncalled -221,585,020 -221,585,020 21,699,135 21,699,135 9. Consolidated reserves a) reserve fund 24,328,415 24,328,415 b) additional reserves 2,205,500 911,144 c) fair value reserve 2,074,342 1,661,237 d) special activities reserve 5,933,881 6,030,722 e) general loan reserve 3,318,610 3,205,513 37,860,748 36,137,031 10. Profit for the financial year (Note K) 4,277,398 675,413 Total equity attributable to the equity holders of the Bank 63,837,281 58,511,579 11. Non-controlling interests 71,012 0 Total equity 63,908,293 58,511,579 Total liabilities and equity 630,553,046 608,799,344 The accompanying notes form an integral part of these consolidated financial statements.

Consolidated income statement for the year ended 31 December 2015 (in EUR ‘000) 2015 2014 1. Interest and similar income (Note L) 22,399,422 22,713,082 2. Interest expense and similar charges (Note L) -19,137,839 -19,488,889 3. Income from shares and other variable-yield securities 122,927 110,404 4. Fee and commission income (Note O) 281,188 204,078 5. Fee and commission expense -43,285 -1,196 6. Result on financial operations (Note M) 1,552,935 -2,126,906 7. Other operating income (Note N) 7,243 18,063 8. Other operating expense -1,744 0 9. Change in impairment on loans and advances and provisions for guarantees, net of reversals (Notes D.2, D.4) -47,566 -30,428 10. Change in impairment on transferable securities held as financial fixed assets, shares and other variable-yield -10,249 -44,999 securities, net of reversals 11. General administrative expenses (Notes J, P) a) staff costs (Note J) -600,651 -475,024 b) other administrative costs -210,478 -172,236 -811,129 -647,260 12. Depreciation and amortisation: property, furniture and equipment, investment property and intangible assets (Note E) a) property, furniture and equipment -28,157 -23,703 b) investment property -161 -161 c) intangible assets -5,641 -6,672 -33,959 -30,536 13. Profit for the financial year 4,277,944 675,413 Attributable to: Non-controlling interests 546 0 Equity holders of the Bank 4,277,398 675,413 The accompanying notes form an integral part of these consolidated financial statements.

EIB Group Consolidated Financial Statements under IFRS Consolidated statement of profit or loss and other comprehensive income for the year ended 31 December 2015 (in EUR ’000) 2015 2014 Profit for the financial year 4,277,944 675,413 Other comprehensive income/loss Items that will never be reclassified to profit or loss: Remeasurements of the defined-benefit liability 631,816 -1,042,241 Items that are or may be reclassified to profit or loss: Available for sale financial assets – fair value reserve Net unrealised gains and losses on financial assets available for 1. sale 420,668 516,376 2. Impairment charges transferred to the consolidated income statement 7,128 9,020 3. Realised gains and losses transferred to the consolidated income statement -18,326 -12,349 Total available for sale financial assets 409,470 513,047 Total other comprehensive income/loss 1,041,286 -529,194 Total comprehensive income 5,319,230 146,219 Attributable to: Non-controlling interests 546 0 Equity holders of the Bank 5,318,684 146,219 The accompanying notes form an integral part of these consolidated financial statements.

Consolidated statement of changes in equity

for the year ended 31 December 2015 (in EUR '000)

	Subscribed capital	Callable capital	Reserve Fund	Additional reserves	Fair value reserve	Special activities reserve	General loan reserve	Profit for the year before appropriation	Total	Non-controlling interests	Total consolidated equity
Balance at 1 January 2014	**243,284,155**	**-221,585,020**	**22,828,922**	**14,309**	**1,148,190**	**6,090,520**	**3,663,165**	**2,917,704**	**58,361,945**	**0**	**58,361,945**
Comprehensive income											
Profit	0	0	0	0	0	0	0	675,413	675,413	0	675,413
Other comprehensive income	0	0	0	-1,042,241	513,047	0	0	0	-529,194	0	-529,194
Total comprehensive income	**0**	**0**	**0**	**-1,042,241**	**513,047**	**0**	**0**	**675,413**	**146,219**	**0**	**146,219**
Appropriation of prior year's profit	**0**	**0**	**1,499,493**	**1,935,661**	**0**	**-59,798**	**-457,652**	**-2,917,704**	**0**	**0**	**0**
Transactions with owners of the Group											
Other	0	0	0	3,415	0	0	0	0	3,415	0	3,415
Total transactions with owners of the Group	**0**	**0**	**0**	**3,415**	**0**	**0**	**0**	**0**	**3,415**	**0**	**3,415**
Balance at 31 December 2014	**243,284,155**	**-221,585,020**	**24,328,415**	**911,144**	**1,661,237**	**6,030,722**	**3,205,513**	**675,413**	**58,511,579**	**0**	**58,511,579**
Comprehensive income											
Profit	0	0	0	0	0	0	0	4,277,398	4,277,398	546	4,277,944
Other comprehensive income	0	0	0	631,816	409,470	0	0	0	1,041,286	0	1,041,286
Total comprehensive income	**0**	**0**	**0**	**631,816**	**409,470**	**0**	**0**	**4,277,398**	**5,318,684**	**546**	**5,319,230**
Appropriation of prior year's profit	**0**	**0**	**0**	**659,157**	**0**	**-96,841**	**113,097**	**-675,413**	**0**	**0**	**0**
Transactions with owners of the Group											
Other	0	0	0	3,383	3,635	0	0	0	7,018	0	7,018
Movement of non-controlling interest subsidiary	0	0	0	0	0	0	0	0	0	70,466	70,466
Total transactions with owners of the Group	**0**	**0**	**0**	**3,383**	**3,635**	**0**	**0**	**0**	**7,018**	**70,466**	**77,484**
Balance at 31 December 2015	**243,284,155**	**-221,585,020**	**24,328,415**	**2,205,500**	**2,074,342**	**5,933,881**	**3,318,610**	**4,277,398**	**63,837,281**	**71,012**	**63,908,293**

The accompanying notes form an integral part of these consolidated financial statements.

EIB Group Consolidated Financial Statements under IFRS Consolidated cash flow statement for the year ended 31 December 2015 (in EUR ‘000) 2015 2014 A. Cash flows from operating activities: Profit for the financial year 4,277,944 675,413 Adjustments for: Changes in impairment on loans and advances, net of reversals 67,910 53,693 Change in impairment in respect of transferable securities held as financial fixed assets 10,050 0 Change in provisions for pension plans and health insurance scheme 196,533 233,625 Unwinding of discount relating to capital and reserve called, but not paid in -1,321 -2,514 Change in provisions for commitment on investment funds and guarantees on venture capital -64,537 -25,134 operations Depreciation/amortisation on property, furniture and equipment, intangible assets and investment 33,959 30,536 property Changes in impairment of shares and other variable-yield securities 2,865 44,999 Held to maturity portfolio amortisation and accrued interest 46,969 9,232 Change in fair value of available for sale and trading debt securities 82,066 -9,206 Change in fair value of put option 1,723 3,651 Fair value adjustments on loans and associated swaps -1,285,566 -869,236 Fair value adjustments on borrowings and associated swaps -7,511,376 -7,472,471 Fair value adjustments on other derivatives 12,074,648 12,874,790 Interest expense on non-controlling interest 27,625 23,730 Effect of exchange rate changes -372,596 257,815 Profit on operating activities 7,586,896 5,828,923 Disbursements of loans and advances to credit institutions and customers -60,181,087 -58,566,783 Repayments of loans and advances to credit institutions and customers 55,807,348 45,238,126 Change in deposits with central banks -92,189 -7,615 Net additions to treasury securities liquidity portfolios -13,688,723 -3,712,646 Net additions to available for sale venture capital operations -315,422 -345,173 Net additions to available for sale shares and other variable-yield securities -38,931 -12,412 Change in amounts owed to credit institutions and customers 7,934,057 2,611,573 Change in interest accrued on cash and cash equivalents -2,003 -34,598 Change in prepayments -15,484 -4,383 Change in other assets -58,598 10,664 Change in deferred income -28,933 53,413 Change in other liabilities (excluding non-controlling interest) 64,656 12,850 Net cash used from/(used in) operating activities -3,028,413 -8,928,061 B. Cash flows from investing activities: Securities in Long Term Hedge Portfolio purchased during the year 0 -1,569,501 Securities from Long Term Hedge Portfolio matured during the year 149,900 207,082 Purchase of loan substitutes and ABS portfolio EIF included in the debt securities portfolios -5,530,328 -5,085,395 Redemption of loan substitutes included in the debt securities portfolios 3,271,280 1,867,351 Purchase and disposal of property, furniture and equipment, intangible assets, investment property -43,665 -3,343 and non-current assets held for sale Net cash used from/(used in) investing activities -2,152,813 -4,583,806 C. Cash flows from financing activities: Issuance of debts evidenced by certificates 150,467,250 102,581,251 Redemption of debts evidenced by certificates -153,006,233 -94,263,539 Member States contribution 446,180 446,180 Net change in cash related to acquisitions and disposals of share in subsidiary undertakings 28,685 143,257 Dividend paid to non-controlling interest -7,639 -5,923 Net cash used from/(used in) financing activities -2,071,757 8,901,226 Summary statement of cash flows: Cash and cash equivalents at beginning of financial year 55,691,233 60,475,846 Net cash from: Operating activities -3,028,413 -8,928,061 Investing activities -2,152,813 -4,583,806 Financing activities -2,071,757 8,901,226 Effect of exchange rate changes on cash held 1,896,703 -173,972 Cash and cash equivalents at end of financial year 50,334,953 55,691,233 Cash and cash equivalents are composed of: Cash in hand, balances with central banks and post office banks, excluding deposits with Central Bank of Luxembourg to cover minimum reserve requirement (Note B.1) 113 410 Money market securities maturing within three months of issue 24,364,058 18,162,126 Loans and advances to credit institutions and to customers: Repayable on demand 1,009,018 975,444 Other loans and advances (Note C) 24,961,764 36,553,253 50,334,953 55,691,233 The accompanying notes form an integral part of these consolidated financial statements

European Investment Bank Group Notes to the consolidated financial statements as at 31 December 2015 The European Investment Bank (the ‘Bank’ or ‘EIB’) was created by the Treaty of Rome in 1958 as the long term lending bank of the European Union (‘EU’). The task of the Bank is to contribute towards the integration, balanced development and economic and social cohesion of the EU Member States. The EIB raises substantial volumes of funds on the capital markets and lends these funds on favourable terms to projects furthering EU policy objectives. The EIB continuously adapts its activities to developments in EU policies. The Bank has its registered office at 98-100, boulevard Konrad Adenauer, Luxembourg. The Bank and its subsidiaries are defined as the ‘Group’. The subsidiaries held by the Bank are disclosed in Note B.4.1. Note A – Significant accounting policies A.1. Basis of preparation A.1.1. Statement of compliance The European Investment Bank Group’s consolidated financial statements (the ’Financial Statements’) have been prepared in accordance with International Financial Reporting Standards (‘IFRS’), as adopted by the European Union. On a proposal from the Management Committee, the Board of Directors adopted the Financial Statements on 10 March 2016 and authorised their submission to the Board of Governors for approval by 26 April 2016. A.1.2. Basis of measurement The Financial Statements have been prepared on an historical cost basis, except for derivative financial instruments, available-for-sale financial assets, liabilities designated at fair value through profit or loss and financial guarantees, which have been measured at fair value. The liability for the defined-benefit obligation is recognised as the present value of the defined-benefit obligation, plus any unrecognised actuarial gains, less any unrecognised past service cost or unrecognised actuarial losses. The Financial Statements are presented in euro rounded to the nearest thousand, unless otherwise indicated. A.2. Significant accounting judgments and estimates In preparing the Financial Statements, the Management Committee is required to make estimates and assumptions that affect reported income, expenses, assets, liabilities and disclosure of contingent assets and liabilities. Use of available information and application of judgment are inherent in the formation of estimates. Actual results in the future could differ from such estimates and the differences may be material to the Financial Statements. The most significant use of judgments and estimates is as follows: Fair value of financial instruments Where the fair values of financial assets and financial liabilities recorded on the balance sheet cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of liquidity and model inputs such as correlation and volatility for longer dated derivatives. Impairment losses on loans and advances The Group reviews its loans and advances at each reporting date to assess whether an allowance for impairment should be recorded. In particular, judgment by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance. In addition to a specific allowance against individually significant loans and advances, the Group also makes a collective impairment test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when the loans and advances were originally granted. Provisions on financial guarantees The Group recognises a liability at the fair value of the obligation at the inception of a financial guarantee contract. The guarantee is subsequently measured at the higher of the best estimate of the obligation or the amount initially recognised. Financial guarantee provisions

EIB Group Consolidated Financial Statements under IFRS correspond to the cost of settling the obligation, which is the expected loss, estimated on the basis of all relevant factors and information existing at the consolidated balance sheet date. Valuation of unquoted equity investments Valuation of unquoted equity investments is normally based on one of the following: • recent arm’s length market transactions; • current fair value of another instrument that is substantially the same; • the expected cash flows discounted at current rates applicable for items with similar terms and risk characteristics; or • other valuation models. The determination of the cash flows and discount factors for unquoted equity investments requires significant estimation. The Group calibrates the valuation techniques periodically and tests them for validity using either prices from observable current market transactions in the same instrument or from other available observable market data. Impairment of equity investments The Group treats available-for-sale equity investments as impaired when there has been a significant or prolonged decline in the fair value below its cost or where other objective evidence of impairment exists. The determination of what is “significant” or “prolonged” requires judgment. The Group treats “significant” generally as 30% or more and “prolonged” as greater than 24 months. In addition, the Group evaluates other factors, including normal volatility in the share price for quoted equities and the future cash flows and discount factors for unquoted equities. Pension and other post-employment benefits The cost of defined-benefit pension plans and other post-employment medical benefits is determined using actuarial valuations. The actuarial valuation involves making assumptions about discount rates, mortality rates and future salary and pension increases. Due to the long term nature of these plans, such estimates are subject to significant uncertainty. Consolidation of entities in which the Group holds an interest The Group made significant judgments that none of the entities (except for the European Investment Fund (‘the EIF’) and EU MICROFINANCE PLATFORM FCP-FIS (“EUMPF”)) in which it holds an interest are controlled by the Group. This is due to the fact that in all such entities, either the General Partner or the Fund Manager or the Management Board have sole responsibility for the management and control of the activities and affairs of the partnership and have the power and authority to do whatever necessary to carry out the purpose and objectives of the partnership in compliance with the investment and policy guidelines. A.3. Changes in accounting policies Except for the changes below, the Group has consistently applied the accounting policies set out in Note A.4. to all periods presented in these consolidated financial statements. The Group has adopted the following new standards and amendments to standards. Standards adopted The following interpretation as well as the amendments to and revisions of existing standards became effective for the Group’s consolidated financial statements as of 1 January 2015: —IAS 19, Amendments – Defined Benefit Plans: Employee Contributions; —Annual Improvements to IFRSs 2010–2012 Cycle – various standards; —Annual Improvements to IFRSs 2011–2013 Cycle – various standards. These changes had no material impact on the Group’s consolidated financial statements. Standards issued but not yet effective The following standards, amendments to standards and interpretations are effective for annual periods beginning after 1 January 2015. The Group has not applied the following new or amended standards in preparing these consolidated financial statements. IFRS 9 Financial instruments The last part of the standard was issued on 24 July 2014 and replaces the existing guidance in IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 includes revised guidance on the classification and measurement of financial instruments, including a new expected credit loss model for calculating impairment on financial assets, and the new general hedge accounting requirements. It also carries forward the guidance on recognition and derecognition of financial instruments from IAS 39. IFRS 9 is effective for annual reporting periods beginning on or after 1 January 2018, with early adoption permitted. IFRS 9 has not yet been adopted by the EU. The Group does not plan to adopt this standard early and the impact analysis is currently in progress.

IFRS 15 Revenue from Contracts with Customers IFRS 15 establishes a comprehensive framework for determining whether, how much and when revenue is recognised. It replaces existing revenue recognition guidance, including IAS 18 Revenue, IAS 11 Construction Contracts and IFRIC 13 Customer Loyalty Programmes. IFRS 15 is effective for annual reporting periods beginning on or after 1 January 2018, with early adoption permitted. IFRS 15 has not yet been adopted by the EU. The Group has not yet determined the extent of the impact of this standard. A.4. Summary of significant accounting policies A.4.1. Basis of consolidation Subsidiaries Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases. The Financial Statements comprise those of the European Investment Bank (the ‘Bank’ or ‘EIB’) and its subsidiaries, the European Investment Fund (the ‘Fund’ or ‘EIF’) and the EU Microfinance Platform FCP-FIS (“EUMPF”). The financial statements of both subsidiaries are prepared for the same reporting year as the Bank, using consistent accounting policies. The Bank has decided to consolidate EUMPF as of 01 January 2015. As of 31 December 2014, EUMPF was classified in Shares and other variable-yield securities. The Bank holds 61.41% (2014: 63.69%) of the subscribed capital of the EIF and it holds 55.56% (2014: 55.56%) of the total committed units of the EUMPF and therefore has applied the principles provided for under IFRS 10 in preparing consolidated financial statements. Hence, the Group consolidates the financial statements of the EIB, the EIF and the EUMPF line by line by adding together like items of assets, liabilities, equity, income and expenses. After aggregation of the balance sheets and income statements, all intra-group balances, transactions, income and expenses resulting from intragroup transactions are eliminated. Commitment on EIF shares held by third party investors Under the terms of a replacement share purchase undertaking in respect of the 1,654 shares held by the EIF’s non-controlling shareholders (2014: 1,511 shares), the EIB is offering to buy these on an annual basis. The exercise price is determined on the basis of the audited annual accounts of the EIF and corresponds to the part of each share in the called capital of the EIF, increased by the share premium account, the statutory reserves, the fair value reserve, the retained earnings and profit for the year, net of the dividend decided by the EIF’s General Meeting. The commitment to purchase is shown in the consolidated balance sheet as a debt item under “Other liabilities” (see also Note G). IFRS 10 requires that the acquisition of a non-controlling interest be accounted for as an equity transaction. The carrying amounts of the controlling and non-controlling interests are adjusted to reflect the change in their relative interests in EIF net assets. Any difference between the amount by which the non-controlling interest is adjusted and the fair value of the financial liability is recognised directly in equity under “Other” and attributed to owners of the parent. Any changes in the fair value of the financial liability subsequent to the acquisition date are recognised in the income statement under “Interest expense and similar charges”. Interests in associates and joint ventures The Group’s interests in investees comprise interests in associates and joint ventures. Associates are those entities in which the Group has significant influence, but not control or joint control, over the financial and operating policies. A joint venture is an arrangement in which the Group has joint control, whereby the Group has rights to the net assets of the arrangement, rather than the rights to its assets and obligations for its liabilities. The accounting treatment for associates and joint ventures is further explained in Note A.4.7.3. Transactions eliminated on consolidation Intra-group balances and transactions, and any unrealised income and expenses arising from intra-group transactions are eliminated. Unrealised gains arising from transactions with equity-accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealised losses are eliminated in the same way as unrealised gains, but only to the extent that there is no evidence of impairment. A.4.2. Foreign currency translation The Financial Statements are presented in euro (EUR), as the functional currency of the Bank and unit of measurement for the capital accounts of the Member States. The Group conducts its operations in euro, in other currencies of the Member States and in non-EU currencies. Its resources are derived from its capital, borrowings and accumulated earnings in various currencies. Foreign currency transactions are translated at the exchange rate prevailing on the date of the transaction.

EIB Group Consolidated Financial Statements under IFRS Monetary assets and liabilities denominated in currencies other than euro are translated into euro at the exchange rate prevailing at the balance sheet date. The gain or loss arising from such translation is recorded in the consolidated income statement. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Exchange differences on non-monetary financial assets are a component of the change in their fair value. Depending on the classification of a non-monetary financial asset, exchange differences are either recognised in the income statement or within the equity reserves. Exchange differences arising on the settlement of transactions at rates different from those at the date of the transaction and unrealised foreign exchange differences on unsettled foreign currency monetary assets and liabilities are recognised in the consolidated income statement. A.4.3. Derivatives All derivative instruments of the Group are measured at fair value through profit or loss and are reported as derivative assets or liabilities. Fair values are obtained from quoted market prices, discounted cash flow models and option pricing models, which consider current market and contractual prices for the underlying instrument, as well as time the value of money, yield curve and volatility of the underlying. The Group uses derivative instruments mainly for hedging market exposure on borrowings and lending transactions, and also as part of its asset and liability management activities to manage exposures to interest rate and foreign currency risk, including exposures arising from forecast transactions. The Group applies the amended Fair Value Option of IAS 39 when balance sheet items together with one or more derivative transactions meet the eligibility criteria of the amended Fair Value Option and a significant reduction of the accounting mismatch is thus obtained. The Group currently does not use any of the hedge accounting possibilities available under IAS 39. Derivatives are recorded at fair value and carried as assets when their fair value is positive and as liabilities when their fair value is negative. Changes in the fair value of derivatives are included in “Result on financial operations”. The majority of the Group’s swaps are concluded with a view to hedging specific bond issues. The Group enters into currency swaps, whereby the proceeds of a borrowing are initially converted into a different currency and on maturity the Bank will obtain the amounts needed to service the borrowing in the original currency. Macro-hedging swaps used as part of asset/liability management are marked to market (fair value) using internal valuation models. Realised and unrealised gains and losses are recognised in “Result on financial operations”. Accrued interest on derivatives is part of the fair value recorded. A derivative may be embedded in a “host contract”. Such combinations are known as hybrid instruments and arise predominantly from the issuance of certain structured debt instruments. If the host contract is not carried at fair value with changes in fair value reported in the consolidated income statement, the embedded derivative is separated from the host contract and accounted for as a stand-alone derivative instrument at fair value if, and only if, the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract and the embedded derivative actually meets the definition of a derivative. A.4.4. Financial instruments Derivative financial instruments are initially recognised using the trade date basis. Non-derivative financial instruments are initially recognised using the settlement date basis. Fair value of financial instruments Fair value is the price that would be received on selling an asset or paid on transferring a liability in an orderly transaction between market participants at the measurement date in the principal, or in its absence, the most advantageous market to which the Group has access at that date. The fair value of a liability reflects its non-performance risk. When applicable, the Group measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as active if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis. Where the fair values of financial assets and financial liabilities recorded on the balance sheet cannot be derived from active markets, they are determined using a variety of valuation techniques that include the use of mathematical models. The input to these models is taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The chosen valuation technique incorporates all the factors that market participants would take into account in pricing a transaction. Portfolios of financial assets or financial liabilities that are exposed to market or credit risk that are managed by the Group on the basis of the net exposure to either market or credit risk are measured on the basis of a price that would be received on selling a net long position or paid on transferring a net short position for a particular risk exposure. These portfolio level adjustments are allocated to the individual assets and liabilities on the basis of the relative risk adjustment of each of the individual instruments in the portfolio. The Group measures fair values using the following fair value hierarchy that reflects the significance of the inputs used in making the measurements: • Level 1: inputs that are unadjusted quoted market prices in active markets for identical instruments to which the Group has access.

•

Level 2: inputs other than quoted prices included within Level 1 that are observable either directly (i.e. as prices) or indirectly (i.e. derived from prices). This category includes instruments valued using quoted market prices in active markets for similar instruments, quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly or indirectly observable from market data. Level 3: inputs that are not observable. This category includes all instruments where the valuation technique includes inputs not based on observable data and the unobservable inputs have a significant effect on the instrument’s valuation. This category includes instruments that are valued based on quoted prices for similar instruments where significant unobservable adjustments or assumptions are required to reflect differences between the instruments. The Group recognises transfers between levels of the fair value hierarchy as of the end of the reporting period during which the change has occurred. A.4.5. Cash and cash equivalents The Group defines cash and cash equivalents as short-term, highly liquid securities and interest-earning deposits with maturities of 90 days or less. A.4.6. Fee income The Group earns fee income from a diverse range of services it provides to its customers. Fee income can be divided into two broad categories: income earned from services that are provided over a certain period of time, for which customers are generally billed on an annual or semi-annual basis; and income earned from providing transaction-type services. Fees earned from services that are provided over a certain period of time are recognised on an accruals basis over the service period. Fees earned from providing transaction-type services are recognised when the service has been completed. Fees or components of fees that are performance linked are recognised when the performance criteria are fulfilled. A.4.7. Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed-income securities and shares and other variable-yield securities A.4.7.1. Held for trading portfolio The held for trading portfolio (Operational portfolios P1 and P2) comprises listed debt securities issued and guaranteed by financial institutions. The debt securities are owned by the Group. Securities held in this portfolio are marked to market in the consolidated balance sheet, any gain or loss arising from a change in fair value being included in the consolidated income statement in the period in which it arises. Gains and losses realised on disposal or redemption and unrealised gains and losses from changes in the fair value of trading portfolio assets are reported as Net trading income in the account “Result on financial operations”. Interest income on trading portfolio assets is included in “Interest and similar income”. The determination of fair values of trading portfolio assets is based on quoted market prices in active markets or dealer price quotations, pricing models (using assumptions based on market and economic conditions), or management estimates, as applicable. A.4.7.2. Held-to-maturity portfolio The held-to-maturity portfolio comprises of the Group’s Long Term Hedge Portfolio (LTHP), the Treasury Monetary Portfolio “TMP” (previously Operational money market portfolio A1) and the Loan substitutes portfolio (see Note B.2). The Group’s long term hedge portfolio contains securities of the Bank’s LTHP portfolio and the EIF investment portfolio and consists of securities purchased with the intention of holding them to maturity. These securities are issued or guaranteed by: —Governments of the European Union Member States, G10 countries and their agencies; or —Supranational public institutions, including multinational development banks. These securities are initially recorded at fair value plus any directly attributable transaction costs. The difference between entry price and redemption value is amortised in accordance with the effective interest method over the remaining life of the securities. Treasury Monetary Portfolio “TMP” of the Group is held for the purpose of maintaining an adequate level of liquidity in the Group and comprises money market products with a maximum maturity of twelve months, including treasury bills and negotiable debt securities issued by public bodies or credit institutions. The securities are held until their final maturity and presented in the Financial Statements at their amortised cost. The Loan substitutes’ portfolio mainly consists of obligations in the form of bonds, notes or certificates issued by Special Purpose Vehicles (SPVs) or trust vehicles. These securities are classified as held-to-maturity and recorded at amortised cost. The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or group of financial assets is impaired. A financial asset or group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. Impairment loss

EIB Group Consolidated Financial Statements under IFRS is recognised in profit and loss and the amount of the loss is measured as the difference between the carrying value and the present value of estimated future cash flows discounted at the instrument’s original effective interest rate. A.4.7.3. Available-for-sale portfolio The available-for-sale portfolio comprises the remaining securities formerly held in the operational money market portfolio A2 and operational bond portfolio B1 (currently SLP portfolio, see Note B.2), of the Unitary Fund and operational portfolio of the Fund and shares and other variable-yield securities (see Note B.3). Securities are classified as available-for-sale where they do not appropriately belong to one of the other categories of financial instruments recognised under IAS 39, i.e. “held for trading” or “held-to-maturity”. The Management Committee determines the appropriate classification of its investments at the time of the constitution of a portfolio. Financial instruments within one portfolio always have the same classification. Available-for-sale financial investments may be sold in response to or in anticipation of needs for liquidity or changes in interest rates, credit quality, foreign exchange rates or equity prices. Available-for-sale financial investments are carried at fair value. They are initially recorded at fair value plus transaction costs. Unrealised gains or losses, excluding foreign currency translation gains and losses, are reported in comprehensive income and accumulated in the fair value reserve until such investment is sold, collected or otherwise disposed of, or until such investment is determined to be impaired. Foreign currency translation gains and losses are reported in the consolidated income statement. If an available-for-sale investment is determined to be impaired, the cumulative unrealised gain or loss previously recognised in the fair value reserve is included in the consolidated income statement for the period. A financial investment is considered to be impaired if its carrying value exceeds the recoverable amount. Quoted financial investments are considered to be impaired if the decline in market price below cost is of such a magnitude that recovery of the cost value cannot be reasonably expected within the foreseeable future. For non-quoted equity investments, the recoverable amount is determined by applying recognised valuation techniques. Financial assets are derecognised when the right to receive cash flows from the financial assets has expired or where the Group has transferred substantially all risks and rewards of ownership. On disposal of an available-for-sale investment, the accumulated unrealised gain or loss included in the fair value reserve is transferred to consolidated income statement for the period. Gains and losses on disposal are determined using the weighted average cost method. Interest and dividend income on available-for-sale financial investments are included in “Interest and similar income” and “Income from shares and other variable-yield securities”. Interest on available-for-sale debt securities and other fixed income securities is recognised in the income statement using the effective interest method. Dividends on equity investments are recognised in the income statement when the Group’s right to receive payment is established. The determination of fair values of available-for-sale financial investments is based on quoted market rates in active markets, dealer price quotations, discounted expected cash flows using market rates that are commensurate with the credit quality and maturity of the investment or based upon review of the investee’s financial results, condition and prospects including comparisons with similar companies for which quoted market prices are available. Venture capital operations and investment funds held represent medium and long term investments. They are measured at fair value, which is determined by applying the aggregated Net Asset Value (NAV) method. This valuation method implicitly assumes that if the NAVs of underlying funds can be considered to be equivalent to fair value as determined under IAS 39, then the aggregation of the NAVs of all funds will itself be equivalent to the fair value as determined under IAS 39. For specific investments where NAVs cannot readily be determined, other guidelines (for example the international private equity and venture capital valuation guidelines, IPEV Guidelines, as published by EVCA) might be used and more detailed monitoring and review will be required. In accordance with this method, the venture capital funds are internally classified into three categories: • Category I – funds that have adopted the fair value requirements of IAS 39 or IPEV Guidelines for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value. • Category II – funds that have adopted other valuation guidelines (such as the former 2001 EVCA) or standards that can be considered to be in line with IAS 39, for which a specific review is performed to ensure that the NAV is a reliable estimate of fair value. • Category III – funds that have not adopted the fair value requirements of IAS 39 or any other valuation guidelines in line with IAS 39. The Group assesses at each balance sheet date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events occurring after the initial recognition of the asset (an incurred “loss event”) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. In the case of equity investments classified as available-for-sale, this would include a significant or prolonged decline in the fair value of the investments below its cost. Where there is evidence of impairment, the cumulative loss measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in the consolidated income statement, is removed from equity and recognised in the income statement. Impairment losses on equity investments are not reversed through the consolidated income statement; increases in their fair value after impairment are recognised directly in equity. In contrast, if in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised, the impairment loss is reversed through the income statement. The Group complies with conditions to use the private equity and similar entities exemption in IAS 28 and IFRS 11 and does not use equity accounting on, or proportionately consolidate investments in joint ventures, if any. Upon initial recognition, any holdings in joint ventures or associates are designated at fair value through profit or loss, and measured subsequently at fair value in accordance with IAS 39, with changes in fair value being recognised in profit or loss during the period of the change. Joint ventures are contractual agreements whereby the Group and other parties undertake an economic activity that is subject to joint control. A joint control is the contractually agreed sharing of control over an economic activity, and exists only when the strategic financial and operating decisions relating to the activity require the unanimous consent of the parties sharing the control (the venturers). The participations acquired by the Group for its own account or on behalf of its mandate providers typically represent investments in private equity or venture capital funds. According to industry practice, such investments are generally investments jointly subscribed by a number of investors, none of whom is in a position to individually influence the daily operations and the investment activity of such a fund. As a consequence, any membership by an investor in a governing body of such fund does not in principle entitle such investor to influence the day-to-day operations of the fund. In addition, individual investors in a private equity or venture capital fund do not determine the policies of a fund such as distribution policies on dividends or other distributions. Such decisions are typically taken by the management of a fund on the basis of the shareholders agreement governing the rights and obligations of the management and all shareholders of the fund. The shareholders’ agreement also generally prevents individual investors from bilaterally executing material transactions with the fund, interchanging managerial personnel or obtaining privileged access to essential technical information. The Group’s investments, made for its own account or on behalf of its mandate providers, are executed in line with the above stated industry practice, ensuring that the Group neither controls nor exercises any form of significant influence within the meaning of IFRS 10, IFRS 11 or IAS 28 over any of these investments, including those investments in which the Group holds over 20 % of the voting rights either on its own account or on behalf of any of its mandates. A.4.8. Loans and advances to credit institutions and customers Loans and advances to credit institutions and customers (or “Loans and receivables”) include loans where money is provided directly to the borrower. Loans and receivables are recognised when cash is advanced to borrowers. They are initially recorded at cost (their net disbursed amounts), which is the fair value of the cash given to originate the loan, including any transaction costs, and are subsequently measured at amortised cost using the effective interest rate method. Undisbursed parts of loans are recorded in the memorandum items at their nominal value. Where loans meet the eligibility criteria of the amended Fair Value Option and have been designated on initial recognition as at fair value through profit or loss, they are measured at their fair value. The fair value measurement technique used is based on a discounted cash flow technique. Loans designated at fair value are recorded at fair value in the balance sheet. Changes in fair value are recorded in “Result on financial operations”. A.4.8.1. Interest on loans Interest on loans originated by the Group is recorded in the consolidated income statement under “Interest and similar income” using the effective interest rate method and on the consolidated balance sheet under “Loans and advances”. A.4.8.2. Reverse repurchase operations (reverse repos) A reverse repurchase operation is one under which the Group lends liquid funds to a credit institution which provides collateral in the form of securities. The two parties enter into an irrevocable commitment to complete the operation on a date and at a price fixed at the outset. The operation is based on the principle of delivery against payment: the borrower of the liquid funds transfers the securities to the Group’s custodian in exchange for settlement at the agreed price, which generates a return for the Group linked to the money market. This type of operation is considered for the purposes of the Group to be a loan at a guaranteed rate of interest. Generally treated as collateralised financing transactions, they are carried at the amounts of cash advanced or received, plus accrued interest. Reverse repos are entered on the assets side of the consolidated balance sheet under “Loans and advances to credit institutions—b) other loans and advances”. Securities received under reverse repurchase agreements are not recognised in the consolidated balance sheet, unless control of the contractual rights comprised in these securities is assumed. The Group monitors the market value of the securities received on a daily basis and requests additional collateral in accordance with the underlying agreements. Interest earned on reverse repurchase agreements is recognised as interest income over the life of each agreement. A.4.8.3. Fees on loans Front-end fees on loans are deferred, together with the related direct costs of originating and maintaining the commitment, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the related loan. If the commitment expires without the loan being drawn down, the fee is recognised as income on expiry. The front-end fees are deferred and recognised under “Interest and similar income” in the income statement over the life of the underlying loan. A.4.8.4. Interest subsidies Interest subsidies received in advance (see Note F) are deferred in accordance with IAS 18, and are recognised as an adjustment to the effective yield, being recorded in the consolidated income statement over the period from disbursement to repayment of the subsidised loan. A.4.9. Impairment on loans and advances and provisions on guarantees Impairment on loans and advances or provisions on commitments are recorded if there is objective evidence that the Group will be unable to collect all amounts due on a claim according to the original contractual terms or an equivalent value. A “claim” means a loan, a commitment such as a letter of credit, a guarantee, a commitment to extend credit, or some other credit product. Impairment is reported as a reduction of the carrying amount of a claim on the consolidated balance sheet, whereas for an off-balance sheet item such as a commitment a provision for credit loss is reported in “Provisions”. Additional impairment or provisions for credit losses are made through “Change in impairment on loans and advances and provisions on guarantees, net of reversals”.

EIB Group Consolidated Financial Statements under IFRS A.4.9.1. Impairment allowances related to individual loans and advances Impairment losses have been made for individual loans and advances outstanding at the end of the financial year where objective evidence exists of risks of non-recovery of all or part of the amounts outstanding according to the original contractual terms or the equivalent value. Changes to these provisions are recorded in the consolidated income statement as “Change in impairment on loans and advances and provisions on guarantees, net of reversals”. Allowances and provisions for credit losses are evaluated on the basis of the following counterparty-specific principles. A claim is considered impaired when the Bank determines that it is probable that the Group will not be able to collect all amounts due according to the original contractual terms or an equivalent value. Individual credit exposures are evaluated based upon the borrower’s character, overall financial condition, resources and payment record, the prospects for support from any financially responsible guarantors and, where applicable, the realisable value of any collateral. The estimated recoverable amount is the present value of expected future cash flows, which may result from restructuring or liquidation. Impairment is measured and allowances for credit losses are established for the difference between the carrying amount and the estimated recoverable amount of any claim considered as impaired. The amount of the loss is the difference between the asset’s carrying amount and the present value of expected future cash flows discounted at the financial instrument’s original effective interest rate. All impaired claims are reviewed and analysed at least semi-annually. Any subsequent changes to the amounts and timing of the expected future cash flows compared to the prior estimates will result in a change in the provision for credit losses and be charged or credited to credit loss expense. An allowance for impairment is reversed only when the credit quality has improved such that there is reasonable assurance of timely collection of principal and interest in accordance with the original contractual terms of the claim agreement. A write-off is made when all or part of a claim is deemed uncollectible or forgiven. Write-offs are charged against previously established provisions for credit losses or directly to credit loss expense and reduce the principal amount of a claim. Recoveries in part or in full of amounts previously written off are credited to credit loss expense. For non-performing loans, upon impairment the accrual of interest income based on the original terms of the claim is discontinued. A.4.9.2. Guarantees In the normal course of business, the Group issues various forms of guarantees. Under the existing rules, these guarantees do not meet the definition of an insurance contract (IFRS 4 Insurance Contracts) and are accounted for under IAS 39 Financial Instruments: Recognition and Measurement, either as “Derivatives” or as “Financial Guarantees”, depending on their features and characteristics as defined by IAS 39. The accounting policy for derivatives is disclosed under Note A.4.3. When a guarantee operation measured under IAS 39 is derecognised and treated under IAS 37, its value previously recorded under Financial guarantees is transferred to the caption “Provisions for guarantees” on the balance sheet. Financial guarantees are initially recognised at fair value, being the premium received, in the consolidated balance sheet under “Other liabilities”. Subsequent to initial recognition, the Group’s liabilities under each financial guarantee are measured at the higher of 1) the amount initially recognised less, where appropriate, cumulative amortisation recognised in accordance with IAS 18 and 2) the best estimate of expenditure required to settle any present financial obligation arising as a result of the guarantee in accordance with IAS 37. Any increase in the liability relating to a financial guarantee is recorded in the consolidated income statement under “Change in impairment on loans and advances and provisions for guarantees, net of reversals”. The premium received is recognised in the consolidated income statement in “Fee and commission income” on the basis of an amortisation schedule in accordance with IAS 18 over the life of the financial guarantee. A.4.10. Property, furniture and equipment Property, furniture and equipment include land, Group-occupied properties and other machines and equipment. Property, furniture and equipment are reviewed periodically for impairment. Land is stated at acquisition cost and buildings are stated at acquisition cost less accumulated depreciation. The value of the Group’s headquarters building in Luxembourg-Kirchberg and its building in Luxembourg-Weimershof are depreciated on a straight-line basis as set out below. Permanent equipment, fixtures and fittings, furniture, office equipment and vehicles are recorded in the consolidated balance sheet at their acquisition cost, less accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated life of each item purchased, as set out below: • Buildings in Kirchberg and Weimershof: 30 years • Permanent equipment, fixtures and fittings: 10 years • Furniture: 5 years • Office equipment and vehicles: 3 years

A.4.11. Investment property Investment property is property held to earn rentals or for capital appreciation or both. Investment property is stated at cost less accumulated depreciation and impairment losses and is reviewed for signs of impairment at the balance sheet date. Depreciation is calculated on a straight-line basis using the same estimated useful lives as property, furniture and equipment. A.4.12. Intangible assets Intangible assets comprise internally developed computer software. Software development costs are capitalised if they meet certain criteria relating to identifiability, to the probability that future economic benefits will flow to the enterprise, and to the reliability of cost measurement. Intangible assets are recognised as assets and are amortised on a straight-line basis over their estimated useful economic lives. At each consolidated balance sheet date, intangible assets are reviewed for indications of impairment or changes in estimated future benefits. If such indications exist, an analysis is performed to assess whether the carrying amounts are fully recoverable. A write-down is made if the carrying amount exceeds the recoverable amount. Internally developed software meeting these criteria is carried at cost less accumulated amortisation calculated on a straight-line basis over three years from completion. A.4.13. Non-current assets held for sale Non-current assets classified as held for sale include assets reclassified from investment property for which the sale is highly probable and the asset is available for immediate sale in its current condition. They are classified as held for sale as their carrying amount will be recovered through a sale transaction rather than through continuing use and are measured at the lower of carrying amount and fair value less costs to sell. A.4.14. Pension plans and health insurance scheme The Group operates defined-benefit pension plans to provide retirement benefits to its entire staff. The Group also provides certain additional post-employment healthcare benefits to former employees of the EIB. These benefits are unfunded, as defined by IAS 19. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. The charge to the consolidated income statement in respect of the defined-benefit pension plan is based on the current service cost and interest cost as determined by qualified external actuaries. A.4.14.1. Pension plan for staff The Bank’s main pension plan is a defined-benefit pension plan funded by contributions from staff and from the Bank, covering all Bank employees. Commitments for retirement benefits are valued at least every year using the projected unit credit method, in order to ensure that the liability entered in the accounts is adequate. The latest valuation was performed as at 30 September 2015, with an extrapolation to 31 December 2015. The main actuarial assumptions used by the actuary are set out in Note J. Cumulative actuarial surpluses and deficits are recognised in full in Other comprehensive income. Net interest cost is recognised in the income statement under “Interest expense and similar charges”. The main pension plan of the EIF is a defined-benefit plan funded by contributions from staff and from the EIF, covering all EIF employees. The scheme entered into force in March 2003, replacing the previous defined contribution scheme. A.4.14.2. Health insurance plan The Bank has set up its own health insurance plan for the benefit of staff, financed by contributions from the Bank and its employees. The plan is an unfunded plan treated as a defined-benefit plan. A specific provision is set aside on the liability side of the consolidated balance sheet for staff at retirement age. The Fund has subscribed to a health insurance scheme with an insurance company for the benefit of staff at retirement age, financed by a contribution from the Fund and its employees. Entitlement to these benefits is based on the employees remaining in service up to retirement age and the completion of a minimum service period. The expected costs of these benefits are accrued over the period of employment, using a methodology similar to that for defined-benefit pension plans. The health insurance liabilities are determined based on actuarial calculations as per the same dates as the pension plans. A.4.14.3. Pension plan for members of the Management Committee The related provision shown on the liability side of the Group’s balance sheet is determined, as for all plans, in conformity with IAS 19. Benefits are based on years of service and a percentage of final gross base salary as defined under the plan. The Pension plan for members of the Management Committee is managed and accounted for under the same principles as the pension plan for staff (Note A.4.14.1). A.4.14.4. Optional Supplementary Provident Scheme The Optional Supplementary Provident Scheme is a defined-contribution pension scheme, funded by voluntary staff and employer contributions. It is accounted for on the basis of the contributions from staff and employer and the corresponding liability is recorded in “Other liabilities”.

EIB Group Consolidated Financial Statements under IFRS A.4.15. Amounts owed to credit institutions and customers Amounts owed to credit institutions and customers are initially recorded at cost and are presented in the financial statements at amortised cost. Interest on amounts owed to credit institutions and customers is recorded in the income statement as Interest expense and similar charges using the effective interest method. A.4.16. Debts evidenced by certificates Debts evidenced by certificates are initially measured at cost, which is the fair value of the consideration received. Transaction costs and net premiums (discounts) are included in the initial measurement. Subsequent measurement is at amortised cost, and any difference between net proceeds and the redemption value is recognised in the consolidated income statement over the period of the borrowings using the effective interest method. Where borrowings meet the eligibility criteria of the amended Fair Value Option and have been designated on initial recognition as at fair value through profit or loss, they are measured at their fair value and recorded in the balance sheet at fair value. Changes in fair value are recorded in “Result on financial operations”. The fair value measurement technique employed, in the event of absence of liquid market prices, is a discounted cash flow technique, using current yield curves. Combined debt instruments that are related to foreign exchange rates or indices are considered structured instruments. For all the debt instruments including embedded derivatives, the Group has concluded a swap agreement to fully hedge the exposure. It is Group policy to hedge the fixed interest rate risk on debt issues and to apply the amended Fair Value Option when this results in a significant reduction of an accounting mismatch. The effect is such that the carrying value of the thus selected debt instruments is adjusted for changes in fair value rather than carried and accrued at cost (see Note Q – Derivative financial instruments). Interest expense on debt instruments is included in the account “Interest expense and similar charges” in the consolidated income statement and under the liabilities caption including the underlying debt instruments in the consolidated balance sheet. Issuance fees and redemption premiums or discounts are amortised over the period to maturity of the related borrowings, unless those borrowings are measured at fair value, in which case the recognition in the consolidated income statement is immediate. A.4.17. Prepayments – Deferred income These accounts comprise: • Prepayments: expenditure incurred during the financial year but relating to a subsequent financial year. • Deferred income: income received before the balance sheet date but relating to a subsequent financial year. A.4.18. Reserves A.4.18.1. Reserve fund As provided for under Article 22(-1) of the Statute, “a reserve fund of up to 10% of the subscribed capital shall be built up progressively” from the retained profit of the Bank. A.4.18.2. Additional reserves Additional reserves contain the remaining retained earnings of the Group. A.4.18.3. Fair value reserve The fair value reserve includes the change in fair value of available for sale financial assets (other than impairments). A.4.18.4. Special activities reserve As provided for under Article 16(-5) of the Statute, “the special activities of the Bank […] will have a specific allocation of reserve”. The special activities reserve is a dedicated reserve for the capital allocation covering the unexpected loss of those activities which have a risk profile higher than what is generally accepted by the Bank, including venture capital activities. The reserve is based on the capital allocation of each operation and is calculated monthly according to the evolution of the underlying assets. A.4.18.5. General loan reserve In 2009 a “general loan reserve” was introduced for the expected loss of the Bank’s loan and guarantees portfolio, modelled upon the Group’s policy guidelines. It is calculated monthly according to the evolution of the underlying assets. A.4.19. Taxation The Protocol on the Privileges and Immunities of the European Union appended to the Treaty on European Union and the treaty on the Functioning of the European Union, stipulates that the assets, revenues, and other property of the institutions of the Union are exempt from all direct taxes.

A.4.20. Interest income and expense Interest income and interest expense are recognised in the income statement for all interest bearing instruments on an accruals basis using the effective interest method based on the actual purchase price including direct transaction costs. This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts through the expected life of the financial instrument to the net carrying amount of the financial asset. In addition to interest and commission on loans, deposits and other revenue from the securities portfolio, this heading includes the indemnities received by the Group in respect of early loan reimbursement payments made by its borrowers. In accordance with the provisions of IAS 39 – Financial Instruments: Recognition and Measurement—the Group records the indemnities received for early repayment of loans immediately in the consolidated income statement at the time of derecognition of the related loans. In accordance with IAS 32 – Financial Instruments: Presentation, as a result of the replacement share purchase undertaking (Note A.4.1), EIF non-controlling interests are presented under “Interest expense and similar charges”, in conformity with the anticipated acquisition method. A.4.21. Dividend income Dividends are recognised in the income statement when the entity’s right to receive payment is established.

EIB Group Consolidated Financial Statements under IFRS

Note B – Cash in hand, balances with central banks and post office banks, debt securities portfolio, shares and other variable-yield securities and interest in other entities (in EUR '000)

B.1. Cash in hand, balances with central banks and post office banks

The cash in hand and balances with central banks and post office banks equals to EUR '000 206,175 at 31 December 2015 (2014: EUR '000 114,283).

The EIB is an eligible counterparty in the Eurosystem's monetary policy operations, and has therefore been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where it maintains a deposit to cover the minimum reserve requirement. The balance of this deposit amounts to EUR '000 206,062 as at 31 December 2015 (2014: EUR '000 113,873).

B.2. Debt securities portfolio

The details of each portfolio as at 31 December 2015 and 2014 are as follows:

	31.12.2015	31.12.2014
Treasury bills and other bills eligible for refinancing with central banks	49,988,628	31,243,131
Debt securities including fixed-income securities	17,085,586	13,759,663
Total debt securities(*)	**67,074,214**	**45,002,794**

(*) of which EUR '000 16,346,206 unlisted at 31 December 2015 (2014: EUR '000 12,225,116).

At 31.12.2015	Classification	Book value	Fair value(1)
Group long term hedge portfolio	Held-to-maturity	2,109,036	2,253,241
Treasury Monetary Portfolios			
- Money market securities	Held-to-maturity	37,336,083	37,331,081
Securities liquidity portfolios:			
- P1: Fixed rate portfolio	Trading	3,239,149	3,239,149
- P2: Floating rate portfolio	Available for sale	338,444 (2)	338,444
- P2: Floating rate portfolio	Trading	3,799,163	3,799,163
Operational portfolio – EIF	Available for sale	1,383,606 (3)	1,383,606
ABS Portfolio EIF	Loans and receivable	50,187	50,187
Loan substitutes portfolio (Note D)	Held-to-maturity	8,572,285	9,023,005
Loan substitutes portfolio (Note D)	Loans and receivable	10,246,261	10,118,454
Total debt securities		**67,074,214**	**67,536,330**

(1) Fair value including accrued interest

(2) Including unrealised gain of EUR '000 2,085

(3) Including unrealised gain of EUR '000 52,881

At 31.12.2014	Classification	Book value	Fair value(1)
Group long term hedge portfolio	Held-to-maturity	2,302,399	2,461,371
Treasury Monetary Portfolios			
- Money market securities	Held-to-maturity	18,244,113	18,238,907
- UF money market securities	Available for sale	91,083 (2)	91,083
Securities liquidity portfolios:			
- P1: Fixed rate portfolio	Available for sale	49,826 (3)	49,826
- P1: Fixed rate portfolio	Trading	3,109,401	3,109,401
- P2: Floating rate portfolio	Available for sale	552,329 (4)	552,329
- P2: Floating rate portfolio	Trading	2,722,362	2,722,362
Operational portfolio – EIF	Available for sale	1,406,394 (5)	1,406,394
Loan substitutes portfolio (Note D)	Held-to-maturity	9,906,630	10,534,725
Loan substitutes portfolio (Note D)	Loans and receivable	6,618,257	6,838,190
Total debt securities		**45,002,794**	**46,004,588**

(1) Fair value including accrued interest

(2) Including unrealised gain of EUR '000 1

(3) Including unrealised loss of EUR '000 -489

(4) Including unrealised gain of EUR '000 3,061

(5) Including unrealised gain of EUR '000 60,306

Loan substitutes, which represent acquisitions of interests in pools of loans or receivables in connection with securitisation transactions, are considered to be part of the aggregate loans (Note D). Some of these transactions have been structured by adding credit or project related remedies, thus offering additional recourse. No impairment has occurred on any asset in this portfolio and hence no impairment has been accounted for as at 31 December 2015 and 2014.

EU sovereign exposure

The Group did not record impairments in 2015 and 2014 in respect of its held to maturity and available for sale EU sovereign and sovereign guaranteed exposure as at year-end, in view of the Bank's as well as EIF's preferred creditor status and the protection given by the Bank's Statute as well as on a detailed review of any fair value adjustment requirements.

The following tables show the exposure to debt issued or guaranteed by EU sovereigns in the Group's debt securities portfolios as at 31 December 2015 and 2014:

At 31.12.2015	Book value	Fair value[1]
EU sovereigns		
- Austria	674,085	675,551
- Belgium	1,402,816	1,404,029
- Czech Republic	882,598	1,020,725
- Denmark	402,410	402,172
- Finland	341,714	341,912
- France	6,961,015	6,975,343
- Germany	4,377,284	4,442,032
- Greece	51,802	51,249
- Hungary	19,159	21,677
- Ireland	28,506	28,506
- Italy	4,139,271	4,173,602
- Lithuania	41,901	41,894
- Luxembourg	17,305	17,305
- Netherlands	580,119	593,582
- Poland	247,258	251,195
- Portugal	802,107	802,010
- Slovakia	174,522	175,548
- Slovenia	11,116	11,116
- Spain	3,954,256	3,955,100
- Sweden	1,532,649	1,532,200
- United Kingdom	23,249	23,249
	26,665,142	**26,939,997**
Non-EU sovereign and other bonds	**40,409,072**	**40,596,333**
Total	**67,074,214**	**67,536,330**

[1]Fair value including accrued interest

At 31.12.2014	Book value	Fair value[1]
EU sovereigns		
- Austria	159,871	162,236
- Belgium	413,224	416,288
- Bulgaria	77,590	77,339
- Croatia	19,168	19,154
- Czech Republic	687,437	831,435
- Finland	188,752	188,939
- France	1,896,113	1,914,863
- Germany	848,821	923,053
- Greece	77,018	76,925
- Hungary	19,047	21,281
- Ireland	101,716	101,716
- Italy	4,814,363	4,844,878
- Lithuania	125,101	125,025
- Luxembourg	17,374	17,374
- Netherlands	401,876	416,937
- Poland	127,135	132,229
- Portugal	878,437	878,631
- Slovakia	188,715	189,808
- Slovenia	22,531	22,528
- Spain	3,102,188	3,097,804
- United Kingdom	20,860	20,860
	14,187,337	**14,479,303**
Non-EU sovereign and other bonds	**30,815,457**	**31,525,285**
Total	**45,002,794**	**46,004,588**

[1]Fair value including accrued interest

EIB Group Consolidated Financial Statements under IFRS

B.3. Shares and other variable-yield securities

The balance comprises:

	Venture capital operations	EBRD shares	Investment funds	Total
Cost:				
At 1 January 2015	3,010,537	157,500	589,320	**3,757,357**
Net additions	315,422	0	38,931	**354,353**
At 31 December 2015	**3,325,959**	**157,500[(1)]**	**628,251**	**4,111,710**
Unrealised gains/losses				
At 1 January 2015	1,234,384	293,242	122,487	**1,650,113**
Unrealised gains	637,370	0	52,093	**689,463**
Unrealised losses	-190,932	-20,613	-24,199	**-235,744**
At 31 December 2015	**1,680,822**	**272,629**	**150,381**	**2,103,832**
Impairment				
At 1 January 2015	-996,725	0	-40,506	**-1,037,231**
Net additions	-606	0	-2,259	**-2,865**
At 31 December 2015	**-997,331**	**0**	**-42,765**	**-1,040,096**
Net book value:				
At 31 December 2015	**4,009,450**	**430,129**	**735,867**	**5,175,446**
At 31 December 2014	**3,248,196**	**450,742**	**671,301**	**4,370,239**

[(1)]The amount of EUR '000 157,500 (2014: EUR '000 157,500) corresponds to the capital paid in by the Group as at 31 December 2015 with respect to its subscription of EUR '000 900,440 to the capital of the European Bank for Reconstruction and Development ('EBRD'). As at 31 December 2015, the Group holds 3.04% of the subscribed capital of the EBRD (2014: 3.04%).

B.4. Interest in other entities

B.4.1 Composition of the Group

B.4.1.1. The European Investment Fund

The European Investment Fund (the 'Fund' or 'EIF') was incorporated on 14 June 1994, in Luxembourg, as an international financial institution. The address of its registered office is 37 B, avenue J.F. Kennedy, L-2968 Luxembourg.

The Bank holds 61.41% (2014: 63.69%) of the subscribed capital of the EIF amounting to EUR 4.28 billion (2014: EUR 4.2 billion).

The primary task of the EIF, while providing an adequate return on equity, is to contribute to the pursuit of EU objectives through:

- the provision of guarantees to financial institutions that cover credits to small and medium sized enterprises ('SMEs');
- the acquisition, holding, managing and disposal of equity participations;
- the administration of special resources entrusted by third parties; and
- related activities.

The EIF has share capital consisting solely of ordinary shares, which are held directly by the Bank and the proportion of ownership interests held equals to the voting rights held by Bank. The country of incorporation or registration is also its principal place of business.

B.4.1.2. EU Microfinance Platform FCP-FIS

The EUMPF is structured as a Luxembourg "fonds commun de placement – fonds d'investissement spécialisé" governed by the Law of 13 February 2007 relating to specialised investment funds (the "2007 Law") and launched on 22 November 2010. It was established as an umbrella fund, which may have several sub-funds. It was launched with an unlimited duration, provided that the fund is, however, automatically put into liquidation upon the termination of a sub-fund if no further sub-fund is active at that time.
Currently, the only sub-fund of the EUMPF is the European Progress Microfinance Fund.

The EUMPF is an unincorporated co-ownership of securities and other eligible assets and does not have legal personality. It is therefore managed in the exclusive interests of the Unitholders by the Management Company ("EIF") in accordance with Luxembourg laws and the Management Regulations.

As per the Management Regulations, the EIF serves as Management Company to the EUMPF umbrella fund and the EPMF compartment. In line with regulatory requirements thereon, standard investment decisions on behalf of the EUMPF are taken by the EIF in its capacity as Management Company and with strict adherence to the relevant Management Regulations agreed with investors.

The overall investment objective of the EUMPF is to invest its assets in a wide range of securities and other assets permitted to a specialised investment fund governed by the 2007 Law as amended with the purpose of spreading investment risks and affording its investors the results of the management of its portfolio.

The specific investment objective of the EUMPF is to increase access to and the availability of a range of financial products and services in the area of microfinance for:

- Persons starting their own enterprise, including self-employment;

- Enterprises, especially microenterprises;
- Capacity building, professionalisation and quality management of microfinance institutions and of organisations active in the area of microfinance;
- Local and regional employment and economic development initiatives.

The Bank holds 55.56% (2014: 55.56%) of the total committed units of the EUMPF amounting to EUR 180.0 million. As of 01 January 2015, the Bank has decided to consolidate EUMPF.

The non-controlling interest amounts to EUR 71 million as at 31 December 2015.

The Bank, the EIF and the EUMPF together are defined as the 'Group'.

B.4.2 Involvement with unconsolidated structured entities

Definition of a structured entity

A structured entity is one that has been designed so that voting or similar rights are not the dominant factor in deciding, who controls the entity. IFRS 12 observes that a structured entity often has some or all of the following features:

- Restricted activities;
- A narrow and well-defined objective, such as to effect a tax-efficient lease, carry out research and development activities, provide a source of capital or funding to an entity or provide investment opportunities for investors by passing on risks and rewards associated with the assets of the structured entity to investors;
- Insufficient equity to permit the structured entity to finance its activities without subordinated financial support;
- Financing in the form of multiple contractually linked instruments to investors that create concentrations of credit or other risks (tranches).

Unconsolidated structured entities

The term 'unconsolidated structured entities' refers to all structured entities that are not controlled by the Group and includes interests in structured entities that are not consolidated.

Definition of Interests in structured entities:

IFRS 12 defines "interests" broadly to include any contractual or non-contractual involvement that exposes the reporting entity to variability in returns from the performance of the entity. Examples of such interests include the holding of equity interests and other forms of involvement such as the provision of funding, liquidity support, credit enhancements, commitments and guarantees to the other entity. IFRS 12 states that a reporting entity does not necessarily have an interest in another entity solely because of a typical customer supplier relationship.

Type of structured entity	Nature and purpose	Interest held by the Group
Project Finance - lending to Special Purposes Vehicles ("SPVs")	Project Finance Transactions (PF Operations) are transactions where the Group relies for the servicing of its debt on a borrower whose sole or main source of revenue is generated by a single or limited number of assets being financed by such debt or other pre-existing assets contractually linked to the project. PF operations are often financed through SPVs.	Net disbursed amounts Interest income
Venture capital and Investment funds	The Group finances venture capital and investment funds. Venture capital and investment funds pool and manage money from investors seeking private equity stakes in small and medium-size enterprises with strong growth potential as well as financing infrastructure projects.	Investments in units/shares issued by venture capital and investment funds Dividends received as dividend income
Assets Backed Securities issued by SPVs	Investing in notes issued by SPVs is a Group's alternative mean of providing funds to a project promoter or intermediary. Asset Backed Securities are issued by a segregated SPV and are backed by a pool of assets originated by a financial or another institution. It should be noted that the Group does not act as sponsor/promoter of such SPVs.	Investments in notes issued by the SPVs Interest income
Guarantees granted in respect of loans granted by third parties SPVs	The Group enters into guarantees and unfunded securities transactions that can be granted to financial institutions, public entities or SPVs.	Guaranteed exposures Guarantee fees
Mandate management*	The Group manages mandates on behalf of third parties and is entrusted with the management of external funds and provides related back-office and accounting services.	Management fees for services

*The Group is exposed to management fees in respect of mandates under management (refer to Note O). The assets held on behalf of mandates amounted to EUR 14,461 million (2014: EUR 13,409 million). Such mandates are further disclosed in Note V.

EIB Group Consolidated Financial Statements under IFRS

The table below shows the carrying amounts of unconsolidated structured entities in which the Group has an interest at the reporting date, as well as the Group's maximum exposure to loss in relation to those entities. The maximum exposure to loss includes the carrying amounts and the related un-disbursed commitments.

		31.12.2015		31.12.2014	
(in EUR million)	**Caption**	**Carrying amount**	**Maximum Exposure to Loss**	**Carrying amount**	**Maximum Exposure to Loss**
Project finance - lending to SPVs	Loans and advances to customers	15,647	17,673	16,065	17,896
Venture capital and investment funds (refer to Note B.3)	Shares and other variable-yield securities	4,745	9,658	3,919	7,752
Loan substitutes – Investments in Asset Backed Securities issued by SPVs (refer to Note S.2.3.6)	Debt securities including fixed-income securities	6,461	6,461	5,524	5,524
Guarantees granted in respect of loans granted by third parties SPV (Notes S2.5.3)	Provisions for guarantees issued	102	3,811	146	3,414
Total		**26,955**	**37,603**	**25,654**	**34,586**

Note C – Loans and advances to credit institutions and to customers – other loans and advances (in EUR '000)

	31.12.2015	31.12.2014
Term deposits	13,986,141	12,296,613
Overnight deposits	174,000	182,330
Tripartite reverse repos	14,792,573	25,417,878
Loans and advances to credit institutions	**28,952,714**	**37,896,821**
Loans and advances to customers	**1,637,919**	**0**
Total other loans and advances	**30,590,633**	**37,896,821**
Of which cash and cash equivalents	24,961,764	36,553,253

Note D – Summary statement of loans (in EUR '000)

D.1. Aggregate loans granted

Aggregate loans granted comprise both the disbursed and undisbursed portions of loans. The analysis is as follows:

	To intermediary credit institutions	Directly to final beneficiaries	Total 2015	Total 2014
Disbursed portion	127,339,779	333,975,244	461,315,023	457,298,201
Undisbursed loans	29,992,525	76,060,873	106,053,398	99,426,080
Aggregate loans granted	**157,332,304**	**410,036,117**	**567,368,421**	**556,724,281**
Loan instalments receivable	3,937	148,660	152,597	173,345
Loan substitutes portfolio (Note B.2)			18,818,546	16,524,887
Aggregate loans including loan substitutes portfolio			**586,339,564**	**573,422,513**

In November 2014 the EIB Group and the European Commission jointly announced the Investment Plan for Europe ("IPE"), to tackle the investment gap that is hampering economic growth and competitiveness in the European Union. Next to economic reforms, fiscal responsibility of the Member States and the removal of barriers to complete the Single Market, the European Fund for Strategic Investments ("EFSI") is the key financial component of the IPE, aiming to address existing market failures and sub-optimal investment conditions. EFSI, based on a total of EUR 21 billion risk capital contributions from the EC (EUR 16 billion) and the EIB (EUR 5 billion) is expected to raise more than EUR 60 billion of additional financing by EIB Group, to crowd-in other investors for a targeted additional EUR 315 billion of investment activity catalysed throughout Europe by 2018. Importantly, EFSI is not a separate legal entity but covers a portfolio of financings on EIB Group's balance sheet which is supported by the EU budget.

While the legislation enabling EFSI entered into force in July 2015 and the full governance structure of the EFSI has been established since December 2015, the EIB Group already started pre-financing eligible projects in April 2015. Until year end 2015 the EIB Group has approved and/or signed 126 projects in 22 Member States with a combined financing volume of EUR 7.5 billion, which is expected to mobilise eligible total investments of EUR 50 billion. Notwithstanding the special eligibility rules as defined in the EFSI legislation and the innovative financing instruments facilitated by EFSI, all EFSI operations are EIB operations and fully comply with the Bank's general standards. The EFSI is deployed by both the EIB and the EIF through the Infrastructure and Innovation Windows ("IIW") and the SME Window, respectively.

As at 31 December 2015, under the IIW the EIB Board has approved 42 projects with total EFSI financing of EUR 5.7 billion, out of which EUR 2.9 billion were already signed. Until the completion of the EFSI governance structure in December, the European Commission performed the responsibility of approving the inclusion of individual EIB operations into the EFSI portfolio, on a temporary basis. Of the signed amount,

EUR 1.2 billion had been formally approved for inclusion by the EC, while operations of EUR 1.7 billion were awaiting formal approval at the end of the year. As at 31 December 2015, the Bank's corresponding disbursed exposure amounted to EUR 209 million for operations already included in the EFSI portfolio and EUR 783 million for operations awaiting formal approval. From 2016, the EFSI Investment Committee has taken over the responsibility for approving inclusion of EIB operations into the guaranteed portfolio, as foreseen in the EFSI regulation.

Under the SME Window, 39 guarantee transactions were approved in 2015, benefitting from EFSI support for a total committed amount of EUR 413 million as at 31 December 2015, whereas the EIF also increased investments in 45 investment funds (through the Risk Capital Resource mandate) for a total committed amount of EUR 1.4 billion as at 31 December 2015.

D.2. Impairment on loans and advances, net of reversals

Specific impairment is created when there is objective evidence of impairment. The amount of such provisioning reflects the difference between the loan's nominal value and the present value of all the expected future cash flows generated by the impaired asset.

Movements in the specific impairment are detailed below:

	2015	2014
At 1 January	416,874	361,442
Release during the year	-18,334	-43,900
Allowance during the year	89,124	97,593
Foreign exchange adjustment	1,620	1,739
At 31 December	**489,284**	**416,874**

In 2015 the Bank has retroceded EUR '000 4,500 to the European Commission regarding a contribution previously made on an operation which was fully repaid in 2015. Such retrocession has been accounted for in the income statement as *"Change in impairment on loans and advances and provisions for guarantees, net of reversals"*. Such retrocession did not occur in 2014.

The accrued interest on impaired loans as at 31 December 2015 amounts to EUR '000 10,931 (2014: EUR '000 8,822). The financial collateral held for impaired loans is disclosed in Note S.2.3.4.

EIB Group Consolidated Financial Statements under IFRS

D.3. Geographical breakdown of lending by country in which projects are located

Loans for projects within the European Union:

Countries and territories in which projects are located	Number of loans	Aggregate loans granted(*)	Disbursed portion(*)	Undisbursed portion	% of total 2015	% of total 2014
Spain	772	88,798,668	82,879,888	5,918,780	15.75%	15.78%
Italy	747	67,671,107	58,515,283	9,155,824	12.01%	12.27%
France	522	54,320,340	40,817,968	13,502,372	9.64%	9.31%
Germany	433	50,478,403	41,315,991	9,162,412	8.96%	10.50%
United Kingdom	309	48,220,027	37,450,393	10,769,634	8.55%	7.40%
Poland	320	41,375,198	32,838,041	8,537,157	7.34%	6.89%
Portugal	284	20,084,961	19,148,460	936,501	3.56%	3.99%
Greece	149	17,323,222	15,301,521	2,021,701	3.07%	3.08%
Austria	201	14,808,213	13,286,009	1,522,204	2.63%	2.58%
Belgium	146	11,973,317	9,466,369	2,506,948	2.12%	2.00%
Netherlands	97	11,430,684	8,949,250	2,481,434	2.03%	1.87%
Hungary	104	10,707,252	8,729,768	1,977,484	1.90%	2.08%
Czech Republic	128	9,103,538	8,878,671	224,867	1.62%	1.83%
Sweden	73	8,856,799	6,483,826	2,372,973	1.57%	1.64%
Finland	134	7,930,722	5,842,565	2,088,157	1.41%	1.27%
Romania	96	6,537,411	4,903,002	1,634,409	1.16%	1.32%
Ireland	56	5,139,683	3,890,968	1,248,715	0.91%	0.92%
Slovenia	68	4,504,882	3,382,720	1,122,162	0.80%	0.73%
Slovakia	70	4,332,918	3,437,219	895,699	0.77%	0.65%
Croatia	55	3,861,211	2,651,611	1,209,600	0.69%	0.67%
Bulgaria	52	2,845,098	1,931,252	913,846	0.50%	0.53%
Denmark	39	2,783,370	2,408,753	374,617	0.49%	0.50%
Cyprus	38	2,608,486	1,865,364	743,122	0.46%	0.45%
Lithuania	23	1,840,522	1,658,662	181,860	0.33%	0.27%
Estonia	26	1,572,959	1,260,819	312,140	0.28%	0.29%
Latvia	21	1,091,976	672,976	419,000	0.19%	0.27%
Luxembourg	17	868,228	289,228	579,000	0.15%	0.12%
Malta	6	326,442	326,442	0	0.06%	0.06%
Sub-total (nominal value)	**4,986**	**501,395,637**	**418,583,019**	**82,812,618**	**88.95%**	**89.27%**

Loans for projects outside the European Union:

Countries and territories in which projects are located	Number of loans	Aggregate loans granted(*)	Disbursed portion(*)	Undisbursed portion	% of total 2015	% of total 2014
Candidate Countries	309	24,138,328	18,930,953	5,207,375	4.29%	4.29%
Mediterranean Countries	215	15,736,752	9,509,029	6,227,723	2.79%	2.74%
Potential Candidate Countries	37	1,533,163	988,656	544,507	0.27%	0.30%
Latin America	46	4,073,673	2,613,519	1,460,154	0.72%	0.74%
Asia	54	4,741,512	1,796,169	2,945,343	0.84%	0.78%
ACP States	86	2,743,834	1,180,101	1,563,733	0.49%	0.47%
Eastern Europe, Southern Caucasus and Russia	76	6,477,895	1,845,519	4,632,376	1.15%	1.02%
EFTA Countries	26	1,461,833	1,223,352	238,481	0.26%	0.15%
South Africa	28	1,301,805	918,978	382,827	0.23%	0.23%
Overseas Countries and Territories	3	49,921	11,660	38,261	0.01%	0.01%
Sub-total (nominal value)	**880**	**62,258,716**	**39,017,936**	**23,240,780**	**11.05%**	**10.73%**
Total 2015 (nominal value)	**5,866**	**563,654,353**	**457,600,955**	**106,053,398**	**100.00%**	
Total 2014 (nominal value)	**5,820**	**549,117,293**	**449,691,213**	**99,426,080**		**100.00%**

Countries and territories in which projects are located	Number of loans	Aggregate loans granted(*)	Disbursed portion(*)	Undisbursed portion
Total 2015 (nominal value)	5,866	563,654,353	457,600,955	106,053,398
Fair value adjustment on loans(**)		22,532,614	22,532,614	0
Total loans 2015	**5,866**	**586,186,967**	**480,133,569**	**106,053,398**
Total loans 2014	**5,820**	**573,249,169**	**473,823,089**	**99,426,080**

(*)Aggregate loans including loan substitutes and excluding loan instalments receivables (2015: EUR 153 million, 2014: EUR 173 million).
(**)Refer to Note A.4.8 for the definition of fair value on loans

D.4. Change in provisions on guarantee operations

A provision for guarantees issued has been recognized as there is objective evidence that the Group will have to incur a loss in respect of guarantees granted. This provision amounts to EUR '000 102,991 as at 31 December 2015 (2014: EUR '000 159,753).

Note E – Property, furniture, equipment, investment property, intangible assets and non-current assets held for sale (in EUR '000)

E.1. Property, furniture and equipment and intangible assets

	Land	Luxembourg buildings	Furniture and equipment	Total property, furniture and equipment	Total intangible assets
Cost:					
At 1 January 2015	20,145	350,604	82,525	453,274	14,182
Additions	0	10,641	24,390	35,031	8,746
Disposals	0	0	-14,363	-14,363	-3,781
At 31 December 2015	**20,145**	**361,245**	**92,552**	**473,942**	**19,147**
Accumulated depreciation:					
At 1 January 2015	0	-147,701	-43,064	-190,765	-5,079
Depreciation	0	-9,792	-18,365	-28,157	-5,641
Disposals	0	0	14,251	14,251	3,781
At 31 December 2015	**0**	**-157,493**	**-47,178**	**-204,671**	**-6,939**
Net book value:					
At 31 December 2015	**20,145**	**203,752**	**45,374**	**269,271**	**12,208**
At 31 December 2014	**20,145**	**202,903**	**39,461**	**262,509**	**9,103**

All land and buildings are used by the Group for its own activities. For subsequent measurement purposes the Group uses the "cost model" under IAS 16.

EIB Group Consolidated Financial Statements under IFRS

E.2. Investment property and non-current assets held for sale

	Land	Building	Total investment property
Cost:			
At 1 January 2015	330	4,832	5,162
Reclassification to Non-current assets held for sale [(1)]	-330	-4,832	-5,162
At 31 December 2015	**0**	**0**	**0**
Accumulated depreciation:			
At 1 January 2015	0	-2,782	-2,782
Depreciation	0	-161	-161
Reclassification to Non-current assets held for sale [(1)]	0	2,943	2,943
At 31 December 2015	**0**	**0**	**0**
Net book value:			
At 31 December 2015	**0**	**0**	**0**
At 31 December 2014	**330**	**2,050**	**2,380**

[(1)] At 31 December 2015, the carrying value in amount of EUR' 000 2,219 was transferred to *"Non-current assets held for sale"* (refer to Note A.4.13).

Note F – Deferred income (in EUR '000)

	31.12.2015	31.12.2014
Interest subsidies received in advance	111,886	119,687
Prepaid management fees[(1)]	18,812	20,320
Deferred income on loans	18,443	45,774
Other	10,639	2,932
	159,780	**188,713**

[(1)] Part of the amounts received from the European Commission has been made available as a long term advance which is entered on the liabilities side under item *"Deferred income"*, and comprises:

- amounts in respect of interest subsidies for loans granted for projects outside the Union, under Conventions signed with the ACP States and Protocols concluded with the Mediterranean Countries; and
- interest subsidies, concerning certain lending operations put in place within the Union from the Group's own resources, made available in conjunction with the EMS under Council Regulation (EEC) No 1736/79 of 3 August 1979 and in conjunction with the financial mechanism established by the EFTA Countries under the EFTA Agreement signed on 2 May 1992.

Note G – Other assets and other liabilities (in EUR '000)

G.1. Other assets

	31.12.2015	31.12.2014
Receivables on sale of Venture Capital Operations	52,452	0
Commission receivable on guarantees and Venture Capital Operations	30,707	14,364
Guarantee calls from Member States & Guarantee fund	22,131	18,921
Guarantees disbursed (Venture Capital Operations)	6,585	6,585
Staff housing loans and advances[(1)]	4,309	5,219
Advances on salaries and allowances	0	463
Other	13,499	25,533
Total	**129,683**	**71,085**

[(1)]The balance above relates to staff housing loans disbursed previously to employees by the Bank. Since 1999 these housing loans have been replaced by an arrangement with an external financial institution, whereby permanently employed staff members of the Group may be granted staff housing loans in accordance with the Group's Staff Regulations. The same interest rates, terms and conditions are applicable to all employees concerned

G.2. Other liabilities

	31.12.2015	31.12.2014
Commitment to purchase EIF non-controlling interest[2]	710,825	609,774
Optional Supplementary Provident Scheme (Note J)	426,539	375,164
Personnel costs payable	75,543	69,807
Guarantee fees	51,268	67,356
Accounts payable and sundry creditors	51,122	36,470
Payable on HIPC Initiative	15,160	21,411
Financial guarantees payable	13,955	12,903
Western Balkans infrastructure fund	1,133	1,566
Other	53,761	39,148
Total	**1,399,306**	**1,233,599**

[2] As at 31 December 2015, the portion of EIF non-controlling interest on the balance sheet amounts to EUR 711 million (2014: EUR 610 million) and on the consolidated result (Note L) amounts to EUR -29 million (2014: EUR -27 million).

Note H – Amounts owed to credit institutions and customers with agreed maturity dates or periods of notice (in EUR '000)

H.1. Amounts owed to credit institutions

	31.12.2015	31.12.2014
Repayable on demand	14,583,951	6,915,130
Short-term deposits	117,320	51,137
Repo with banks	323,000	0
Cash deposited on swaps payable	399,559	358,290
Total	**15,423,830**	**7,324,557**

H.2. Amounts owed to customers

	31.12.2015	31.12.2014
Overnight deposits	10,316	112,844
European Union and Member States' accounts:		
- For Special Section operations and related unsettled amounts	364,068	356,979
- Deposit accounts	1,570,945	1,518,849
Short-term deposits	148,967	270,840
Total	**2,094,296**	**2,259,512**

EIB Group Consolidated Financial Statements under IFRS

Note I – Debts evidenced by certificates (in EUR '000)

In its financing activity, one of the Group's objectives is to align its funding strategy with the funds required for the loans granted. The caption *"Debts evidenced by certificates"* includes *"Debt securities in issue"* (securities offered to the general investing public) and *"Others"* (private placements). The table below discloses the details per currency of debts outstanding at 31 December 2015 and 2014, together with the average rates and due dates.

Debts evidenced by certificates (in EUR '000)					
Payable in	Outstanding at 31.12.2015	Average rate 2015(*)	Due dates	Outstanding at 31.12.2014	Average rate 2014(*)
EUR	215,671,351	2.50	2016/2057	217,808,831	2.66
USD	142,227,743	1.77	2016/2058	123,841,355	1.87
GBP	61,582,809	2.99	2016/2054	61,258,232	3.16
AUD	11,940,499	4.83	2017/2042	12,585,459	5.23
CHF	8,624,153	2.09	2016/2036	8,225,216	2.11
JPY	6,721,225	1.18	2016/2053	6,792,441	1.48
SEK	5,089,398	3.29	2016/2039	5,087,086	3.33
NOK	4,749,990	3.06	2016/2033	4,546,943	3.62
TRY	4,332,385	7.62	2016/2024	3,989,104	7.85
CAD	3,214,857	2.11	2018/2045	4,269,018	1.93
ZAR	2,742,881	7.40	2016/2026	2,483,029	7.34
NZD	824,829	3.85	2017/2021	595,505	4.41
CZK	397,346	2.17	2017/2034	457,313	2.90
RUB	368,770	7.38	2016/2025	551,032	7.89
PLN	234,413	3.89	2017/2022	91,153	4.73
HUF	210,542	1.84	2016/2021	197,525	6.47
DKK	123,838	3.46	2024/2026	550,683	2.55
CNY	63,247	4.10	2016/2016	0	0
MXN	52,869	2.71	2020/2020	43,026	3.97
RON	52,608	7.99	2016/2019	53,092	8.25
HKD	29,633	5.27	2017/2019	26,551	5.27
Total	**469,255,386**			**453,452,594**	

	Outstanding at 31.12.2015	Outstanding at 31.12.2014
Total (notional value)(**)	**469,255,386**	**453,452,594**
Fair value adjustment on borrowings	45,365,089	51,999,407
Total debts evidenced by certificates	**514,620,475**	**505,452,001**

(*) Weighted average interest rates at the balance sheet date

(**) The notional value of debts evidenced by certificates held at fair value through profit or loss as at 31 December 2015 amounts to EUR 402.4 billion (2014: EUR 393 billion). The notional value of debts evidenced by certificates held at amortised cost as at 31 December 2015 amounts to EUR 66.9 billion (2014: EUR 61 billion). Refer to Note A.4.16 for the definition of Fair value on borrowings.

Note J – Pension plans and health insurance scheme (in EUR'000)

The Group operates three defined-benefit pension plans. The Group also provides certain post-employment healthcare benefits to former employees of the EIB. These benefits are unfunded as defined by IAS19 and the plan is not regulated. The cost of providing benefits under the plans is determined separately for each plan using the projected unit credit actuarial valuation method. Actuarial valuation took place at 30 September 2015 and was rolled forward to 31 December 2015.

The plans typically expose the Group to actuarial risks such as interest risk, longevity risk and salary risk. An additional risk is associated with the payment to the dependants of plan members (widow and orphan benefits).

Interest risk	The present value of the defined-benefit liability is calculated using a discount rate determined by reference to high quality corporate bond yields. A decrease in the bond interest rate will increase the pension liability.
Longevity risk	The present value of the defined-benefit plan liability is calculated by reference to the best estimate of the mortality of the plan participants both during and after their employment. An increase in the life expectancy of the plan participants will increase the plan's liability.
Salary risk	The present value of the defined-benefit plan liability is calculated by reference to the future salaries of plan participants. An increase in the salary of the plan participants will increase the plan's liability.

An additional plan is not included in the figures below: the Optional Supplementary Provident Scheme (a defined-contribution pension scheme). The corresponding amount of EUR 427 million (2014: EUR 375 million) is classified under *"Other liabilities"* (Note G).

The principal assumptions used in determining pension and post-employment benefit obligations for the Group's plans are shown below:

in %	2015	2014
Discount rate for pension plans	3.91	3.14
Discount rate for health insurance plan	3.91	3.14
Future salary increase (including inflation)	4.50	4.50
Future pension increases	2.00	2.00
Healthcare cost increase rate	4.00	4.00
Average longevity at 60 of current pensioners (years)	24.90	24.80
Average longevity at 60 of current employees (years)	26.60	26.60
Actuarial tables	ISCLT	ISCLT

Sensitivity analysis:

Significant actuarial assumptions for the determination of the defined obligation are the discount rate, expected salary increase and mortality. The sensitivity analyses below have been determined based on reasonably possible changes of the respective assumptions occurring at the end of the reporting period, while keeping all other assumptions constant.

EIB Pension:

- If the discount rate is 100 basis points higher (lower), the defined-benefit obligation would decrease by 16% (increase by 22%).
- If the expected salary growth increases (decreases) by 100bp, the defined-benefit obligation would increase by 6% (decrease by 5%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined-benefit obligation would increase by 3% (decrease by 3%).
- If the expected future pension increases (decreases) by 100bp due to inflation, the defined-benefit obligation would increase by 15% (decrease by 12%).

EIF Pension:

- If the discount rate is 100 basis points higher (lower), the defined-benefit obligation would decrease by 24% (increase by 34%).
- If the expected salary growth increases (decreases) by 100bp, the defined-benefit obligation would increase by 14% (decrease by 12%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined-benefit obligation would increase by 3% (decrease by 3%).
- If the expected future pension increases (decreases) by 100bp due to inflation, the defined-benefit obligation would increase by 19% (decrease by 15%).

Management Committee Pension:

- If the discount rate is 100 basis points higher (lower), the defined-benefit obligation would decrease by 11% (increase by 14%).
- If the expected salary growth increases (decreases) by 100bp, the defined-benefit obligation would increase by 5% (decrease by 4%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined-benefit obligation would increase by 4% (decrease by 4%).
- If the expected future pension increases (decreases) by 100bp due to inflation, the defined-benefit obligation would increase by 9% (decrease by 8%).

Health Insurance for EIB:

- If the discount rate is 100 basis points higher (lower), the defined-benefit obligation would decrease by 21% (increase by 28%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined-benefit obligation would increase by 5% (decrease by 5%).
- If the expected future healthcare cost increases (decreases) by 100bp due to inflation, the defined-benefit obligation would increase by 28% (decrease by 21%).

Health Insurance for EIF:

- If the discount rate is 100 basis points higher (lower), the defined-benefit obligation would decrease by 27% (increase by 40%).
- If the life expectancy increases (decreases) by 1 year for men and women, the defined-benefit obligation would increase by 4% (decrease by 5%).
- If the expected future healthcare cost increases (decreases) by 100bp due to inflation, the defined-benefit obligation would increase by 40% (decrease by 28%).

The sensitivity analysis presented above may not be representative of the actual change in the defined-obligation as it is unlikely that the change in assumptions would occur in isolation from one another as some of the assumptions may be correlated.

Furthermore, in presenting the above sensitivity analysis, the present value of the defined-benefit obligation has been calculated using the projected unit credit method at the end of the reporting period, which is the same as that applied in calculating the defined-benefit obligation liability recognised in the balance sheet.

There was no change in the method and assumptions used in preparing the sensitivity analysis from prior years.

EIB Group Consolidated Financial Statements under IFRS

The table below shows the actuarial experience (gain)/loss for the different Plans and the total defined benefit obligation:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total	Total defined benefit obligation
2015	-142,817	-4,122	10,131	5,078	**-131,730**	**3,163,451**
2014	-1,343	-2,628	1,690	881	**-1,400**	**3,580,970**
2013	38,414	100	4,417	-1,218	**41,713**	**2,351,325**
2012	30,216	-176	-769	814	**30,085**	**2,499,310**

The tables below show the evolution of the Defined Benefit Obligation during 2014 and 2015:

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2014
Obligation at the beginning of the year	2,011,289	39,974	65,007	235,055	**2,351,325**
a) Current service cost	54,840	1,935	4,277	15,907	**76,959**
b) Interest cost	101,301	1,962	3,315	11,894	**118,472**
Total profit or loss	**156,141**	**3,897**	**7,592**	**27,801**	**195,431**
a) Experience (gain)/loss	-1,343	-2,628	1,690	881	**-1,400**
b) Change in demographic assumptions	-36,190	-859	4,159	-3,647	**-36,537**
c) Change in financial assumptions	892,341	9,743	54,843	149,605	**1,106,532**
Total OCI(*)	**854,808**	**6,256**	**60,692**	**146,839**	**1,068,595**
a) Employee contributions	26,008	-	2,196	-	**28,204**
b) Benefit payments	-63,733	-1,986	483	-4,125	**-69,361**
c) Other restructuring events	6,776	-	-	-	**6,776**
Total Other	**-30,949**	**-1,986**	**2,679**	**-4,125**	**-34,381**
Benefit obligation as at 31 December 2014	**2,991,289**	**48,141**	**135,970**	**405,570**	**3,580,970**

(*) Attributable to the Equity holders of the Bank (EUR'000 1,042,243) and to non-controlling Interest (EUR'000 26,352).

	EIB Pension	Management Committee Pension	EIF Pension	Health Insurance	Total 2015
Obligation at the beginning of the year	2,991,289	48,141	135,970	405,570	**3,580,970**
a) Current service cost	102,112	2,360	10,066	32,140	**146,678**
b) Interest cost	94,502	1,514	4,466	13,153	**113,635**
c) Past service cost	2,945	0	0	0	**2,945**
Total profit or loss	**199,559**	**3,874**	**14,532**	**45,293**	**263,258**
a) Experience (gain)/loss	-142,817	-4,122	10,131	5,078	**-131,730**
b) Change in demographic assumptions	9,055	155	463	20,864	**30,537**
c) Change in financial assumptions	-420,636	-4,295	-33,644	-83,211	**-541,786**
Total OCI(*)	**-554,398**	**-8,262**	**-23,050**	**-57,269**	**-642,979**
a) Employee contributions	28,165	0	3,359	1,397	**32,921**
b) Benefit payments	-65,425	-2,212	2,441	-5,523	**-70,719**
c) Other restructuring events	0	0	0	0	**0**
Total Other	**-37,260**	**-2,212**	**5,800**	**-4,126**	**-37,798**
Benefit obligation as at 31 December 2015	**2,599,190**	**41,541**	**133,252**	**389,468**	**3,163,451**

(*) Attributable to the Equity holders of the Bank (EUR'000 631,816) and to non-controlling Interest (EUR'000 11,163).

EIB employees pay a fixed contribution of 10.9% of their pensionable salary. The residual contribution (including back service payments) is paid by the Group. All contributions of the Group and its staff are invested in the assets of the Group. The funding requirements are based on the local actuarial measurement framework. In this framework the discount rate is set at a risk-free rate. Furthermore, premiums are determined on a current salary basis. The Group is liable for all pension payments stemming from the defined-benefit plan.

The average duration of the benefit obligation at 31 December 2015 is split as follows:

EIB Pension:

- active members: 24.24 years (2014: 24.78 years)
- deferred members (*): 27.47 years (2014: 24.04 years)
- retired members: 10.20 years (2014: 11.57 years)

EIF Pension:

- active members: 29.37 years (2014: 30.22 years)
- deferred members (*): 31.85 years (2014: 33.54 years)
- retired members: 14.18 years (2014: 15.40 years)

Management Committee Pension: • active members: 18.57 years (2014: 17.43 years) • deferred members (*): 17.85 years (2014: 16.44 years) • retired members: 8.86 years (2014: 9.83 years) Health Insurance for EIB: • active members: 27.92 years (2014: 29.05 years) • deferred members (*): 24.49 years • retired members: 15.92 years (2014: 13.69 years) Health Insurance for EIF: • active members: 33.88 years (2014: 34.6 years) • retired members: 21.40 years (2014: 18.7 years) The amount that the Group expects to recognise in the profit or loss relating to the defined-benefit plans during the next financial year is EUR ‘000 263,222. (*) Staff members who have left the Group before retirement age and are entitled to a deferred pension. Note K – Result for the financial year The appropriation of the profit of the stand-alone financial statements of the Bank for the year ended 31 December 2015, prepared under EU Accounting Directives, which amounts to EUR’000 2,756,914 will be submitted to the Board of Governors for approval by 26 April 2016. Note L – Interest and similar income and Interest expense and similar charges (in EUR ‘000) L.1. Net interest income 2015 2014 Interest and similar income: Derivatives 13,778,291 13,554,404 Loans and advances to credit institutions and customers 8,260,402 8,770,573 Treasury bills and other bills eligible for refinancing with central banks and debt securities including fixed- income securities 336,743 361,664 Interest subsidy from the EU 22,556 23,783 Cash in hand, balances with central banks and post office banks 109 144 Other 1,321 2,514 Total 22,399,422 22,713,082 Interest expense and similar charges: Debts evidenced by certificates -12,466,772 -12,618,253 Derivatives -6,519,135 -6,693,549 Interest cost on benefit obligation (Note J) -113,635 -118,472 Commitment to purchase EIF non-controlling interest (Note G.2) -29,349 -27,381 Interest on third party mandates -11,027 -12,674 Amounts owed to credit institutions and to customers 5,352 -4,362 Other -3,273 -14,198 Total -19,137,839 -19,488,889 Net interest income 3,261,583 3,224,193

EIB Group Consolidated Financial Statements under IFRS The table below sets out the net interest income relating to each class of financial assets and liabilities: 2015 2014 Interest and similar income: Derivatives 13,778,291 13,554,404 Loans and receivables 3,348,589 5,710,689 Designated at fair value through profit and loss 4,994,053 3,138,194 Held-to-maturity 152,115 201,200 Available-for-sale -5,261 38,519 Trading debt securities 130,314 67,562 Other 1,321 2,514 Total 22,399,422 22,713,082 Interest expense and similar charges: Designated at fair value through profit and loss -11,838,368 -12,040,048 Derivatives -6,519,135 -6,693,549 Financial liabilities measured at amortised cost -634,080 -595,241 Non-financial liabilities -146,256 -160,051 Total -19,137,839 -19,488,889 Net interest income 3,261,583 3,224,193

L.2. Geographical analysis of Interest and similar income 2015 2014 EU countries: Spain 1,263,375 1,306,025 United Kingdom 913,834 752,030 Italy 771,185 889,672 Poland 680,362 707,850 Greece 560,755 573,751 France 525,376 640,446 Germany 495,214 583,325 Portugal 382,248 392,801 Austria 261,238 259,092 Hungary 203,156 227,006 Netherlands 191,505 209,336 Belgium 188,627 194,243 Romania 125,754 143,809 Sweden 113,270 127,745 Finland 80,123 92,721 Ireland 75,187 80,471 Croatia 71,401 71,628 Czech Republic 67,146 84,495 Slovakia 66,793 68,202 Slovenia 59,308 62,756 Bulgaria 51,267 51,150 Lithuania 47,101 46,354 Denmark 20,398 19,364 Cyprus 16,499 19,711 Latvia 16,384 17,894 Estonia 15,727 17,341 Malta 11,418 11,552 Luxembourg 7,030 9,124 Total EU countries 7,281,681 7,659,894 Outside the European Union 995,014 988,265 Total 8,276,695 8,648,159 Income not analysed per country(1) 14,122,727 14,064,923 Total interest and similar income 22,399,422 22,713,082 (1)Income not analysed by country: · Revenue from Long Term Hedge portfolios, loan substitutes and ABS portfolio EIF 188,320 217,234 · Revenue from Securities Liquidity portfolios and Operational portfolio—EIF 157,609 106,081 · Revenue from money-market securities -9,185 38,350 · Revenue from money-market operations 6,371 146,340 · Income from derivatives 13,778,291 13,554,404 . Unwinding of interest income from the present value adjustment of paid-in capital and reserve receivable 1,321 2,514 14,122,727 14,064,923

EIB Group Consolidated Financial Statements under IFRS

Note M – Result on financial operations (in EUR '000)

M.1. By nature of result

	2015	2014
Net result on derivatives(1)	268,691	-376,701
Net result on loans under the fair value option and associated swaps(2)	1,727,590	590,720
Net result on borrowings under the fair value option and associated swaps(3)	-322,573	-2,272,707
	1,673,708	**-2,058,688**
Foreign exchange gain and loss	1,678	24,215
Gain and loss on unwind of ALM swaps	0	6,938
Gain and loss on buy back of debts evidenced by certificates	-917	-531
Realised gain/loss on sale of shares	-48,019	-56,518
Net result on securities liquidity portfolios (securities only)	-68,380	-24,089
Other	-5,135	-18,233
Result on financial operations	**1,552,935**	**-2,126,906**

(1) The net result on derivatives includes for the majority the fair value of Macro-hedging swaps and Treasury Asset swaps. On 31 December 2015 these swaps evidence a positive impact of EUR '000 268,691 compared to a negative impact of EUR '000 376,701 in 2014.

(2) The Fair Value Option is applied on loans hedged by derivatives. As at 31 December 2015, the carrying value of loans designated at fair value stands at EUR 156 billion (2014: EUR 151 billion). The use of Fair Value Option on loans generates an increase of EUR '000 1,727,590 on the income statement at 31 December 2015 (2014: EUR' 000 590,720). The positive variation in the combined fair value of the EIB loans under the Fair Value Option and their associated swaps is essentially due to a decrease of the lending spreads.

(3) The Fair Value Option is applied on borrowings hedged by derivatives. The majority of the borrowings are systematically hedged, and the carrying value of borrowings designated at fair value amounts to EUR 447 billion as at 31 December 2015 (2014: EUR 444 billion). The net impact on the income statement at 31 December 2015 on borrowings and associated swaps is a loss for the year by EUR '000 322,573 (2014: loss of EUR '000 2,272,707). The changes in Fair Value of the EIB borrowings tend to be only partially compensated by those of the related hedging swaps as the value of market driven bond quotations is also affected by credit considerations not affecting the hedging swaps valuations.

M.2. By category of assets and liabilities

	2015	2014
Financial liabilities designated at fair value through profit or loss	6,946,464	-22,729,299
Financial liabilities measured at amortised cost	-644	0
Financial assets available-for-sale	-51,449	-62,452
Financial instruments held for trading	-72,827	-18,156
Financial assets designated at fair value through profit or loss	-1,395,621	11,367,188
Derivatives held for risk management	-3,874,664	9,303,424
Other	1,676	12,389
Result on financial operations	**1,552,935**	**-2,126,906**

Note N – Other operating income (in EUR '000)

	2015	2014
Reversal of previous year's unutilised accruals of general administrative expenses	3,864	2,730
Sale of EIF Shares	2,494	11,935
Rental income	70	82
Other	815	3,316
Total Other operating income	**7,243**	**18,063**

Note O – Fee and commission income (in EUR '000)

	2015	2014
Commission on guarantees	55,558	27,625
Commission on Investment Facility - Cotonou	45,438	40,629
Commission on Jaspers	24,984	22,772
Commission on Jeremie	12,234	12,249
Commission on Jessica	11,854	11,780
Commission income on loans	11,641	12,244
Commission on Yaoundé/Lomé conventions	3,130	3,552
Commission on NER 300	2,910	2,865
Commission on other mandates	113,439	70,362
Total Fee and commission income	**281,188**	**204,078**

Note P – General administrative expenses (in EUR '000)

	2015	2014
Salaries and allowances[(1)]	-314,760	-289,229
Welfare contributions and other staff costs	-285,891	-185,795
Staff costs	**-600,651**	**-475,024**
Other general administrative expenses	-210,478	-172,236
Total general administrative expenses	**-811,129**	**-647,260**

[(1)] Of which the amount for members of the Management Committee is EUR '000 3,223 at 31 December 2015 and EUR '000 3,168 at 31 December 2014.
The number of persons employed by the Group was 2,916 at 31 December 2015 (2,557 at 31 December 2014).

Note Q – Derivative financial instruments

Q.1. Use of derivative financial instruments

In the funding activity of the Group

The Group uses derivatives mainly as part of its funding strategy in order to bring the characteristics of the funds raised, in terms of currencies and interest rates into line with those of loans granted and also to reduce funding costs. It also uses long-term swaps to hedge certain treasury transactions and for ALM purposes.

Long-term derivatives transactions are not used for trading, but only in connection with fund-raising, hedging loans and treasury transactions, and for the reduction of market risk exposure.

All interest rate and currency swaps linked to the borrowing portfolio have maturities matching the corresponding borrowings and are therefore of a long-term nature.

The derivatives most commonly used are:

Currency swaps

Currency swaps are contracts under which it is agreed to convert funds in one currency into another currency and, simultaneously, a forward exchange contract is concluded to re-exchange the two currencies in the future in order to be able to repay the funds raised on the due dates.

Interest rate swaps

Interest rate swaps are contracts under which, generally, it is agreed to exchange floating-rate interest for fixed-rate interest or vice versa.

Interest rate and currency swaps allow the Group to modify the interest rates and currencies of its borrowing portfolio and other portfolios in order to accommodate requests from its customers and also to reduce funding costs by exchanging its advantageous conditions of access to certain capital markets with its swap counterparties.

In the liquidity management of the Group

The Group enters into short-term currency swap contracts and currency forwards in order to adjust currency positions in its operational treasury in relation to its benchmark currency, the euro, and to cater for demand for currencies in connection with loan disbursements.

The notional amount of short-term currency swaps stood at EUR 35,283 million at 31 December 2015 against EUR 42,902 million at 31 December 2014. The notional amount of short-term currency forwards was EUR 460 million at 31 December 2015 (2014: EUR 404 million).

EIB Group Consolidated Financial Statements under IFRS The fair value of these contracts was EUR 90 million at 31 December 2015 for currency swaps and EUR -43 million for currency forwards (2014: respectively EUR 1,141 million and EUR -38 million). Forward rate agreements are used by the Bank to hedge the interest rate risk of its short-term treasury position. The notional amount of forward rate agreements stood at EUR 19,901 million at 31 December 2015 (2014: nil) and their fair value at EUR -2 million (2014: nil). In the Asset Liability Management (ALM) of the Group The Group’s ALM policy aims to maintain a high and stable level of income as well as to limit the volatility of the economic value of the Group. Accordingly, the Group: • has adopted an own funds investment profile ensuring a stable and high flow of income; and • manages residual interest rate risks in relation to this investment profile. With a view to managing residual interest rate risks, the Group operates natural hedges in respect of loans and borrowings or concludes global hedging operations (interest rate swaps). Macro hedging swaps used as part of asset/liability management are fair valued in accordance with IAS 39. Q.2. Fair value of derivative financial instruments Financial instruments measured at fair value require disclosure of fair value measurements by level of the following hierarchy: • Level 1 – Quoted (unadjusted) prices in active markets for identical assets or liabilities. • Level 2 – Valuation techniques with inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices). • Level 3 – Valuation techniques which use inputs for the asset or liability that are not based on observable market data (unobservable inputs). Internal valuation models are used to determine the fair values of these instruments. Valuation techniques include net present value and discounted cash flow models, Hull-White and Libor Market Model interest rate models and Black-Scholes option model. Assumptions and inputs used in valuation techniques include risk-free interest rates, basis swap spreads and currency basis swaps spreads, foreign currency exchange rates and forward exchange rates, equity and equity index prices and expected price volatilities and correlations, Consumer Price Indices values and expected volatilities and correlations. The objective of valuation techniques is to arrive at a fair value determination that reflects the price of the financial instrument at the reporting date that would have been determined by market participants acting at arm’s length. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available, typically in the estimation of correlations in some interest rate and cross-currency models and in the estimation of volatilities for some long dated equity-linked and inflation-linked transactions. The table below shows the net fair value of derivative financial instruments, recorded as assets or liabilities (between those whose fair value is based on quoted market prices, those whose valuation technique is where all the model inputs are observable in the market and those where the valuation techniques involve the use of non-market observable inputs) together with their nominal amounts. The nominal amounts indicate the volume of transactions outstanding at year-end and are indicative of neither the market risk nor the credit risk.

Derivatives by valuation method as at 31 December 2015 (in EUR million)

Derivatives assets	Level 1		Level 2		Level 3		Total 2015	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	303,051	37,620	9,890	1,655	**312,941**	**39,275**
Cross Currency Swaps	0	0	149,825	24,634	2,585	664	**152,410**	**25,298**
Short-term foreign exchange contracts	0	0	21,562	330	0	0	**21,562**	**330**
Forward Rate agreements	0	0	7,310	1	0	0	**7,310**	**1**
Total	**0**	**0**	**481,748**	**62,585**	**12,475**	**2,319**	**494,223**	**64,904**

Derivatives liabilities	Level 1		Level 2		Level 3		Total 2015	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	173,448	21,267	7,977	2,910	**181,425**	**24,177**
Cross Currency Swaps	0	0	43,558	5,065	1,168	151	**44,726**	**5,216**
Short-term foreign exchange contracts	0	0	14,181	283	0	0	**14,181**	**283**
Forward Rate agreements	0	0	12,591	3	0	0	**12,591**	**3**
Total	**0**	**0**	**243,778**	**26,618**	**9,145**	**3,061**	**252,923**	**29,679**

Derivatives by valuation method as at 31 December 2014 (in EUR million)

Derivatives assets	Level 1		Level 2		Level 3		Total 2014	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	287,791	42,137	13,193	2,157	**300,984**	**44,294**
Cross Currency Swaps	0	0	181,758	17,341	2,646	774	**184,404**	**18,115**
Total	**0**	**0**	**469,549**	**59,478**	**15,839**	**2,931**	**485,388**	**62,409**

Derivatives liabilities	Level 1		Level 2		Level 3		Total 2014	
	Quoted market price		Valuation techniques – market observable inputs		Valuation techniques – non market observable inputs			
	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value	Notional amount	Fair value
Interest Rate Swaps	0	0	163,854	23,405	7,682	3,027	**171,536**	**26,432**
Cross Currency Swaps	0	0	29,935	3,402	1,285	207	**31,220**	**3,609**
Short-term foreign exchange contracts	0	0	404	38	0	0	**404**	**38**
Total	**0**	**0**	**194,193**	**26,845**	**8,967**	**3,234**	**203,160**	**30,079**

Quoted prices for the majority of the Bank's derivative transactions are not available in the market. For such instruments the fair values are estimated using valuation techniques or models, based wherever possible on observable market data prevailing at the balance sheet date.

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price.

For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

EIB Group Consolidated Financial Statements under IFRS

The table below sets out information about significant unobservable inputs used at year end in measuring derivatives financial instruments categorised as Level 3 in the fair value hierarchy (EUR million):

Type of financial instrument	Fair value at 31 December 2015	Fair values of level 3 swaps at 31 December 2015	Valuation technique	Significant unobservable input	Range of estimates for unobservable inputs
OTC interest rate swaps	15,098	-1,255	Stochastic IR models	Number of factors for the curves and correlation between forward rates	From 1 to 3 factors. Correlations of adjacent rates between 65% and 100%
OTC Cross currency swaps	20,082	513	Stochastic CC models	Correlations between yield curves and FX rates	Correlations between 30% and 50%.

Type of financial instrument	Fair value at 31 December 2014	Fair values of level 3 swaps at 31 December 2014	Valuation technique	Significant unobservable input	Range of estimates for unobservable inputs
OTC interest rate swaps	18,295	-870	Stochastic IR models	Number of factors for the curves and correlation between forward rates	From 1 to 3 factors. Correlations of adjacent rates between 65% and 100%
OTC Cross currency swaps	13,365	566	Stochastic CC models	Correlations between yield curves and FX rates	Correlations between 30% and 50%.

Significant unobservable inputs are developed as follows:

- Correlations and volatilities are derived through extrapolation of observable volatilities, recent transaction prices, quotes from other market participants, data from consensus pricing services and historical data adjusted for current conditions.
- Risk adjusted spreads are derived from the CDS market, where available, and from historical default and prepayment trends adjusted for current conditions.

With the application of IFRS 13, valuation adjustments are included in the fair valuations of derivatives at 31 December 2015, namely:

- Credit valuation adjustments (CVA), reflecting counterparty credit risk on derivative transactions, amounting to EUR −392.0 million (2014: EUR -422.4 million) recorded in:
  - swaps hedging loans of EUR -126.5 million (2014: EUR -116.9 million)
  - swaps hedging borrowings of EUR -257.4 million (2014: EUR -295.7 million)
  - ALM swaps of EUR -6.9 million (2014: EUR -7.9 million)
  - long-term treasury swaps of EUR -0.4 million (2014: EUR -0.6 million)
  - short-term treasury swaps (FX swaps and FX forwards) of EUR -0.8 million (2014: EUR -1.3 million).
- Debit valuation adjustments (DVA), reflecting own credit risk on derivative transactions, amounting to EUR 299.5 million (2014: 189.4 million) recorded in:
  - swaps hedging loans of EUR 121.8 million (2014: EUR 76.7 million)
  - swaps hedging borrowings of EUR 169.5 million (2014: EUR 108.3 million)
  - ALM swaps of EUR 6.8 million (2014: EUR 3.6 million)
  - long-term treasury swaps of EUR 0.4 million (2014: EUR 0.3 million)
  - short-term treasury swaps (FX swaps and FX forwards) of EUR 1.0 million (2014: EUR 0.5 million).

Note R – Fair value of financial assets and liabilities (in EUR million)

The tables below set out a comparison of the fair values, by the level of the fair value hierarchy, and the carrying amounts of the Group's financial assets and financial liabilities that are carried in the financial statements. The tables do not include the fair values of non-financial assets and non-financial liabilities.

31 December 2015	Fair value				Carrying amount
	Level 1	Level 2	Level 3	Total	
Assets carried at fair value:					
Available-for-sale financial assets	1,703	19	5,175	6,897	6,897
Financial assets designated at fair value through profit or loss	0	120,969	35,388	156,357	156,357
Financial assets held for trading	7,031	7	0	7,038	7,038
Derivative assets held for risk management	0	62,585	2,319	64,904	64,904
Total	**8,734**	**183,580**	**42,882**	**235,196**	**235,196**
Assets carried at amortised cost:					
Held-to-maturity investments	8,503	40,104	0	48,607	48,017
Loans and receivables	199	356,395	0	356,594	346,724
Total	**8,702**	**396,499**	**0**	**405,201**	**394,741**
Total financial assets	**17,436**	**580,079**	**42,882**	**640,397**	**629,937**
Liabilities carried at fair value:					
Derivative liabilities held for risk management	0	26,618	3,061	29,679	29,679
Financial liabilities designated at fair value through profit or loss	430,687	8,804	7,036	446,527	446,527
Total	**430,687**	**35,422**	**10,097**	**476,206**	**476,206**
Liabilities carried at amortised cost:					
Liabilities measured at amortised cost	53,484	34,928	87	88,499	85,611
Total	**53,484**	**34,928**	**87**	**88,499**	**85,611**
Total financial liabilities	**484,171**	**70,350**	**10,184**	**564,705**	**561,817**

31 December 2014	Fair value				Carrying amount
	Level 1	Level 2	Level 3	Total	
Assets carried at fair value:					
Available-for-sale financial assets	1,963	45	4,462	6,470	6,470
Financial assets designated at fair value through profit or loss	0	119,490	31,713	151,203	151,203
Financial assets held for trading	5,379	453	0	5,832	5,832
Derivative assets held for risk management	0	59,478	2,931	62,409	62,409
Total	**7,342**	**179,466**	**39,106**	**225,914**	**225,914**
Assets carried at amortised cost:					
Held-to-maturity investments	8,503	22,732	0	31,235	30,453
Loans and receivables	317	373,953	0	374,270	351,456
Total	**8,820**	**396,685**	**0**	**405,505**	**381,909**
Total financial assets	**16,162**	**576,151**	**39,106**	**631,419**	**607,823**
Liabilities carried at fair value:					
Derivative liabilities held for risk management	0	26,845	3,234	30,079	30,079
Financial liabilities designated at fair value through profit or loss	429,063	7,582	7,634	444,279	444,279
Total	**429,063**	**34,427**	**10,868**	**474,358**	**474,358**
Liabilities carried at amortised cost:					
Liabilities measured at amortised cost	45,834	26,756	794	73,384	70,757
Total	**45,834**	**26,756**	**794**	**73,384**	**70,757**
Total financial liabilities	**474,897**	**61,183**	**11,662**	**547,742**	**545,115**

The following describes the methodologies and assumptions used to determine the fair value of the financial assets and financial liabilities.

Assets for which carrying value approximates to fair value
For financial assets and financial liabilities that are liquid or have a short-term maturity (less than three months), it is assumed that the carrying amounts approximate to their fair value.

Assets and liabilities recorded at fair value
Published price quotations in an active market are the first source for determining the fair value of a financial instrument. For instruments without available market price, fair values are estimated using valuation techniques or models based wherever possible on observable market data prevailing at the balance sheet date.

The fair value of such instruments is determined by using valuation techniques to convert future amounts to a single discounted present amount. The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. Internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available.

EIB Group Consolidated Financial Statements under IFRS

With the application of IFRS 13, own credit adjustments (OCA), reflecting own credit risk on unquoted or illiquid borrowings hedged by swaps, amount to EUR 512 million at 31 December 2015 (2014: EUR 1,030 million).

In 2015, the Group made transfers from Level 1 to 2 of the fair value hierarchy:
- Financial assets available for sale of EUR 0 million (2014: EUR 25 million)
- Financial liabilities designated at fair value through profit or loss of EUR 421 million (2014: EUR 222 million)

During the current year, due to changes in market conditions for certain securities, quoted prices in active markets were no longer available for these securities. However, there was sufficient information available to measure fair values of these securities based on observable market inputs, hence the transfers from Level 1 to 2.

The Group made also the following transfer from level 2 to 1 of the fair value hierarchy:
- Financial assets held for trading of EUR 20 million (2014: EUR nil million)
- Financial liabilities designated at fair value through profit or loss of EUR 242 million (2014: EUR 734 million).

During the current year, quoted prices in active markets were available for these securities, hence the transfers from Level 2 to 1.

The following table presents the changes in Level 3 instruments for the year ended 31 December 2015 (in EUR million):

	Financial assets held for trading(*)	Financial assets designated at fair value through P/L	Available for sale financial assets	Financial liabilities held for trading(*)	Financial liabilities designated at fair value through P/L
Balance at 1 January 2015	**2,931**	**31,713**	**4,462**	**-3,234**	**-7,634**
Total gains or losses:					
- in profit or loss	-270	241	-3	-43	-123
- in other comprehensive income	0	0	453	0	0
Purchases	-20	4,325	576	30	0
Issues	0	0	0	0	-4
Settlement	-127	-527	-313	115	1,715
Aggregate transfers into Level 3	11	-23	0	29	-1,351
Aggregate transfers out of Level 3	-206	-341	0	42	361
Balance at 31 December 2015	**2,319**	**35,388**	**5,175**	**-3,061**	**-7,036**

(*)Derivative balances are included within Financial assets or liabilities held for trading.

The following table presents the changes in Level 3 instruments for the year ended 31 December 2014 (in EUR million):

	Financial assets held for trading(*)	Financial assets designated at fair value through P/L	Available for sale financial assets	Financial liabilities held for trading(*)	Financial liabilities designated at fair value through P/L
Balance at 1 January 2014	**1,973**	**45,870**	**3,902**	**-2,366**	**-8,654**
Total gains or losses:					
- in profit or loss	798	1,712	495	-803	-1,071
- in other comprehensive income	0	0	-45	0	0
Purchases	39	3,369	514	-77	0
Issues	0	0	0	0	-524
Settlement	129	-537	-404	7	1,615
Aggregate transfers into Level 3	-14	7,692	0	3	-123
Aggregate transfers out of Level 3	6	-26,393	0	2	1,123
Balance at 31 December 2014	**2,931**	**31,713**	**4,462**	**-3,234**	**-7,634**

(*)Derivative balances are included within Financial assets or liabilities held for trading.

Total gains or losses on Level 3 instruments in the table below are presented in the consolidated statement of comprehensive income for the year ended 31 December 2015 as follows (in EUR million):

	Financial assets held for trading(*)	Financial assets designated at fair value through P/L	Available for sale financial assets	Financial liabilities held for trading(*)	Financial liabilities designated at fair value through P/L
Total gains or losses included in profit or loss for the year:					
- Result on financial operations	-270	241	-3	-43	-123
Total gains or losses recognised in other comprehensive income					
- available for sale financial assets	0	0	453	0	0
Total gains or losses for the year included in profit or loss attributable to changes in unrealised gains and losses on assets and liabilities held as at 31 December 2015					
- Result on financial operations	-270	241	-3	-43	-123
- Change in impairment on transferable securities held as financial fixed assets, shares and other variable yield securities, net of reversals	0	0	3	0	0

(*) Derivative balances are included within Financial assets or liabilities held for trading.

Total gains or losses on Level 3 instruments in the table below are presented in the consolidated statement of comprehensive income for the year ended 31 December 2014 as follows (in EUR million):

	Financial assets held for trading(*)	Financial assets designated at fair value through P/L	Available for sale financial assets	Financial liabilities held for trading(*)	Financial liabilities designated at fair value through P/L
Total gains or losses included in profit or loss for the year:					
- Result on financial operations	798	1,712	495	-803	-1,071
Total gains or losses recognised in other comprehensive income					
- available for sale financial assets	0	0	-45	0	0
Total gains or losses for the year included in profit or loss attributable to changes in unrealised gains and losses on assets and liabilities held as at 31 December 2014					
- Result on financial operations	798	1,712	495	-803	-1,071
- Change in impairment on transferable securities held as financial fixed assets, shares and other variable yield securities, net of reversals	0	0	-495	0	0

(*) Derivative balances are included within Financial assets or liabilities held for trading.

Change in fair value of financial instruments designated at fair value through profit or loss using a valuation technique based on non-market observable input, due to alternative assumptions

Although the Group believes that its estimates of fair value are appropriate, the use of different methodologies or assumptions could lead to different measurements of fair value.

The potential effect of using reasonable possible alternative non market observable assumptions as input to valuation techniques from which the fair values of financial instruments designated at fair value through profit or loss (FVTPL) are determined has been quantified as a reduction of approximately EUR 8.3 million using less favourable assumptions and an increase of approximately EUR 2.9 million using more favourable assumptions for 31 December 2015 and a reduction of approximately EUR 19.7 million using less favourable assumptions and an increase of approximately EUR 32.2 million using more favourable assumptions for 31 December 2014.

The alternative assumptions are used to calculate the fair value of derivatives, borrowings and loans belonging to the Level 3 valuation category. Fair value of borrowings and loans in Level 3 is derived from the value of derivatives which hedge these borrowings and loans. Hence the alternative assumptions are first applied to valuation of Level 3 derivatives and then the impact is applied to Level 3 borrowings and loans. Level 3 derivatives can be grouped into three swap types according to the underlying asset and valuation model:

EIB Group Consolidated Financial Statements under IFRS a. Model dependent interest rate swaps b. Cross currency and FX-linked swaps c. Inflation-linked swaps For model dependent interest rate swaps, alternative assumptions are obtained by increasing or decreasing the number of factors in the LMM (Libor Market Model) models. For cross currency and FX-linked swaps alternative assumptions are applied to correlations between interest and FX rates used in the calibration of hybrid Black Scholes / Hull & White models. For inflation-linked swaps alternative assumptions are applied to inflation index and real rate volatilities used in the calibration of hybrid Black Scholes / Hull & White models. Financial assets designated at fair value through profit or loss Included in financial assets designated at fair value through profit or loss is a portfolio of loans hedged by Interest Rates Swaps and Currency Swaps. The maximum credit exposure of the disbursed loans and advances to customers and to credit institutions designated at fair value through profit or loss amounts to EUR 138,606 million (2014: EUR 132,259 million). The cumulative change in the fair value of the loans attributable to change in credit risk of the Group’s counterparts amounts to a loss of EUR 694.7 million (2014: loss of EUR 715.5 million). The changes in fair value of financial assets designated at fair value through profit or loss attributable to changes in credit risk have been calculated by determining the change in the Expected Credit Loss on these loans. No credit derivatives have been concluded to hedge the credit risk of the financial assets designated at fair value through profit or loss. Financial liabilities designated at fair value through profit or loss The financial liabilities designated at fair value through profit or loss comprise debts evidenced by certificates issued by the Group and hedged by Interest Rate Swaps and Currency Swaps. The cumulative change in fair value of the financial liabilities designated at fair value through profit or loss attributable to change in credit risk of the Group amounts to a loss of EUR—1,813 million (2014: EUR -1,444 million). The amount that the Group would contractually be requested to pay at maturity of financial instruments designated at fair value through profit or loss is EUR 37,161 million (2014: EUR 42,798 million) less than the carrying amount as at 31 December 2015. Offsetting financial assets and financial liabilities The disclosures set out in the tables below include financial assets and financial liabilities that: • are offset in the Group’s balance sheet; or • are subject to an enforceable master netting arrangement or similar agreement that covers similar financial instruments, irrespective of whether they are offset in the consolidated balance sheet. The similar agreements include global master repurchase agreements. Similar financial instruments include repurchase agreements and reverse repurchase agreements. Financial instruments such as loans and deposits are not disclosed in the tables below unless they are offset in the balance sheet. The Group’s derivative transactions that are not transacted on an exchange are entered into under International Swaps and Derivatives Association (ISDA) Master Agreements. In general, under such agreements the amounts payable by each party on any day in respect of the same transaction and in the same currency are aggregated into a single net amount being payable by one party to the other. In certain circumstances, for example when an event of default occurs, all outstanding transactions under the agreement are terminated, the termination value is assessed and only a single net amount is payable in settlement of all transactions. The Group’s repurchase and reverse repurchase transactions are covered by master agreements with netting terms similar to those of ISDA Master Agreements. The above ISDA and similar master netting arrangements do not meet the criteria for offsetting in the balance sheet. This is because they create a right of set-off of recognised amounts that is enforceable only after termination of outstanding transactions following an event of default, including insolvency or bankruptcy, of either party. The Group receives and accepts collateral in the form of cash and marketable securities in respect of the following transactions: • derivatives; and • repurchase and reverse repurchase agreements. Collateral received in respect of derivatives is subject to the standard industry terms of the ISDA Credit Support Annex. This means that securities received as collateral can be pledged or sold during the term of the transaction but must be returned on maturity of the transaction. The terms also give the Group the right to terminate the related transactions upon the counterparty’s failure to post collateral.

Financial assets subject to offsetting, enforceable master netting arrangements and similar agreements (in EUR million)

31 December 2015	Gross amounts of recognised financial assets	Gross amounts of recognised financial liabilities offset in the balance sheet	Net amounts of financial assets presented in the balance sheet	Related amounts not offset in the balance sheet: Bonds	Cash collateral received	Net amount
Financial assets:						
Derivative assets held for risk management	65,348	-444	64,904	24,906	14,363	25,635
Reverse repos	14,794	0	14,794	15,039	0	-245
Total	**80,142**	**-444**	**79,698**	**39,945**	**14,363**	**25,390**

31 December 2014	Gross amounts of recognised financial assets	Gross amounts of recognised financial liabilities offset in the balance sheet	Net amounts of financial assets presented in the balance sheet	Related amounts not offset in the balance sheet: Bonds	Cash collateral received	Net amount
Financial assets:						
Derivative assets held for risk management	62,859	-450	62,409	29,179	6,872	26,358
Reverse repos	25,418	0	25,418	26,289	0	-871
Total	**88,277**	**-450**	**87,827**	**55,468**	**6,872**	**25,487**

Financial liabilities subject to offsetting, enforceable master netting arrangements and similar agreements (in EUR million)

31 December 2015	Gross amounts of recognised financial liabilities	Gross amounts of recognised financial assets offset in the balance sheet	Net amounts of financial liabilities presented in the balance sheet	Related amounts not offset in the balance sheet: Financial instruments	Cash collateral pledged	Net amount
Financial liabilities:						
Derivative liabilities held for risk management	29,697	-18	29,679	0	0	29,679
Repos	323	0	323	0	0	323
Debts evidenced by certificates	392	-392	0	0	0	0
Total	**30,412**	**-410**	**30,002**	**0**	**0**	**30,002**

31 December 2014	Gross amounts of recognised financial liabilities	Gross amounts of recognised financial assets offset in the balance sheet	Net amounts of financial liabilities presented in the balance sheet	Related amounts not offset in the balance sheet: Financial collateral	Cash collateral pledged	Net amount
Financial liabilities:						
Derivative liabilities held for risk management	30,097	-18	30,079	0	0	30,079
Debts evidenced by certificates	392	-392	0	0	0	0
Total	**30,489**	**-410**	**30,079**	**0**	**0**	**30,079**

EIB Group Consolidated Financial Statements under IFRS The gross amounts of financial assets and financial liabilities and their net amounts as presented in the balance sheet that are disclosed in the above tables are measured in the balance sheet on the following bases: • derivative assets and liabilities—fair value; • assets and liabilities resulting from sale and repurchase agreements, reverse sale and repurchase agreements and securities lending and borrowing—amortised cost; • loans and advances to customers—amortised cost or fair value; and • amounts owed to customers—amortised cost. The amounts in the above tables that are offset in the balance sheet are measured on the same basis. The tables below reconcile the ‘Net amounts of financial assets and financial liabilities presented in the balance sheet’, as set out above, with the line items presented in the balance sheet (in EUR million). Financial assets Carrying amount not in scope of 31 December 2015 Net amounts Line item in balance sheet on balance sheet offsetting disclosures Financial assets: Derivative assets held for risk management 64,904 Derivative assets 64,904 0 Loans and advances to credit Reverse repos 14,794 157,305 142,511 institutions Financial liabilities 31 December 2015 Net amounts Line item in balance sheet Carrying amount not in scope of on balance sheet offsetting disclosures Financial liabilities: Derivative liabilities held for risk 29,679 Derivative liabilities 29,679 0 management Repos 323 Amounts owed to credit institutions 15,424 15,101 Debts evidenced by certificates 0 Debts evidenced by certificates 514,621 514,621 Financial assets 31 December 2014 Net amounts Line item in balance sheet Carrying amount not in scope of on balance sheet offsetting disclosures Financial assets: Derivative assets held for risk 62,409 Derivative assets 62,409 0 management Loans and advances to credit Reverse repos 25,418 170,369 144,951 institutions Financial liabilities Carrying amount not in scope of 31 December 2014 Net amounts Line item in balance sheet on balance sheet offsetting disclosures Financial liabilities: Derivative liabilities held for risk 30,079 Derivative liabilities 30,079 0 management Debts evidenced by certificates 0 Debts evidenced by certificates 505,452 505,452

Note S – Risk management This note presents information about the Group’s exposure to and its management and control of risks, in particular the primary risks associated with its use of financial instruments. These are: • Credit risk—the risk of loss resulting from client or counterparty default and arising on credit exposure in all forms, including settlement risk; • Market risk—exposure to observable market variables such as interest rates, exchange rates and equity market prices; • Liquidity and funding risk—the risk that the Group is unable to fund assets or meet obligations at a reasonable price or, in extreme situations, at any price; and • Operational risk—the potential loss resulting from inadequate or failed internal processes, people and systems or from external events. S.1. Risk Management Organisation Each entity within the Group has its own management and control of risks and therefore, risk management information presented in this note will distinguish between the Bank and the Fund. Moreover, the Bank has established a group risk function to strengthen the risk management of the overall Group and to provide oversight of all the risks which the Group is subject to. The high-level principles of the Bank’s risk management on a consolidated level are set out in the Group Risk Management Charter. The Group Risk Management Charter aims at ensuring a group-wide view of the Group’s risks and integrated approach to risk management. S.1.1. Risk Management Organisation of the Bank The Bank’s objective is to analyse and manage risks so as to obtain the strongest possible protection for its assets, its financial result, and consequently its capital. While the Bank is not subject to full regulation, it aims to comply with the relevant EU banking directives and the recommendations of the banking supervisors of the EU Member States, EU legislation and the competent supranational bodies, such as the Basel Committee on Banking Supervision (BCBS). Within the Bank, the Risk Management Directorate (RM) independently identifies, assesses, monitors and reports credit, market, liquidity and funding and operational risks to which the Bank is exposed. In order to preserve segregation of duties, RM is independent of the Front Offices and provides second opinion on all proposals made which have risk implications. The Director General of RM reports to the Management Committee and meets regularly with the Audit Committee to discuss topics relating to credit, market and operational risks. He is also responsible for overseeing risk reporting to the Management Committee, the Risk Policy Committee and the Board of Directors. The management and monitoring of loans post signature is, for significant parts of the portfolio, the responsibility of Transaction Monitoring and Restructuring Directorate (TMR), a Directorate independent from RM. TMR focuses on monitoring higher risk counterparts and certain forms of security and it also manages transactions requiring particular attention. All of its proposals which have credit risk implications are subject to an independent second opinion by the RM. Two internal risk-oriented committees support the implementation of the Bank’s risk policies. The Credit Risk Assessment Group (CRAG) is a high-level forum for discussing relevant credit risk issues arising in the course of the Bank’s activities and for advising the Management Committee on these. Its members are the Directors General of the Operations, Projects, RM, Transaction Monitoring & Restructuring (TMR), Finance and Legal Affairs Directorates. The CRAG is intended to complement, and does not replace, the existing case-by-case review of lending operations, which remains central to the loan approval process. An Asset / Liability Committee (ALCO), made up of the Directors General of the Operations, Finance and RM Directorates, the Head of Financial Control and the Chief Economist, provides a high-level forum for debating the Bank’s asset and liability management (ALM) matters and for making proposals in this field to the Management Committee. It promotes and facilitates the dialogue among the Directorates represented in it, while providing a wider perspective on, and enhancing their understanding of, the main financial risks. The following sections disclose the credit, market, liquidity and funding and operational risks to which the Bank is exposed on its activities performed at own risk. S.1.1.1 Risk measurement and reporting system The Bank aligns its risk management systems to changing economic conditions and evolving regulatory standards. It adapts them on an ongoing basis as market practice develops. Systems are in place to control and report on the main risks inherent in the Bank’s operations, i.e. credit, market, liquidity and funding and operational risks. Risks are assessed and measured both under normal circumstances and under possible stressed conditions, with the purpose to quantify their impact on the Bank’s solvency, liquidity and operations. Risk measurements combine metrics of capitalisation, liquidity, exposure to market and operational risk. Detailed information on credit, ALM, liquidity and financial risks is presented and explained to the Management Committee on a monthly basis and to the Board of Directors on a quarterly basis.

EIB Group Consolidated Financial Statements under IFRS S.1.1.2. The Bank’s risk tolerance The Bank has defined its risk tolerance level and set high level boundaries for the risks arising from the pursuit of the Bank’s business strategy. In setting these high level boundaries, the Bank ensures that its risk profile is aligned with its business strategy and stakeholders’ expectations. As a public institution, the Bank does not aim to make profits from speculative exposures to risks. As a consequence, the Bank does not consider its treasury or funding activities as profit maximising centres, even though performance objectives are attached to these activities. Investment activities are conducted within the primary objective of protection of the capital invested. With respect to exposures arising from the Bank’s lending and borrowing operations, the main principle of the Bank’s financial risk policy is therefore to ensure that all material financial risks are hedged. All new types of transactions introducing operational or financial risks must be authorised by the Management Committee, after the approval of the New Products Committee, and are managed within approved limits. S.1.1.3. Sustainability of revenue and self-financing capacity The Bank’s ALM policy forms an integral part of the Bank’s overall financial risk management. It reflects the expectations of the main stakeholders of the Bank in terms of stability of earnings, preservation of the economic value of own funds, and the self-financing of the Bank’s growth in the long term. To achieve these aims, the ALM policy employs medium to long term indexation for the investment of own funds to promote stability of revenues and enhance overall returns. This indexation policy implies an exposure to medium to long term yields and is not influenced by any short-term views on trends in interest rates. This is accomplished by targeting a duration for the Bank’s own funds of between 4.5 and 5.5 years. S.1.2. Risk Management Organisation of the Fund (EIF) Most of the Private Equity (PE), Venture Capital and Portfolio Guarantees, Securitisation & Microfinance (GSM) operations for both entities of the Group are managed by the Fund. The mandate of the Fund is to support small and mid-size enterprise (SME) finance for start-up, growth and development within European Union objectives for SME. The Fund aligns its risk management systems to changing economic conditions and evolving regulatory standards. It therefore adapts them on an on-going basis. Credit, market and operational systems are in place to control and report on the main risks inherent in its operations. Risk management is embedded in the corporate culture of EIF, based on a three-lines-of-defence model permeating all areas of EIF’s business functions and processes: (i) front office, (ii) independent risk functions and (iii) audit and assurance. Investment and Risk Committees (IRCs) chaired by the Head of Risk and Portfolio Management advice the Chief Executive and the Deputy Chief Executive on each and every transaction. IRCs also oversee risk and investment-related aspects of the EIF portfolio, inter alia: approving transaction rating/grading, impairment and provisioning actions, relevant market risk events and potential stress testing. Finally, the IRCs oversee the Enterprise Risk arising from EIF’s role as a fund manager. Risk and Portfolio Management actions form part of the assurance process presided by the EIF Audit Board. Moreover, within the EIB Group context, the Fund’s Risk and Portfolio Management Department operates in close contact with the Bank’s Risk Management Directorate, particularly with regard to the recently approved Group Risk Management Charter and to the Group risk exposure relating to guarantee and securitisation operations, the PE operations under the Bank’s Risk Capital Resources mandate (RCR), the different windows under the Bank’s EIB Group Risk Enhancement Mandate (EREM) and general EIF policy matters. The Fund’s treasury management has been fully outsourced to the Bank under a treasury management agreement signed by both parties and mandating the responsible EIB services to perform selection, execution, settlement and monitoring of transactions. Management follows treasury guidelines annexed to the agreement, which mirror closely the relevant sections of the EIB’s own treasury guidelines. S.1.2.1. Risk assessment private equity Under its private equity operations, the Fund has a fund-of-funds approach, taking mostly minority equity participations in business angels, venture capital, private equity and mezzanine funds managed by mostly independent teams in order to leverage further commitments from a wide range of investors. The Fund’s PE operations include investments in funds focussed on seed- and early-stage capital, but also investments in well-established funds targeting mid- and later-stage or mezzanine investments, which, generally speaking, have a lower risk profile. Over the last years, the Fund has developed a tool-set to design, manage and monitor portfolios of PE funds tailored to the dynamics of this market place. This tool-set is based on an internal model, the Grading-based Economic Model (GEM), which allows the Fund to better assess and verify each funds’ but also each portfolio of funds’ valuations, risks and expected future cash flows and performances. Before committing to a PE fund, the Fund assigns a grading which is based on the outcome of an extensive due diligence performed by the Fund’s transaction team and reviewed by its risk management team. During the funds’ lifetimes, gradings are periodically reviewed with a frequency and intensity depending on the level of risk. These efforts, supported by the development of a proprietary IT system and an integrated software (front to back), improve the investment decision-making process and the management of the portfolio’s financial risks and of liquidity, in particular enabling forward-looking and stress-test based decision making.

S.1.2.2. Risk assessment guarantees The Fund extends portfolio guarantees to financial intermediaries involved in SME financing and provides credit enhancement to SME securitisation transactions. By taking on these risks, it facilitates access to funding, and, in turn, it helps to finance SMEs. For its guarantee & securitisation business, over the last years, the Fund has developed a tool-set to analyse portfolio guarantees and structured finance transactions in line with best market practices. Before the Fund enters legally into a guarantee transaction, an internal rating is assigned to each new own risk guarantee transaction in accordance with the Fund’s Credit Risk Policy and Model Review Guidelines. The rating is based on internal models, which analyse and summarise the transaction’s credit quality (expected loss concept), considering not only quantitative parameters but also qualitative aspects. Guarantee transactions are monitored regularly, at least quarterly; their statuses are regularly reviewed by EIF IRCs which, depending on their performances, may review their internal ratings. A four-eye principle applies throughout the process, with actions initiated by the front office and reviewed by Risk Management. The guarantees portfolio is valued according to a mark-to model approach under the IFRS principles. The main impact on the valuation of the transactions in the portfolio stems from the assigned ratings (internal and external as the case may be) and the possible subsequent rating changes. The EIF’s monitoring follows potential negative rating migrations and provides the basis for appropriate management of transactions. The Fund’s stress testing methodology is applied at the outset of a transaction and throughout the life of the portfolio, i.e. its scenario analysis with regard to downgrades and defaults in the portfolio and related impacts on capital allocation, expected losses, as well as on the profit and loss. As is the case for PE, stress tests on the guarantee portfolio are presented regularly to the EIF Board of Directors. S.2. Credit risk S.2.1. Credit risk policies Credit risk concerns mainly the Group’s lending activities and, to a lesser extent, treasury instruments such as fixed-income securities held in the investment and operational portfolios, certificates of deposit and interbank term deposits as well as the derivative transactions of the Group and the Fund’s guarantee transactions funded by own resources. No credit risk is attached to the Group’s venture capital operations, which are performed entirely through equity participations and are, hence, only exposed to market risk. The Group’s credit risk policies are approved by the respective governing bodies. They set out minimum credit quality levels for both borrowers and guarantors in lending operations and identify the types of security that are deemed acceptable. They also detail the minimum requirements that loan contracts must meet in terms of key legal clauses and other contractual stipulations to ensure that the Bank’s position ranks at least equal to that of other senior lenders, with prompt access to security when required. In addition, via a counterparty and sector limit system, the credit policies ensure an acceptable degree of diversification in the Group’s loan portfolio. The Group’s policies on credit risk also set out the minimum credit quality of counterparties of derivatives and treasury transactions as well as the contractual framework for each type of transaction. The Fund manages exposures and risks in the frame of conservative policies deriving from statutory provisions and credit risk operational guidelines approved by the Fund’s Board of Directors or guidelines as set out under mandates. Credit policies undergo periodic adaptations to incorporate evolving operational circumstances and respond to new mandates that the Group may receive from its shareholders. Management of credit risk is based on an assessment of the level of credit risk vis-à-vis counterparties and on the level of security provided to the Bank in case of the counterparty’s insolvency.

EIB Group Consolidated Financial Statements under IFRS

S.2.2. Maximum exposure to credit risk without taking into account any collateral and other credit enhancements

The table below shows the maximum exposure to credit risk for the components of the balance sheet, including derivatives. The maximum exposure is shown gross, before the effect of mitigation through the use of collateral agreements (Note S.2.3.4).

Maximum exposure (in EUR million)	**31.12.2015**	**31.12.2014**
Financial assets:		
Loans and receivables	346,724	351,456
Financial assets held for trading	7,038	5,832
Derivative assets held for risk management	64,904	62,409
Financial assets designated at fair value through profit or loss	156,357	151,203
Financial assets – Available-for-sale	6,897	6,470
Financial assets – Held-to-maturity	48,017	30,453
Other receivables	128	572
Total	**630,065**	**608,395**
Off-balance-sheet:		
Contingent liabilities	9,214	5,465
Commitments		
– Undisbursed loans	106,053	99,426
– Undisbursed Venture Capital operations	4,331	3,217
– Other	1,294	1,328
Total	**120,892**	**109,436**
Total credit risk exposure	**750,957**	**717,831**

S.2.3. Credit risk on loans

S.2.3.1. Credit risk measurement for loans and advances to customers and credit institutions

An internal loan grading system (based on the expected loss methodology) is implemented for lending operations. This is an important part of the loan appraisal process and of credit risk monitoring, as well as providing a reference point for pricing credit risk when appropriate.

The loan grading (LG) system comprises the methodologies, processes, databases and IT systems supporting the assessment of credit risk in lending operations and the quantification of expected loss estimates. It summarises a large amount of information with the purpose of offering a relative ranking of loans' credit risks. LG reflect the present value of the estimated level of the lifetime "expected loss", this being the product of the probability of default, the exposure at risk and the loss severity in the case of default. LG are used for the following purposes:

- as an aid to a finer and more quantitative assessment of lending risks;
- as help in distributing monitoring efforts;
- as a description of the loan's portfolio quality at a given date;
- as a benchmark for calculating the annual additions to the General loan reserve; and
- as an input in risk-pricing decisions.

The following factors are used to determine a LG:

i) The borrower's creditworthiness: RM independently reviews borrowers and assesses their creditworthiness based on internal methodologies and external data. In line with the Basel III Internal Ratings Based Approach chosen, the Bank has developed an internal rating methodology (IRM) to determine the internal ratings of borrowers and guarantors. This is based on a set of scoring sheets specific to defined counterparty types.

ii) The default correlation: it quantifies the chances of simultaneous financial difficulties arising for both the borrower and the guarantor. The higher the correlation between the borrower and the guarantor's default, the lower the value of the guarantee and therefore the lower (worse) the LG.

iii) The value of guarantee instruments and of securities: this value is assessed on the basis of the combination of the issuer's creditworthiness and the type of instrument used.

iv) The contractual framework: a sound contractual framework will add to the loan's quality and enhance its LG.

v) The duration of the loan or, more generally, the cash-flows of the loan: all else being equal, the longer the loan, the higher the risk of incurring difficulties in the servicing of the loan.

A loan's expected loss is computed by combining the five elements above and is used as a component of the fair value measurement technique used for loans which meet the eligibility criteria of the amended fair value option and which have been designated on initial recognition at fair value through profit or loss. Depending on the level of this expected loss, a loan is assigned to one of the following LG classes listed below.

A Prime quality loans: there are three sub-categories. A° comprises all EU sovereign risks, i.e. loans granted to or fully, explicitly and unconditionally guaranteed by Member States, where no repayment difficulties are expected and for which an expected loss of 0% is allocated (based on the Bank's preferred creditor status and statutory protection). A+ denotes loans granted to (or guaranteed by) entities other than Member States, with no expectation of deterioration over their term. A- includes those lending operations where there is some doubt about the maintenance of their current status (for instance because of a long maturity, or for the high volatility of the future price of an otherwise excellent collateral), but where any downside is expected to be limited.

B High quality loans: these represent an asset class with which the EIB feels comfortable, although a minor deterioration is not ruled out in the future. B+ and B- are used to denote the relative likelihood of the possibility of such deterioration occurring. C Good quality loans: an example could be unsecured loans to solid banks and corporates with a 7-year bullet, or equivalent amortising, maturity at disbursement, with adequate protective clauses. D This rating class represents the borderline between “acceptable quality” loans (D+) and those that have a risk profile worse than generally accepted by the Bank (D-) and which are classified as Special Activities. These are undertaken under specific policies, including size restrictions, the allocation of Special Activity Reserve (SAR) and dedicated risk pricing rules. Loans in the D- category, which have experienced deterioration from their original better classification, are subject to heightened monitoring E This LG category includes loans that have explicitly been approved as Special Activities with a risk profile worse than generally accepted, and loans which in the course of their lives have experienced severe problems and their sliding into a situation of loss cannot be excluded. A corresponding allocation to the Special Activities Reserve is being made and the loans are subject to close monitoring. The sub-classes E+ and E- further differentiate the risk profile of the loans, with those operations graded E- being in a position where there is a possibility that debt service cannot be maintained on a timely basis and therefore some form of debt restructuring may be required, possibly leading to an impairment loss. F F (fail) denotes loans representing unacceptable risks. F- graded loans can only arise out of outstanding transactions that have experienced unforeseen, exceptional and dramatic adverse circumstances after signature. All operations where there is a loss of principal are graded F and a specific provision is raised. Generally, loans internally graded D- or below are placed on the internal Watch List. However, if a loan was originally approved with a risk profile of D- or weaker, it will only be placed on the Watch List as a result of a material credit event causing a deterioration of its LG classification below the one at approval. In addition to the deal-by-deal analysis of each loan, the EIB, also developed a portfolio view of credit exposures via its Economic Capital framework, integrating the concentration and correlation effects created by the dependence of various obligors on common risk factors. By adding a portfolio dimension of credit risks and by focussing on unexpected losses (i.e. losses which may occur on top of the expected ones up to a certain level of confidence), it is possible to complement the LG’s deal-by-deal approach and thus provide a finer and more comprehensive risk assessment of the credit risks in the EIB’s loan book. S.2.3.2. Loans secured by Guarantees of the European Union budget or the Member States Loans outside the European Union (apart from those under the Facilities are, in the last resort, secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The agreements decided by the Council of the European Union on 14 April 1997 (Decision 97/256/EC) introduced the concept of risk sharing whereby certain loans of the Bank, including some which are secured by third-party guarantees with respect to the commercial risk, are covered by the budgetary guarantee applying in the case of political risks solely arising from currency non-transferability, expropriation, war and civil disturbance. Loans under the Facilities are those granted under Article 16 (previously Article 18) of the Bank’s statute and those loans granted under the Pre Accession Facility, the Mediterranean Partnership Facility, the Energy Sustainability Facility and the EFTA Facility. These loans are not secured by guarantees of the European Union budget or the Member States. Therefore, lending under the Facilities is from the Bank’s own resources and at the Bank’s own risk. In accordance with the terms of the Guarantees, the European Union and the Member States secure up to 65%, 70%, 75% and 100% of pool of signed(1) operations in each portfolio. This results in an effectively full coverage of the Group’s exposure. For this reason, the Group deems the credit risk associated to each individual loan as fully covered and therefore excludes them from the section S.2.3 (Group’s lending activities). The carrying value of the disbursed part of loans signed under this category amounts to EUR 24,263 million as at 31 December 2015 (2014: EUR 23,795 million) and the undisbursed part amount to EUR 17,562 million as at 31 December 2015 (2014: EUR 15,372 million). These amounts also include loans granted to current European Union Member States but granted before their accession to the European Union and are guaranteed by the European Union budget or Member States. S.2.3.3. Analysis of lending credit risk exposure In order to limit the credit risk on its loan portfolio, the Group lends only to counterparties with high creditworthiness and with sound security. In detail, the tables below show the maximum exposure to credit risk on loans (the repayable on demand and other loans and advances to credit institutions are not included) signed and disbursed as well as the part of the exposure that has been signed but not disbursed yet for all exposure where the Group is at risk. Therefore, loans outside the European Union secured by the European Union budget or the Member States are not included (Note S.2.3.2). (1) Under the Guarantee Agreement with the Commission signed on 1 and 29 August 2007, all European Union guaranteed operations signed on and after 17 April 2007 shall be covered up to 65% of “the aggregate amount of credits disbursed”. The residual risk borne by the Group in connection with operations is managed in accordance with the Group’s fundamental credit rules and procedures.

EIB Group Consolidated Financial Statements under IFRS 2015 Guarantor Not guaran- Total Signed not (in EUR million) Corporate Bank Public State teed(1) disbursed disbursed Corporate 39,223 21,696 7,679 17,513 75,384 161,495 25,676 Borrower Bank 23,798 27,550 23,189 29,270 20,120 123,927 28,713 Public 1,365 491 15,250 29,225 60,176 106,507 25,663 State 0 0 0 0 45,123 45,123 8,439 Total disbursed(2)(3)(4) 64,386

EIB Group Consolidated Financial Statements under IFRS

2015 (in EUR million)		Guarantor Corporate	Bank	Public	State	Not guaranteed[1]	Total disbursed	Signed not disbursed
Borrower	Corporate	39,223	21,696	7,679	17,513	75,384	**161,495**	**25,676**
	Bank	23,798	27,550	23,189	29,270	20,120	**123,927**	**28,713**
	Public	1,365	491	15,250	29,225	60,176	**106,507**	**25,663**
	State	0	0	0	0	45,123	**45,123**	**8,439**
Total disbursed[2][3][4]		**64,386**	**49,737**	**46,118**	**76,008**	**200,803**	**437,052**	
Signed not disbursed[2][3][4]		**8,576**	**6,248**	**9,690**	**13,806**	**50,171**		**88,491**

2014 (in EUR million)		Guarantor Corporate	Bank	Public	State	Not guaranteed[1]	Total disbursed	Signed not disbursed
Borrower	Corporate	43,511	26,051	7,005	21,905	65,491	**163,963**	**26,088**
	Bank	23,541	32,213	29,251	25,997	16,846	**127,848**	**27,334**
	Public	2,753	478	13,415	26,469	56,087	**99,202**	**22,815**
	State	0	0	0	0	42,490	**42,490**	**7,817**
Total disbursed[2][3][4]		**69,805**	**58,742**	**49,671**	**74,371**	**180,914**	**433,503**	
Signed not disbursed[2][3][4]		**8,441**	**7,713**	**9,903**	**12,576**	**45,421**		**84,054**

(1) These amounts include loans for which no formal guarantee independent from the borrower and the loan itself was required, the borrower's level of solvency itself representing adequate security. In the event of certain occurrences, appropriate contractual clauses ensure the Bank's right to access independent security.
(2) These amounts include loans granted under Facilities.
(3) These amounts do not include Loan substitutes (2015: EUR 18,818 million; 2014: EUR 16,525 million).
(4) These amounts exclude loans to current European Union Member States but granted before their accession to the European Union and guaranteed by the European Union budget or the Member States.

Regarding the lending activities, the Group's total direct exposure[5] to the banking sector amounts to EUR 152,640 million at the end of December 2015 (2014: EUR 155,182 million), which is equal to 29.0% (2014: 30.0%) of the total of EUR 525,543 million in loans disbursed and undisbursed as at 31 December 2015 (2014: EUR 517,557 million).

Unsecured loans to corporates at the end of December 2015 amounted to EUR 90,611 million[5], (2014: EUR 80,656 million). Unsecured exposure to corporate clients is controlled by bilateral limits and generally individual exposures are capped at 5% of Group's Own Funds. The Group has also introduced a number of sector limits.

S.2.3.3.1. Credit quality on loans

Loans internally graded A to D+ represent 95.7% of the loan portfolios as at 31 December 2015, compared with 95.4% at 31 December 2014. The share of loans internally graded D- and below (for which allocations to the Special Activities Reserve are being made), was 4.3% (2014: 4.6%) of the risk portfolio, corresponding to EUR 22.5 billion (2014: EUR 23.6 billion).

The credit quality of the loan portfolio stabilised during the year and the Bank's efforts in mitigating credit risk resulted in a significant increase in loan collateralisation. Both these factors contributed to an improvement in the LG breakdown and led to a decrease of the internal Watch List of loans which are subject to heightened monitoring (all loans graded D- or below, if signed at D+ or above, and all other loans signed at D- or below for which a material credit event has been diagnosed and the LG lowered) to EUR 6,983 million (2014: EUR 8,827 million).

To mitigate credit risk, the Group uses, amongst others, the following instruments:
- Guarantees issued by third parties of acceptable credit quality;
- Financial collaterals;
- Mortgages, claims on revenues etc.

(5) Including exposure signed but not disbursed yet.

Credit quality analysis per type of borrower

The tables below show the credit quality analysis of the Group's loans portfolio as at 31 December 2015 and 31 December 2014 by the Loan Grading application, based on the exposures signed (disbursed and undisbursed).

2015		Sovereign	High Grade	Standard Grade	Min. Accept. Risk	High Risk	Total
(in EUR million)		A0, P	A to B-	C	D+	D- and below	
Borrower	Corporate	19,012	66,164	52,040	31,546	18,409	**187,171**
	Bank	30,643	89,928	22,539	7,245	2,285	**152,640**
	Public	30,552	96,685	2,331	864	1,738	**132,170**
	State	51,498	390	1,525	68	81	**53,562**
Total		**131,705**	**253,167**	**78,435**	**39,723**	**22,513**	**525,543**

2014		Sovereign	High Grade	Standard Grade	Min. Accept. Risk	High Risk	Total
(in EUR million)		A0, P	A to B-	C	D+	D- and below	
Borrower	Corporate	21,739	66,966	50,211	31,822	19,313	**190,051**
	Bank	25,288	102,485	16,732	7,943	2,734	**155,182**
	Public	27,120	88,962	3,601	950	1,384	**122,017**
	State	48,236	373	1,517	84	97	**50,307**
Total		**122,383**	**258,786**	**72,061**	**40,799**	**23,528**	**517,557**

Credit risk exposure for each internal risk rating

The Group uses an internal rating methodology in line with the Internal ratings based approach under Basel III. The majority of the Group's counterparties have been assigned an internal rating according to this methodology. The table below shows a breakdown of the Group's loan portfolio by the better of the borrower's or guarantor's internal ratings, where available. In cases where an internal rating is not available, the external rating has been used for this analysis.

The table shows both the exposures signed (disbursed and undisbursed) and the risk-weighted exposures, based on an internal methodology that the Group uses for limit management.

(in EUR million)	Rating grade	Moody's equiv. grade	2015		2014	
			Exposures signed	Weighted exposures(*)	Exposures signed	Weighted exposures(*)
Internal Rating 1	1	Aaa	9,697	1,414	10,474	1,399
Internal Rating 2	2+	Aa1	25,280	2,326	37,109	3,756
	2	Aa2	25,106	7,844	14,548	3,721
	2-	Aa3	17,405	6,658	14,649	6,161
Internal Rating 3	3+	A1	41,361	18,137	39,634	17,383
	3	A2	31,520	20,422	38,381	26,767
	3-	A3	86,067	41,383	78,397	36,815
Internal Rating 4	4+	Baa1	98,871	47,047	62,295	43,967
	4	Baa2	60,448	35,084	89,014	32,490
	4-	Baa3	27,118	16,257	30,363	16,661
Internal Rating 5	5+	Ba1	42,840	15,107	40,630	12,589
	5	Ba2	22,014	6,521	22,116	8,919
	5-	Ba3	5,198	3,294	9,073	3,557
Internal Rating 6	6+	B1	6,736	2,933	3,956	2,788
	6	B2	2,279	1,414	20,377	1,263
	6-	B3	7,389	1,450	3,909	1,354
Internal Rating 7	7	Below B3	16,214	2,697	2,632	1,958
Total			**525,543**	**229,988**	**517,557**	**221,548**

(*) Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian Länder), 20% (public institutions), 50% (banks) and 100% (corporates).

The Group continually monitors events affecting its borrowers and guarantors, particularly banks. In particular, the Group is assessing on a case by case basis its contractual rights in case of rating deterioration and is seeking mitigating measures. It is also closely following the renewals of bank guarantees received for its loans to ensure that these are replaced or action is taken in a timely manner.

Taking into account the above and the Group's contractual protections, which if breached enable the Group to negotiate remedies, there was no need for a collective impairment allowance as at 31 December 2015 and 2014.

The Group did not record impairments in respect of its EU sovereign and sovereign guaranteed exposure as at the year end as the preferred creditor status of the Bank as well as of the EIF and the protection given by the Bank's Statute are deemed to guarantee a full recovery of the Group's assets on maturity.

EIB Group Consolidated Financial Statements under IFRS

The table below discloses information regarding the sovereign credit risk on loans granted inside the European Union and outside the European Union granted under the Facilities and under the risk-sharing operations:

(in EUR million)	2015			2014		
	Acting as borrower		Acting as guarantor	Acting as borrower		Acting as guarantor
Country	Disbursed	Undisbursed	Signed	Disbursed	Undisbursed	Signed
Austria	0	0	85	0	0	87
Belgium	0	0	144	207	0	159
Bulgaria	925	730	0	743	916	0
Croatia	387	321	2,365	352	65	2,427
Cyprus	885	449	1,175	853	411	1,090
Czech Republic	2,204	0	184	2,211	248	233
Denmark	0	0	159	0	0	190
Estonia	507	200	119	525	200	119
Finland	170	0	362	229	0	430
France	0	0	659	0	0	815
Germany	0	0	1,680	0	0	2,190
Greece	9,090	750	8,350	8,894	320	8,623
Hungary	5,593	1,407	1,191	5,730	1,259	1,263
Ireland	0	200	1,147	0	100	995
Italy	2,407	0	5,347	1,401	0	4,927
Latvia	457	200	167	468	525	178
Lithuania	1,498	0	87	1,202	0	87
Luxembourg	0	300	93	0	0	100
Malta	0	0	341	0	0	347
Netherlands	0	0	80	0	0	0
Poland	10,572	310	18,439	9,764	510	17,272
Portugal	1,259	0	6,028	1,265	450	6,251
Romania	2,123	1,096	0	1,901	1,396	0
Slovakia	2,044	750	48	1,734	120	52
Slovenia	544	500	2,528	548	0	2,510
Spain	3,366	255	30,210	3,434	255	27,700
Sweden	0	0	34	0	0	32
United Kingdom	0	0	1,657	0	0	1,660
Non EU-countries	1,092	971	7,135	1,029	1,042	7,210
Total	**45,123**	**8,439**	**89,814**	**42,490**	**7,817**	**86,947**

In addition, as stated in the note S.2.3.2, loans outside the European Union (apart from those under the Facilities) are in the last resort secured by guarantees of the European Union budget or the Member States (loans in the ACP Countries and the OCT). The nominal amount of loans signed under this category as at 31 December 2015 amounts to EUR 48,721 million (2014: EUR 46,448 million). Out of this EUR 48,721 million, EUR 45,937 million (2014: EUR 43,376 million) were guaranteed by the European Union and EUR 2,784 million by the Member States (2014: EUR 3,072 million).

S.2.3.3.2. Risk concentrations of maximum exposure to credit risk on loans

The Group's loans portfolio can be analysed by the following geographical regions (based on the country of the borrower):

(in EUR million)	2015		2014	
	Exposures signed	Weighted exposures[4]	Exposures signed	Weighted exposures[4]
EU[1]	505,011	220,299	496,796	212,250
Thereof :				
– Germany	*49,158*	*25,200*	*55,508*	*25,644*
– Spain	*82,968*	*23,639*	*82,559*	*23,283*
– Italy	*64,950*	*38,089*	*64,334*	*37,937*
– France	*54,264*	*24,956*	*51,122*	*22,528*
– United Kingdom	*52,169*	*40,255*	*44,647*	*34,576*
Enlargement countries[2]	9,961	2,542	9,880	2,520
Partner countries[3]	10,571	7,147	10,881	6,778
Total	**525,543**	**229,988**	**517,557**	**221,548**

(1) Including loans outside the EU, approved by the Board of Governors according to Article 16 (previously Article 18) of the Bank's Statute, as well as loans in EFTA countries.
(2) Enlargement Countries as per end 2015 include Albania, Bosnia and Herzegovina, Kosovo, FYROM, Montenegro, Serbia and Turkey.
(3) Loans in Partner Countries include loans under the Mediterranean Partnership Facility, the Pre-Accession Facility, and Risk Sharing loans.
(4) Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian Länder), 20% (public institutions), 50% (banks) and 100% (corporates).

A critical element of risk management is to ensure adequate diversification of credit exposures. The Group tracks its global exposure by industry (shown in the following table), paying particular attention to industries that might be cyclical, volatile or undergoing substantial changes.

An industry sector analysis of the Group's loan portfolio (based on the industry sector of the borrower) is as follows:

(in EUR million)	2015		2014	
	Exposures signed	Weighted exposures[1]	Exposures signed	Weighted exposures[1]
Energy	57,041	46,414	54,745	42,676
Transport	73,925	21,736	72,274	21,728
Telecommunications	10,791	9,130	11,670	9,461
Water and sewerage	19,376	12,435	18,690	11,404
Miscellaneous Infrastructure	3,310	1,857	2,887	1,368
Agriculture, forestry and fisheries	125	110	50	25
Industry	32,727	28,372	32,971	27,388
Services[2]	319,665	107,381	317,230	105,311
Health and education	8,583	2,553	7,040	2,187
Total	**525,543**	**229,988**	**517,557**	**221,548**

[1] Risk-weights are percentages (from 0% to 100%) applied to the outstanding nominal amounts of loans or other credit exposures (e.g. deposits, derivatives and securities). They depend on the perceived credit risk represented both by the types of claims and by the nature of the main obligator or guarantor. The main risk-weights are 0% (Member States, German and Austrian Länder), 20% (public institutions), 50% (banks) and 100% (corporates).

[2] The category "Services" includes the credit exposure of the banking sector. At the end of 2015, the total amount of loans directly exposed to counterparts of the banking sector amounted to EUR 152,640 million (EUR 155,182 million at the end of 2014), or EUR 61,264 million in risk-weighted terms (EUR 59,307 million at the end of 2014). Exposure to bank counterparts is subject to limits approved by the Management Committee. In specific cases, available limits have been temporarily suspended, restricted or withdrawn. The Group systematically follows on daily basis publicly available news and, in particular, external rating movements.

The Group places limits on the maximum amount that can be lent to a single borrower, group of debtors or sectors. In addition, it follows the evolution of credit risk concentration using the concept of Credit Value at Risk (CVaR). This is done using a tool for assessing portfolio risk due to changes in debt value caused by changes in obligor credit quality. Importantly, this methodology assesses risk within the full context of a portfolio and addresses the correlation of credit quality moves across obligors. This allows the Group to directly calculate the diversification benefits or potential over-concentrations across the portfolio.

The table below shows the concentration indexes the Group follows as at 31 December 2015 and 31 December 2014:

Largest nominal and risk-weighted Group exposures[1]		**31.12.2015**	**31.12.2014**
Nominal exposures (% of Group Loan Portfolio):			
	– Top 3	**4.5%**	**4.7%**
	– Top 5	**7.2%**	**7.5%**
	– Top 10	**11.5%**	**11.7%**
N° of exposures (% of Group Own Funds):			
	– over 10%	**5**	**6**
	– over 15%	**0**	**2**
	– over 20%	**0**	**0**
N° of SSSR exposures over 5% of Group Own Funds[2]		**3**	**1**
Sum of all large risk-weighted exposures (% of Group Own Funds)[3]		**77.0%**	**75.2%**

[1] Including also the net market exposure of treasury operations.

[2] The term "single signature and single risk" (or for brevity, "unsecured" or "SSSR") is used to indicate those lending operations where the Group, irrespective of the number of signatures provided, has no genuine recourse to an independent third party, or to other forms of autonomous security.

[3] The Group defines a Large Individual Exposure as a consolidated group exposure that, when computed in risk-weighted terms, is at or above 5% of the Group's own funds. This definition applies to borrowers or guarantors, excluding loans to Member States and loans fully covered by an explicit guarantee from, or secured by bonds issued by Member States.

EIB Group Consolidated Financial Statements under IFRS

S.2.3.4. Collateral on loans

In addition to the guarantees received by the Group on its lending exposures as disclosed in the note S.2.3.3, the Group also uses pledges of financial securities. These pledges are formalised through a Pledge Agreement, enforceable in the relevant jurisdiction. The portfolio of collateral received in pledge contracts amounts to EUR 28,877 million at the end of 2015 (2014: EUR 33,755 million).

The fair value of the portfolio of collateral received by the Group under pledge contracts that the Group is allowed to sell or repledge amounts to EUR 14,576 million (2014: EUR 16,989 million). None of these collaterals has been sold or repledged to third parties.

Fair value of collateral held against disbursed loans is shown below:

(in EUR million)	Gross exposure	Collateral held				Net exposure
		Bonds	Equities	Cash	Total	
1. Against individually impaired	**1,411**	0	0	0	0	**1,411**[4]
2. Against collectively impaired	**0**	0	0	0	0	**0**
3. Against past due but not impaired [5]	**695**	470	0	15	485	**210**
4. Against neither past due nor impaired	**302,711**	23,310	337	754	24,401	**278,310**
5. Against fair value through profit and loss	**156,398**	3,860	21	110	3,991	**152,407**
Total 2015	**461,215**	**27,640**	**358**	**879**	**28,877**	**432,338**
Total 2014	**457,298**	**31,336**	**358**	**2,061**	**33,755**	**423,543**

[4] The carrying value of loans individually impaired amounts to EUR 1,411 million as at 31 December 2015 (2014: EUR 956 million). Impairments on these loans have been accounted for and amount to EUR 489.3 million as of 31 December 2015 (2014: EUR 416.9 million). The Group has also received additional security from the counterparties of these loans in the form of debts acknowledgement.
[5] Above 90 days

S.2.3.5. Arrears on loans

Amounts in arrears are identified, monitored and reported according to the procedures defined into the bank-wide "Financial Monitoring Guidelines and Procedures". These procedures are adopted for all loans managed by the Group.

Loans not secured by global guarantees of the European Union budget or the Member States:

As of 31 December 2015, the arrears above 90 days on loans from own resources not secured by guarantees of the European Union budget or the Member States amount to EUR 105.4 million (2014: EUR 87.3 million).

The outstanding principal amount related to these arrears is EUR 403.2 million as of 31 December 2015 (2014: EUR 327.1 million). These arrears on loans are covered by a provision for impairment of EUR 395 million (2014: EUR 267.8 million).

Loans secured by guarantees of the European Union budget or the Member States:

Loans for projects located outside the European Union and carried out on the basis of mandates are guaranteed by the European Union, the Member States or on a risk-sharing basis. For such loans, if an amount is due, the primary guarantee is first called, where available, otherwise the guarantee of the Member States or of the European Union is officially invoked.
As of 31 December 2015, these arrears above 90 days amount to EUR 14.7 million (2014: EUR 10 million).

Loans called under guarantees of the European Union budget or the Member States:

During 2015 EUR 58.6 million have been called under the guarantee of the European Union budget and nil under the Member States guarantee. Corresponding amounts in 2014 were EUR 58.7 million and nil respectively.

The table below gives an overview of the arrears above 90 days on loans:

(EUR'000)	31.12.2015	31.12.2014
Loans not secured by EU or Member State guarantees		
Amount in arrears	105,435	87,253
Related principal outstanding	403,185	327,081
Loans secured by EU or Member State guarantees (callable)		
Amount in arrears	14,703	9,999
Related principal outstanding	203,075	175,156
Loans called under the EU or Member State guarantees		
Amount called (during the year)	58,562	58,707
Cumulative amount called and not refunded as at year end	338,497	270,892

S.2.3.6. Securitised loans and loan substitutes

Regarding the Group's exposure to securitised loans and loan substitutes, this portfolio comprises Covered Bonds and Asset Backed Securities (ABS). Covered Bonds offer full recourse to the issuer, while ABS are issued by Special Purpose Vehicles backing the underlying issues. Some of these transactions have been structured by adding a credit or project related remedies, thus offering additional recourse.

As of 31 December 2015, the securitised loans and loan substitutes amount to EUR 20,819 million (2014: EUR 20,195 million). This amount is composed of EUR 18,819 million (2014: EUR 16,525 million) of loan substitutes included in debt securities portfolio (Note B.2) and of EUR 2,000 million (2014: EUR 3,670 million) of securitised loans included in loans and advances to credit institutions and to customers (Note D).

The following table summarises the breakdown of the securitised loans and loan substitutes portfolio by asset class:

Securitised loans (in EUR million)	**Asset class**	**31.12.2015**	**31.12.2014**
Asset Backed Securities	Diversified Payment Rights	1,018	750
Asset Backed Securities	Mortgage Backed Securities	2,367	1,548
Asset Backed Securities	Small and Medium Entities	3,076	3,226
Covered Bonds	Mortgage Backed Securities	10,060	11,164
Covered Bonds	Public Sector	2,222	2,391
Covered Bonds	Small and Medium Entities	739	311
Structured Public Sector Bonds	Public Sector	148	150
Government Bonds	Sovereign bonds	1,189	655
Total		**20,819**	**20,195**

While Covered Bonds are mostly backed by residential mortgage pools in the majority of ABS structures the securitised assets are SME loans or leases.

Aside from fifteen transactions with Turkey (amounting to EUR 1,381 million (2014: EUR 939 million)), all the promoters of the Bank's Loan Substitutes portfolio are domiciled in the European Union, with the majority being located in Spain (62%), in Italy (14%) and in Portugal (5%).

EUR 1,282 million (6%) of the outstanding securitised loans have one external AAA rating, EUR 14,712 million (71%) have at least one AA rating, EUR 4,161 million (20%) at least one single A rating, EUR 430 million (2%) a BBB rating, EUR 85 million (0.4%) a B rating and EUR 147 million (1%) have unidentified rating.

Embedded credit mitigates and requirements imposed by the regulation and rating agencies are the initial remedies which are triggered in case of credit event on the issuer. As mentioned above, in some ABS transactions credit or project remedies are available and represent a second way out. Overall no loan substitute transaction is on the Bank's Watch List.

Loan renegotiation and forbearance

The Group considers loans to be forborne if in response to adverse changes in the financial position of a borrower the Group renegotiates the original terms of the contractual arrangements with this borrower affecting directly the future cash flows of the financial instrument, which may result in a loss to the Group. However, the financial impact of restructuring activities is in general limited to impairment losses, if any, as financial neutrality is generally applied by the Group and reflected in the renegotiated pricing conditions of the operations restructured.

In the normal course of business, the Loan Grading (LG) of the loans in question would have deteriorated and the loan would have been included in the Watch List before renegotiation. Once renegotiated, the Group will continue to closely monitor these loans. If the renegotiated payment terms will not recover the original carrying amount of the asset, it will be considered as impaired. The corresponding impairment losses will be calculated based on the forecasted cash flows discounted at the original effective interest rate. The need for impairment for all loans whose LG deteriorated to E- is assessed regularly; all loans with a LG of F require impairment. Once the Loan Grading of a loan has improved sufficiently, it will be removed from the Watch List in line with the procedures of the Group.

Forbearance measures and practices undertaken by the Group's restructuring team during the reporting period includes extension of maturity, deferral of capital only, deferral of capital and interest and capitalisation of arrears. Such forbearance measures do not lead to the derecognition of the underlying operation.

Exposures subject to changes in contractual terms which do not affect future cash flows, such as collateral or other security arrangements or the waiver of contractual rights under covenants, are not considered as forborne and hence those events are not considered as sufficient to indicate impairment on their own.

EIB Group Consolidated Financial Statements under IFRS

Operations subject to forbearance measures are reported as such in the table below.

(in EUR million)	31.12.2015	31.12.2014
Number of contracts subject to forbearance practices	20	20
Carrying values (incl.amounts in arrears)	1,264	1,302
of which being subject to value adjustments	777	1,318
Value adjustments recognised	435	322
Interest income in respect of forborne contracts	8	12
Exposures written off (following the termination/sale of the operation)	0	0

		Forbearance measures					
(in EUR million)	31.12.2014	Extension of maturities	Deferral of capital only	Deferral of capital and interest	Other	Contractual repayment and termination[1]	31.12.2015
Public	319	0	0	0	0	-54	265
Bank	25	0	0	0	0	-8	17
Corporate	958	7	0	0	65	-48	982
Total	**1,302**	**7**	**0**	**0**	**65**	**-110**	**1,264**

[1] Decreases are explained by repayments of capital occurred during the year on operations already considered as forborne as of 31 December 2014 and by termination during the year.

S.2.4. Credit risk on treasury transactions

S.2.4.1. Credit risk measurement on treasury transactions

Treasury investments are divided into three categories: (i) monetary treasury assets, with the primary objective of maintaining liquidity, (ii) operational bond portfolios, as a second liquidity line, and (iii) Group Long Term Hedge Portfolio (former Group Investment Portfolio) composed of EU sovereign bonds.

Credit risk policy for treasury transactions is monitored through the attribution of credit limits to the counterparts for monetary and bond transactions. The weighted exposure for each counterpart must not exceed the authorised limits.

The tables below provide an illustration of the credit exposure of the Group on various treasury portfolios as at 31 December 2015 and 31 December 2014:

Credit Risk Exposures as at 31 December 2015
(based on book values in EUR million)

	< A or NR	A	AA	AAA	Total
TMP max maturity 12 months	89	17,771	41,661	8,406	**67,927**
Deposits	*89*	*5,800*	*8,450*	*1,285*	***15,624***
Overnight deposits	*0*	*174*	*0*	*0*	***174***
Tripartite reverse repos	*0*	*2,371*	*12,422*	*0*	***14,793***
Discount paper, bonds	*0*	*9,426*	*20,789*	*7,121*	***37,336***
P1 Portfolio	0	304	1,792	1,144	**3,240**
P2 Portfolio	0	1,621	1,853	664	**4,138**
EIF - AFS	470	0	605	308	**1,383**
ABS Portfolio EIF	25	0	25	0	**50**
Group Long term hedge portfolio	5	88	999	1,017	**2,109**
Loan substitutes	264	4,165	13,107	1,282	**18,818**
Total treasury funds	**853**	**23,949**	**60,042**	**12,821**	**97,665**
Of which EU sovereign exposures	168	2,063	17,183	7,251	**26,665**

Credit Risk Exposures as at 31 December 2014
(based on book values in EUR million)

	< A or NR	A	AA	AAA	Total
TMP max maturity 12 months	14,795	24,786	15,635	925	**56,141**
Deposits	*1,009*	*7,088*	*3,587*	*613*	***12,297***
Overnight deposits	*174*	*8*	*0*	*0*	***182***
Tripartite reverse repos	*5,583*	*9,559*	*10,276*	*0*	***25,418***
Discount paper, bonds	*8,029*	*8,131*	*1,772*	*312*	***18,244***
UF: money market securities	91	0	0	0	**91**
P1 Portfolio	514	533	828	1,284	**3,159**
P2 Portfolio	0	1,255	1,382	638	**3,275**
EIF - AFS	260	1,255	1,382	638	**3,535**
Group Long term hedge portfolio	232	86	907	1,077	**2,302**
Loan substitutes	4,897	9,502	1,017	1,109	**16,525**
Total treasury funds	**20,789**	**36,599**	**20,158**	**5,353**	**82,899**
Of which EU sovereign exposures	9,665	575	2,330	1,617	**14,187**

The credit risk associated with treasury (securities, commercial paper, term accounts, etc.) is managed through selecting sound counterparties and issuers.

Limits governing the structure of the securities portfolio and outstanding treasury instruments have been laid down by Management, in particular on the basis of internal ratings as well as ratings awarded to counterparties by rating agencies (these limits are reviewed regularly by the Risk Management Directorate).

The Group enters into collateralised reverse repurchase and repurchase agreement transactions that may result in credit exposure in the event that the counterparty to the transaction is unable to fulfil its contractual obligations. The Group controls the credit risk associated with these activities by monitoring counterparty credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with the Group when deemed necessary.

Tripartite reverse repos are carried out with a third-party custodian who undertakes, on the basis of a framework contract, to guarantee compliance with the contractual terms and conditions, notably with respect to:

- delivery against payment;
- verification of collateral;
- the collateral margin required by the lender which must always be available and adequate, with the market value of the securities being verified daily by the said custodian; and
- the organisation of substitute collateral provided that this meets all the contractual requirements.

The total Treasury investments are distributed over different portfolios and diversified products (deposits, securities and derivative products).

S.2.4.2. Collateral on treasury transactions

Collateral received

Part of treasury transactions are tripartite reverse repurchase agreements with a nominal balance of EUR 14,794 million (2014: EUR 25,415 million). These transactions are governed by Tripartite Agreement Guidelines and are implemented depending on the acceptability of collateral. The exposure is fully collateralised, with daily margin calls. The market value of the collateral portfolio is monitored and additional collateral is requested when needed in accordance with the underlying agreement.

The market value of the securities received as collateral as at 31 December 2015 amounts to EUR 15,039 million (2014: EUR 26,289 million). During the 2015 and 2014 years, the Group did not take possession of any of the above mentioned collaterals.

Collateral deposited

As at 31 December 2015, the Group has deposited with the Central Bank of Luxembourg securities with a market value of EUR 3.2 billion (2014: EUR 3.3 billion).

S.2.4.3 Transferred assets that are not derecognised at the balance sheet date

No assets of the Group were transferred but not derecognised at the balance sheet date.

S.2.5. Credit risk on derivatives

S.2.5.1. Credit risk policies for derivatives

The risk policy for derivative transactions is based on the definition of eligibility conditions and rating-related limits for swap counterparts. In order to reduce credit exposures, the Group has signed Credit Support Annexes with all its active swap counterparts and receives collaterals when the exposure exceeds certain contractually defined thresholds.

The credit risk with respect to derivatives lies in the loss which the Group would incur were a counterparty be unable to honour its contractual obligations.

EIB Group Consolidated Financial Statements under IFRS

In view of the special nature and complexity of the derivatives transactions, a series of procedures has been put in place to safeguard the Bank against losses arising out of the use of such instruments.

Contractual framework:

All the Group's derivative transactions are concluded in the contractual framework of Master Swap Agreements and Credit Support Annexes, which specify the conditions of exposure collateralisation. These are generally accepted and practised contract types.

Counterparty selection:

The minimum rating at the outset is set at A3. The EIB has the right of early termination if the rating drops below a certain level.

Collateralisation:

- Generally, there is a reduced credit risk on swaps, because exposures (exceeding limited thresholds for unsecured exposure) are collateralised by cash and bonds.
- Very complex and illiquid transactions could require collateralisation over and above the current market value.
- Both the derivatives portfolio with individual counterparties and the collateral received are monitored and valued on a daily basis, with a subsequent call for additional collateral or release.

The amount of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of collaterals and valuations parameters.

As part of the ISDA agreements, the Group has received securities and cash that it is allowed to sell or repledge. The fair value of the securities accepted under these terms as at 31 December 2015 amounts to EUR 39,269 million (2014: EUR 36,051 million) with the following composition detailed based on the nature of the collateral and based on EIB's internal rating:

Swap collateral (in EUR million)

Moody's equivalent rating	Bonds		Cash	Total 2015
	Government	Agency, supranational, Pfandbriefe		
Aaa	2,193	2,854	0	**5,047**
Aa1 to Aa3	10,910	0	0	**10,910**
A1 to A3	500	0	0	**500**
Baa1 to Baa3	7,779	0	0	**7,779**
Below Baa3	670	0	0	**670**
Non-Rated	0	0	14,363	**14,363**
Total 2015	**22,052**	**2,854**	**14,363**	**39,269**

Swap collateral (in EUR million)

Moody's equivalent rating	Bonds		Cash	Total 2014
	Government	Agency, supranational, Pfandbriefe		
Aaa	4,398	4,252	0	**8,650**
Aa1 to Aa3	5,894	609	0	**6,503**
A1 to A3	970	0	0	**970**
Baa1 to Baa3	11,705	0	0	**11,705**
Below Baa3	1,351	0	0	**1,351**
Non-Rated	0	0	6,872	**6,872**
Total 2014	**24,318**	**4,861**	**6,872**	**36,051**

S.2.5.2. Credit risk measurement for derivatives

The credit risk associated with derivatives varies according to a number of factors (such as interest and exchange rates) and generally corresponds to only a small portion of their notional value.

The EIB measures the credit risk exposure related to swaps and derivatives transactions using the Current Unsecured Exposure and Total (Current and Potential) Unsecured Exposure for reporting and limit monitoring, and the Credit Risk Equivalent for capital allocation according to the recommendations of the Basel Committee on Banking Supervision (BCBS) sponsored by the BIS.

The EIB computes the Current Unsecured Exposure, which is the larger of zero and the market value of the portfolio of transactions within the netting set with a counterparty less the value of collateral received. It is the amount that would be lost upon the default of the counterparty, using the received collateral and assuming no recovery on the value of those transactions as well as immediate replacement of the swap counterparty for all the transactions. As of 31 December 2015 the Current Unsecured Exposure stood at EUR 1,163 million (EUR 3,586 million as of 31 December 2014).

In addition, the EIB computes the Total Unsecured Exposure, which takes into account the possible increase in the netting set's exposure over the margin period of risk, which ranges between 10 and 20 days, depending on the portfolio of transactions. The EIB computes the Total Unsecured Exposure at 90% confidence level using stressed market parameters to arrive at conservative estimates. This is in line with the recommendations issued by regulators in order to take into consideration the conditions that will prevail in case of default of an important market participant. As of 31 December 2015 the Total Unsecured Exposure stood at EUR 13,133 million (EUR 16,352 million as of 31 December 2014).

Limits:

The limit system for banks covers two types of exposure: Current Unsecured Exposure and Total Unsecured Exposure.

The Current Unsecured Exposure is limited by the Threshold applicable to the counterparty as defined in the Credit Support Annex and is dependent on the rating of the counterparty. For any exposure exceeding this Threshold, the EIB receives collaterals posted by the counterparty.

The Total Unsecured Exposure limit determines the maximum Total Unsecured Exposure accepted for each counterparty.

The derivatives portfolio is valued and compared against limits on a daily basis.

As from the following table, the majority of the derivative portfolio is concentrated on counterparties rated A3 or above:

Grouped ratings	Percentage of nominal		Current Unsecured Exposure (in EUR million)		Total Unsecured Exposure (in EUR million)	
Moody's equivalent rating	2015	2014	2015	2014	2015	2014
Aaa	**0.1%**	0.3%	**123**	99	**146**	130
Aa1 to Aa3	**22.9%**	26.5%	**537**	1,700	**3,637**	4,806
A1 to A3	**73.2%**	69.9%	**501**	1,786	**8,931**	11,330
Below A3	**3.8%**	3.3%	**2**	1	**419**	86
Non-rated	**0.0%**	0.0%	**0**	0	**0**	0
Total	**100.0%**	**100.0%**	**1,163**	**3,586**	**13,133**	**16,352**

The table below shows the concentration on main derivative counterparts as at 31 December 2015 and 2014:

	2015	2014
Nominal Exposure (% of Group derivative portfolio):		
– Top 3	22.0%	22.4%
– Top 10	59.0%	61.6%
– Top 25	92.7%	93.5%
Net Market Exposure:		
– Top 3	31.0%	42.7%
– Top 10	72.0%	76.7%
– Top 25	99.7%	98.7%
Potential Future Exposure:		
– Top 3	24.6%	25.4%
– Top 10	61.3%	63.5%
– Top 25	91.3%	92.8%

The following table shows the maturities of currency swaps (excluding short-term currency swaps), sub-divided according to their notional amount and fair value:

Currency swaps at 31 December 2015 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2015
Notional amount	34,157	119,989	32,970	10,020	**197,136**
Fair value (i.e. net discounted value including CVA and DVA)(*)	4,662	9,902	2,425	3,093	**20,082**

Currency swaps at 31 December 2014 (in EUR million)	1 year or less	More than 1 year and up to 5 years	More than 5 years and up to 10 years	More than 10 years	Total 2014
Notional amount	21,610	103,690	35,992	11,631	**172,923**
Fair value (i.e. net discounted value including CVA and DVA)(*)	1,077	7,098	2,242	2,948	**13,365**

(*)Including the fair value of macro-hedging currency swaps which stood at EUR 239 million as at 31 December 2015 (2014: EUR 308 million)

EIB Group Consolidated Financial Statements under IFRS

The following table shows the maturities of interest rate swaps sub-divided according to their notional amount and fair value:

Interest rate swaps at 31 December 2015 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2015**
Notional amount	68,577	171,323	121,331	133,135	**494,366**
Fair value (i.e. net discounted value including CVA and DVA)(*)	348	3,731	9,218	1,801	**15,098**

Interest rate swaps at 31 December 2014 (in EUR million)	**1 year or less**	**More than 1 year and up to 5 years**	**More than 5 years and up to 10 years**	**More than 10 years**	**Total 2014**
Notional amount	57,723	165,447	113,106	136,244	**472,520**
Fair value (i.e. net discounted value including CVA and DVA)(*)	662	4,121	8,067	5,012	**17,862**

(*)Including the fair value of macro-hedging interest rate swaps which stood at EUR -452 million as at 31 December 2015 (2014: EUR -585 million)

The Group does not generally enter into any options contracts in conjunction with its risk hedging policy. However, as part of its strategy of raising funds on the financial markets at a lesser cost, the Bank enters into borrowing contracts and loans whose value depends on a variety of interest rates, FX rates, inflation rates, stock indexes and IR volatilities. Such structured borrowings and loans are entirely covered by swap contracts to hedge the corresponding market risk. All embedded option contracts are negotiated over the counter.

The Notional amount and fair value of structured swaps is included in the tables above, depending whether or not they incorporate a cross currency element. The table below further details the number, value and notional amounts of structured swaps:

	Early termination embedded		**Stock exchange index**		**Special structure coupon or similar**	
	2015	2014	**2015**	2014	**2015**	2014
Number of transactions	**122**	194	**1**	0	**566**	353
Notional amount (in EUR million)	**4,246**	5,844	**500**	0	**33,839**	15,660
Net discounted value (in EUR million)	**580**	807	**-18**	0	**-1,284**	-1,369

The fair value of swap transactions is computed using the income approach, applying valuation techniques to convert future amounts to a single present amount (discounted). The estimate of fair value is based on the value indicated by marketplace expectations about those future amounts. Valuation techniques can range from simple discounted known cash flows to complex option models. The valuation models applied are consistent with accepted economic methodologies for pricing financial instruments, and incorporate the factors that market participants consider when setting a price. For a portion of derivative transactions, internal estimates and assumptions might be used in the valuation techniques when the market inputs are not directly available. Generally, there is a reduced credit risk on these swaps, because security exists in the form of regularly monitored collateral.

All option contracts embedded in, or linked with, borrowings are negotiated over the counter. The structured deals include a variety of transactions dependent on interest rates, FX rates, inflation rates, stock indexes and IR volatilities.

As at 31 December 2015, no futures contracts are outstanding (same in 2014).

S.2.5.3. Credit risk on guarantees and securitisations (GS)

Credit risk arising from the Group's guarantees and securitisations transactions funded by own resources is managed by risk management policies covered by the Statute and the Credit Risk Policy Guidelines.

The Credit Risk Policy Guidelines ensure that the Group continues to develop a diversified guarantee portfolio in terms of product range, geographic coverage, counterparty exposure, obligor exposure, industry concentration and also set out the capital allocation rules based on the ratings of the exposures.

Concentration risk is limited because of the granular nature of the Group's transactions; typically the underlying portfolios are highly diversified in terms of single obligor concentration, sectors, and also with regard to regional diversification. To cover concentration risk, the Group has strict limits (based on capital allocation) for individual transactions and on originator level (maximum aggregate exposures for originators and originator groups).

In the context of the Group's own risk guarantee operations, the credit risk is tracked from the very beginning on a deal-by-deal basis whilst adopting a different model analysis approach depending on the granularity and homogeneity of the underlying portfolios. The industry sector exposures are analysed on a deal-by-deal basis through their impact on the ratings assigned by the Group to each transaction or tranche. For instance, dependent on the financial model to analyse the transaction, industry exposures can be reflected in implicit correlation or can be indirectly captured through the assumption on default rate volatility, as a key model input variable.

Furthermore, concentration exposures are analysed in the context of each deal using qualitative measures such as current status and forecast for sectors with high concentrations in the portfolio. Exceptionally, some deals have a concentrated exposure in the same (broad) sector. This is typically captured through increased credit enhancement (e.g. subordination) to the benefit of the Group. Typically, deals with replenishing features have portfolio criteria, such as maximum single obligor, maximum top five obligors, and maximum industry concentration levels. Furthermore, the consideration of sector exposures is part of the Group’s overall portfolio analysis. Counterparty risk is mitigated by the quality of the Group’s counterparties which are usually major market players. The Group performs additional on-site monitoring visits to ensure compliance with procedures and processes during the transaction life. Stress-test scenarios for the portfolio of guarantees, including extreme case assumptions, are regularly carried out to determine the ability of the capital base to sustain adverse shocks. S.3. Liquidity risk Liquidity risk refers to the ability of the Group to fund increases in assets and meet obligations as they come due, without incurring unacceptable losses. It can be further split into funding liquidity risk and market liquidity risk. Funding liquidity risk is connected to the risk for the Group to be unable to refinance the asset side of its balance sheet and to meet payment obligations punctually and in full out of readily available liquid resources. Funding liquidity risk may have an impact on the volatility in the economic value of, or in the income derived from Group’s positions, due to potentially increasing immediate risks to meet payment obligations and the consequent need to borrow at unattractive conditions. Market liquidity risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to potential inability to execute a transaction to offset, eliminate or reduce outstanding positions at reasonable market prices. Such an inability may force early liquidation of assets at unattractive prices when it would be better to avoid such liquidation. This risk is tied to the size of the position compared to the liquidity of the instrument being transacted, as well as to potential deterioration of market availability and efficiency. S.3.1. Liquidity risk management Liquidity risk management of the Bank Liquidity risk is managed prudently in order to ensure the regular functioning of the Bank’s core activities at reasonable cost. The main objective of liquidity policy is to ensure that the Bank can always meet its payment obligations punctually and in full. In contrast to commercial banks, the EIB does not have retail deposits but relies on its access to capital markets to raise the funds it on-lends to its clients. The Bank manages the calendar of its new issues so as to maintain a prudential liquidity buffer. Liquidity planning takes into account the Bank’s needs to service its debt, disbursements on loans and cash flows from the loan portfolio. It also takes into account the sizeable amount of signed but un-disbursed loans, whose disbursements typically take place at the borrowers’ request. The Bank further assures management of liquidity risk by maintaining a sufficient level of short-term liquid assets, and by spreading the maturity dates of its placements according to the forecasts of liquidity needs. Liquidity risk policy also incorporates a floor on treasury levels. The Bank’s total liquidity ratio (defined as a target percentage of annual projected net cash flows) must at all times exceed 25% of the average forecast net annual cash flows for the following year. The Bank has in place a Contingency Liquidity Plan (CLP), which specifies appropriate decision making procedures and corresponding responsibilities. The CLP has been benchmarked against the “Principles for Sound Liquidity Risk Management and Supervision” by the Basel Committee on Banking Supervision (September 2008). The CLP is subject to ad-hoc updates and is presented to the Management Committee annually for approval. Regular stress-testing analyses tailored to the specific business model of the EIB are executed as a part of the liquidity risk monitoring and drive the size of the Bank’s liquidity buffer. On 8 July 2009, the Bank became an eligible counterparty in the Eurosystem’s monetary policy operations, and therefore has been given access to the monetary policy operations of the European Central Bank. The Bank conducts the operations via the Central Bank of Luxembourg, where the Bank maintains deposits to cover the minimum reserve requirement. Liquidity risk management of the Fund Liquidity risk is managed in such a way as to protect the value of the paid–in capital, ensure an adequate level of liquidity to meet possible guarantee calls, private equity commitments and administrative expenditure and earn a reasonable return on assets invested with due regard to minimisation of risk. S.3.2. Liquidity risk measurement The table hereafter analyses the financial liabilities of the Group by maturity on the basis of the period remaining between the consolidated balance sheet date and the contractual maturity date (based on contractual undiscounted cash flows). Liabilities for which there is no contractual maturity date are classified under “Maturity undefined”. The numbers represent undiscounted cash flows inclusive of interest coupons and therefore do not generally reconcile with the Balance Sheet figures. Principal cash flows and interests are slotted in the bucket corresponding to their first potential contractual payment date. This therefore does not represent an expected scenario, but rather a theoretical scenario.

EIB Group Consolidated Financial Statements under IFRS

Some of the borrowings and associated swaps include early termination triggers or call options granted to the hedging swap counterparties, and the Group also has the right to call the related bonds before maturity. In these cases, the cash flow is represented in the bucket corresponding to the first possible termination date. However, this is a conservative measure, as the Group is contractually not obliged to redeem early the related callable bonds and under realistic scenarios there would be no reason to call all such bonds at first possible occasions.

Outflows for committed but undisbursed loans are represented in line with the internal methodology for liquidity stress-testing. In particular, the maximum amount of loans that under severe conditions of stress could possibly be subject to early disbursement is represented in the first maturity bucket.

Net cash flows are represented for interest rate swaps and forward rate agreements. Gross cash flows are represented in the maturity analysis for interest rate derivatives where settlement is gross (essentially Cross Currency Interest Rate Swaps) and foreign exchange derivatives such as FX-forwards and FX-swaps.

Maturity profile of non-derivative financial liabilities

(in EUR million as at 31.12.2015)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Gross nominal outflow	Carrying amount
Amounts owed to customers and credit institutions	17,071	50	0	0	0	**17,121**	**17,518**
Commercial paper	16,115	323	0	0	0	**16,438**	**16,432**
Debts evidenced by certificates – first call date scenario	18,014	59,898	244,799	217,653	0	**540,364**	**498,188**
Others (issued guarantees, share subscription commitments etc.)	0	711	0	0	12,963	**13,674**	
Outflows for committed but un-disbursed loans, investment funds and loan substitutes	14,811	2,321	5,361	0	83,492	**105,985**	
Total	**66,011**	**63,303**	**250,160**	**217,653**	**96,455**	**693,582**	**532,138**

Maturity profile of non-derivative financial liabilities

(in EUR million as at 31.12.2014)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Maturity undefined	Gross nominal outflow	Carrying amount
Amounts owed to customers and credit institutions	9,212	14	0	0	0	**9,226**	**9,584**
Commercial paper	10,638	5,621	0	0	0	**16,259**	**16,245**
Debts evidenced by certificates – first call date scenario	24,107	47,431	230,090	229,477	0	**531,105**	**489,207**
Others (issued guarantees, share subscription commitments etc.)	0	610	0	0	8,194	**8,804**	
Outflows for committed but un-disbursed loans, investment funds and loan substitutes	20,683	1,843	4,103	371	72,427	**99,427**	
Total	**64,640**	**55,519**	**234,193**	**229,848**	**80,621**	**664,821**	**515,036**

Maturity profile of derivative financial liabilities

(in EUR million as at 31.12.2015)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Gross nominal inflow/ outflow
Net settling interest rate derivatives	467	2,996	6,643	6,972	**17,078**
Gross settling interest rate derivatives – inflows	7,572	30,134	130,292	49,492	**217,490**
Gross settling interest rate derivatives – outflows	-6,412	-23,849	-114,570	-43,868	**-188,699**
Foreign exchange derivatives – inflows	34,297	931	232	0	**35,460**
Foreign exchange derivatives – outflows	-34,255	-950	-244	0	**-35,449**
Total	**1,669**	**9,262**	**22,353**	**12,596**	**45,880**

Maturity profile of derivative financial liabilities

(in EUR million as at 31.12.2014)	3 months or less	More than 3 months to 1 year	More than 1 year to 5 years	More than 5 years	Gross nominal inflow/ outflow
Net settling interest rate derivatives	774	3,638	7,543	7,686	**19,641**
Gross settling interest rate derivatives – inflows	8,608	16,912	114,674	53,780	**193,974**
Gross settling interest rate derivatives – outflows	-7,184	-15,026	-101,775	-49,057	**-173,042**
Foreign exchange derivatives – inflows	35,601	6,204	190	0	**41,995**
Foreign exchange derivatives – outflows	-34,548	-6,113	-209	0	**-40,870**
Total	**3,251**	**5,615**	**20,423**	**12,409**	**41,698**

S.4. Market risk Market risk is the risk that the net present value of future cash flows of financial instruments will fluctuate due to changes in market variables such as interest rates, foreign exchange rates and equity prices. S.4.1. Market risk management Market risk for the Bank: As is the case with the “four-eyes principle” applied in lending activities via the Bank’s credit policies, so the market risk policy of the Bank establishes that the Risk management Directorate shall provide an opinion with respect to all financial activities of the Group that introduce material market risks, and with respect to financial transactions that may create credit risk, such as treasury hedging or derivatives operations. Market risks are identified, measured, managed and reported according to a set of policies and procedures updated on a regular basis called the “Financial Risk and ALM Policy Guidelines” (FRPG). The general principles underpinning these policies are described below. Stress testing is a widely used method to analyse the impact of possible scenarios on the Bank’s earnings and economic value of own funds, especially when analysis of historical market movements are viewed to be insufficient to assess future risks. Scenarios applied may relate to changes in market rates (interest rates, FX rates, spreads, equity prices etc.), liquidity conditions, or to worst-case events that may impact the former, such as sudden and adverse macroeconomic changes, simultaneous default of sizeable obligors, widespread system failures and the like. Stress testing is performed on a regular basis and the results of the change in the economic value of the Bank and of the change of the earnings profile is reported within the Bank’s market risk measurement process. Market risk for the Fund: The Fund’s market risk exposure arises mainly in the form of interest rate risk attached to cash and cash equivalent positions as well as investments in debt securities. Approximately 80% of these assets held have an average duration of up to 5 years, thereby safeguarding the Fund against the substantial fluctuations in its long term revenues. S.4.2. Interest rate risk Interest rate risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to adverse movements in market yields or the term structure of interest rates. Exposure to interest rate risk occurs when there are differences in re-pricing and maturity characteristics of the different assets, liabilities and hedge instruments. Interest rate risk management of the Group: In measuring and managing interest rate risk, the Group refers to the relevant key principles of the Basel Committee on Banking Supervision (BCBS). The main sources of interest rate risk are: re-pricing risk, yield curve risk, basis risk and spread risk. An interest rate risk that is particularly relevant for the Group is spread risk. Spread risk is the volatility in the economic value of, or in the income derived from, the Group’s positions due to movements in the funding or lending spread of the Group. The Group manages its global structural interest rate position on a basis of a notional reference portfolio. The majority of the financial risk indicators and controls in use at the Group apply to this portfolio. Financial indicators and controls for the rest of the activities outside this portfolio only relate to the risks, which are not transferred to it via the transfer pricing system, and therefore remain with their respective activities, such as the equity risk in the venture capital activity or the interest rate or credit risks taken in those treasury portfolios predominantly managed for yield-enhancement purposes. S.4.2.1. Value-at-Risk for the own funds of the Group (economic perspective) Group’s ALM strategy aims at maintaining a balanced and sustainable revenue profile as well as limiting the volatility of the economic value of the Group. A clear preference has been given to the revenue profile in light of the objective of self-financing of the Group’s growth. This overall objective is achieved by investing Group’s own funds according to a medium to long term investment profile, implying an own funds duration target of 4.5 – 5.5 years. Apart from the duration target for own funds, the Group’s balance sheet should be match-funded with respect to currency and interest rate characteristics. However, small deviations are authorised for operational reasons. The net residual positions that arise from outstanding operations are managed within pre-set limits to constrain market risk to minimum levels. The Risk Management Directorate quantifies the VaR of own funds for both interest rates and foreign exchange risk factors. It is measured on the Group’s positions using a 99% confidence level and a one-day time horizon. As at 31 December 2015, the VaR of the Group’s own funds amounted to EUR 457 million (2014: EUR 185 million). The evolution of the VaR of own funds since 2014 reflects the effective increase of the volatility of the risk factors and not a change in the risk profile of the Group’s positions. The computation is based on the so-called Riskmetrics methodology, which assumes a linear dependency between the changes in portfolio or position values and the underlying risk factors. Given the nature of the positions held by the Group, the Bank deems this assumption appropriate to measure its exposure to interest rate risk. Volatility and correlation data are computed internally on the basis of historical market data.

EIB Group Consolidated Financial Statements under IFRS

More generally, the VaR does not purport to measure the worst loss that could be experienced. For this reason, it is complemented by regular stress testing. As of 31 December 2015, the impact of a 200 basis point upward parallel shift of the interest rate curves would reduce the economic value of own funds by EUR 7.51 billion (2014: EUR 7.76 billion).

Among the financial instruments in the Group's portfolio, some deals (borrowings and associated swaps) present callability options and may be redeemed early, introducing uncertainty as to their final maturity.

At cash flow level all such borrowings are fully hedged by swaps so that they can be considered synthetic floating rate notes indexed to Euribor/Libor.

Below is a summary of the features of the Group's callable portfolio as of 31 December 2015 and 31 December 2014, where the total nominal amount, the average natural maturity and the average expected maturity (both weighted by the nominal amount of the concerned transactions) are shown per funding currency and per main risk factor involved:

By funding currency (after swap):

31.12.2015	Pay currency			Total
(in EUR million)	EUR	JPY	USD	
EUR pay notional	-2,533	-68	-1,549	**-4,150**
Average maturity date	15.08.2042	21.11.2022	15.06.2037	**14.05.2040**
Average expected maturity	22.10.2029	04.05.2020	06.04.2016	**06.08.2024**

31.12.2014	Pay currency			Total
(in EUR million)	EUR	JPY	USD	
EUR pay notional	-2,518	-127	-3,199	**-5,844**
Average maturity date	16.07.2042	01.05.2028	01.01.2038	**30.09.2039**
Average expected maturity	04.06.2029	22.07.2017	13.05.2020	**17.03.2024**

By risk factor involved:

31.12.2015	Risk factor			Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR pay notional	-879	-3,133	-138	**-4,150**
Average maturity date	06.05.2035	16.03.2042	16.09.2030	**14.05.2040**
Average expected maturity	19.06.2025	08.06.2024	15.10.2022	**06.08.2024**

31.12.2014	Risk factor			Total
(in EUR million)	FX level	IR curve level	IR curve shape	
EUR pay notional	-1,581	-4,074	-189	**-5,844**
Average maturity date	11.12.2033	26.03.2042	07.09.2034	**30.09.2039**
Average expected maturity	07.09.2020	21.07.2025	25.08.2024	**17.03.2024**

S.4.2.2. Interest rate risk management for the Group (Earnings perspective)

The sensitivity of earnings quantifies the change in the Group's net interest income over the forthcoming 12 months if all interest rate curves rose by one percentage point or decreased by one percentage point. Such exposure stems from the mismatches that the Group accepts, within approved limits, between interest rate re-pricing periods, volumes and rates of assets and liabilities.

With the positions in place as of 31 December 2015, the earnings would increase by EUR 69.2 million (2014: EUR 73.2 million) if interest rates increased by 100 basis points and decrease by EUR 30.0 million (2014: EUR 83.1 million) if interest rates decreased by 100 basis points.

The Group computes the sensitivity measure with dedicated software that simulates earnings on a deal by deal basis. The sensitivity of earnings is measured on an accrual basis and is calculated under the "ongoing" assumption that, over the time horizon analysed, the Group realises the new loan business forecast in the Corporate Operational Plan, maintains exposures within approved limits and executes monetary trades to refinance funding shortages or invest cash excesses. Earnings are simulated on monthly time steps, assuming that all the fixed rate items carry their contractual rate and that all floating rate items are subject to interest rate repricings according to the interest rate scenario applied in the simulation. The monetary trades to refinance funding shortages or invest cash excesses carry rates equal to the money market rates prevailing according to the interest rate scenario applied in the simulation. In line with the current practice of the Group, the model uses the hypothesis that simulated earnings are not distributed to the shareholders, but are used to refinance the Group's business. The administrative costs are projected according to the forecasts of the Corporate Operational Plan.

The sensitivity of the EIF is computed by taking into consideration the coupon re-pricing of all the positions present in the EIF treasury portfolio managed by the Group on a deal-by-deal basis. Each fixed rate asset is assumed to be reinvested at maturity in a new asset with the same residual life of the previous one as of end of year's date. Positions in floating rate assets are assumed to have quarterly repricings.

S.4.3. Foreign exchange risk (in EUR million)

The FX risk is the volatility in the economic value of, or in the income derived from, the Group's positions due to adverse movements of FX rates.

The Group's is exposed to FX risk whenever there is a currency mismatch between its assets and liabilities. FX risk also comprises the effect of unexpected and unfavourable changes in the value of future cash flows caused by currency movements, such as the impact of FX rate changes on the Group's future lending intermediation revenue.

The sources of foreign exchange rate risk are to be found in the margins on operations and in general expenses incurred in non-euro currencies. The Group's objective is to eliminate exchange risk by reducing net positions per currency through operations on the international foreign exchange markets. A foreign exchange hedging programme exists in order to protect the known loan margins in USD and in GBP for the next 3 years on a rolling basis.

S.4.3.1. Foreign exchange position

Net position (in million)	2015	2014
Euro (EUR)	**-50**	**-40**
Pound Sterling (GBP)	19	4
US Dollar (USD)	1	18
Other currencies	30	18
Subtotal except Euro	**50**	**40**

S.4.3.2. Foreign exchange risk management

In compliance with its statute, the Bank actively hedges its FX risk exposures.

The main objective of the Bank's FX risk management policy is to minimise the impact of a variation of FX rates on the income statement by keeping FX positions within the limits approved by the Management Committee.

Related to the quantification of the VaR of own funds for both interest rates and foreign exchange risk factors, refer to Note S.4.2.1.

S.4.4. Equity price risk

Equity price risk is the risk that the fair values of equities decrease as the result of changes in the levels of equity indices and the value of individual equity investments.

As of 31 December 2015, equity price risk was limited to those strategic activities approved by the Board of Directors (venture capital investments made by the Fund on behalf of the Bank and on its own resources; infrastructure funds; equity-like investments as Special Activity; participation in the EBRD). These activities are subject to special forms of monitoring and the resulting exposures are supported by sound capitalisation.

The value of privately held equity positions is not readily available for the purposes of monitoring and control on a continuous basis. For such positions, the best indications available include prices for similar assets and the results of any relevant valuation techniques.

The effect on Own Funds for the Group (as a result of a change in the fair value of equity investments at 31 December 2015 and 31 December 2014) due to a reasonable possible change in equity indices, with all other variables held constant is as follows:

	2015		2014	
	Change in equity price	**Effect on Own Funds**	**Change in equity price**	**Effect on Own Funds**
	%	**EUR '000**	**%**	**EUR '000**
Venture Capital Operations [(1)]	-10	-263,415	-10	-212,644
EBRD shares	-10	-43,010	-10	-45,880
Investment funds	-10	-59,161	-10	-54,766

[(1)]The sensitivity of Venture Capital operations is calculated by the EIF based on the market risk of the positions on the public market.

EIB Group Consolidated Financial Statements under IFRS

S.5. Operational risk

The management of operational risk is performed at all levels within the organisation and is a responsibility of all the various departments of the Group. The Risk Management Directorate is responsible for defining the operational risk framework and related policies while the responsibility for implementing the framework as well as day-to-day operational risk management lies with the Group's operational departments.

The Group employs an assessment methodology that takes into account all available information including loss history, results of risk self-assessment and the business and control environment through a set of Key Risk Indicators (KRIs) organised in an Operational Risk Scorecard. A statistical model and a Value at Risk calculation engine complete the operational risk environment.

Information concerning operational risk events, losses and KRIs, and updates on the activities of the New Products Committee, are regularly forwarded to the Group's senior management and to the Management Committee.

Note T – Accounting classifications and fair values of assets and liabilities (in EUR million)

The table below sets out the Group's classification of each class and category of assets and liabilities:

31 December 2015	Note	Cash and cash equiva-lents	Trading	Designated at fair value through P/L	Held to maturity	Loans and receiva-bles	Available for sale	Financial liabilities measured at amorti-sed cost	Non financial assets/ liabilities	Total carrying amount
Cash in hand, balances with central banks and post office banks	B.1	206	0	0	0	0	0	0	0	**206**
Treasury bills and debt securities portfolios	B.2	0	7,038	0	48,017	10,297	1,722	0	0	**67,074**
Loans and advances to credit institutions and to customers	C/D	0	0	156,357	0	336,221	0	0	0	**492,578**
Shares and other variable-yield securities	B.3	0	0	0	0	0	5,175	0	0	**5,175**
Derivative assets	Q	0	64,904	0	0	0	0	0	0	**64,904**
Non-current assets held for sale	E.2	0	0	0	0	0	0	0	2	**2**
Property, furniture and equipment	E.1	0	0	0	0	0	0	0	269	**269**
Intangible assets	E.1	0	0	0	0	0	0	0	12	**12**
Other assets	G / W.1	0	0	0	0	128	0	0	131	**259**
Prepayments		0	0	0	0	0	0	0	74	**74**
		206	**71,942**	**156,357**	**48,017**	**346,646**	**6,897**	**0**	**488**	**630,553**
Amounts owed to credit institutions and customers	H	0	0	0	0	0	0	17,518	0	**17,518**
Debts evidenced by certificates	I	0	0	446,527	0	0	0	68,093	0	**514,620**
Derivative liabilities	Q	0	29,679	0	0	0	0	0	0	**29,679**
Other liabilities	G	0	0	0	0	0	0	0	1,399	**1,399**
Deferred income	F	0	0	0	0	0	0	0	160	**160**
Provisions	J	0	0	0	0	0	0	0	3,268	**3,268**
		0	**29,679**	**446,527**	**0**	**0**	**0**	**85,611**	**4,827**	**566,644**

31 December 2014	Note	Cash and cash equiva-lents	Trading	Designated at fair value through P/L	Held to maturity	Loans and receiva-bles	Available for sale	Financial liabilities measured at amorti-sed cost	Non financial assets/ liabilities	Total carrying amount
Cash in hand, balances with central banks and post office banks	B.1	114	0	0	0	0	0	0	0	**114**
Treasury bills and debt securities portfolios	B.2	0	5,832	0	30,453	6,618	2,100	0	0	**45,003**
Loans and advances to credit institutions and customers	C/D	0	0	151,203	0	344,724	0	0	0	**495,927**
Shares and other variable-yield securities	B.3	0	0	0	0	0	4,370	0	0	**4,370**
Derivative assets	Q	0	62,409	0	0	0	0	0	0	**62,409**
Property, furniture and equipment	E.1	0	0	0	0	0	0	0	263	**263**
Investment property	E.2	0	0	0	0	0	0	0	2	**2**
Intangible assets	E.1	0	0	0	0	0	0	0	9	**9**
Other assets	G/W.1	0	0	0	0	572	0	0	71	**643**
Prepayments		0	0	0	0	0	0	0	59	**59**
		114	**68,241**	**151,203**	**30,453**	**351,914**	**6,470**	**0**	**404**	**608,799**
Amounts owed to credit institutions and customers	H	0	0	0	0	0	0	9,584	0	**9,584**
Debts evidenced by certificates	I	0	0	444,279	0	0	0	61,173	0	**505,452**
Derivative liabilities	Q	0	30,079	0	0	0	0	0	0	**30,079**
Other liabilities	G	0	0	0	0	0	0	0	1,234	**1,234**
Deferred income	F	0	0	0	0	0	0	0	188	**188**
Provisions	J	0	0	0	0	0	0	0	3,750	**3,750**
		0	**30,079**	**444,279**	**0**	**0**	**0**	**70,757**	**5,172**	**550,287**

EIB Group Consolidated Financial Statements under IFRS

The table below sets out the fair value of each of the Group's classes and categories of assets and liabilities.

Fair value is set to book value for non-financial assets and non-financial liabilities.

31 December 2015	Cash and cash equiva-lents	Trading	Designated at fair value through P/L	Held to maturity	Loans and receiva-bles	Available for sale	Financial liabilities measured at amorti-sed cost	Non financial assets/ liabilities	Total fair value
Cash in hand, balances with central banks and post office banks	206	0	0	0	0	0	0	0	**206**
Treasury bills and debt securities portfolios	0	7,038	0	48,607	10,169	1,722	0	0	**67,536**
Loans and advances to credit institutions and to customers	0	0	156,357	0	346,219	0	0	0	**502,576**
Shares and other variable-yield securities	0	0	0	0	0	5,175	0	0	**5,175**
Derivative assets	0	64,904	0	0	0	0	0	0	**64,904**
Non-current assets held for sale	0	0	0	0	0	0	0	2	**2**
Property, furniture and equipment	0	0	0	0	0	0	0	269	**269**
Intangible assets	0	0	0	0	0	0	0	12	**12**
Other assets	0	0	0	0	128	0	0	131	**259**
Prepayments	0	0	0	0	0	0	0	74	**74**
	206	**71,942**	**156,357**	**48,607**	**356,516**	**6,897**	**0**	**488**	**641,013**
Amounts owed to credit institutions and customers	0	0	0	0	0	0	17,518	0	**17,518**
Debts evidenced by certificates	0	0	446,527	0	0	0	70,981	0	**517,508**
Derivative liabilities	0	29,679	0	0	0	0	0	0	**29,679**
Other liabilities	0	0	0	0	0	0	0	1,399	**1,399**
Deferred income	0	0	0	0	0	0	0	160	**160**
Provisions	0	0	0	0	0	0	0	3,268	**3,268**
	0	**29,679**	**446,527**	**0**	**0**	**0**	**88,499**	**4,827**	**569,532**

31 December 2014	Cash and cash equiva-lents	Trading	Designated at fair value through P/L	Held to maturity	Loans and receiva-bles	Available for sale	Financial liabilities measured at amorti-sed cost	Non financial assets/ liabilities	Total fair value
Cash in hand, balances with central banks and post office banks	114	0	0	0	0	0	0	0	**114**
Treasury bills and debt securities portfolios	0	5,832	0	31,235	6,838	2,100	0	0	**46,005**
Loans and advances to credit institutions and customers	0	0	151,203	0	367,318	0	0	0	**518,521**
Shares and other variable-yield securities	0	0	0	0	0	4,370	0	0	**4,370**
Derivative assets	0	62,409	0	0	0	0	0	0	**62,409**
Property, furniture and equipment	0	0	0	0	0	0	0	263	**263**
Investment property	0	0	0	0	0	0	0	2	**2**
Intangible assets	0	0	0	0	0	0	0	9	**9**
Other assets	0	0	0	0	572	0	0	71	**643**
Prepayments	0	0	0	0	0	0	0	59	**59**
	114	**68,241**	**151,203**	**31,235**	**374,728**	**6,470**	**0**	**404**	**632,395**
Amounts owed to credit institutions and customers	0	0	0	0	0	0	9,584	0	**9,584**
Debts evidenced by certificates	0	0	444,279	0	0	0	63,800	0	**508,079**
Derivative liabilities	0	30,079	0	0	0	0	0	0	**30,079**
Other liabilities	0	0	0	0	0	0	0	1,234	**1,234**
Deferred income	0	0	0	0	0	0	0	188	**188**
Provisions	0	0	0	0	0	0	0	3,750	**3,750**
	0	**30,079**	**444,279**	**0**	**0**	**0**	**73,384**	**5,172**	**552,914**

EIB Group Consolidated Financial Statements under IFRS Note U – Segment reporting (in EUR million) The segment information disclosed in this note has been prepared in accordance with the “management approach” applied by IFRS 8 meaning that the definition of segments as well as the preparation of information used for segment reporting are both based on information prepared for internal management decisions. The EIB Group has one single reportable segment which is the EIB long term finance activity comprising EIB lending operations inside and outside Europe, borrowing and treasury operations. The Management Committee as the Group’s chief operating decision maker reviews internal management reports on the performance of the Bank’s long term finance activity on at least a quarterly basis. The financial support of SME’s carried out by the European Investment Fund through venture capital investments and the provision of guarantees as well as the investing activities of EUMPF do not meet any of the quantitative thresholds for determining a reportable segment in 2015 or 2014. Information about reportable segment Long term lending finance activity 2015 2014 External revenues: Net interest income 3,264 3,222 Net income from shares 110 101 Net fee and commission income 142 133 Result on financial operations 1,541 -2,127 Other operating expenses 0 0 Other operating income 7 18 Total segment revenue 5,064 1,347 Other material non-cash items: Impairment losses on loans and shares -68 -53 -68 -53 Reportable segment profit 4,232 634 Reportable segment assets 628,312 606,846 Reportable segment liabilities 565,628 549,323 Reconciliation of reportable segment revenues, profit and loss and assets and liabilities 2015 2014 Revenues: Total revenues for reportable segment 5,064 1,347 Other revenues 117 82 Consolidated revenue 5,181 1,429 Profit or loss: Total profit for reportable segment 4,232 634 Other profit or loss 46 41 Consolidated profit 4,278 675 Assets: Total assets for reportable segment 628,312 606,846 Other assets 2,241 1,953 Consolidated total assets 630,553 608,799 Liabilities: Total liabilities for reportable segment 565,628 549,323 Other liabilities 1,017 965 Consolidated total liabilities 566,645 550,288

Note V – Commitments, contingent liabilities, pledged assets and other memorandum items (in EUR '000)

The Group utilises various lending-related financial instruments in order to meet the financial needs of its customers. The Group issues commitments to extend credit, standby and other letters of credit, guarantees, commitments to enter into repurchase agreements, note issuance facilities and revolving underwriting facilities. Guarantees represent irrevocable assurances, subject to the satisfaction of certain conditions, that the Group will make payment in the event that the customer fails to fulfil its obligation to third parties.

The contractual amount of these instruments is the maximum amount at risk for the Group if the customer fails to meet its obligations. The risk is similar to the risk involved in extending loan facilities and is monitored with the same risk control processes and specific credit risk policies.

As at 31 December 2015 and 2014, commitments, contingent liabilities and other memorandum items were as follows (in nominal amounts and in EUR '000):

		31.12.2015		31.12.2014
Commitments:				
- EBRD capital uncalled		**712,630**		**712,630**
- Undisbursed loans (Note D.1)				
credit institutions	29,992,525		28,231,348	
customers	76,060,873		71,194,732	
		106,053,398		**99,426,080**
- Undisbursed venture capital operations (Note B.3)		**4,331,292**		**3,217,066**
- Undisbursed investment funds (Note B.3)		**581,804**		**599,844**
- Borrowings launched but not yet settled		**283,227**		**223,950**
- Securities receivable		**80,000**		**355,000**
Contingent liabilities and guarantees:				
- In respect of loans granted by third parties		**6,893,417**		**5,164,531**
Assets held on behalf of third parties (Note Z):				
- Investment Facility - Cotonou	2,557,264		2,428,950	
- Guarantee Fund	2,353,091		2,137,753	
- NER300	2,124,266		2,133,093	
- JESSICA (Holding Funds)	1,662,292		1,761,100	
- RSFF (incl. RSI)	952,645		962,952	
- EU-Africa Infrastructure Trust Fund	689,354		695,761	
- InnovFin	638,393		478,402	
- Special Section	443,741		537,308	
- JEREMIE	355,052		475,583	
- GF Greece	302,585		300,570	
- LGTT	238,054		234,999	
- PBI	236,269		149,121	
- COSME LGF & EFG	164,018		70,424	
- ENPI	153,027		167,167	
- InnovFin SME Guarantee	109,418		62,400	
- SMEG 2007	107,861		151,074	
- Funds of Funds (JESSICA II)	99,208		0	
- GIF 2007	94,711		81,563	
- InnovFin Equity	79,363		0	
- AECID	77,050		102,785	
- GAGF	54,704		56,432	
- NIF Trust Fund	54,331		60,516	
- FEMIP Trust Fund	52,709		33,878	
- WB EDIF	50,451		51,772	
- TTA Turkey	44,632		50,218	
- HIPC	35,468		36,066	
- MAP Equity	32,370		36,856	
- MAP guarantee	22,862		25,966	
- EPTA Trust Fund	21,511		18,328	
- SME Guarantee Facility	16,114		60,107	
- Student Loan Guarantee Facility	15,783		0	
- IPA II	15,220		0	
- Private Finance for Energy Efficiency Instrument	11,848		6,000	
- Natural Capital Financing Facility	11,750		0	
- G43 Trust Fund	10,711		15,339	
- EaSI	9,850		0	
- ESIF	7,506		0	
- PGFF	5,851		2,443

EIB Group Consolidated Financial Statements under IFRS

- BIF	5,297		3,003	
- European Technology Facility	3,321		6,779	
- EFSI-EIAH	3,185		0	
- RDI Advisory	2,625		4,930	
- Bundesministerium für Wirtschaft und Technologie	2,361		1,390	
- EPPA	1,979		1,225	
- GEEREF Technical Support Facility	1,451		1,513	
- TTP	1,308		1,309	
- LFA-EIF Facility	521		227	
- SME initiative Spain	285		0	
- GEEREF	95		185	
- MDD	67		278	
- GGF	5		5	
- FI compass advisory platform	0		4,596	
- JASPERS	0		1,289	
		13,933,833		**13,411,655**
Other items:				
- Nominal value of interest-rate swaps incl. commitment (Notes Q, S)		**494,366,308**		**472,520,008**
- Nominal value of currency swap contracts receivable (Notes Q, S)		**197,135,755**		**172,723,158**
- Nominal value of currency swap contracts payable (Notes Q, S)		**181,735,328**		**165,232,356**
- Nominal value of short-term currency swap contracts receivable (Notes Q, S)		**35,282,641**		**42,902,062**
- Nominal value of short-term treasury currency swap contracts payable (Notes Q, S)		**35,158,296**		**41,734,533**
- Forward rate agreements (Notes Q, S)		**19,900,882**		**0**
- Put option granted to EIF minority shareholders		**710,825**		**609,774**
- Currency forwards (Notes Q, S)		**460,381**		**403,628**
- Special deposits for servicing of borrowings(*)		**2,995**		**10,376**
- Currency swaps launched but not yet settled-receivable (Notes Q, S)		**0**		**200,000**
- Currency swaps launched but not yet settled-payable		**0**		**184,241**

(*) This item represents the amount of coupons and bonds due, paid by the Group to the paying agents, but not yet presented for payment by the holders of bonds issued by the Group.

V.1. Investment Facility – Cotonou The Investment Facility, which is managed by the EIB, has been established under Cotonou Agreement on cooperation and development between the African, Caribbean and Pacific Group of States and the European Union and its Member States on 23 June 2000 and subsequently revised. The EIB prepares separate financial statements for the Investment Facility. V.2. Guarantee Fund The Guarantee Fund for External Actions was set up in 1994 to cover defaults on loans and loan guarantees granted to non-Member States or for projects in non-Member States. The European Commission (‘EC’) entrusted the financial management of the Guarantee Fund to the EIB under an agreement signed between the two parties in November 1994 and the subsequent amendments to the Agreement. The EIB prepares separate financial statements for the Guarantee Fund. V.3. NER300 The EIB supports the EC as an agent in the implementation of the NER 300 initiative—a funding programme for carbon capture and storage demonstration projects and innovative renewable energy technologies. The Facility covers two activities which are i) the monetisation of EU Allowance Units (‘EUAs’) and ii) the management and disbursement of cash received via the EUA monetisation activity. The EIB prepares separate financial statements for NER300. V.4. JESSICA (Holding Funds) JESSICA (Joint European Support for Sustainable Investment in City Areas) is an initiative developed by the EC and the EIB, in collaboration with the Council of Europe Development Bank. JESSICA Holding Funds are used in the context of the JESSICA initiative. Under new procedures, Managing Authorities are being given the option of using some of their EU grant funding to make repayable investments in projects forming part of an integrated plan for sustainable urban development. As manager, EIB gathers the funding received from the Managing Authorities and invests it in Urban Development Funds, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for JESSICA. V.5. InnovFin The InnovFin or “InnovFin-EU Finance for Innovators” is a joint initiative between the EIB, the EIF and the European Commission under the new EU research programme for 2014-2020 “Horizon 2020”. On 11 December 2013, Regulation (EU) N 1291/2013 of the European Parliament and the Council establishing Horizon 2020 – the Framework Programme for Research and Innovation (2014-2020) and repealing Decision N 1982/2006/EC (“Horizon 2020 Regulation”) was adopted. On 12 June 2014 the European Commission, the EIB and the EIF signed a Delegation Agreement establishing the financial instrument InnovFin. InnovFin consists of a series of integrated and complementary financing tools and advisory services offered by the EIB Group, covering the entire value chain of research and innovation (R&I) in order to support investments from the smallest to the largest enterprise. The EIB prepares separate financial statements for the InnovFin. V.6. Risk-Sharing Finance Facility (‘RSFF’) The RSFF has been established under the Co-operation Agreement that entered into force on 5 June 2007 between the EC on behalf of the European Union and the EIB. The RSFF aims to foster investment in research, technological development and demonstration, and innovation. As part of the RSFF, the EIF set up the Risk Sharing Instrument for Innovative and Research oriented SMEs and small Mid-Caps (‘RSI’). The RSI provides guarantees to banks and leasing companies for loans and financial leases to research-based small and medium-sized enterprises (SMEs) and small Mid-Caps. The EIB prepares separate consolidated financial statements for the RSFF including RSI. V.7. EU-Africa Infrastructure (‘EUAI’) Trust Fund The EUAI Trust Fund has been created under Trust Fund Agreement between the EC on behalf of the European Union as the Founding Donor and the EIB as Manager and is also open to Member States of the European Union that subsequently accede to that agreement as Donors. On 9 February 2006, the EC and the EIB signed a Memorandum of Understanding to promote jointly the EU-Africa Infrastructure Partnership and, in particular, to establish a supporting EU-Africa Infrastructure Trust Fund. The EIB prepares separate financial statements for the EUAI Trust Fund. V.8. Special Section The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the EIB for the account of and under mandate from third parties. It includes the FED, MED/FEMIP, IPA (Instrument for Pre-Accession),Turkey mandates and the guarantee component of the European Development Finance Institutions Private Sector Development Facility.

EIB Group Consolidated Financial Statements under IFRS V.9. JEREMIE JEREMIE (The Joint European Resources for Micro to Medium Enterprises) is an initiative of the European Commission’s Directorate General for Regional Policy (DG Regio) and the EIB Group. The EIF prepares separate financial statements for the JEREMIE. V.10. GF Greece The Fund is a joint initiative between the Hellenic Republic, the EC and the EIB and was set up to support the lending to SMEs in Greece. Established by using unabsorbed Structural Funds for Greece, the Fund will guarantee EIB loans to SMEs via partner banks in Greece. The EIB prepares separate financial statements for the GF Greece. V.11. Loan Guarantee Instrument for Ten-T Projects (’LGTT’) The LGTT has been established under the risk sharing Co-operation Agreement that entered into force on 11 January 2008 between the EC on behalf of the European Union and the EIB. The LGTT aims to facilitate a greater private sector involvement in the financing of Trans-European transport networks infrastructure. The EIB prepares separate financial statements for the LGTT. Following the signature of the Delegation Agreement in respect of the Debt Instrument under the Connecting Europe Facility (‘CEF’) by the EC and the EIB in 2015 the LGTT will be merged together with the Project Bond Initiative under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. V.12. Project Bond Initiative (‘PBI’) A risk sharing Cooperation Agreement between the EC and the EIB in respect of the Project Bond Instrument: Pilot Phase was signed in November 2012. The PBI is designed to stimulate capital market financing for infrastructure delivered under ‘project finance’ structures, including Public Private Partnerships (PPPs). The initiative seeks to enhance the credit rating of bonds issued by project companies to a rating level that is attractive for investors and to lower a project’s overall financing costs. The EIB prepares separate financial statements for the PBI. Following the signature of the Delegation Agreement in respect of the Debt Instrument under the Connecting Europe Facility (‘CEF’) by the EC and the EIB in 2015 the PBI will be merged together with the LGTT under the CEF on 1 January 2016. The CEF Delegation Agreement foresees an updated and common risk sharing arrangement. V.13. COSME LGF & EFG To address the difficulties in access to finance for SMEs, COSME establishes the Loan Guarantee Facility (LGF) and the Equity For Growth (EFG). The LGF and the EFG aim to improve access to finance for SMEs in the form of debt and equity respectively. The Financial Instruments also include the mechanism of the EU Contribution under the SME Initiative. The EFG has been structured in the form of an equity financial instrument supporting Union enterprises growth and Research Innovation. The LGF has been structured in the form of a direct and indirect guarantee financial instrument. The objective of LGF is to contribute to the reduction of the structural shortcoming of the SME financing market and to support the creation of a more diversified SME finance market. Through direct and indirect guarantee, LGF aims to guarantee debt financing which addresses the particular difficulties that viable SMEs face in accessing finance. Furthermore, by guaranteeing the mezzanine tranche of eligible and transparent securitisation transactions, LGF aims to provide new avenues of financing for SMEs. The EIF prepares separate financial statements for the COSME LGF & EFG. V.14. European Neighbourhood and Partnership Instrument (‘ENPI’) The Framework Agreement between the European Union and the EIB on the implementation of operations financed from the general budget of the European Union in the countries covered by the European Neighbourhood Policy is channelled through ENPI. The EIB prepares separate financial statements for ENPI. V.15. InnovFin SME Guarantee In the context of the “Access to Risk Finance Programme” of Horizon 2020 and specific programme provides for the establishment of a financial instrument for debt and a financial instrument for equity. A Risk-Sharing facility called InnovFin SME Guarantee has been structured in the form of a guarantee, using the EU’s contribution for first defaulted amount taking and the risk-taking capacity of the EIF for second-Defaulted Amount taking. The objective of the Facility is to incentivise Intermediaries to extend loans or financial leases to small and medium sized enterprises and Small Mid-caps with significant activities in Research, Development and Innovation. The EIF prepares separate financial statements for the InnovFin SME Guarantee. V.16. SMEG 2007 In the SMEG 2007 under the Competitiveness and Innovation Framework Programme (CIP/SMEG 2007), the EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the SMEG 2007.

V.17. Fund of Funds (Jessica II) The Fund of Funds (“FoF”) consists of JESSICA follow-up funds financed by the European Structural and Investment Funds (the “ESIF”) from Member States Operational Programmes during 2014-2020. The FoF facilitates access to finance for final recipients through the implementation of loans, in cooperation with selected Financial Intermediaries. As a fund manager, EIB gathers the funding received from the Managing Authorities and invests it via Financial Intermediaries, according to investment guidelines agreed with the donors. The EIB prepares separate financial statements for the Fund of Funds. V.18. GIF 2007 In the GIF 2007 under the Competitiveness and Innovation Framework Programme and the Technology Transfer Pilot Project (CIP/GIF 2007), the EIF is empowered to acquire, manage and dispose of investments, in its own name but on behalf and at the risk of the Commission. The EIF prepares separate financial statements for the GIF 2007. V.19. InnovFin Private Equity The Horizon 2020 Financial Instruments aim to ease the access to risk financing for Final Recipients in order to support eligible Research and Innovation. This covers loans, guarantees, equity and other forms of risk finance. The Horizon 2020 Financial Instruments aim also to promote early-stage investment and the development of existing and new venture capital funds; improve knowledge transfer and the market for intellectual property; attracts funds for the venture capital market; and, overall; help to catalyse the transition from the conception, development and demonstration of new products and services to their commercialisation. The Horizon 2020 debt financial instrument also includes the implementation mechanism of the EU Contribution under the SME Initiative. The InnovFin Equity facility for early-stage aims at promoting early-stage investment and the development of existing and new venture capital funds providing equity finance for innovative enterprises, in particular in the form of venture or mezzanine capital in their early stage. The EIF prepares separate financial statements for the InnovFin Private Equity. V.20. AECID This partnership agreement signed between the Kingdom of Spain (the Spanish Agency for International Development Cooperation (AECID) and the EIB was set up to invest in operations in the countries covered by the FEMIP together with Mauritania (the “Southern Mediterranean region”), targeting mainly risk capital activities involving micro and small/medium sized enterprises as well as engaging in the wider development of the private sector in the region. The EIB prepares separate financial statements for the AECID. V.21. Greater Anatolia Guarantee Facility (‘GAGF’) Under the GAGF signed in May 2010, the EIF manages the Instrument for Pre-Accession Assistance (IPA) funds allocated for the Regional Competitiveness Operational Programme by the European Union and Turkey. The facility provides tailor-made financial help to SMEs and micro-enterprises in Turkey’s least developed provinces in partnership with major Turkish banks. The EIF prepares separate financial statements for the GAGF. V.22. Neighbourhood Investment Facility (‘NIF’) Trust Fund The NIF Trust Fund, which is managed by the EIB was set up to achieve the strategic objective of the European Neighbourhood Partnership Instrument through targeted funding aimed at strengthening infrastructure interconnections between the EU and its neighbours in the areas of Transport and Energy, at addressing common environmental concerns and supporting other relevant activities. The EIB prepares separate financial statements for the NIF Trust Fund. V.23. FEMIP Trust Fund The FEMIP (Facility for Euro-Mediterranean Investment and Partnership) Trust Fund, which is also managed by the EIB, was set up to enhance the existing activities of the EIB in the Mediterranean Partner Countries, with the support of a number of donor countries and with a view of directing resources to operations in certain priority sectors through the provision of technical assistance and risk capital. The EIB prepares separate financial statements for the FEMIP Trust Fund. V.24. WB EDIF The Western Balkan Enterprise Development & Innovation Facility (“WB EDIF”) is a joint initiative signed in December 2012 by the EC (DG ELARG), EIB Group and the European Bank for Reconstruction and Development (EBRD). It aims at improving access to finance for SMEs in the Western Balkans and to foster economic development in the region through the deployment of the Instrument for Pre-Accession Assistance (IPA) funds. Within WB EDIF, EIF acts as platform coordinator, Trustee on behalf of the EC for the Enterprise Expansion Fund (ENEF), Trustee on behalf of the EC for the Enterprise Innovation Fund (ENIF), and manager of the Guarantee Facility. The EIF prepares separate financial statements for the WB EDIF.

EIB Group Consolidated Financial Statements under IFRS V.25. TTA Turkey TTA Turkey is an initiative designed by the EIF in cooperation with the Ministry of Science, Industry and Technology (MoSIT), the Scientific and Research Council of Turkey (TUBITAK), the Delegation of the European Union to Turkey and the DG Regional Policy of the European Commission. TTA Turkey is co-financed by the EU and the Republic of Turkey under the Regional Development Component of the Instrument for Pre-Accession Assistance (IPA) funds and managed by EIF. TTA Turkey aims at achieving two objectives: setting-up a financially sustainable fund by facilitating the commercialisation of scientific research and development (R&D) confined in universities and research centres and catalysing development of the technology transfer market in Turkey, with a particular emphasis on spill-overs to the less developed/developing regions of Turkey. V.26. Heavily Indebted Poor Countries (‘HIPC’) Initiative The HIPC Initiative (the ’Initiative’) is an international debt relief mechanism that provides special assistance to the world’s poorest countries. It was launched in 1996 following a proposal from the World Bank and the International Monetary Fund. The principal objective of the Initiative is to reduce the debt burden of poor countries to sustainable levels. The EIB prepares separate financial statements for the Initiative. V.27. MAP Equity Under the Multi-Annual Programme (MAP) for enterprises and entrepreneurship, the EIF manages resources on behalf and at the risk of the EC. V.28. MAP Guarantee This resource is split equally between private equity and guarantee products. The equity segment known as ESU 1998 (G&E) and ESU 2001 (MAP) covers the ETF start-up investments. The guarantees segment known as SMEG 1998 (G&E) and SMEG 2001 (MAP), provides guarantees against the beneficiary’s undertaking. The EIF prepares separate financial statements for the MAP Guarantee. V.29. EPTA Trust Fund The EPTA (The Eastern Partnership Technical Assistance) Trust Fund is focused on increasing the quality and development impact of EIB Eastern Partnership operations by offering a multi-purpose, multi-sector funding facility for technical assistance. It will be complementary to the Neighbourhood Investment Facility. The EIB prepares separate financial statements for the EPTA Trust Fund. V.30. SME Guarantee Facility The EIF is empowered to issue guarantees in its own name but on behalf and at the risk of the European Union according to the Fiduciary and Management Agreement concluded with the European Union. V.31. Student Loan Guarantee Facility (Erasmus) Under the European Structural Investment Fund (ESIF), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. The EIF prepares separate financial statements for the Student Loan Guarantee. V.32. Instrument for Pre-accession Assistance II (‘IPA II’) The Instrument for Pre-accession Assistance (IPA) is the means by which the EU supports reforms in the ‘enlargement countries’ with financial and technical help. The pre-accession funds also help the EU reach its own objectives regarding a sustainable economic recovery, energy supply, transport, the environment and climate change, etc. The successor of IPA I, IPA II, will build on the results already achieved by dedicating EUR 11.7 billion for the period 2014-2020. The most important novelty of IPA II is its strategic focus. The Framework Partnership Agreement, signed at the end of the year 2015, is implemented by the EIB, allocating resources from DG NEAR via the signature of various “Specific Grant Agreements”. The EIB prepares financial statements for the specific grant agreements under IPA II. V.33. Private Finance for Energy Efficiency Instrument (‘PF4EE”) The Private Finance for Energy Efficiency (PF4EE) instrument is a joint agreement between the EIB and the European Commission that aims to address the limited access to adequate and affordable commercial financing for energy efficiency investments. The instrument targets projects which support the implementation of National Energy Efficiency Action Plans or other energy efficiency programmes of EU Member States. In December 2014 the European Commission and the EIB signed a Delegation Agreement establishing the financial Instrument PF4EE. The EIB prepares separate financial statements for the PF4EE. The EIF prepares separate financial statements for the PF4EE.

V.34. Natural Capital Finance Facility (NCFF) The Natural Capital Finance Facility (NCFF) is a joint agreement between the EIB and the European Commission which aims to address market gaps and barriers for revenue generating or cost saving projects that are aimed at preserving natural capital, including climate change adaptation projects and thereby to contribute to the achievement of EU and Member States’ objectives for biodiversity and climate change adaptation. The EIB prepares separate financial statements for the Facility. V.35. G43 Trust Fund Under G43 Anatolian Venture Capital Fund, signed in August 2012, the EIF is entrusted with a mandate by Central Finance Unit of Turkey (CFCU). It is dedicated to make investments in SMEs in South-Eastern Anatolia region of Turkey. The EIF prepares separate financial statements for the G43. V.36. Employment and Social Innovation (EaSI) The EaSI Guarantee financial Instrument consists, inter alia, of the EaSI Microfinance Guarantee which is the successor to the micro-credit guarantees under the European Progress Microfinance facility (“Progress Microfinance”). It will extend the support given to microcredit providers under Progress Microfinance. In addition, the EaSI Guarantee financial Instrument consists of the EaSI Social Entrepreneurship Guarantee, which is a new product which will facilitate access to finance for social enterprises and support the development of the social investment market. The EIF prepares separate financial statements for the EaSI. V.37. European Structural Investment Fund (ESIF) Under the European Structural Investment Fund (ESIF), Member States appointed EIF to manage ESIF funds as Holding Fund manager since November 2015. The ESIF initiative is aimed at promoting SME access to finance and financial engineering products, such as private equity funds, guarantee funds and loan funds. EIF is currently managing 2 ESIF Funding Agreements signed with Member States and regions: Basse-Normandie and Languedoc-Roussillon. V.38. PGFF The Polish Growth Fund-of-Funds (“PGFF”), signed in April 2013, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on Poland. It is funded jointly by the EIB Group and the Bank Gospodarstwa Krajowego. The EIF prepares separate financial statements for the PGFF. V.39. BIF The Baltic Innovation Fund (“BIF”), signed in September 2012, is a fund-of-funds, structured as a partnership, which invests in venture capital and private equity funds and focused on the Baltic region. It is funded jointly by the EIB Group and the following Baltic national agencies: Fund KredEx in Estonia, Latvijas Garantiju Agentiira in Latvia and lnvesticiju ir verslo garantijosin Lithuania. The EIF prepares separate financial statements for the BIF. V.40. European Technology Facility (‘ETF’) Under the ETF Start-Up Facility, the EIF is empowered to acquire, manage and dispose of ETF start-up investments, in its own name but on behalf of and at the risk of the EC. V.41. European Fund for Strategic Investments (‘EFSI’) On the basis of applicable EFSI Regulations the European Commission and the EIB concluded agreements on the management of the EFSI, on the granting of the EU guarantee (the EFSI Agreement) as well as for the implementation of the European Investment Advisory Hub (‘EIAH’) (the EIAH Agreement). Under the EFSI Agreement, the EC is providing an EU guarantee to EIB for projects supported by the EFSI. Assets covering the EU guarantee are directly managed by the European Commission. Projects supported by the EFSI are subject to the normal EIB project cycle and governance. In addition, EFSI has its own dedicated governance structure which has been set in place to ensure that investments made under EFSI remain focused on the specific objective of addressing the market failure in risk-taking which hinders investment in Europe. Further information on approved projects and EIB’s exposure is provided in Note D.1. The EIAH aims to enhance the non-financial support for projects and investments. The EIAH consists of three complementary components: a) a point of entry to a wide range of advisory and technical assistance programmes and initiatives for public and private beneficiaries, b) a cooperation platform to leverage, exchange and disseminate expertise among partner institutions and c) a reinforcement or extension of existing advisory services or creation of new ones to address unmet needs. The EIB prepares separate financial statements for the EIAH.

EIB Group Consolidated Financial Statements under IFRS V.42. RDI Advisory The RDI Advisory was set up in partnership with the European Commission under a 7 year framework agreement signed in June 2014, as part of the InnovFin programme under Horizon 2020. It has two main lines of activity: (i) upstream project related advisory and (ii) horizontal activities destined to improve the overall framework conditions for RDI investments as well as the financing tools under Horizon 2020. The EIB prepares separate financial statements for the RDI Advisory. V.43. Bundesministerium für Wirtschaft und Technologie The EIF manages funds on behalf of the German Bundesministerium für Wirtschaft und Technologie (Federal Ministry of Economics and Technology) and the European Recovery Programme. V.44. European Parliament Preparatory Action (‘EPPA’) In 2010, the EIF signed the EPPA with DG REGIO. The EIF is providing risk capital and financial support for capacity building purposes in order to help a select number of microfinance institutions to reach a meaningful size and improve their prospects for sustainability. The EIF prepares separate financial statements for the EPPA. V.45. GEEREF (Fund and Technical Support Facility) GEEREF (Global Energy Efficiency and Renewable Energy Fund) is a fund of funds set-up at the initiative of the EC. Its objective is to make investments in private equity funds that focus on the fields of renewable energy and energy efficiency in emerging markets (ACP, ALA and European Neighbour countries). The EIF also holds a technical assistance mandate for which related activities are implemented by the GEEREF front office. V.46. Technology Transfer Pilot Project (‘TTP’) Under the TTP, financed by the EC and signed in November 2008, the EIF has supported a technology transfer structure through pre-seed funding and seed funding. The EIF prepares separate financial statements for the TTP. V.47. LfA-EIF Facility LfA-EIF Facility, signed in 2009, is a joint EIF and LfA Förderbank Bayern venture providing investments to support technology-oriented early and expansion stage companies in the region of Bavaria, Germany. V.48. SME Initiative for Spain On 26 January 2015 the Delegation Agreement between the Kingdom of Spain and European Investment Fund was signed. EIF will provide uncapped guarantees for new portfolios of debt finance to eligible SMEs and securitisation of existing debt finance to SMEs and other enterprises with less than 500 employees and/or new portfolios of debt finance to SMEs. The EU contribution to the SME Initiative for Spain, received by the EIF, is subject to the treasury asset management to be carried out by the EIB, which is governed by the signed Asset Management Side Letter between the European Investment Fund and the European Investment Bank. The EIF prepares separate financial statements for the SME Initiative for Spain. V.49. GEEREF Under the Global Energy Efficiency and Renewable Energy Fund (GEEREF), EIF has been acting since December 2007 as investment advisor. GEEREF is supported by the EC, the Federal Government of Germany and the Kingdom of Norway and its objective is to invest primarily in regional funds with assets in projects and companies involved in energy efficiency and renewable energy enhancing access to clean energy in developing countries and economies in transition. The GEEREF business development is formally delegated to the EIB under a sub-advisory agreement. V.50. Mezzanine Dachfonds fur Deutschland (‘MDD’) The MDD in an investment programme signed in June 2013 and funded by the German Federal Ministry of Economics and Technology (BMWi) and various institutions of the Federal states to subscribe into hybrid debt and equity funds investing in German MidCaps. V.51. Green for Growth Fund (‘GGF’) The Green for Growth Fund was set up by the EIF in December 2009 and focuses on energy efficiency financings in South East Europe including Turkey.

V.52. Fi Compass Advisory Platform The fi-compass advisory platform provides EU Member States and their managing authorities as well as microcredit providers with advisory support and learning opportunities for developing financial instruments, within the scope of European Structural Investment Funds (ESIF) and the Programme for Employment and Social Innovation (EaSI). It is implemented by the EIB and funded by the EC under a Framework Contract for the period 2014-2020. The EIB prepares separate financial statements for Financial Instrument compass advisory platform. V.53. JASPERS JASPERS (Joint Assistance to Support Projects in European Regions) is a technical assistance facility between the EIB, the European Commission and the EBRD. It provides support to the majority of EU and Candidate Countries to help improve the quality of the major projects to be submitted for grant financing under the Structural and Investment Funds. JASPERS assistance may cover project preparation support, from identification to submission of the request for EU grant finance; independent quality review of projects; horizontal assignments; strategic support: capacity building, including a Competence Centre; and implementation support. JASPERS’ work is organised in seven divisions (Roads; Rail, Air and Maritime; Water and Waste; Energy and Solid Waste; Smart Development; Networking and Competence Centre; and Independent Quality Review). In its first ten years of operations (2005-2015), JASPERS has assisted over 1000 projects. The investment value of the projects assisted by JASPERS and approved by the European Commission for grant financing is over EUR 72 billion. The EIB prepares separate financial statements for JASPERS.

EIB Group Consolidated Financial Statements under IFRS

Statement of Special Section[(1)]

as at 31 December 2015 and 2014 (in EUR '000)

ASSETS	31.12.2015	31.12.2014
Turkey		
From resources of Member States		
Disbursed loans outstanding	**2,059**	**3,595**
Total[(2)]	**2,059**	**3,595**
Instrument for Pre-Accession ('IPA')		
From resources of Member States		
Disbursed loans outstanding	10,279	21,883
Total[(3)]	**10,279**	**21,883**
Mediterranean Countries		
From resources of the European Union		
Disbursed loans outstanding	61,054	72,725
Risk capital operations		
- amounts to be disbursed	39,972	42,732
- amounts disbursed	68,859	76,323
Total[(4)]	**169,885**	**191,780**
African, Caribbean and Pacific State and Overseas Countries and Territories		
From resources of the European Union		
· Yaoundé Conventions		
Loans disbursed	1,481	2,430
Contributions to the formation of risk capital		
- amounts disbursed	419	419
Total[(5)]	**1,900**	**2,849**
· Lomé Conventions		
Operations from risk capital resources		
- amounts to be disbursed	2,087	2,084
- amounts disbursed	257,531	315,117
Total[(6)]	**259,618**	**317,201**
Total	**443,741**	**537,308**

LIABILITIES	31.12.2015	31.12.2014
Funds under trust management		
Under mandate from the European Union		
- Financial Protocols with the Mediterranean Countries	129,913	149,048
- Financial Protocols with the instrument for Pre-Accession ('IPA')	10,279	21,883
- Yaoundé Conventions	1,900	2,849
- Lomé Conventions	257,531	315,117
- Other resources under the Lomé Conventions	0	0
	399,623	488,897
Under mandate from Member States	2,059	3,595
Total funds under trust management	**401,682**	**492,492**
Funds to be disbursed		
On loans and risk capital operations in the Mediterranean countries	39,972	42,732
On operations from risk capital resources under the Lomé Conventions	2,087	2,084
Total funds to be disbursed	**42,059**	**44,816**
Total	**443,741**	**537,308**

For information:

Total amounts disbursed and not yet repaid on loans on special conditions made available by the Commission in respect of which the Bank has accepted an EU mandate for recovering principal and interest:

a) Under the First, Second and Third Lomé Conventions as at 31 December 2015 EUR '000 346,035 (2014: EUR '000 369,925)
b) Under Financial Protocols signed with the Mediterranean Countries as at 31 December 2015 EUR '000 66,901 (2014: EUR '000 72,908)

In the context of the European Union – European Development Finance Institutions Private Sector Development Facility, the implementation agreement for the Guarantee Component was signed on 20 August 2014. Total amount of the EU guarantee to be issued is EUR '000 4,280 as at 31 December 2015 (2014: EUR nil). Total amount of the EU guarantee to be issued is EUR '000 38,920 as at 31 December 2015 (2014: EUR '000 43,200).

Note (1): The Special Section was set up by the Board of Governors on 27 May 1963. Under a decision taken on 4 August 1977, its purpose was redefined as being that of recording financing operations carried out by the European Investment Bank for the account of and under mandate from third parties. However, for the Investment Facility under the Cotonou Agreement, the EU-Africa Infrastructure Trust Fund, the Neighbourhood Investment Facility (NIF) Trust Fund and the FEMIP Trust Fund, separate financial statements are presented. In addition, since 2005, the EIB also prepares financial statements of different types for other mandates.

The Statement of Special Section reflects amounts disbursed or to be disbursed, less cancellations and repayments, under mandate from the European Union and the Member States. Amounts disbursed and to be disbursed and funds received and to be received are carried at nominal value. No account is taken in the Statement of Special Section of provisions or value adjustments, which may be required to cover risks associated with such operations except for definite write-offs. Amounts in foreign currency are translated at exchange rates prevailing on 31 December. Note (2): Initial amount of contracts signed for financing projects in Turkey under mandate, for the account and at the risk of Member States. Initial amount: 405,899 add: exchange adjustments 20,701 less: cancellations 215 repayments 424,326 -424,541 2,059 Note (3): Initial amount of contracts signed for financing projects under the Instrument for Pre-Accession, for the account and at the risk of the European Union. Initial amount: 29,640 less: exchange adjustments 10,393 cancellations 0 repayments 8,968 -19,361 10,279 Note (4): Initial amount of contracts signed for financing projects in the Maghreb and Mashreq countries, Malta, Cyprus, Turkey and Greece (EUR 10 million lent prior to accession to the EC on 1 January 1981) under mandate, for the account and at the risk of the European Union. Initial amount: 840,457 less: exchange adjustments 48,708 cancellations 133,610 repayments 488,254 -670,572 169,885 Note (5): Initial amount of contracts signed for financing projects in the Associated African States, Madagascar and Mauritius and the Overseas Countries, Territories and Departments (AASMM-OCTD) under mandate, for the account and at the risk of the European Union. Loans on special conditions 139,483 Contributions to the formation of risk capital 2,503 Initial amount: 141,986 add: capitalised interest 1,178 exchange adjustments 9,823 11,001 less: cancellations 3,310 repayments 147,777 -151,087 1,900

EIB Group Consolidated Financial Statements under IFRS

Note (6): Initial amount of contracts signed for financing projects in the African, Caribbean and Pacific States and the Overseas Countries and Territories (ACP-OCT) under mandate, for the account and at the risk of the European Union:

Loans from risk capital resources:			
Conditional and subordinated loans		3,116,097	
Equity participations		121,002	
Initial amount:			3,237,099
add:	capitalised interest		9,548
less:	cancellations	726,001	
	repayments	2,205,760	
	exchange adjustments	55,268	
			-2,987,029
			259,618
Loans from other resources:			
Initial amount:			16,500
add:	exchange adjustments		58
less:	cancellations	8,414	
	repayments	8,144	
			-16,558
			0
			259,618

Note W – Capital and Reserves

W.1. Share capital and reserves

The European Investment Bank (EIB), the financing institution of the European Union, was created by the Treaty of Rome of 25 March 1957. The members of the EIB are the Member States of the European Union, who have all subscribed to the Group's capital. The subscribed capital of the Bank amounts to EUR 243,284,154,500 (31 December 2014: EUR 243,284,154,500) and the uncalled capital to EUR 221,585,019,550 as of 31 December 2015 (31 December 2014: EUR 221,585,019,550).

New Member States or Member States that increase their share in the Bank's subscribed capital pay their part of the called capital plus their part of the reserves, provisions equivalent to reserves and similar amounts, normally in several equal instalments over the course of several years. The Accession Treaties and/or the Board of Governors decisions to increase the Bank's capital establish the specific modalities of such payments, including the calculation of the share of the new Member States in the Bank's capital, which is normally based on the national GDP figures officially published by Eurostat.

As a result of the decision by the Member States, the subscribed and called capital of the Bank increased by EUR 10 billion on 31 December 2012. The Member States were due to pay in their respective shares of this EUR 10 billion capital increase over no more than three instalments due on 31 March 2013, 31 March 2014 and 31 March 2015. All contributions due on 31 March 2013, 31 March 2014 and 31 March 2015 were settled in full and 100% of the EUR 10 billion capital increase has been settled as at 31 December 2015.

As at 1 July 2013, the subscribed capital has increased from EUR 242,392,989,000 to EUR 243,284,154,500, by virtue of the contributions of a new Member State that joined on 1 July 2013: Croatia. As a consequence of this capital increase, the new Member State had to contribute to its share of Paid-in capital (EUR 79.5 million), and also its share of the reserves (EUR 128.4 million) for the amounts outstanding as of 30 June 2013. The total amount to be paid has been equally spread over 8 instalments: 30 November 2013, 30 November 2014, 30 November 2015, 31 May 2016, 30 November 2016, 31 May 2017, 30 November 2017 and 31 May 2018. The instalments up to and including 30 November 2015 were settled in full.

The amount of EUR '000 127,588 shown in the balance sheet under the caption *"Subscribed capital and reserves, called but not paid"* is the discounted valued of EUR '000 129,917 which relates to net receivable from the new Member State, Croatia.

Voting powers in the Bank's Board of Governors and Board of Directors are established partly on the share of capital subscribed by each Member State, partly on different criteria, set forth in Articles 8 and 10 of the Bank's statute, applied jointly or exclusively depending on the specific voting procedure.

Withdrawal from the status of EU Member State or decrease of the subscribed capital amount for a Member State is not foreseen by the legal provisions currently in force.

W.2. Capital management

Maintaining a strong capital position is one of the major objectives of the Group. The Group's own funds for capital adequacy purposes comprise of paid-in capital plus reserves, net of expected losses and provisions. The Group's capital is entirely composed of Core Equity Tier 1 instruments. In addition, the Group benefits from subscribed unpaid capital, which can be called by the Bank if the need arises. The Group plans its capital on a forward looking basis in accordance with its operational plan and risk tolerance.

The Group is not subject to prudential supervision, but it aims to comply with relevant EU banking directives and best banking practice. In particular, this applies to the Capital Requirements Directive and Regulation (575/2013/EP of 26 June 2013), which translates the Basel III framework into EU law. The Group monitors both regulatory and economic capital requirements and conducts stress tests to assess the sensitivity of capital requirements to changes in the macroeconomic environment and in the activities of the Group. For the purposes of calculating regulatory capital requirement, the Group has implemented the advanced internal ratings based approach for credit risk and advanced measurement approach for operational risk. As at 31 December 2015, the Group’s core equity tier 1 ratio stood at 22.6% (25.2% at the end of 2014). The ratio’s decreased compared to the prior year was driven by regulatory changes and the growth in the size of the Group’s portfolio, which were only partly offset by an increase in consolidated regulatory own funds and improvements in credit quality of the loan stock. As at 31 December 2015, and based on the statutory financial statements, the Bank’s core equity tier 1 ratio stood at 23.9% (26.0% at the end of 2014). Note X – Conversion rates The following conversion rates were used for establishing the balance sheets at 31 December 2015 and 2014: 31.12.2015 31.12.2014 Non-euro currencies of EU member states Bulgarian lev (BGN) 1.9558 1.9558 Czech koruna (CZK) 27.0230 27.7350 Danish krone (DKK) 7.4626 7.4453 Pound sterling (GBP) 0.7340 0.7789 Hungarian forint (HUF) 315.9800 315.5400 Polish zloty (PLN) 4.2639 4.2732 Romanian leu (RON) 4.5240 4.4828 Swedish krona (SEK) 9.1895 9.3930 Non-EU currencies Australian dollar (AUD) 1.4897 1.4829 Canadian dollar (CAD) 1.5116 1.4063 Swiss franc (CHF) 1.0835 1.2024 Chinese yuan-renminbi (CNY) 7.0608 7.5358 Dominican peso (DOP) 49.0144 53.1988 Egyptian pound (EGP) 8.5183 8.6751 Hong Kong dollar (HKD) 8.4376 9.4170 Iceland króna (ISK) 189.9900 199.9700 Japanese yen (JPY) 131.0700 145.2300 Kenyan shilling (KES) 111.3000 109.8600 Moroccan dirham (MAD) 10.7559 10.9364 Mexican peso (MXN) 18.9145 17.8679 Norwegian krone (NOK) 9.6030 9.0420 New Zealand dollar (NZD) 1.5923 1.5525 Russian ruble (RUB) 80.6736 72.3370 Serbia dinars (RSD) 121.4300 121.3500 Tunisia dinars (TND) 2.2127 2.2599 Turkish lira (TRY) 3.1765 2.8320 Taiwan dollar (TWD) 35.7963 38.3633 Ukraine hryvnia (UAH) 26.0598 19.1316 United States dollar (USD) 1.0887 1.2141 CFA Franc (XOF) 655.9570 655.9570 South African rand (ZAR) 16.9530 14.0353

EIB Group Consolidated Financial Statements under IFRS

Note Y – Related party transactions – Key Management Personnel

The Group has identified members of the Board of Directors, the Management Committee and the Directors General heading the different EIB organisational directorates as key management personnel.

Key management personnel compensation for the relevant reporting periods, included within General administrative expenses (Note P), is disclosed in the following table:

(in EUR '000)	2015	2014
Short-term benefits[(1)]	9,181	7,881
Post employment benefits[(2)]	822	660
Termination benefits	545	600
	10,548	**9,141**

[(1)]Short-term employee benefits comprise salaries and allowances, bonuses and social security contributions of the Management Committee, the Directors General and other Directors, and benefits paid to the members of the Board of Directors and the Audit Committee.

[(2)]Post employment benefits comprise pensions and expenses for post employment health insurance paid to members of the Management Committee and Directors General and other Directors.

Open balances with key management personnel as at 31 December 2015 comprise the compulsory and optional supplementary pension plan and health insurance scheme liabilities, and payments outstanding as at the year end:

(in EUR '000)	31.12.2015	31.12.2014
Pension plans and health insurance (Note J)	-42,344	-48,832
Other liabilities (Note G)	-15,189	-12,181

Note Z – Post balance sheet events

There have been no material events after the balance sheet date that would require adjustment of, or disclosure in, the consolidated financial statements as at 31 December 2015.

Independent Auditor’s Report To the Chairman of the Audit Committee of EUROPEAN INVESTMENT BANK 98-100, Boulevard Konrad Adenauer L-2950 LUXEMBOURG REPORT OF THE REVISEUR D’ENTREPRISES AGREE We have audited the accompanying consolidated financial statements of EUROPEAN INVESTMENT BANK, which comprise the consolidated balance sheet as at 31 December 2015, the consolidated income statement, consolidated statement of profit or loss and other comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement for the year then ended, and a summary of significant accounting policies and other explanatory information. Management’s responsibility for the consolidated financial statements The Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as adopted by the European Union, and for such internal control as the Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. Responsibility of the Réviseur d’Entreprises agréé Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing as adopted for Luxembourg by the Commission de Surveillance du Secteur Financier. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the judgement of the Réviseur d’Entreprises agréé, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the Réviseur d’Entreprises agréé considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of EUROPEAN INVESTMENT BANK as of 31 December 2015, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union. Luxembourg, 10 March 2016 KPMG Luxembourg, Société coopérative 39, Avenue John F. Kennedy L-1855 Luxembourg Société coopérative de droit luxembourgeois R.C.S. Luxembourg B 149133 Capital EUR 12 503 KPMG Luxembourg, Société coopérative Cabinet de révision agréé E. DOLLÉ

EIB Group Consolidated Financial Statements under IFRS Statement by The Audit Committee The Audit Committee reports to the Board of Governors, the following statement being communicated to the Governors prior to their approval of the Annual Report and the financial statements for the past financial year. Statement by the Audit Committee on the EIB’s consolidated financial statements prepared in accordance with the International Financial Reporting Standards as adopted by the EU (IFRS) The Committee, instituted in pursuance of Article 12 of the Statute and Chapter V of the Rules of Procedure of the Eu-ropean Investment Bank for the purpose of verifying that the operations of the Bank are conducted and its books kept in a proper manner, having—designated KPMG as external auditors, reviewed their audit planning process, examined and discussed their reports,—noted that the opinion of KPMG on the consolidated financial statements of the European Investment Bank for the year ended 31 December 2015 is unqualified,—convened on a regular basis with the Heads of Directorates and relevant services including, • the Financial Controller, • the Directors General of Risk Management and Transaction Monitoring and Restructuring, —met regularly the Head of Internal Audit and discussed the relevant internal audit reports, and studied the documents which it deemed necessary to examine in the discharge of its duties,—received assurance from the Management Committee concerning the effectiveness of the internal control structure and internal administration, and considering—the consolidated financial statements for the financial year ended 31 December 2015 as drawn up by the Board of Directors at its meeting on 10 March 2016,—that the foregoing provides a reasonable basis for its statement and,—Articles 24, 25 & 26 of the Rules of Procedure, to the best of its knowledge and judgement: confirms that the consolidated financial statements, comprising the consolidated balance sheet, the consolidated income statement, the consolidated statement of profit or loss and other comprehensive income, the consolidated statement of changes in equity, the consolidated cash flow statement, and a summary of significant accounting policies and other explanatory information give a true and fair view of the financial position of the Bank as at 31 December 2015 in respect of its assets and liabilities, and of its consolidated financial performance and its consolidated cash flows for the year then ended, in accordance with IFRS. Luxembourg, 10 March 2016 The Audit Committee M. ÜÜRIKE JH. LAURSEN D. PITTA FERRAZ J. SUTHERLAND J. DOMINIK